As filed with the Securities and Exchange Commission on December 4, 2015

Registration No. 333-207669

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DENTSPLY International Inc.

(Exact name of registrant as specified in its charter)

Delaware	3843	39-1434669
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Susquehanna Commerce Center
221 W. Philadelphia Street
York, Pennsylvania 17401
(717) 845-7511

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Deborah M. Rasin, Esq.
Vice President, Secretary and
General Counsel
DENTSPLY International Inc.
Susquehanna Commerce Center
221 W. Philadelphia Street
York, Pennsylvania 17401
(717) 845-7511

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael P. Rogan, Esq. Pankaj K. Sinha, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, DC 20005 Tel: (202) 371-7000	Jonathan Friedman, Esq. Secretary and General Counsel Sirona Dental Systems, Inc. 30-30 47th Avenue, Suite 500 Long Island City, New York 11101 Tel: (718) 482-2011	Mark D. Gerstein, Esq. Bradley C. Faris, Esq. Latham & Watkins LLP 330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 Tel: (312) 876-7700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 4, 2015

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

The boards of directors of DENTSPLY International Inc. (“DENTSPLY”) and Sirona Dental Systems, Inc. (“Sirona”) have unanimously approved and DENTSPLY and Sirona have entered into an Agreement and Plan of Merger, dated as of September 15, 2015 (the “merger agreement”), with respect to a “merger of equals” strategic business combination (the “merger” between DENTSPLY and Sirona). Pursuant to the terms of the merger agreement, Dawkins Merger Sub Inc., a wholly owned subsidiary of DENTSPLY and a party to the merger agreement (“Merger Sub”), will merge with and into Sirona, with Sirona surviving as a wholly owned subsidiary of DENTSPLY. Upon completion of the merger, DENTSPLY and Sirona, and their respective subsidiaries, will operate as a combined company under the name DENTSPLY SIRONA Inc.

Upon completion of the merger, each issued and outstanding share of Sirona common stock will be converted into the right to receive 1.8142 shares of DENTSPLY common stock (the “exchange ratio”). This exchange ratio will not be adjusted for changes in the market price of either DENTSPLY common stock or Sirona common stock between the date of signing of the merger agreement and completion of the merger.

Based on the estimated number of shares of DENTSPLY common stock and Sirona common stock that will be outstanding immediately prior to the closing of the merger, upon such closing, DENTSPLY stockholders immediately prior to the effective time of the merger will own approximately 58% of the combined company and Sirona stockholders immediately prior to the effective time of the merger will own approximately 42% of the combined company. The combined company will be listed on the NASDAQ Global Select Market (“NASDAQ”) under DENTSPLY’s current symbol, “XRAY.”

DENTSPLY and Sirona will each hold a special meeting of its respective stockholders to consider the proposed merger. At the special meeting of DENTSPLY stockholders, DENTSPLY stockholders will be asked to vote on the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, the proposal to adopt DENTSPLY’s second amended and restated certificate of incorporation (the “amended and restated certificate of incorporation”), the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger, the proposal to approve the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan (the “Plan”) to be effective as of the consummation of the merger and the proposal to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation. At the special meeting of Sirona stockholders, Sirona stockholders will be asked to vote on the proposal to adopt the merger agreement, the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger and the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

We cannot complete the merger unless the stockholders of each company approve the respective proposals of each company as described herein. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the DENTSPLY or Sirona special meeting, as applicable.

The DENTSPLY board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of DENTSPLY and its stockholders. The DENTSPLY board of directors unanimously recommends that DENTSPLY stockholders vote “FOR” the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, “FOR” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger, “FOR” the proposal to approve the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan and “FOR” the proposal to approve any motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation.

The Sirona board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Sirona and its stockholders. The Sirona board of directors unanimously recommends that Sirona stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger and “FOR” the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The obligations of DENTSPLY and Sirona to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. The accompanying joint proxy statement/prospectus contains detailed information about DENTSPLY, Sirona, the special meetings, the merger agreement and the merger. DENTSPLY and Sirona encourage you to read the joint proxy statement/prospectus carefully and in its entirety, including the section entitled “Risk Factors” beginning on page 21.

We look forward to the successful combination of DENTSPLY and Sirona.

Sincerely,	Sincerely,

Bret W. Wise Chairman and Chief Executive Officer DENTSPLY International Inc.	Jeffrey T. Slovin President and Chief Executive Officer Sirona Dental Systems, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger and other transactions described in the joint proxy statement/prospectus, nor have they approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated,          2015 and is first being mailed to DENTSPLY and Sirona stockholders on or about,          2015.

DENTSPLY International Inc.
Susquehanna Commerce Center
221 W. Philadelphia Street
York, Pennsylvania 17401
(717) 845-7511

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2016

To the Stockholders of DENTSPLY International Inc.:

We are pleased to invite you to attend the special meeting of stockholders of DENTSPLY International Inc. (“DENTSPLY”), a Delaware corporation, which will be held at 221 W. Philadelphia St., York, Pennsylvania 17401, on           , 2016, at      , local time, for the following purposes:

•	to consider and vote on the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona Dental Systems, Inc. (“Sirona”) stockholders pursuant to the merger as contemplated by the Agreement and Plan of Merger, dated as of September 15, 2015 (the “merger agreement”), by and among DENTSPLY, Sirona and Dawkins Merger Sub Inc., a wholly owned subsidiary of DENTSPLY (“Merger Sub”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;
•	to consider and vote on the proposal to adopt DENTSPLY’s second amended and restated certificate of incorporation (the “amended and restated certificate of incorporation”) in connection with the closing of the merger, a copy of which is included as Annex D to the joint proxy statement/prospectus of which this notice forms a part;
•	to consider and vote on the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger, as described in the accompanying joint proxy statement/prospectus of which this notice forms a part;
•	to consider and vote on the proposal to approve the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan (the “Plan”), a copy of which is included as Annex E to the joint proxy statement/prospectus of which this notice forms a part; and
•	to consider and vote upon the proposal to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation.

DENTSPLY will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the DENTSPLY special meeting.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and the adoption of DENTSPLY’s amended and restated certificate of incorporation by DENTSPLY stockholders.

The DENTSPLY board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of DENTSPLY and its stockholders. The DENTSPLY board of directors unanimously recommends that DENTSPLY stockholders vote “FOR” the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, “FOR” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger, “FOR” the proposal to approve the Plan and “FOR” the proposal to approve any motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation.

The DENTSPLY board of directors has fixed the close of business on December 2, 2015 as the record date for determination of DENTSPLY stockholders entitled to receive notice of, and to vote at, the DENTSPLY special meeting or any adjournments or postponements thereof. DENTSPLY issued and outstanding capital stock consists solely of outstanding shares of DENTSPLY common stock. Accordingly, only holders of record of DENTSPLY common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the DENTSPLY special meeting or at any adjournments or postponements thereof. The issuance of shares of DENTSPLY common stock requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Adoption of DENTSPLY’s amended and restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock entitled to vote on the proposal. Approval, on a non-binding advisory basis, of specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal, although such vote will not be binding on DENTSPLY or its board of directors or any of its committees. Approval of the Plan requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Adjournment of the DENTSPLY special meeting requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. A list of the names of DENTSPLY stockholders of record will be available for ten days prior to the DENTSPLY special meeting for any purpose germane to the special meeting between the hours of 8:30 a.m. and 4:30 p.m., local time, at the office of DENTSPLY’s Secretary, Susquehanna Commerce Center, 221 W. Philadelphia Street, York Pennsylvania 17401. The DENTSPLY stockholder list will also be available at the DENTSPLY special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend the DENTSPLY special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either (1) logging onto www.proxyvote.com and following the instructions on your proxy card; (2) dialing 1-800-690-6903 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the DENTSPLY special meeting. If your shares are held in the name of a bank, broker or other nominee, including an employee benefit plan trustee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the proposed issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, a description of DENTSPLY’s proposed amended and restated certificate of incorporation, description of specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger and a description of the proposed DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of DENTSPLY common stock, please contact DENTSPLY’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll-Free: 877-825-8964
Banks and Brokers May Call Collect: 212-750-5833

By Order of the Board of Directors of
DENTSPLY International Inc.,

Deborah M. Rasin
Vice President, Secretary and General Counsel

York, Pennsylvania
           , 2015

Sirona Dental Systems, Inc.
30-30 47th Avenue, Suite 500
Long Island City, New York 11101
(718) 937-5765

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On           , 2016

To the Stockholders of Sirona Dental Systems, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Sirona Dental Systems, Inc. (“Sirona”), a Delaware corporation, which will be held at          on           , 2016 at         , local time, for the following purposes:

•	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of September 15, 2015 (the “merger agreement”), by and among DENTSPLY International Inc. (“DENTSPLY”), Sirona and Dawkins Merger Sub Inc., a wholly owned subsidiary of DENTSPLY (“Merger Sub”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;
•	to consider and vote on the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger, as described in the accompanying joint proxy statement/prospectus of which this notice forms a part; and
•	to consider and vote upon the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Sirona will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Sirona special meeting.

The Sirona board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Sirona and its stockholders. The Sirona board of directors unanimously recommends that Sirona stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger and “FOR” the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The Sirona board of directors has fixed the close of business on December 2, 2015 as the record date for determination of Sirona stockholders entitled to receive notice of, and to vote at, the Sirona special meeting or any adjournments or postponements thereof. Sirona issued and outstanding capital stock consists solely of outstanding shares of Sirona common stock. Accordingly, only holders of record of Sirona common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Sirona special meeting or at any adjournments or postponements thereof. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Sirona common stock entitled to vote on the proposal. Approval, on a non-binding advisory basis, of specific compensatory arrangements between Sirona and its named executive officers relating to the merger requires the affirmative vote of holders of a majority of the outstanding shares of Sirona common stock present in person or represented by proxy at the Sirona special meeting and entitled to vote on the proposal, although such vote will not be binding on Sirona or its board of directors or any of its committees. Approval of the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Sirona common stock present in person or represented by proxy at the Sirona special meeting and entitled to vote on the proposal. A list of the names of Sirona stockholders of record will be available for ten days prior to the Sirona special meeting for any purpose germane to the special meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at Sirona’s headquarters, 30-30 47th Avenue, Suite 500, Long Island City, New York 11101. The Sirona stockholder list will also be available at the Sirona special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend the Sirona special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either: (1) logging onto http://www.proxyvote.com and following the instructions on your proxy card; (2) dialing 877-456-7915 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Sirona special meeting. If your shares are held in a Sirona plan or in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Sirona common stock, please contact Sirona’s proxy solicitor:

Georgeson Inc.
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
888-607-9107 (toll free)
sirona@georgeson.com (email)

By Order of the Board of Directors of
Sirona Dental Systems, Inc.,

Jonathan Friedman
Secretary and General Counsel

Long Island City, New York
           , 2015

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about DENTSPLY and Sirona from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company’s proxy solicitor at the following addresses and telephone numbers:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Stockholders May Call Toll-Free: 877-825-8964 Banks and Brokers May Call Collect: 212-750-5833	Georgeson Inc. 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310 Stockholders May Call Toll-Free: 888-607-9107 sirona@georgeson.com (email)

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov. In addition, you may obtain copies of documents filed by DENTSPLY with the SEC by accessing DENTSPLY’s website at www.dentsply.com under the tab “Investor Relations” and then under the heading “Financial Info” and the tab “SEC Filings.” You may also obtain copies of documents filed by Sirona with the SEC by accessing Sirona’s website at www.sirona.com/en under the tab “Investors” and then under the heading “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, DENTSPLY, Sirona or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

If you would like to request any documents, please do so by           , 2016 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 184.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by DENTSPLY, constitutes a prospectus of DENTSPLY under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of DENTSPLY common stock to be issued to Sirona stockholders pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both DENTSPLY and Sirona under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of DENTSPLY stockholders and a notice of meeting with respect to the special meeting of Sirona stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated            , 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to DENTSPLY stockholders or Sirona stockholders nor the issuance by DENTSPLY of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding DENTSPLY has been provided by DENTSPLY and information contained in this joint proxy statement/prospectus regarding Sirona has been provided by Sirona.

All references in this joint proxy statement/prospectus to “DENTSPLY” refer to DENTSPLY International Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to “Sirona” refer to Sirona Dental Systems, Inc., a Delaware corporation; and all references to “Merger Sub” refer to Dawkins Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of DENTSPLY formed for the sole purpose of effecting the merger. Unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to DENTSPLY and Sirona collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of September 15, 2015, by and among DENTSPLY, Sirona and Merger Sub, a copy of which is included as Annex A to this joint proxy statement/prospectus. DENTSPLY, following completion of the merger, is sometimes referred to in this joint proxy statement/prospectus as the “combined company” or “DENTSPLY SIRONA.”

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QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of DENTSPLY or a stockholder of Sirona, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. DENTSPLY and Sirona urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?
A:	DENTSPLY and Sirona have agreed to a “merger of equals” strategic business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things:

•	DENTSPLY stockholders must approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger;
•	DENTSPLY stockholders must approve the adoption of DENTSPLY’s amended and restated certificate of incorporation; and
•	Sirona stockholders must approve the adoption of the merger agreement.

DENTSPLY and Sirona will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about DENTSPLY, Sirona, the special meetings, the merger agreement and the merger. You should read all the available information carefully and in its entirety.

Q:	What will stockholders receive in the merger?
A:	DENTSPLY Stockholders: If the merger is completed, DENTSPLY stockholders will not receive any merger consideration and will continue to hold their existing shares of DENTSPLY common stock.

Sirona Stockholders:  If the merger is completed, holders of Sirona common stock will receive 1.8142 shares of DENTSPLY common stock for each share of Sirona common stock they hold at the effective time of the merger. Sirona stockholders will not receive any fractional shares of DENTSPLY common stock in the merger. Instead, Sirona stockholders will receive cash in lieu of any fractional shares of DENTSPLY common stock that the Sirona stockholders would otherwise have been entitled to receive.

Q:	What is the value of the merger consideration?
A:	Because DENTSPLY will issue 1.8142 shares of DENTSPLY common stock in exchange for each share of Sirona common stock, the market value of the merger consideration that Sirona stockholders will receive will depend on the price per share of DENTSPLY common stock at the effective time of the merger. That price will not be known at the time of the Sirona special meeting or the DENTSPLY special meeting and may be less or more than the current market price or the market price at the time of the special meetings. We urge you to obtain current market quotations of DENTSPLY common stock and Sirona common stock. See also “Comparative Stock Price Data and Dividends” beginning on page 140.
Q:	What percentage of the combined company will DENTSPLY stockholders and Sirona stockholders, respectively, own following the merger?
A:	Upon completion of the merger, DENTSPLY stockholders immediately prior to the effective time of the merger will own approximately 58% of the combined company and Sirona stockholders immediately prior to the effective time of the merger will own approximately 42% of the combined company, in each case, calculated on a fully diluted basis (using the treasury method).

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Q:	When and where will the special stockholders meetings be held?
A:	DENTSPLY Stockholders: The special meeting of DENTSPLY stockholders will be held at 221 W. Philadelphia St., York, Pennsylvania 17401, on , 2016, at , local time.

Sirona Stockholders:  The special meeting of Sirona stockholders will be held at     , on           , 2016, at            , local time.

If you wish to attend your respective company’s special meeting, you must bring photo identification. If you hold your shares through a bank, broker or other nominee, including an employee benefit plan trustee, you must also bring proof of ownership such as the voting instruction form from your broker or other nominee or an account statement.

Q:	Who is entitled to vote at the special stockholders meetings?
A:	DENTSPLY Stockholders: The record date for the DENTSPLY special meeting is December 2, 2015. Only holders of record of outstanding shares of DENTSPLY common stock as of the close of business on the record date are entitled to notice of, and to vote at, the DENTSPLY special meeting or any adjournments or postponements of the DENTSPLY special meeting.

Sirona Stockholders:  The record date for the Sirona special meeting is December 2, 2015. Only holders of record of outstanding shares of Sirona common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Sirona special meeting or any adjournments or postponements of the Sirona special meeting.

Q:	What am I being asked to vote on and why is this approval necessary?
A:	DENTSPLY stockholders are being asked to vote on the following proposals:
(1)	to approve the issuance of DENTSPLY common stock to Sirona stockholders pursuant to the merger agreement;
(2)	to approve the adoption of DENTSPLY’s amended and restated certificate of incorporation in connection with the merger, which (a) changes the corporate name of DENTSPLY from “DENTSPLY International Inc.” to “DENTSPLY SIRONA Inc.,” (b) increases the number of authorized shares of DENTSPLY common stock to 400 million, effective as of the effective time of the merger and (c) provides that, until the third anniversary of the effective date of the merger, the board of directors may amend, alter or repeal the sections of the by-laws relating to (i) Bret W. Wise’s service as executive chairman of the board and Jeffrey T. Slovin’s service as chief executive officer, (ii) the replacement, removal or alteration of responsibilities of the lead independent director and (iii) certain other governance matters concerning the combined company only by an affirmative vote of the greater of (A) at least 70% of the entire board of directors and (B) eight directors of the combined company;
(3)	to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger;
(4)	to approve the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan (the “Plan”); and
(5)	to approve any motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation.

Approval by DENTSPLY stockholders of the share issuance proposal and the proposal concerning adoption of DENTSPLY’s amended and restated certificate of incorporation is required to complete the merger.

Sirona stockholders are being asked to vote on the following proposals:

(1)	to adopt the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus;

(2)	to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger; and
(3)	to approve any motion to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Approval by Sirona stockholders of the proposal to adopt the merger agreement is required to complete the merger.

Q:	What vote is required to approve each proposal at the DENTSPLY Special Meeting?
A:	The issuance of shares of DENTSPLY common stock requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Abstentions are treated the same as votes against the proposal. Failures to vote and broker non-votes, which are described below, will have no effect on the proposal, assuming a quorum is present.

Adoption of DENTSPLY’s amended and restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock entitled to vote on the proposal. Failures to vote, abstentions and broker non-votes will have the effect of a vote against the proposal.

Approval, on a non-binding advisory basis, of specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present. Because the vote regarding these specific merger-related compensatory arrangements between DENTSPLY and its named executive officers is advisory only, it will not be binding on DENTSPLY or, following completion of the merger, the combined company. Accordingly, if the merger is completed, the DENTSPLY named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the DENTSPLY stockholders.

Approval of the Plan requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present. Approval of the Plan is not required to consummate the merger. However, the DENTSPLY board of directors has made the proposed implementation of the Plan contingent upon the consummation of the merger. If the merger is not consummated, then the Plan will not be implemented, even if approved by DENTSPLY’s stockholders.

Approval of the proposal to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present.

Q:	What vote is required to approve each proposal at the Sirona Special Meeting?
A:	Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Sirona common stock entitled to vote on the proposal. Failures to vote, abstentions and broker non-votes will have the effect of a vote against the proposal.

Approval, on a non-binding advisory basis, of specific compensatory arrangements between Sirona and its named executive officers relating to the merger requires the affirmative vote of holders of a majority of the issued and outstanding shares of Sirona common stock present in person or represented by proxy at the Sirona special meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present. Because the vote regarding these specific merger-related compensatory arrangements between Sirona and its named executive officers is advisory only, it will not be binding on Sirona or, following completion of the merger, the combined company. Accordingly, if the merger is approved and completed, the Sirona named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Sirona stockholders.

Approval of the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of Sirona common stock present in person or represented by proxy at the Sirona special meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present.

Q:	What constitutes a quorum at the special stockholders meetings?
A:	DENTSPLY Stockholders: Stockholders who hold shares representing at least a majority of the outstanding shares of common stock entitled to vote at the DENTSPLY special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the DENTSPLY special meeting. The holders of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at any meeting of DENTSPLY stockholders, whether or not a quorum is present, may adjourn such meeting to another time and place. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of DENTSPLY common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes, which are described below, will not be included in the calculation of the number of shares of DENTSPLY common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Sirona Stockholders:  Stockholders who hold shares representing at least a majority of the issued and outstanding shares of common stock entitled to vote at the Sirona special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Sirona special meeting. The holders of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at any meeting of Sirona stockholders, whether or not a quorum is present, may adjourn such meeting to another time and place. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The chairman of the Sirona special meeting shall also have the authority to recess and/or adjourn the Sirona special meeting for any reason.

Abstentions will be included in the calculation of the number of shares of Sirona common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes, which are described below, will not be included in the calculation of the number of shares of Sirona common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Q:	How does the DENTSPLY board of directors recommend that DENTSPLY stockholders vote?
A:	The DENTSPLY board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of DENTSPLY and its stockholders. The DENTSPLY board of directors unanimously recommends that the DENTSPLY stockholders vote “FOR” the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, “FOR” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger, “FOR” the proposal to approve the Plan and “FOR” the proposal to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation.
Q:	How does the Sirona board of directors recommend that Sirona stockholders vote?
A:	The Sirona board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Sirona and its stockholders. The Sirona board of directors unanimously recommends that Sirona stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger and “FOR” the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.
Q:	How do I vote if I am a stockholder of record?
A:	If you are a stockholder of record of DENTSPLY as of December 2, 2015, which is referred to as the DENTSPLY record date, or a stockholder of record of Sirona as of December 2, 2015, which is referred to as the Sirona record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:
•	use the toll-free number shown on your proxy card;
•	visit the website shown on your proxy card to vote via the Internet; or
•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record, you may also cast your vote in person at your respective company’s special meeting.

If your shares are held in “street name,” through a broker, trustee or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, trustee or other nominee.

Q:	How many votes do I have?
A:	DENTSPLY Stockholders: Holders of DENTSPLY common stock are entitled to one vote for each share owned as of the close of business on the DENTSPLY record date. As of the close of business on the DENTSPLY record date, there were 140,035,386 shares of DENTSPLY common stock outstanding and entitled to vote at the DENTSPLY special meeting.

Sirona Stockholders:  Holders of Sirona common stock are entitled to one vote for each share owned as of the close of business on the Sirona record date. As of the close of business on the Sirona record date, there were 55,937,320 shares of Sirona common stock outstanding and entitled to vote at the Sirona special meeting.

Q:	My shares are held in “street name” by my broker, bank, employee benefit plan trustee or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?
A:	No. If your shares are held in the name of a broker, bank, employee benefit plan trustee or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank, employee benefit plan trustee or other nominee. As the beneficial holder, unless your broker, bank, employee benefit plan trustee or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank, employee benefit plan trustee or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal, as your broker, bank, employee benefit plan trustee or other nominee will not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus. This is often called a “broker non-vote.”

In connection with the DENTSPLY special meeting:

•	Broker non-votes, if any, will have no effect on the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger (assuming a quorum is present);
•	Broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation; and
•	Broker non-votes, if any, will have no effect on the non-binding, advisory, DENTSPLY merger-related compensation proposal, the proposal to approve the Plan or the proposal to approve any motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies (assuming a quorum is present).

In connection with the Sirona special meeting:

•	Broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement; and
•	Broker non-votes, if any, will have no effect on the non-binding, advisory, Sirona merger-related compensation proposal or the proposal to approve any motion to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies (assuming a quorum is present).

You should therefore provide your broker, bank, employee benefit plan trustee or other nominee with instructions as to how to vote your shares of DENTSPLY common stock or Sirona common stock.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in “street name” by returning a proxy card directly to DENTSPLY or Sirona or by voting in person at your special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:	What will happen if I fail to vote or I abstain from voting?
A:	For purposes of each of the DENTSPLY special meeting and the Sirona special meeting, an abstention occurs when a respective stockholder attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” vote.

DENTSPLY

•	DENTSPLY share issuance proposal: If a DENTSPLY stockholder present in person at the DENTSPLY special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger. If a

x

DENTSPLY stockholder is not present in person at the DENTSPLY special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal (assuming a quorum is present).
•	DENTSPLY amended and restated certificate of incorporation proposal: An abstention or failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the adoption of DENTSPLY’s amended and restated certificate of incorporation.
•	Non-binding, advisory, DENTSPLY merger-related compensation proposal: If a DENTSPLY stockholder present in person at the DENTSPLY special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the non-binding, advisory, DENTSPLY merger-related compensation proposal. If a DENTSPLY stockholder is not present in person at the DENTSPLY special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal (assuming a quorum is present).
•	2016 Omnibus Incentive Plan proposal: If a DENTSPLY stockholder present in person at the DENTSPLY special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the proposal to approve the Plan. If a DENTSPLY stockholder is not present in person at the DENTSPLY special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal (assuming a quorum is present).
•	DENTSPLY adjournment of special meeting proposal: If a DENTSPLY stockholder present in person at the DENTSPLY special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies. If a DENTSPLY stockholder is not present in person at the DENTSPLY special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal to approve any motion to adjourn the DENTSPLY special meeting (assuming a quorum is present).

Sirona

•	Sirona adoption of merger agreement proposal: An abstention or failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
•	Non-binding, advisory, Sirona merger-related compensation proposal: If a Sirona stockholder present in person at the Sirona special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the non-binding, advisory, Sirona merger-related compensation proposal. If a Sirona stockholder is not present in person at the Sirona special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal (assuming a quorum is present).
•	Sirona adjournment of special meeting proposal: If a Sirona stockholder present in person at the Sirona special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the motion to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies. If a Sirona stockholder is not present in person at the Sirona special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal to approve any motion to adjourn the Sirona special meeting (assuming a quorum is present).
Q:	What will happen if I return my proxy card without indicating how to vote?
A:	DENTSPLY Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of DENTSPLY common stock should be voted on a matter, the shares of DENTSPLY common stock represented by your proxy will be voted as the DENTSPLY board of directors recommends and, therefore, “FOR” the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, “FOR” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger, “FOR” the proposal to approve the Plan and “FOR” the proposal to approve any motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation (assuming a quorum is present).

Sirona Stockholders:  If you properly complete and sign your proxy card but do not indicate how your shares of Sirona common stock should be voted on a matter, the shares of Sirona common stock represented by your proxy will be voted as the Sirona board of directors recommends and, therefore, “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger and “FOR” the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (assuming a quorum is present).

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?
A:	Yes.

If you are a holder of record of either DENTSPLY or Sirona shares:  If you are a holder of record of either DENTSPLY or Sirona common stock, as applicable, you can change your vote or revoke your proxy at any time before your proxy is voted at your respective special meeting. You can do this in one of three ways:

•	timely delivering a signed written notice of revocation to the Secretary of DENTSPLY or the Secretary of Sirona, as applicable;
•	timely delivering a new, valid proxy for DENTSPLY or Sirona, as applicable, bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the applicable proxy card; or
•	attending your special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the DENTSPLY special meeting or the Sirona special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by DENTSPLY or Sirona, as applicable, no later than the beginning of the applicable special meeting. If you have submitted a proxy for your shares by telephone or via the Internet, you may revoke your prior telephone or Internet proxy by any manner described above.

If you hold shares of either DENTSPLY or Sirona in “street name”:  If your shares are held in “street name”, you must contact your broker, bank or other nominee to change your vote.

Q:	What are the U.S. federal income tax consequences of the merger to U.S. holders of Sirona common stock?
A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). For this purpose the merger includes a second-step merger that may be completed immediately following the merger of Merger Sub with and into Sirona. Under the terms of the merger agreement, if certain conditions to the closing of the merger related to receipt of a tax opinion by each of DENTSPLY and Sirona cannot be satisfied and are not waived, DENTSPLY and Sirona may mutually agree to alter the structure of the transactions contemplated by the merger agreement by completing a second-step merger immediately following the merger of Merger Sub with and into Sirona. In this second-step merger, Sirona (as the surviving corporation of the merger between Merger Sub and Sirona) would merge with and into a Delaware limited liability company wholly owned by DENTSPLY that is disregarded as an entity separate from its owner for U.S. federal income tax purposes. The merger of Merger Sub with and into Sirona, together with the second-step merger, if it occurs, are intended to be treated as part of one integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Provided that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the holders of Sirona common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Sirona common stock for shares of DENTSPLY common stock in the merger, except with respect to any cash received in lieu of fractional shares of DENTSPLY common stock. A holder of Sirona common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of DENTSPLY common stock in the merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. The obligations of DENTSPLY and Sirona to complete the merger are subject to, among other conditions described in this joint proxy statement/prospectus and the merger agreement, which is included as Annex A to this joint proxy statement/prospectus, the receipt by each of DENTSPLY and Sirona of the opinion of its respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

You should read “U.S. Federal Income Tax Consequences of the Merger” beginning on page 125 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax adviser to determine the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?
A:	DENTSPLY and Sirona are working to complete the merger as soon as practicable and expect the closing of the merger to occur in the first quarter of 2016. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of DENTSPLY and Sirona could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the DENTSPLY and Sirona special meetings and the completion of the merger.
Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?
A:	DENTSPLY Stockholders: If you are a DENTSPLY stockholder, after the merger is completed, you are not required to take any action with respect to your shares of DENTSPLY common stock.

Sirona Stockholders:  If you are a Sirona stockholder, after the merger is completed, each share of Sirona common stock you hold will be converted automatically into the right to receive 1.8142 shares of DENTSPLY common stock together with cash in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your shares of Sirona common stock for shares of DENTSPLY common stock. You do not need to take any action at this time. Please do not send your Sirona stock certificates with your proxy card.

Q:	Are stockholders entitled to appraisal rights?
A:	No. Under Delaware law, neither the stockholders of DENTSPLY nor the stockholders of Sirona will be entitled to exercise any appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.
Q:	What happens if I sell my shares of Sirona common stock before the Sirona special meeting?
A:	The record date for the Sirona special meeting is earlier than the date of the Sirona special meeting and the date that the merger is expected to be completed. If you transfer your Sirona shares after the Sirona record date but before the Sirona special meeting, you will retain your right to vote at the Sirona special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What happens if I sell my shares of DENTSPLY common stock before the DENTSPLY special meeting?
A:	The record date for the DENTSPLY special meeting is earlier than the date of the DENTSPLY special meeting. If you transfer your DENTSPLY shares after the DENTSPLY record date but before the DENTSPLY special meeting, you will retain your right to vote at the DENTSPLY special meeting.
Q:	What if I hold shares in both DENTSPLY and Sirona?
A:	If you are a stockholder of both DENTSPLY and Sirona, you will receive two separate packages of proxy materials. A vote cast as a DENTSPLY stockholder will not count as a vote cast as a Sirona stockholder, and a vote cast as a Sirona stockholder will not count as a vote cast as a DENTSPLY stockholder. Therefore, please submit separate proxies for each of your DENTSPLY and Sirona shares.
Q:	Who can help answer my questions?
A:	DENTSPLY stockholders or Sirona stockholders who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a DENTSPLY stockholder:	If you are a Sirona stockholder:
Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Stockholders May Call Toll-Free: 877-825-8964 Banks and Brokers May Call Collect: 212-750-5833	Georgeson Inc. 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310 Stockholders May Call Toll-Free: 888-607-9107 sirona@georgeson.com (email)

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you with respect to the merger and the other matters being considered at the DENTSPLY special meeting and Sirona special meeting. DENTSPLY and Sirona urge you to read carefully this joint proxy statement/prospectus in its entirety, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 184. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

DENTSPLY International Inc. (see page 27)

DENTSPLY International Inc., a Delaware corporation which dates its history to 1899, believes it is the world’s largest designer, developer, manufacturer and marketer of a broad range of consumable dental products for the professional dental market. DENTSPLY also manufactures and markets other consumable medical device products. DENTSPLY’s principal product categories are dental consumable products, dental laboratory products, dental specialty products and consumable medical device products.

DENTSPLY conducts its business in the United States, as well as in over 120 foreign countries, principally through its foreign subsidiaries. DENTSPLY has a long-established presence in the European market, particularly in Germany, Sweden, France, the United Kingdom, Switzerland and Italy, as well as in Canada. DENTSPLY also has a significant market presence in the countries of the Commonwealth of Independent States, Central and South America, the Middle-East region and the Pacific Rim.

DENTSPLY’s common stock is traded on the NASDAQ Global Select Market under the symbol “XRAY.”

The principal executive offices of DENTSPLY are located at the Susquehanna Commerce Center, 221 W. Philadelphia Street, York, Pennsylvania 17401, and its telephone number is (717) 845-7511.

Sirona Dental Systems, Inc. (see page 27)

Sirona Dental Systems, Inc., a Delaware corporation, is the leading global manufacturer of high-quality, technologically-advanced dental equipment, and is focused on developing, manufacturing, and marketing innovative solutions for dentists around the world. Sirona is uniquely positioned to benefit from several trends in the global dental industry, such as technological innovation, the shift to digital imaging, favorable demographic trends, and growing patient focus on dental health and cosmetic appearance.

Sirona’s common stock is traded on the NASDAQ Global Select Market under the symbol “SIRO.”

The principal executive offices of Sirona are located at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101, and its telephone number is (718) 482-2011.

Dawkins Merger Sub Inc. (see page 27)

Dawkins Merger Sub Inc., a wholly owned subsidiary of DENTSPLY, is a Delaware corporation that was formed on September 14, 2015 for the sole purpose of effecting the merger. In the merger, Dawkins Merger Sub Inc. will be merged with and into Sirona, with Sirona surviving as a wholly owned subsidiary of DENTSPLY.

The Merger

A copy of the merger agreement is included as Annex A to this joint proxy statement/prospectus. DENTSPLY and Sirona encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 105.

Terms of the Merger (see page 105)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of DENTSPLY formed for the sole purpose of effecting the merger, will be merged with and into Sirona. Sirona will survive the merger as a wholly owned subsidiary of DENTSPLY. Upon completion of the merger, DENTSPLY and Sirona, and their respective subsidiaries, will operate as a combined company under the name DENTSPLY SIRONA Inc.

Under the terms of the merger agreement, if certain conditions to the closing of the merger related to receipt of a tax opinion by each of DENTSPLY and Sirona cannot be satisfied and are not waived, DENTSPLY and Sirona may mutually agree to alter the structure of the transactions contemplated by the merger agreement by completing a second-step merger immediately following the merger of Merger Sub with and into Sirona. In this second-step merger, Sirona (as the surviving corporation of the merger between Merger Sub and Sirona) would merge with and into a Delaware limited liability company wholly owned by DENTSPLY that is disregarded as an entity separate from its owner for U.S. federal income tax purposes (the “second-step merger”).

Merger Consideration (see page 105)

Sirona stockholders will have the right to receive 1.8142 shares of DENTSPLY common stock for each share of Sirona common stock that is issued and outstanding immediately prior to the effective time of the merger (the “exchange ratio”). The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of DENTSPLY or Sirona. As a result, the implied value of the consideration to Sirona stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. No fractional shares of DENTSPLY common stock will be issued in connection with the merger. Each Sirona stockholder that otherwise would have been entitled to receive a fraction of a share of DENTSPLY common stock will be entitled to receive cash in lieu of the fractional share. DENTSPLY stockholders will continue to own their existing shares, which will not be affected by the merger.

U.S. Federal Income Tax Consequences of the Merger (see page 125)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The merger for this purpose includes the merger of Merger Sub with and into Sirona and the second-step merger, if it occurs, as part of one integrated transaction for U.S. federal income tax purposes. Provided that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the holders of Sirona common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Sirona common stock for shares of DENTSPLY common stock in the merger, except with respect to any cash received in lieu of fractional shares of DENTSPLY common stock. A holder of Sirona common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of DENTSPLY common stock in the merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. The obligations of DENTSPLY and Sirona to complete the merger are subject to, among other conditions described in this joint proxy statement/prospectus and the merger agreement, which is included as Annex A to this joint proxy statement/prospectus, the receipt by each of DENTSPLY and Sirona of the opinion of its respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

You should read “U.S. Federal Income Tax Consequences of the Merger” beginning on page 125 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax adviser to determine the tax consequences of the merger to you.

Recommendation of the Board of Directors of DENTSPLY (see page 28)

After careful consideration, the DENTSPLY board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of DENTSPLY and its stockholders. For more information regarding the factors considered by the DENTSPLY board of directors in reaching its decision to approve the merger agreement, to authorize the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and to approve DENTSPLY’s amended and restated certificate of incorporation, see the section entitled “The Merger — DENTSPLY’s Reasons for the Merger; Recommendation of the DENTSPLY Board of Directors.”

The DENTSPLY board of directors unanimously recommends that DENTSPLY stockholders vote “FOR” the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, “FOR” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger, “FOR” the proposal to approve the Plan and “FOR” the proposal to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation.

Recommendation of the Board of Directors of Sirona (see page 34)

After careful consideration, the Sirona board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Sirona and its stockholders. For more information regarding the factors considered by the Sirona board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see the section entitled “The Merger — Sirona’s Reasons for the Merger; Recommendation of the Sirona Board of Directors.”

The Sirona board of directors unanimously recommends that Sirona stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger and “FOR” the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Opinion of DENTSPLY’s Financial Advisor (see page 52)

In connection with the merger, DENTSPLY’s board of directors received a written opinion, dated September 15, 2015, from DENTSPLY’s financial advisor, Moelis & Company LLC (“Moelis”), as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio in the merger to DENTSPLY. The full text of Moelis’ written opinion, dated September 15, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Stockholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of DENTSPLY’s board of directors (in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness to DENTSPLY, from a financial point of view, of the exchange ratio and does not address DENTSPLY’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to DENTSPLY. Moelis’ opinion does not constitute a recommendation to any DENTSPLY stockholder as to how such stockholder should vote or act with respect to the merger or any other matter.

Opinion of Sirona’s Financial Advisor (see page 63)

In connection with the merger, Sirona’s financial advisor, Jefferies LLC (“Jefferies”), delivered a written opinion, dated September 15, 2015, to the Sirona board of directors as to the fairness, from a financial point of view and as of such date, of the exchange ratio provided for in the merger agreement to holders of Sirona common stock. The full text of Jefferies’ opinion, which is included as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference, describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies. Jefferies’ opinion was provided for the use and benefit of the Sirona board of directors (in its capacity as such) in connection with its evaluation of the merger and did not address any aspect of the merger (other than the exchange ratio from a financial point of view) or any other matter. The opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Sirona, nor did it address the underlying business decision by Sirona to engage in the merger. Jefferies’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the merger or any other matter. The summary of Jefferies’ opinion set forth below is qualified in its entirety by reference to the full text of Jefferies’ opinion.

Interests of DENTSPLY Directors and Executive Officers in the Merger (see page 76)

Executive officers of DENTSPLY and members of DENTSPLY’s board of directors have certain interests in the merger that may be different from, or in addition to, the interests of DENTSPLY stockholders generally. These interests are described in further detail below, and certain of them are described and quantified in the narrative and table included under “— DENTSPLY Stockholder Advisory Vote On Merger-Related Compensation for DENTSPLY’s Named Executive Officers Proposal,” beginning on page 80. As described in further detail below under the heading “Interests of DENTSPLY Directors and Executive Officers in the Merger — Executive Officer Interests” beginning on page 77, under the merger agreement, DENTSPLY is permitted to establish a retention incentive plan for some or all of its employees (other than any of its named executive officers — i.e., those individuals whose compensation is subject to annual meeting proxy disclosure), by reason of their continued employment following execution of the merger agreement. Additionally, DENTSPLY may under the terms of the merger agreement act before completion of the merger to accelerate the vesting of equity awards (stock options and restricted stock units (RSUs) denominated in DENTSPLY common stock) held by some or all of its non-employee directors who will not continue as directors of the combined company after the merger, as described in further detail below under the heading “Interests of DENTSPLY Directors and Executive Officers in the Merger — Potential Non-Employee Director Equity Award Vesting” beginning on page 77.

Moreover, as detailed below under “— Board of Directors and Management Following the Merger” beginning on page 100, certain of DENTSPLY’s executive officers and members of DENTSPLY’s board of directors will continue to serve as officers or directors of the combined company upon completion of the merger and may participate in the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan as described in the section entitled “DENTSPLY Proposal — Approval of the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan” beginning on page 82. Specifically, Bret W. Wise, DENTSPLY’s current chairman and chief executive officer, will be the executive chairman of the board of directors of the combined company and may only be replaced as described in the section entitled “The Merger Agreement — Governance Matters After the Merger” beginning on page 114. In connection therewith it is intended that Mr. Wise will enter into a new employment agreement having such terms as are described more fully below in the section entitled “Interests of DENTSPLY Directors and Executive Officers in the Merger — Executive Officer Interests — Employment Agreement with Mr. Wise” beginning on page 78. DENTSPLY’s executive officers also have agreements that provide for severance benefits if their employment is terminated under certain circumstances, but, except as described below in regard to the contemplated employment agreement with Mr. Wise, the entitlement to those severance benefits is not affected by the merger. Additionally, Christopher T. Clark (the current president and chief financial officer of DENTSPLY) will serve as president and chief operating officer, technologies of the combined company, and James G. Mosch (the current executive vice president and chief operating officer of DENTSPLY) will serve as president and chief operating officer, dental and healthcare consumables of the combined company.

The DENTSPLY board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that you vote “FOR” the proposal to issue shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and “FOR” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation.

Interests of Sirona Directors and Executive Officers in the Merger (see page 91)

Executive officers of Sirona and members of Sirona’s board of directors have interests in the merger that may be different from, or in addition to, the interests of Sirona stockholders generally. These interests are described in further detail below, and certain of them are described and quantified in the narrative and table included under “— Sirona Stockholder Advisory Vote On Merger-Related Compensation for Sirona’s Named Executive Officers Proposal,” beginning on page 95. As described in further detail below under the heading “Interests of Sirona Directors and Executive Officers in the Merger — Executive Officer Interests” beginning on page 92, under the merger agreement, Sirona is permitted to establish a retention incentive plan for some or all of its employees (other than any of its named executive officers — i.e., those individuals whose compensation is subject to annual meeting proxy disclosure), by reason of their continued employment following execution of the merger agreement.

Moreover, as detailed below under “— Board of Directors and Management Following the Merger,” certain of Sirona’s executive officers and members of Sirona’s board of directors will continue to serve as officers or directors of the combined company upon completion of the merger and may participate in the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan as described in the section entitled “DENTSPLY Proposal — Approval of the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan” beginning on page 82. Specifically, Jeffrey T. Slovin, Sirona’s current president and chief executive officer, will be the chief executive officer of the combined company and a member of the board of directors of the combined company and may only be replaced as described in the section entitled “Governance Matters After the Merger” beginning on page 114. In connection therewith it is intended that Mr. Slovin will enter into a new employment agreement having such terms as are described more fully below under “Interest of Sirona Directors and Executive Officers in the Merger —  New Slovin Employment Agreement” beginning on page 93. Furthermore, Ulrich Michel (the current executive vice president and chief financial officer of Sirona) will serve as executive vice president and chief financial officer of the combined company.

Additionally, Sirona may take action to vest each non-employee director who does not continue as a director of the combined company in all his outstanding RSUs in connection with the merger. Pursuant to the terms of his outstanding stock option and RSU agreements, Mr. Slovin will vest in full upon completion of the merger. However, under the terms of his new employment arrangement, Mr. Slovin will waive such acceleration of time-based vesting on such awards effective immediately prior to the merger, but will vest in such awards if his employment is terminated in certain circumstances following the merger. Mr. Michel (the current executive vice president and chief financial officer of Sirona) will also fully vest in his stock options in connection with the merger. Other management will have their stock options and RSUs vest if their employment is terminated following the merger under certain circumstances. Sirona’s executive officers also have agreements that provide for severance benefits if their employment is terminated under certain circumstances.

The Sirona board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that you vote “FOR” the proposal to adopt the merger agreement.

Board of Directors and Management Following the Merger (see page 100)

Immediately following the effective time of the merger, the board of directors of the combined company will consist of eleven members, including: (i) six of the directors of DENTSPLY immediately prior to the merger, to be selected by DENTSPLY, of which one will be Mr. Wise (the current chairman of the board and chief executive officer of DENTSPLY) and (ii) five of the directors of Sirona immediately prior to the merger, to be selected by Sirona, of which one will be Mr. Slovin (a current director and the current president and chief executive officer of Sirona). All other director designees of DENTSPLY and Sirona will qualify as “independent directors” under NASDAQ rules. Upon completion of the merger, one director designated by Sirona will serve as the lead independent director of the combined company. As of the date of this joint proxy statement/prospectus, other than Mr. Wise, in the case of DENTSPLY, and Mr. Slovin, in the case of Sirona, neither DENTSPLY nor Sirona has made a determination as to which directors will be appointed to the board of directors of the combined company.

Upon completion of the merger, Mr. Wise will serve as executive chairman of the board of directors of the combined company, and Mr. Slovin will serve as the chief executive officer of the combined company. As explained below in the section entitled “Governance Matters After the Merger” beginning on page 114, through the third anniversary of the effective date of the merger, the board of directors of the combined company may only replace, remove, alter the responsibilities and authorities or grant conflicting responsibilities or authorities of Mr. Wise, Mr. Slovin, or the lead independent director, as applicable, by the affirmative vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors.

The combined company’s management team will include executives from each of DENTSPLY and Sirona. From DENTSPLY, Christopher T. Clark (the current president and chief financial officer of DENTSPLY) will serve as president and chief operating officer, technologies of the combined company, and James G. Mosch (the current executive vice president and chief operating officer of DENTSPLY) will serve as president and chief operating officer, dental and healthcare consumables of the combined company. From Sirona, Ulrich Michel (the current executive vice president and chief financial officer of Sirona) will serve as executive vice president and chief financial officer of the combined company. As of the date of this joint proxy statement/prospectus, other than Messrs. Wise, Clark and Mosch, in the case of DENTSPLY, and Messrs. Slovin and Michel, in the case of Sirona, neither DENTSPLY nor Sirona has made a determination as to which officers will be appointed to the management team of the combined company.

DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan (see page 82)

In connection with the merger, DENTSPLY, subject to stockholder approval, has adopted the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan (the “Plan”) to be used by the combined company for the benefit of its non-employee directors and combined workforce. The terms and conditions applicable under the Plan are further described under the section entitled “DENTSPLY Proposal — Approval of the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan.”

Treatment of DENTSPLY Equity Incentive Awards (see page 101)

The merger will not affect DENTSPLY’s stock options, restricted stock or other equity awards of DENTSPLY. All such awards will remain outstanding subject to the same terms and conditions that are applicable prior to the merger, including a provision that the award provisions may be equitably adjusted by the DENTSPLY board of directors to reflect the circumstances of the merger. However, under the terms of the merger agreement, DENTSPLY may act before completion of the merger to accelerate the vesting of equity awards (stock options and RSUs denominated in DENTSPLY common stock) held by some or all of its non-employee directors who will not continue as directors of the combined company after the merger.

Treatment of Sirona Stock Options, RSUs and Performance Units (see page 101)

Sirona Stock Options and Time Vested RSUs.  Upon completion of the merger, (i) each outstanding option to purchase shares of Sirona common stock and (ii) all outstanding RSUs that vest solely based on time will be converted pursuant to the merger agreement into, respectively, (x) an option to purchase shares of DENTSPLY common stock and (y) RSUs of DENTSPLY on the same terms and conditions as were in effect immediately prior to the completion of the merger based on the exchange ratio. Under the terms of the merger agreement Sirona may take action to vest all outstanding RSUs held by each of Sirona’s non-employee directors who will not continue as directors of the combined company after the merger, which will then be paid in shares of the combined company upon completion of the merger. Pursuant to the terms of his outstanding stock option and RSU agreements, Mr. Slovin will vest in full upon completion of the merger. However, under the terms of his new employment arrangement, Mr. Slovin will waive such acceleration of time-based vesting on such awards effective immediately prior to the merger, but will vest in such awards if his employment is terminated in certain circumstances following the merger. Mr. Michel’s stock options also will fully vest upon the completion of the merger, but not his RSUs. Mr. Michel’s RSUs will fully vest only if his employment is involuntarily terminated under certain circumstances. If any other employee’s employment is terminated without cause or constructively by the employee for “good reason” within twelve months following the completion of the merger, then all of such employee’s outstanding stock options and RSUs will vest in full and the stock options will remain exercisable for up to 180 days following the date of termination.

Sirona Performance Units.  Upon completion of the merger, all outstanding performance based restricted stock units (“performance units”), including those of Mr. Slovin and Mr. Michel, will be deemed to be earned at the maximum level of 200% in accordance with the terms of the applicable plan, and will be converted into the right to receive DENTSPLY common stock based on the exchange ratio. Vesting of the performance units will remain subject to continued employment by the participant through the end of the applicable performance period and they will continue to be paid on the normal payment date at the end of the performance period. However, vesting in the performance units and payment thereon will be accelerated upon the participant’s involuntary termination of employment under certain circumstances following the merger.

Regulatory Clearances Required for the Merger (see page 102)

DENTSPLY and Sirona have each agreed to take certain actions in order to obtain the regulatory clearances required to complete the merger. Required regulatory clearances include expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), following required notifications and review by either the Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”). On October 21, 2015, each of DENTSPLY and Sirona filed its notification under the HSR Act. The waiting period under the HSR Act expired as of November 21, 2015.

Required regulatory clearances also include clearance under applicable merger laws of the European Union. DENTSPLY and Sirona plan to file a formal merger notification with the European Commission as promptly as reasonably practicable, which the parties expect to be by the end of 2015. DENTSPLY and Sirona also expect to file notices with antitrust and competition authorities in certain other jurisdictions where necessary.

While DENTSPLY and Sirona expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Amended and Restated Certificate of Incorporation of DENTSPLY (see page 76)

The DENTSPLY board of directors has approved, subject to stockholder approval and completion of the merger, an amended and restated certificate of incorporation to (i) change DENTSPLY’s name to “DENTSPLY SIRONA Inc.,” (ii) increase the number of authorized shares of DENTSPLY common stock to 400 million and (iii) provide that, until the third anniversary of the effective date of the merger, the board of directors may amend, alter or repeal the sections of the by-laws relating to (1) Mr. Wise’s service as executive chairman of the board and Mr. Slovin’s service as chief executive officer, (2) the replacement, removal or alteration of responsibilities of the lead independent director and (3) certain other governance matters concerning the combined company only by an affirmative vote of the greater of (a) at least 70% of the entire board of directors and (b) eight directors of the combined company. The form of amended and restated certificate of incorporation is included in this joint proxy statement/prospectus as Annex D. The adoption of the amended and restated certificate of incorporation by DENTSPLY’s stockholders is a condition to the completion of the merger. In the event this proposal is approved by DENTSPLY stockholders, but the merger is not completed, the amended and restated certificate of incorporation will not be filed with the Secretary of State of the State of Delaware and will not become effective.

Expected Timing of the Merger

DENTSPLY and Sirona are working to complete the merger as soon as practicable and expect the closing of the merger to occur in the first quarter of 2016. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of DENTSPLY and Sirona could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the DENTSPLY and Sirona special meetings and the completion of the merger.

Conditions to Completion of the Merger (see page 118)

Each party’s obligation to consummate the merger is conditioned upon the satisfaction (or waiver by such party) at or prior to the closing of the merger of each of the following:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Sirona common stock entitled to vote thereon;
•	approval of the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger by holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote thereon;
•	adoption of DENTSPLY’s amended and restated certificate of incorporation by holders of a majority of the outstanding shares of DENTSPLY common stock entitled to vote thereon;
•	authorization of the listing on the NASDAQ of the shares of DENTSPLY common stock to be issued to Sirona stockholders pursuant to the merger, subject to official notice of issuance;
•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;
•	absence of any order, injunction, decree, statute, rule or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement;
•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act having expired or been earlier terminated; and
•	any approvals required to be obtained under any foreign antitrust laws having been obtained, including the approval of the European Commission pursuant to the Council Regulation 139/2004 of the European Union, as amended, and any other antitrust, competition, investment, trade regulation or similar approvals that are required by law having been obtained and any applicable waiting period thereunder (together with any extensions thereof) having expired or been terminated.

In addition, the obligations of each of DENTSPLY and Merger Sub, on the one hand, and Sirona, on the other hand, to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party, other than the representations related to corporate organization, the shares of capital stock issued and outstanding or reserved for issuance, the absence of any outstanding voting equity interests, the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement, the delivery of an opinion from such party’s financial advisor, the sole purpose of and lack of business engagement by Merger Sub (solely in the case of DENTSPLY and Merger Sub), and the non-occurrence of any event or development having a material adverse effect on the other party since July 1, 2015, will be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;
•	the representations and warranties of the other party relating to corporate organization, the shares of capital stock issued and outstanding or reserved for issuance, the absence of any outstanding voting equity interests, the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement, the delivery of an opinion from such party’s financial advisor, and the sole purpose of and lack of business engagement by Merger Sub (solely in the case of DENTSPLY and Merger Sub)

will be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations or warranties address matters only as of a particular date, which need only be true and correct as of such date);
•	the representation and warranty of the other party relating to the non-occurrence of any event or development having a material adverse effect on the other party since July 1, 2015, will be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger;
•	the other party having performed or complied with, in all material respects, all of its material obligations under the merger agreement at or prior to the closing of the merger;
•	receipt of a certificate executed by an executive officer of the other party certifying as to the satisfaction of the conditions described in the preceding four bullet points;
•	no change, event, development, condition, occurrence or effect will have occurred, arisen or become known since the date of the merger agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party; and
•	receipt of a tax opinion from each party’s tax counsel to the effect that the merger (together with the second-step merger, if applicable) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation of Alternative Proposals (see page 111)

The merger agreement prohibits DENTSPLY and Sirona from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in DENTSPLY or Sirona common stock or assets. However, if, prior to obtaining approval from its stockholders, DENTSPLY or Sirona, as the case may be, receives an unsolicited written proposal from a third party for a competing transaction that DENTSPLY’s or Sirona’s board of directors, as applicable, among other things, determines in good faith (i) after consultation with its outside legal and financial advisors, is reasonably likely to lead to a proposal that is superior to the merger and (ii) after consultation with its outside legal advisors, the failure to enter discussions regarding such proposal would be a breach of its fiduciary obligations under applicable law, DENTSPLY or Sirona, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing transaction.

Termination of the Merger Agreement (see page 120)

DENTSPLY and Sirona may mutually agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if the merger is not completed by March 15, 2016 (regardless of whether such date is before or after the stockholders of the party approve the transactions), subject to one or more extensions by either company in the event that certain regulatory clearances have not yet been obtained, provided that in no event will such extensions be to a date that is later than December 15, 2016. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” for a discussion of these and other rights of each of DENTSPLY and Sirona to terminate the merger agreement.

Termination Fees and Expenses (see page 121)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus where (i) DENTSPLY may be required to pay a termination fee of $280 million to Sirona and Sirona may be required to pay a termination fee of $205 million to DENTSPLY and (ii) either company may be required to reimburse the other company for merger-related expenses of up to $15 million under certain circumstances. See the section entitled “The Merger Agreement — Termination Fees and Expenses” for a discussion of the circumstances under which such termination fee will be required to be paid.

Accounting Treatment (see page 127)

DENTSPLY prepares its financial statements in accordance with accounting principles generally accepted in the United States, which is referred to as GAAP. The merger will be accounted for using the acquisition method of accounting. DENTSPLY will be treated as the acquirer for accounting purposes.

No Appraisal Rights (see page 153)

Under Delaware law, neither the holders of shares of DENTSPLY common stock nor the holders of shares of Sirona common stock are entitled to exercise any appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.

Comparison of Stockholder Rights (see page 147)

Sirona stockholders receiving merger consideration will have different rights once they become stockholders of the combined company due to differences between the governing corporate documents of Sirona and the proposed governing corporate documents of the combined company. Please see the section entitled “Comparison of Rights of Sirona Stockholders and DENTSPLY SIRONA Stockholders” for a discussion of these differences.

Listing of Shares of DENTSPLY Common Stock; Delisting and Deregistration of Shares of Sirona Common Stock (see page 104)

It is a condition to the completion of the merger that the shares of DENTSPLY common stock to be issued to Sirona stockholders pursuant to the merger be authorized for listing, and DENTSPLY and Sirona have agreed to use their reasonable best efforts to cause such shares to be listed, on the NASDAQ (or such stock exchange as DENTSPLY and Sirona may mutually agree upon) subject to official notice of issuance. Upon completion of the merger, shares of Sirona common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will be subsequently deregistered under the Exchange Act.

The Meetings

The DENTSPLY Special Meeting (see page 28)

The special meeting of DENTSPLY stockholders is scheduled to be held at 221 W. Philadelphia St., York, Pennsylvania 17401, on           , 2016, at         , local time, subject to any adjournments or postponements thereof. The special meeting of DENTSPLY stockholders is being held to consider and vote on:

•	the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger;
•	the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, in connection with the merger;
•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger;
•	the proposal to approve the Plan to be effective as of the consummation of the merger; and
•	the proposal to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and the adoption of DENTSPLY’s amended and restated certificate of incorporation by DENTSPLY stockholders.

Only holders of record of DENTSPLY common stock at the close of business on December 2, 2015, the record date for the DENTSPLY special meeting, are entitled to receive notice of, and to vote at, the DENTSPLY special meeting or any adjournments or postponements thereof. At the close of business on the record date, 140,035,386 shares of DENTSPLY common stock were outstanding, approximately 3.2% of which were owned and entitled to be voted by DENTSPLY directors and executive officers and their affiliates. We currently expect that DENTSPLY’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the DENTSPLY stockholders at the DENTSPLY special meeting, although no director or officer has entered into any agreement obligating him or her to do so.

You may cast one vote for each share of DENTSPLY common stock you own. The proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy and entitled to vote on the proposal. The proposal to adopt DENTSPLY’s amended and restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock entitled to vote on the proposal. Approval, on a non-binding advisory basis, of specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal, although such vote will not be binding on DENTSPLY or its board of directors or any of its committees. Approval of the Plan requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Approval of the Plan is not required to consummate the merger. However, the DENTSPLY board of directors has made the proposed implementation of the Plan contingent upon the consummation of the merger. If the merger is not consummated, then the Plan will not be implemented, even if approved by DENTSPLY’s stockholders. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal for the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, the holders of a majority of the outstanding shares entitled to vote and present in person or represented by proxy, and entitled to vote on the proposal may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

The Sirona Special Meeting (see page 34)

The special meeting of Sirona stockholders is scheduled to be held at            on           , 2016 at     , local time, subject to any adjournments or postponements thereof. The special meeting of Sirona’s stockholders is being held in order to consider and vote on:

•	the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 39 and 105, respectively;
•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger; and
•	the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Only holders of record of Sirona common stock at the close of business on December 2, 2015, the record date for the Sirona special meeting, are entitled to notice of, and to vote at, the Sirona special meeting or any adjournments or postponements thereof. At the close of business on the record date, 55,937,320 shares of Sirona common stock were issued and outstanding, approximately 2.5% of which were held by Sirona’s directors and executive officers and their affiliates. We currently expect that Sirona’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the Sirona stockholders at the Sirona special meeting, although no director or executive officer has entered into any agreement obligating him to do so.

You may cast one vote for each share of Sirona common stock you own. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sirona common stock entitled to vote on the proposal. Approval, on a non-binding advisory basis, of specific compensatory arrangements between Sirona and its named executive officers relating to the merger requires the affirmative vote of holders of a majority of the outstanding shares of Sirona common stock present in person or represented by proxy at the Sirona special meeting and entitled to vote on the proposal, although such vote will not be binding on Sirona or its board of directors or any of its committees. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement, the holders of a majority of the outstanding shares entitled to vote and present in person or represented by proxy, and entitled to vote on the proposal, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to notice of the meeting.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

Summary Historical Consolidated Financial Data of DENTSPLY

The following statement of operations data for the years ended December 31, 2014, 2013 and 2012 and the balance sheet data as of December 31, 2014 and 2013 have been derived from the audited consolidated financial statements of DENTSPLY contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as revised with respect to the consolidated financial statements insofar as it relates to the effects of business segment reclassifications and the change in accounting for debt issuance costs as contained in DENTSPLY’s Form 8-K filed on October 28, 2015, which is incorporated into this joint proxy statement/prospectus by reference. The statement of operations data for the years ended December 31, 2011 and 2010 and the balance sheet data as of December 31, 2012, 2011 and 2010 have been derived from DENTSPLY’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference.

The statement of operations data for the nine months ended September 30, 2015 and 2014 and the balance sheet data as of September 30, 2015 have been derived from DENTSPLY’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, which is incorporated into this joint proxy statement/prospectus by reference. The balance sheet data as of September 30, 2014 has been derived from DENTSPLY’s unaudited interim consolidated financial statements for such period, which have not been incorporated into this joint proxy statement/prospectus by reference. These financial statements are unaudited, but, in the opinion of DENTSPLY’s management, contain all adjustments necessary to present fairly DENTSPLY’s financial position, results of operations and cash flows for the period indicated.

You should read this summary historical financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of DENTSPLY contained in such reports.

Statement of Operations Data of DENTSPLY
(In millions of US dollars, except per share data)

	Nine Months Ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011(a)	2010
Statement of Operations Data:
Net sales	$2,003.2	$2,203.6	$2,922.6	$2,950.8	$2,928.4	$2,537.7	$2,221.0
Net sales, excluding precious metal content(b)	1,935.6	2,101.7	2,792.7	2,771.7	2,714.7	2,332.6	2,031.8
Gross profit	1,142.5	1,206.7	1,599.8	1,577.4	1,556.4	1,273.4	1,130.2
Restructuring and other costs	50.9	4.5	11.1	13.4	25.7	35.9	11.0
Operating income	282.1	342.3	445.6	419.2	381.9	300.7	380.3
Income before income taxes	257.4	309.7	404.4	369.3	330.7	256.1	357.7
Net income	192.5	238.2	322.9	318.2	318.5	247.4	267.3
Net income attributable to DENTSPLY International Inc.	$192.6	$238.1	$322.9	$313.2	$314.2	$244.5	$265.7
Earnings per common share:
Basic	$1.38	$1.68	$2.28	$2.20	$2.22	$1.73	$1.85
Diluted	$1.35	$1.65	$2.24	$2.16	$2.18	$1.70	$1.82
Cash dividends declared per common share	$0.2175	$0.19875	$0.265	$0.250	$0.220	$0.205	$0.200

(a)	Includes the results of the Astra Tech acquisition from September 1, 2011 through December 31, 2011.
(b)	The presentation of net sales, excluding precious metal content, is considered a measure not calculated in accordance with US GAAP, and is therefore considered a non-US GAAP measure.

Balance Sheet Data of DENTSPLY
(In millions of US dollars)

	As of September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Balance Sheet Data:
Cash and cash equivalents	$236.4	$97.7	$151.6	$75.0	$80.1	$77.1	$540.0
Property, plant and equipment, net	555.2	606.9	588.8	637.2	614.7	591.4	423.1
Goodwill and other intangibles, net	2,584.7	2,870.8	2,760.2	3,076.9	3,041.6	2,981.2	1,381.8
Total assets	4,402.2	4,880.0	4,646.5	5,073.6	4,966.8	4,746.5	3,257.1
Total debt, current and long-term portions(a)	1,155.1	1,276.8	1,261.9	1,471.6	1,515.5	1,757.8	610.9
Equity	2,281.5	2,496.2	2,322.2	2,578.0	2,249.4	1,884.2	1,909.9

(a)	Total debt amounts shown are net of deferred financing costs.

Summary Consolidated Historical Financial Data of Sirona

The following statement of income data for the years ended September 30, 2015, 2014 and 2013 and the balance sheet data as of September 30, 2015 and 2014 have been derived from the audited consolidated financial statements of Sirona contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, which is incorporated into this joint proxy statement/prospectus by reference. The statement of income data for the years ended September 30, 2012, 2011 and 2010 and the balance sheet data as of September 30, 2013, 2012, 2011 and 2010 have been derived from Sirona’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference.

You should read this summary historical financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Sirona contained in such reports.

Statement of Income Data of Sirona
(In millions of US dollars, except per share data)

	Year ended September 30,
	2015	2014	2013	2012	2011	2010
Selected Income Statement Data:
Revenue	$1,161.3	$1,171.1	$1,101.5	$979.4	$913.9	$770.3
Gross profit	648.2	641.7	591.4	524.0	483.7	399.0
Operating income	258.3	238.1	212.8	185.8	160.9	128.1
Income before taxes	242.9	230.4	197.5	178.3	159.5	115.2
Net income	188.1	177.4	148.5	135.6	123.8	91.4
Net income attributable to Sirona Dental Systems, Inc.	$186.2	$175.7	$146.7	$133.8	$121.8	$90.0
Income per share (attributable to Sirona Dental Systems, Inc. common shareholders):
Basic	$3.35	$3.18	$2.67	$2.41	$2.19	$1.63
Diluted	$3.30	$3.13	$2.61	$2.36	$2.13	$1.59

Balance Sheet Data of Sirona
(In millions of US dollars)

	As of September 30,
	2015	2014	2013	2012	2011	2010
Selected Balance Sheet Data:
Cash and cash equivalents	$517.8	$382.8	$241.7	$151.1	$345.9	$251.8
Working capital(1),(2)	581.5	449.8	317.0	222.9	46.2	297.6
Total assets	1,902.3	1,811.0	1,738.4	1,494.7	1,726.1	1,592.9
Non-current liabilities(2)	266.3	312.5	334.3	315.9	255.0	625.2
Total liabilities	561.4	549.8	580.4	502.3	790.2	785.3
Retained earnings	946.1	759.9	584.2	437.5	303.6	181.8
Sirona Dental Systems, Inc. Shareholders' equity	1,338.2	1,258.8	1,155.6	989.4	932.3	805.4
Total shareholders' equity	1,340.9	1,261.2	1,158.0	992.4	935.9	807.6
Net cash (debt)(3)	$437.6	$303.3	$166.3	$75.6	$(22.5)	$(119.0)

(1)	Working capital is defined as current assets less current liabilities.
(2)	The significant decrease in working capital and non-current liabilities in fiscal year 2011 is due to the reclassification of the final tranche of the senior term loan due in November 2011 as current. The balance of these senior term loans was $364.8 as of September 30, 2011.
(3)	Net cash (debt) is defined as cash and cash equivalents less short and long-term financial liabilities.

SELECTED UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION OF DENTSPLY AND SIRONA

The following table shows selected unaudited pro forma combined financial information regarding the financial condition and results of operations of DENTSPLY after giving effect to the merger with Sirona. The selected unaudited pro forma combined financial statements have been prepared using the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) and otherwise in accordance with GAAP under which the assets and liabilities of Sirona will be recorded by DENTSPLY at their respective fair values as of the date the merger is completed. The selected unaudited pro forma combined balance sheet assumes that the merger took place on September 30, 2015. The selected unaudited pro forma combined statements of operations for the fiscal year ended December 31, 2014, and for the nine months ended September 30, 2015, assume that the merger took place on January 1, 2014, the beginning of the earliest period presented.

The selected unaudited pro forma combined financial information has been derived from and should be read in conjunction with (i) the section entitled “The Merger — Reasons for the Merger — Certain Financial Projections Utilized by the DENTSPLY Board of Directors and DENTSPLY’s Financial Advisor” and the related notes beginning on page 74, and (ii) the more detailed unaudited pro forma combined financial statements of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the unaudited pro forma combined financial statements. See “Unaudited Pro Forma Combined Financial Information” beginning on page 128. In addition, the selected unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of both DENTSPLY and Sirona for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 184.

The selected unaudited pro forma combined financial information has been presented for informational purposes only. The selected unaudited pro forma combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the selected unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

Selected Unaudited Pro Forma Combined Statement of Operations Data

(in millions of US dollars, except per share data)	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Net sales	$2,857.6	$4,089.8
Net sales, excluding precious metal content(a)	2,790.0	3,959.9
Gross profit	1,605.6	2,216.6
Restructuring and other costs	50.9	11.1
Operating income	413.4	588.8
Income before income taxes	380.9	541.8
Net income	294.7	437.9
Net income attributable to DENTSPLY International	$293.0	$436.2
Earnings per common share:
Basic	$1.21	$1.79
Diluted	$1.19	$1.76

(a)	The presentation of net sales, excluding precious metal content, is considered a measure not calculated in accordance with US GAAP, and is therefore considered a non-US GAAP measure.

Selected Unaudited Pro Forma Combined Balance Sheet

(in millions of US dollars)	As of September 30, 2015
Cash and cash equivalents	$754.2
Property, plant and equipment, net	777.2
Goodwill and other intangibles, net	9,169.6
Total assets	12,150.7
Total debt, current and long-term portions	1,235.3
Equity	8,682.2

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below are DENTSPLY’s historical per share data for the nine months ended September 30, 2015 and the year ended December 31, 2014, Sirona’s historical per share data for the nine months ended June 30, 2015 and the year ended September 30, 2014, and unaudited pro forma combined per share data for the nine months ended September 30, 2015 and the year ended December 31, 2014. This information should be read together with the consolidated financial statements and related notes of DENTSPLY and Sirona that are incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Combined Financial Information” beginning on page 128. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, because DENTSPLY has a fiscal year-end of December 31 and Sirona has a fiscal year-end of September 30, the following unaudited pro forma combined per share data for the nine months ended September 30, 2015 and the year ended December 31, 2014 combines the historical per share data of DENTSPLY for the nine months ended September 30, 2015 and its fiscal year ended December 31, 2014 and the historical per share data of Sirona for the nine months ended June 30, 2015 and its fiscal year ended September 30, 2014. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The Sirona unaudited pro forma equivalent per share financial information is computed by multiplying the DENTSPLY unaudited pro forma combined per share amounts by the exchange ratio (1.8142 shares of DENTSPLY common stock for each share of Sirona common stock).

DENTSPLY-Historical	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Earnings per common share:
Basic	$1.38	$2.28
Diluted	$1.35	$2.24
Book value per share of common stock	$16.32	$16.48
Dividends per share of common stock	$0.2175	$0.265

Sirona-Historical	Nine Months Ended June 30, 2015	Year Ended September 30, 2014
Earnings per common share:
Basic	$2.53	$3.18
Diluted	$2.50	$3.13
Book value per share of common stock	$23.04	$22.78
Dividends per share of common stock	—	—

DENTSPLY pro forma combined amounts	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Earnings per common share:
Basic	$1.21	$1.79
Diluted	$1.19	$1.76
Book value per share of common stock	$35.99	N/A

Sirona pro forma equivalent per share data	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Earnings per common share:
Basic	$2.20	$3.25
Diluted	$2.17	$3.20
Book value per share of common stock	$65.30	N/A

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain, in addition to historical information, “forward-looking statements” (as defined in the Securities Litigation Reform Act of 1995) regarding, among other things, future events or the future financial performance of DENTSPLY and Sirona. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Forward-looking statements relating to the proposed transaction include, but are not limited to: statements about the benefits of the proposed transaction between DENTSPLY and Sirona, including future financial and operating results; DENTSPLY’s and Sirona’s plans, objectives, expectations and intentions; the expected timing of completion of the proposed transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements are based on information currently available to DENTSPLY and Sirona and involve estimates, expectations and projections. Investors are cautioned that all such forward-looking statements are subject to risks and uncertainties, and important factors could cause actual events or results to differ materially from those indicated by such forward-looking statements. With respect to the proposed transaction between DENTSPLY and Sirona, these factors, in addition to those set forth under “Risk Factors,” beginning on page 21, could include, but are not limited to: the risk that DENTSPLY or Sirona may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; the risk that a condition to closing of the transaction may not be satisfied; the length of time necessary to consummate the proposed transaction, which may be longer than anticipated for various reasons; the risk that the businesses will not be integrated successfully; the risk that the cost savings, synergies and growth from the proposed transaction may not be fully realized or may take longer to realize than expected; the diversion of management time on transaction-related issues; the effect of future regulatory or legislative actions on the companies or the industries in which they operate; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; economic and foreign exchange rate volatility; the continued strength of the dental and medical device markets; unexpected changes relating to competitive factors in the dental and medical devices industries; the timing, success and market reception for DENTSPLY’s and Sirona’s new and existing products; the possibility of new technologies outdating DENTSPLY’s or Sirona’s products; the outcomes of any litigation; continued support of DENTSPLY’s or Sirona’s products by influential dental and medical professionals; changes in the general economic environment, or social or political conditions, that could affect the businesses; the potential impact of the announcement or consummation of the proposed transaction on relationships with customers, suppliers, competitors, management and other employees; the ability to attract new customers and retain existing customers in the manner anticipated; the ability to hire and retain key personnel; reliance on and integration of information technology systems; the risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the potential of international unrest, economic downturn or effects of currencies, tax assessments, tax adjustments, anticipated tax rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs.

Additional information concerning these and other risk factors is also contained in DENTSPLY’s and Sirona’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond DENTSPLY’s or Sirona’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the information currently available to the parties on the date they are made, and neither DENTSPLY nor Sirona undertakes any obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. Nothing in this communication is intended, or is to be construed, as a profit forecast or to be interpreted to mean that earnings per DENTSPLY share or Sirona share for the current or any future financial years or those of the combined company, will necessarily match or exceed the historical published earnings per DENTSPLY share or Sirona share, as applicable. Neither DENTSPLY nor Sirona gives any assurance (1) that either DENTSPLY or Sirona will achieve its expectations, or (2) concerning any result or the timing thereof, in each case, with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, cost reductions, business strategies, earnings or revenue trends or future financial results. All subsequent written and oral forward-looking statements concerning DENTSPLY, Sirona, the proposed transaction, the combined company or other matters and attributable to DENTSPLY or Sirona or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of DENTSPLY and Sirona because these risks will also affect the combined company. These risks can be found in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as revised with respect to the consolidated financial statements insofar as it relates to the effects of business segment reclassifications and the change in accounting for debt issuance costs as contained in DENTSPLY’s Form 8-K filed on October 28, 2015, in the case of DENTSPLY, and in the Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and any amendments thereto, in the case of Sirona, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 184.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either DENTSPLY’s or Sirona’s stock price.

Upon closing of the merger, each share of Sirona common stock will be converted into the right to receive 1.8142 shares of DENTSPLY common stock. This exchange ratio will not be adjusted for changes in the market price of either DENTSPLY common stock or Sirona common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of DENTSPLY common stock prior to the merger will affect the value of DENTSPLY common stock that Sirona common stockholders will receive on the date of the merger. The exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend or distribution, reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction with respect to the shares of either DENTSPLY common stock or Sirona common stock prior to the closing of the merger.

The prices of DENTSPLY common stock and Sirona common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholder meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of DENTSPLY common stock during the period from September 14, 2015, the last trading day before public announcement of the merger, through December 2, 2015, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $113.29 to a low of $91.34 for each share of Sirona common stock.

These variations could result from changes in the business, operations or prospects of DENTSPLY or Sirona prior to or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of DENTSPLY or Sirona. We may complete the merger a considerable period after the dates of both the DENTSPLY special meeting and the Sirona special meeting. Therefore, at the time of the Sirona special stockholders meeting, Sirona stockholders will not know with certainty the value of the shares of DENTSPLY common stock that they will receive upon completion of the merger.

The merger is subject to the receipt of consents and clearances from domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on DENTSPLY, Sirona or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws. In deciding whether to grant regulatory clearances, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The merger agreement may require DENTSPLY and/or Sirona to comply with conditions imposed by regulatory entities and, in certain circumstances, either company may refuse to close the merger on the basis of those regulatory conditions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger. In addition, neither DENTSPLY nor Sirona can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled “The Merger — Regulatory Clearances Required for the Merger” beginning on page 102.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory clearances, the merger is subject to a number of other conditions beyond DENTSPLY’s and Sirona’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the synergies that we expect to achieve if the merger is successfully completed within its expected time frame. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 118.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

DENTSPLY and Sirona are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon the ability of DENTSPLY and Sirona to retain key management personnel and other key employees. Current and prospective employees of DENTSPLY and Sirona may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of DENTSPLY and Sirona to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of DENTSPLY and Sirona to the same extent that DENTSPLY and Sirona have previously been able to attract or retain their own employees. A failure by DENTSPLY, Sirona or, following the completion of the merger, the combined company to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have a negative impact on their respective businesses.

Lawsuits have been filed against DENTSPLY and Sirona’s board of directors challenging the merger and an adverse ruling may prevent the merger from being completed.

DENTSPLY, Merger Sub and the members of Sirona’s board of directors were named as defendants in lawsuits brought by Sirona stockholders challenging the merger and seeking, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed-upon terms. Additional lawsuits may be filed against DENTSPLY, Merger Sub, Sirona and/or their respective directors or officers in connection with the merger. See “The Merger — Litigation Related to the Merger” beginning on page 104 for more information about the lawsuits that have been filed related to the merger.

One of the conditions to the closing of the merger is the absence of any order, injunction, decree, statute, rule or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the parties’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of DENTSPLY and Sirona.

Completion of the merger is not assured and is subject to risks, including the risks that approval of the transactions by stockholders of DENTSPLY and Sirona or by governmental entities will not be obtained or that certain other closing conditions will not be satisfied. If the merger is not completed, the ongoing businesses and financial results of DENTSPLY and/or Sirona may be adversely affected and DENTSPLY and/or Sirona will be subject to several risks, including the following:

•	having to pay certain significant costs relating to the merger without receiving the benefits of the merger, including, in certain circumstances, a termination fee of $280 million, in the case of DENTSPLY, and a termination fee of $205 million, in the case of Sirona;
•	the potential loss of key personnel during the pendency of the merger as employees may experience uncertainty about their future roles with the combined company;
•	DENTSPLY and Sirona will have been subject to certain restrictions on the conduct of their businesses which may have prevented them from making certain acquisitions or dispositions or pursuing certain business opportunities while the merger was pending; and
•	having had the focus of each companies’ management on the merger instead of on pursuing other opportunities that could have been beneficial to the companies.

If the merger is not completed, DENTSPLY and Sirona cannot assure their respective stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock prices of DENTSPLY or Sirona.

The merger agreement contains provisions that could discourage a potential competing acquiror of either DENTSPLY or Sirona.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of DENTSPLY’s and Sirona’s ability to solicit, initiate or knowingly encourage and induce, or take any other action designed to facilitate competing third-party proposals relating to a merger, reorganization or consolidation of the company or an acquisition of the company’s stock or assets. Further, even if the DENTSPLY board of directors or the Sirona board of directors withdraws or qualifies its recommendation with respect to the merger, DENTSPLY or Sirona, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their respective special meetings. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. See “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 111, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 120 and “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 121.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of DENTSPLY or Sirona from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the $280 million or $205 million termination fee, as applicable, that may become payable in certain circumstances.

If the merger agreement is terminated and either DENTSPLY or Sirona determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

DENTSPLY’s and Sirona’s executive officers and directors have certain interests in the merger that may be different from, or in addition to, the interests of DENTSPLY and Sirona stockholders generally.

DENTSPLY’s and Sirona’s executive officers and directors have certain interests in the merger that may be different from, or in addition to, the interests of DENTSPLY stockholders and Sirona stockholders generally. DENTSPLY’s executive officers and Sirona’s executive officers negotiated the terms of the merger agreement. The executive officers of DENTSPLY and Sirona have arrangements with DENTSPLY or Sirona, as applicable, that provide for severance benefits if their employment is terminated under certain circumstances following the completion of the merger. In addition, certain of Sirona’s compensation and benefit plans and arrangements provide for payment or accelerated vesting or distribution of certain rights or benefits upon completion of the merger. Under the merger agreement, DENTSPLY and Sirona may act before completion of the merger to accelerate the vesting of equity awards (RSUs and, in the case of DENTSPLY, also stock options) held by some or all of its non-employee directors who will not continue as directors of the combined company after the merger. Executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Upon completion of the merger, the board of directors of the combined company will be comprised of eleven members, consisting of six of DENTSPLY’s current directors and five of Sirona’s current directors. Mr. Slovin, currently a director and the president and chief executive officer of Sirona, will serve as a director and as chief executive officer of the combined company, and Mr. Wise, the current chairman and chief executive officer of DENTSPLY, will serve as executive chairman of the board of directors of the combined company. Additionally, the combined company’s management team will include executives from each of DENTSPLY and Sirona. From DENTSPLY, Christopher T. Clark (the current president and chief financial officer of DENTSPLY) will serve as president and chief operating officer, technologies of the combined company, and James G. Mosch (the current executive vice president and chief operating officer of DENTSPLY) will serve as president and chief operating officer, dental and healthcare consumables of the combined company. From Sirona, Ulrich Michel (the current executive vice president and chief financial officer of Sirona) will serve as executive vice president and chief financial officer of the combined company.

The DENTSPLY and Sirona boards of directors were aware of these interests at the time each approved the merger and the transactions contemplated by the merger agreement. These interests, including the continued employment of certain executive officers of DENTSPLY and Sirona by the combined company, the continued positions of certain directors of DENTSPLY and Sirona as directors of the combined company and the indemnification of former directors and officers by the combined company, may cause DENTSPLY’s and Sirona’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger — Interests of DENTSPLY Directors and Executive Officers in the Merger” beginning on page 76 and “The Merger — Interests of Sirona Directors and Executive Officers in the Merger” beginning on page 91 for more information.

Current holders of DENTSPLY and Sirona common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Current holders of DENTSPLY and Sirona common stock have the right to vote in the election of the board of directors and on other matters affecting DENTSPLY and Sirona, respectively. Upon the completion of the merger, each Sirona stockholder who receives shares of DENTSPLY common stock will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of Sirona. Similarly, after completion of the merger, the shares of combined company common stock retained by each DENTSPLY stockholder will represent a smaller percentage ownership of the combined company. It is currently expected that the stockholders of Sirona immediately prior to the effective time of the merger as a group will receive shares in the merger constituting approximately 42% of the shares of combined company common stock on a fully diluted basis immediately after the merger. As a result, stockholders of DENTSPLY immediately prior to the effective time of the merger as a group will own approximately 58% of the shares of combined company common stock on a fully diluted basis immediately after the merger. Because of this, DENTSPLY and Sirona stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of DENTSPLY and Sirona, respectively.

Risk Factors Relating to the Combined Company Following the Merger

The combined company may be unable to integrate successfully the businesses of DENTSPLY and Sirona and realize the anticipated benefits of the merger.

The success of the merger will depend, in large part, on the ability of the combined company to realize the anticipated benefits, including cost savings, from combining the businesses of DENTSPLY and Sirona. To realize these anticipated benefits, the businesses of DENTSPLY and Sirona must be successfully integrated. This integration will be complex and time consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not fully achieving the anticipated benefits of the merger. Potential difficulties the combined company may encounter as part of the integration process include the following:

•	the inability to successfully combine the businesses of DENTSPLY and Sirona in a manner that permits the combined company to achieve the full revenue and cost synergies anticipated to result from the merger;
•	complexities associated with managing the combined businesses, including the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;
•	coordinating geographically separated organizations, systems and facilities;
•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	integrating the workforces of the two companies while maintaining focus on providing consistent, high quality customer service; and
•	potential unknown liabilities and unforeseen increased or new expenses, delays or regulatory conditions associated with the merger.

In addition, DENTSPLY and Sirona have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management;
•	disruption of existing relationships with distributors and other manufacturers in the industry that drive a substantial amount of revenues to each company; and
•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or DENTSPLY’s and Sirona’s ability to achieve the anticipated benefits of the merger, or which could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company.

The merger may not be accretive and may cause dilution to the combined company’s adjusted earnings per share, which may negatively affect the market price of the combined company’s common stock.

DENTSPLY and Sirona currently anticipate that the merger will be accretive to stockholders on an adjusted earnings per share basis within the first full year following the completion of the merger. This expectation is based on preliminary estimates, which may materially change. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to the combined company’s adjusted earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market value of the combined company’s common stock.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either DENTSPLY’s or Sirona’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of DENTSPLY and Sirona.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of DENTSPLY and Sirona. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, manufacturing, research and development, marketing and benefits. While DENTSPLY and Sirona have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The unaudited pro forma combined financial information included in this joint proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma combined financial information included in this joint proxy statement/prospectus is presented solely for illustrative purposes and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. This unaudited pro forma combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions and may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

Other Risk Factors of DENTSPLY and Sirona

DENTSPLY’s and Sirona’s businesses are and will be subject to the risks described above. In addition, DENTSPLY’s and Sirona’s businesses are, and will continue to be, subject to the risks described in DENTSPLY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as revised with respect to the consolidated financial statements insofar as it relates to the effects of business segment reclassifications and the change in accounting for debt issuance costs as contained in DENTSPLY’s Form 8-K filed on October 28, 2015, and Sirona’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, each as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are or will be filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 184 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

DENTSPLY International Inc.

DENTSPLY International Inc., a Delaware corporation which dates its history to 1899, believes it is the world’s largest designer, developer, manufacturer and marketer of a broad range of consumable dental products for the professional dental market. DENTSPLY also manufactures and markets other consumable medical device products. DENTSPLY’s principal product categories are dental consumable products, dental laboratory products, dental specialty products and consumable medical device products.

DENTSPLY conducts its business in the United States, as well as in over 120 foreign countries, principally through its foreign subsidiaries. DENTSPLY has a long-established presence in the European market, particularly in Germany, Sweden, France, the United Kingdom, Switzerland and Italy, as well as in Canada. DENTSPLY also has a significant market presence in the countries of the Commonwealth of Independent States, Central and South America, the Middle-East region and the Pacific Rim.

DENTSPLY’s common stock is traded on the NASDAQ Global Select Market under the symbol “XRAY.”

The principal executive offices of DENTSPLY are located at the Susquehanna Commerce Center, 221 W. Philadelphia Street, York, Pennsylvania 17401, and its telephone number is (717) 845-7511.

Sirona Dental Systems, Inc.

Sirona Dental Systems, Inc., a Delaware corporation, is the leading global manufacturer of high-quality, technologically-advanced dental equipment, and is focused on developing, manufacturing, and marketing innovative solutions for dentists around the world. Sirona is uniquely positioned to benefit from several trends in the global dental industry, such as technological innovation, the shift to digital imaging, favorable demographic trends, and growing patient focus on dental health and cosmetic appearance.

Sirona’s common stock is traded on the NASDAQ Global Select Market under the symbol “SIRO.”

The principal executive offices of Sirona are located at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101, and its telephone number is (718) 482-2011.

Dawkins Merger Sub Inc.

Dawkins Merger Sub Inc., a wholly owned subsidiary of DENTSPLY, is a Delaware corporation that was formed on September 14, 2015 for the sole purpose of effecting the merger. In the merger, Dawkins Merger Sub Inc. will be merged with and into Sirona, with Sirona surviving as a wholly owned subsidiary of DENTSPLY.

THE DENTSPLY SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the stockholders of DENTSPLY as part of a solicitation of proxies by DENTSPLY’s board of directors for use at DENTSPLY’s special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournments or postponements thereof. This joint proxy statement/prospectus provides stockholders of DENTSPLY with the information they need to know to be able to vote or instruct their vote to be cast at DENTSPLY’s special meeting.

Date, Time and Place

The special meeting of DENTSPLY stockholders is scheduled to be held at 221 W. Philadelphia St., York, Pennsylvania 17401, on         , 2016, at      , local time, subject to any adjournments or postponements thereof.

Purpose of the DENTSPLY Special Meeting

At the DENTSPLY special meeting, DENTSPLY stockholders will be asked to consider and vote on:

•	the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger as contemplated by the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus;
•	the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, a copy of which is included as Annex D to this joint proxy statement/prospectus, as contemplated by the merger agreement;
•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger;
•	the proposal to approve the Plan to be effective as of the consummation of the merger, a copy of which is included as Annex E to this joint proxy statement/prospectus; and
•	the proposal to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and the adoption of DENTSPLY’s amended and restated certificate of incorporation by DENTSPLY stockholders.

Recommendation of the Board of Directors of DENTSPLY

The DENTSPLY board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of DENTSPLY and its stockholders.

The DENTSPLY board of directors unanimously recommends that the DENTSPLY stockholders vote “FOR” the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, “FOR” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger, “FOR” the proposal to approve the Plan and “FOR” the proposal to approve any motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation.

DENTSPLY Record Date; Stockholders Entitled to Vote

Only DENTSPLY stockholders of record at the close of business on December 2, 2015, the DENTSPLY record date for the DENTSPLY special meeting, are entitled to notice of, and to vote at, the DENTSPLY special meeting or any adjournments or postponements thereof.

At the close of business on the DENTSPLY record date, there were 140,035,386 shares of DENTSPLY common stock outstanding and entitled to vote at the DENTSPLY special meeting. DENTSPLY issued and outstanding capital stock consists solely of outstanding shares of DENTSPLY common stock. DENTSPLY stockholders will have one vote for each share of DENTSPLY common stock they owned on the DENTSPLY record date, in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the DENTSPLY special meeting. A list of stockholders of DENTSPLY will be available for review for any purpose germane to the special meeting at DENTSPLY’s executive offices and principal place of business at the Susquehanna Commerce Center, 221 W. Philadelphia Street, York, Pennsylvania 17401, during regular business hours for a period of 10 days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Voting by DENTSPLY’s Directors and Executive Officers

At the close of business on the DENTSPLY record date, directors and executive officers of DENTSPLY and their affiliates were entitled to vote 4,422,444 shares of DENTSPLY common stock, or      approximately 3.2% of the shares of DENTSPLY common stock outstanding on that date. We currently expect that DENTSPLY’s directors and executive officers will vote their shares in favor of the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, although no director or officer has entered into any agreement obligating him or her to do so.

Quorum

No business may be transacted at the DENTSPLY special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the outstanding shares of common stock entitled to vote at the DENTSPLY special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the DENTSPLY special meeting. If a quorum is not present, the special meeting may be adjourned by the vote of a majority of the shares present in person or represented by proxy and entitled to vote at the special meeting to allow additional time for obtaining additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Abstentions (shares of DENTSPLY common stock for which proxies have been received but for which the holders have abstained from voting or as to which the holder attends the special meeting in person but does not vote) will be included in the calculation of the number of shares of DENTSPLY common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of DENTSPLY common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

•	The issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Abstentions are treated the same as votes against the proposal. Failures to vote and broker non-votes, which are described below, will have no effect on the proposal, assuming a quorum is present.
•	The adoption of DENTSPLY’s amended and restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock entitled to vote on the proposal. Failures to vote, abstentions and broker non-votes will have the effect of a vote against the proposal.

•	The approval, on a non-binding advisory basis, of specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present. Because the vote regarding these specific merger-related compensatory arrangements between DENTSPLY and its named executive officers is advisory only, it will not be binding on DENTSPLY or, following completion of the merger, the combined company. Accordingly, if the merger is completed, the DENTSPLY named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the DENTSPLY stockholders.
•	The approval of the Plan requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present. Approval of the Plan is not required to consummate the merger. However, the DENTSPLY board of directors has made the proposed implementation of the Plan contingent upon the consummation of the merger. If the merger is not consummated, then the Plan will not be implemented, even if approved by DENTSPLY’s stockholders.
•	The adjournment of the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and the adoption of DENTSPLY’s amended and restated certificate of incorporation by DENTSPLY stockholders.

Failure to Vote and Abstentions

For purposes of the DENTSPLY special meeting, an abstention occurs when a DENTSPLY stockholder attends the DENTSPLY special meeting, either in person or by proxy, but abstains from voting. Accordingly, with respect to:

•	the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, if a DENTSPLY stockholder present in person at the DENTSPLY special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the proposal. If a DENTSPLY stockholder is not present in person at the DENTSPLY special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal (assuming a quorum is present);
•	the proposal to approve adoption of DENTSPLY’s amended and restated certificate of incorporation, an abstention or failure to vote will have the same effect as a vote “AGAINST” the proposal;
•	the proposal to approve, on a non-binding advisory basis, the DENTSPLY merger-related compensation, if a DENTSPLY stockholder present in person at the DENTSPLY special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” this proposal. If a DENTSPLY stockholder is not present in person at the DENTSPLY special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal (assuming a quorum is present);

•	the proposal to approve the Plan, if a DENTSPLY stockholder present in person at the DENTSPLY special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the proposal to approve the Plan. If a DENTSPLY stockholder is not present in person at the DENTSPLY special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal (assuming a quorum is present); and
•	a proposal to adjourn the DENTSPLY special meeting, if a DENTSPLY stockholder present in person at the DENTSPLY special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the proposal. If a DENTSPLY stockholder is not present in person at the DENTSPLY special meeting and does not respond by proxy, it will have no effect on the vote count for a proposal to approve any motion to adjourn the DENTSPLY special meeting (assuming a quorum is present).

Please see the section entitled “— Shares Held in Street Name” beginning on page 31 for a discussion concerning the effect of broker non-votes on each of the proposals identified above.

Voting of Proxies by Holders of Record

If you are a holder of record, a proxy card is enclosed for your use. DENTSPLY requests that you submit a proxy via Internet by logging onto http://www.proxyvote.com and following the instructions on your proxy card or by telephone by dialing 1-800-690-6903 and listening for further directions or by signing the enclosed proxy and returning it promptly in the enclosed postage-paid envelope. When the enclosed proxy is returned properly executed, the shares of DENTSPLY common stock represented by it will be voted at the DENTSPLY special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of DENTSPLY common stock represented are to be voted with regard to a particular proposal, the DENTSPLY common stock represented by the proxy will be voted in accordance with the recommendation of the DENTSPLY board of directors and, therefore, “FOR” the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, “FOR” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger, “FOR” the proposal to approve the Plan and “FOR” the proposal to approve any motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in DENTSPLY’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the DENTSPLY special meeting in person. Proxies submitted through the specified Internet website or by phone must be received by 11:59 p.m., eastern time, on         , 2016.

Shares Held in “Street Name”

If you hold your DENTSPLY shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, trustee or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to DENTSPLY or by voting in person at your stockholders meeting unless you have a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of DENTSPLY common stock on behalf of their customers may not give a proxy to DENTSPLY to vote those shares without specific instructions from their customers.

If you are a DENTSPLY stockholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, which will have no effect on the vote on this proposal, assuming a quorum is present and a majority of the shares of DENTSPLY common stock entitled to vote actually do vote on the proposal;
•	your broker may not vote your shares on the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, which will have the same effect as a vote “AGAINST” this proposal; and
•	your broker may not vote your shares on the non-binding, advisory, DENTSPLY merger-related compensation proposal, the proposal to approve the Plan or any proposal to approve any motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation, which will have no effect on the vote on this proposal (assuming a quorum is present).

Revocation of Proxies

If you are the record holder of DENTSPLY stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Secretary of DENTSPLY;
•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or
•	attending the DENTSPLY special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the DENTSPLY special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

DENTSPLY International Inc.
221 W. Philadelphia Street
York, Pennsylvania 17401
Attention: Secretary

Please note that if your shares are held in “street name” through a broker, bank, employee benefit plan trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank, employee benefit plan trustee or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or other nominee).

Tabulation of Votes

DENTSPLY has appointed to Broadridge Financial Solutions, Inc. serve as the Inspector of Election for the DENTSPLY special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

DENTSPLY is soliciting proxies for the DENTSPLY special meeting and, in accordance with the merger agreement, the cost of proxy solicitation will be borne by DENTSPLY. In addition to solicitation by use of mails, proxies may be solicited by DENTSPLY directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with brokers, banks, trustees and other nominees for forwarding of proxy solicitation material to beneficial owners of common stock and voting preferred stock held of record and we may reimburse these individuals for their reasonable expenses. To help assure the presence in person or by proxy of the largest number of stockholders possible, DENTSPLY has engaged Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to solicit proxies on DENTSPLY’s behalf. DENTSPLY has agreed to pay Innisfree a proxy solicitation fee of $25,000, plus reasonable expenses for its services. DENTSPLY will also reimburse Innisfree for its reasonable out-of-pocket costs and expenses.

Adjournments

Any adjournment of the special meeting may be made from time to time by approval of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of DENTSPLY common stock to Sirona stockholders or the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, then DENTSPLY stockholders may be asked to vote on the proposal to adjourn the special meeting so as to permit the further solicitation of proxies.

THE SIRONA SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the stockholders of Sirona as part of a solicitation of proxies by Sirona’s board of directors for use at Sirona’s special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournments or postponements thereof. This joint proxy statement/prospectus provides stockholders of Sirona with the information they need to know to be able to vote or instruct their vote to be cast at Sirona’s special meeting.

Date, Time and Place

The special meeting of Sirona stockholders is scheduled to be held at            on          , 2016 at       , local time, subject to any adjournments or postponements thereof.

Purpose of the Sirona Special Meeting

At the Sirona special meeting, Sirona stockholders will be asked to consider and vote on:

•	the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 39 and 105, respectively;
•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger; and
•	the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Completion of the merger is conditioned on, among other things, adoption of the merger agreement by Sirona stockholders.

Recommendation of the Board of Directors of Sirona

The Sirona board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Sirona and its stockholders.

The Sirona board of directors unanimously recommends that Sirona stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger and “FOR” the proposal to adjourn the Sirona special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Sirona Record Date; Stockholders Entitled to Vote

Only holders of record of Sirona common stock at the close of business on December 2, 2015, the record date for Sirona’s special meeting, will be entitled to notice of, and to vote at, Sirona’s special meeting or any adjournments or postponements thereof.

At the close of business on the record date, 55,937,320 shares of Sirona common stock were issued and outstanding and held by 67 holders of record. Sirona issued and outstanding capital stock consists solely of outstanding shares of Sirona common stock. Holders of record of Sirona common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A list of stockholders of Sirona will be available for review for any purpose germane to the special meeting at Sirona’s executive offices and principal place of business at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101, during regular business hours for a period of 10 days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Voting by Sirona’s Directors and Executive Officers

At the close of business on the Sirona record date, directors and executive officers of Sirona and their affiliates were entitled to vote 1,422,701 shares of Sirona common stock, or approximately 2.5% of the shares of Sirona common stock outstanding on that date. We currently expect that Sirona’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the Sirona stockholders at the Sirona special meeting, although no director or officer has entered into any agreement obligating him to do so.

Quorum

No business may be transacted at the Sirona special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the issued and outstanding shares of common stock entitled to vote at the Sirona special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the meeting. If a quorum is not present, the special meeting may be adjourned to allow additional time for obtaining additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Abstentions (shares of Sirona common stock for which proxies have been received but for which the holders have abstained from voting or as to which the holder attends the special meeting in person but does not vote) will be included in the calculation of the number of shares of Sirona common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Sirona common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sirona common stock entitled to vote on the proposal. Failures to vote, abstentions and broker non-votes will have the effect of a vote against the proposal.

Approval, on a non-binding advisory basis, of specific compensatory arrangements between Sirona and its named executive officers relating to the merger requires the affirmative vote of holders of a majority of the outstanding shares of Sirona common stock present in person or represented by proxy at the Sirona special meeting and entitled to vote on the proposal, although such vote will not be binding on Sirona or its board of directors or any of its committees. Abstentions will have the effect of a vote against the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present.

If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement, the Sirona stockholders, by the affirmative vote of holders of a majority of the outstanding shares of Sirona common stock present in person or represented by proxy at the Sirona special meeting and entitled to vote on the proposal, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to notice of the meeting.

Completion of the merger is conditioned on, among other things, adoption of the merger agreement by Sirona stockholders.

Failure to Vote, Broker Non-Votes and Abstentions

Under the rules of the NASDAQ, banks, brokers, trusts or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NASDAQ rules when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NASDAQ rules, banks, brokers and other nominees who hold shares of Sirona common stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the proposal to adopt the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to adopt the merger agreement. For shares of Sirona common stock held in “street name,” only shares of Sirona common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a favorable vote for such proposal. Abstaining from voting, or failing to provide voting instructions to your bank, broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Abstentions will have the effect of a vote “AGAINST” the proposals to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger and to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement. Failures to attend the special meeting (in person or by proxy) and vote and broker non-votes will have no effect on these proposals.

Voting at the Special Meeting

Whether or not you plan to attend Sirona’s special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with American Stock Transfer & Trust Company, Sirona’s transfer agent and registrar, you may vote in person at the special meeting or by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote.

In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license. If you hold your Sirona shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

If you plan to attend Sirona’s special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Voting by Proxy

If you are a holder of record, a proxy card is enclosed for your use. Sirona requests that you submit a proxy via Internet by logging onto http://www.proxyvote.com and following the instructions on your proxy card or by telephone by dialing 877-456-7915 and listening for further directions or by signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. You should submit your proxy in advance of the meeting even if you plan to attend Sirona’s special meeting. You can always change your vote at the special meeting.

Stockholders of record of Sirona may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated. If you hold your shares of Sirona common stock in “street name”, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., eastern time, on          , 2016.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the Sirona special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposals.

Only shares affirmatively voted for the proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal to adopt the merger agreement. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement. Abstentions will have the same effect as votes “AGAINST” the proposals to approve, on a non-binding advisory basis, specific compensatory arrangements between Sirona and its named executive officers relating to the merger and to adjourn the Sirona special meeting. Broker non-votes will have no effect on the proposals to approve, on a non-binding advisory basis, the specific compensatory arrangements or to adjourn the Sirona special meeting.

Revocation of Proxies

If you are the record holder of Sirona stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Secretary of Sirona;
•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or
•	attending the Sirona special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the Sirona special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Sirona Dental Systems, Inc.
30-30 47th Avenue, Suite 500
Long Island City, New York 11101
Attention: Secretary

Please note that if your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Tabulation of Votes

Sirona has appointed IVS Associates, Inc. (“IVS”) to serve as the Inspector of Election for the Sirona special meeting. IVS will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Sirona is soliciting proxies for its special meeting from its stockholders. Sirona will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by Sirona’s directors, officers and employees in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

Sirona has retained the services of Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $20,000, plus additional variable fees, which have accrued over the course of the solicitation and reimbursement of out-of-pocket expenses. Sirona will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. Sirona will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

Any adjournment of the special meeting may be made from time to time by the Sirona stockholders by the affirmative vote of holders of a majority of outstanding shares of Sirona common stock present in person or represented by proxy at the Sirona special meeting and entitled to vote, whether or not a quorum is present, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, then Sirona stockholders may be asked to vote on the proposal to adjourn the special meeting so as to permit the further solicitation of proxies. The chairman of the Sirona special meeting shall also have the authority to recess and/or adjourn the Sirona special meeting for any reason.

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read this joint proxy statement/prospectus carefully and in its entirety, including the merger agreement which is included as Annex A to this joint proxy statement/prospectus, for a more complete understanding of the merger.

Effects of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of DENTSPLY and a party to the merger agreement, will merge with and into Sirona. Sirona will survive the merger as a wholly owned subsidiary of DENTSPLY. The merger will become effective at such time as a certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at any later date or time mutually agreed to in writing by DENTSPLY and Sirona and specified in the certificate of merger in accordance with Delaware law.

At the effective time of the merger, each outstanding share of Sirona common stock (other than shares held by DENTSPLY, Merger Sub or Sirona, or by Sirona as treasury shares, which will be canceled and retired and cease to exist) will be converted into the right to receive 1.8142 fully paid and nonassessable shares of DENTSPLY common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.

DENTSPLY stockholders will not receive any merger consideration and will continue to hold their shares of DENTSPLY common stock after the merger.

DENTSPLY and Sirona are working to complete the merger as soon as practicable and expect the closing of the merger to occur in the first quarter of 2016. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of DENTSPLY and Sirona could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the DENTSPLY and Sirona special meetings and the completion of the merger.

Background of the Merger

DENTSPLY’s board of directors and senior management regularly evaluate and assess DENTSPLY’s financial performance, prospects and competitive position, as well as strategies to enhance stockholder value, including opportunities to enhance product offerings, the services it provides to its clients and its overall position in the dental industry. In connection with these reviews and assessments, DENTSPLY’s board of directors and senior management regularly evaluate potential strategic alternatives relating to DENTSPLY and its business, including possible acquisitions, divestitures and business combination transactions. One of the areas for potential growth that DENTSPLY has considered from time to time is a business combination with another dental company to the extent consistent with DENTSPLY’s long-term strategic goals.

Sirona’s board of directors and senior management regularly evaluate and assess Sirona’s financial performance, prospects and competitive position, as well as strategies to enhance stockholder value, including opportunities to enhance product offerings, the services it provides to its clients and its overall position in the dental industry. In connection with these reviews and assessments, Sirona’s board of directors and senior management regularly evaluate potential strategic alternatives relating to Sirona and its business, including possible acquisitions, divestitures and business combination transactions. One of the areas for potential growth that Sirona has considered from time to time is a business combination with another dental company to the extent consistent with Sirona’s long-term strategic goals.

As part of Sirona’s reviews and assessments, Sirona’s board of directors and senior management have had numerous meetings and discussions with strategic parties in the dental industry regarding Sirona and its business, as well as potential transaction opportunities that might be available to advance Sirona’s business and strategic plans, including the proposed merger and other strategic business combination transactions. On various occasions, investment banking firms with experience in the dental industry, including Jefferies, have discussed with Sirona’s senior management potential strategic transactions that might be of interest to Sirona, including with respect to a potential business combination with DENTSPLY, as well as other potential strategic partners that we refer to as “Party A,” “Party B,” “Party C” and “Party D.”

In July 2014, Mr. Jeffery T. Slovin, president and chief executive officer of Sirona, and other members of Sirona senior management had various discussions with senior management of Party A regarding the strategic rationale for a potential business combination. In August 2014, the Sirona board of directors instructed senior management of Sirona to engage Latham & Watkins LLP (“Latham”) as its legal counsel and Jefferies as Sirona’s financial advisor, each of which has extensive experience in transactions of this type, in connection with its evaluation of a potential business combination with Party A. Latham and Jefferies were also subsequently engaged to assist Sirona on certain other strategic transactions, including the proposed merger. From August 2014 to October 2014, Sirona senior management, together with representatives of Jefferies and Latham, participated in several meetings and discussions with representatives of Party A regarding the proposed terms of a potential business combination with Party A. During this period, the Sirona board of directors held a number of meetings to receive updates from Sirona’s senior management and legal and financial advisors regarding matters relating to Party A and to discuss the proposed terms of a potential business combination with Party A. In October 2014, Sirona and Party A mutually determined to cease discussions regarding a potential business combination.

In August 2014, financial advisors of Party B made a presentation to senior management of Sirona regarding a potential acquisition of Party B by Sirona. The Sirona board of directors reviewed the potential acquisition with Sirona’s senior management and determined not to pursue the transaction.

In mid-March 2015, each of Mr. Bret W. Wise, chairman and chief executive officer of DENTSPLY, and Mr. Slovin, separately attended the International Dental Show (the “IDS”) in Cologne, Germany. Prior to the IDS, in January 2015, DENTSPLY and Sirona entered into a mutual non-disclosure agreement in order to facilitate discussions regarding possible product collaboration between the two companies. While at the IDS, Messrs. Wise and Slovin had discussions primarily focused on potential product collaboration. During these conversations, however, Messrs. Wise and Slovin also briefly discussed the topic of exploring a potential business combination of the two companies.

Also at the IDS, Mr. Slovin met with Party C to discuss a potential acquisition of Party C by Sirona. Mr. Slovin noted that he had participated in preliminary discussions with members of Party C management over the past several years regarding the strategic rationale for a potential acquisition of Party C by Sirona and discussed preliminary views regarding a potential acquisition.

Following the IDS, Mr. Slovin updated the members of the Sirona board of directors regarding the IDS and his meetings with Mr. Wise and Party C.

Later in March 2015, on two separate occasions, Messrs. Wise and Slovin had telephone conversations, during which they primarily discussed broader product collaboration and noted continued interest in exploratory discussions regarding a potential business combination of the two companies.

On March 25, 2015, the DENTSPLY board of directors held a regularly scheduled meeting. During this meeting, Mr. Wise briefed the DENTSPLY board of directors on his preliminary conversations with Mr. Slovin concerning exploring a potential business combination of the two companies.

In late March 2015 and early April 2015, Mr. Slovin met with the chairman of the Sirona board of directors and updated the other directors of Sirona on his discussions with Mr. Wise regarding a potential business combination between Sirona and DENTSPLY.

During this period, Messrs. Wise and Slovin continued preliminary discussions regarding a potential transaction between Sirona and DENTSPLY.

In April and May 2015, members of Sirona senior management met on various occasions with representatives of Party D to discuss a potential acquisition of Party D by Sirona. Members of the Sirona management team participated in due diligence sessions with Party D, which sessions were attended, at Sirona’s request, by representatives of Jefferies. Sirona also prepared a preliminary indication of interest to propose the terms of a possible acquisition by Sirona of Party D.

On April 9, 2015, the Sirona board of directors held a special telephonic meeting to discuss with Sirona’s senior management and representatives of Jefferies the potential acquisition by Sirona of Party D. At this meeting, Jefferies reviewed with the Sirona board of directors certain financial matters relating to such potential acquisition. After discussion, the Sirona board of directors authorized Sirona’s senior management to continue discussions with Party D regarding a potential acquisition.

On April 20, 2015, in a telephone conversation between Messrs. Slovin and Wise on the possibility of a broader product collaboration between the two companies, Mr. Slovin indicated that he would continue to discuss the potential business combination transaction with the Sirona board of directors.

On April 23, 2015, Messrs. Wise and Slovin had a further conversation about a potential business combination. No specific terms were discussed. Messrs. Wise and Slovin agreed, subject to the approval of the Sirona board of directors at a board meeting scheduled for April 27, 2015 and April 28, 2015, to meet during the last week of April in the New York office of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), DENTSPLY’s outside legal advisor.

On April 27 and April 28, 2015, the Sirona board of directors held a regularly scheduled meeting in New York City. During this meeting, Mr. Slovin updated the board of directors regarding his discussions with Mr. Wise and the potential business combination of the two companies. Members of Sirona senior management reviewed with the board of directors preliminary financial and business information regarding DENTSPLY and the strategic rationale for a business combination transaction with DENTSPLY. Following this discussion, the Sirona board of directors authorized Mr. Slovin to continue his discussions with Mr. Wise to explore a potential business combination. Mr. Slovin also updated the board of directors on discussions regarding a potential acquisition of Party C or Party D. Following this discussion, the board of directors determined that the acquisition of Party C was unlikely to be a viable option and authorized Sirona management to continue discussions with Party D.

On April 28, 2015, Messrs. Wise and Slovin again engaged in a discussion regarding the possibilities for further collaboration between the two companies and a potential “merger of equals” business combination to be effected at an “at-market” exchange ratio utilizing a valuation period to be determined.

The following morning, on April 29, 2015, Messrs. Wise and Slovin met at the New York office of Skadden. The conversation between Messrs. Wise and Slovin primarily focused on a potential business combination transaction between the two companies. At this meeting, Messrs. Wise and Slovin discussed their respective businesses, various opportunities and challenges facing the dental industry, recent consolidation in the industry and the importance of the emerging complementary nature of consumables and equipment technology within the dental industry. Each of Mr. Wise and Mr. Slovin noted the strategic and complementary fit of the two companies and expressed interest in continuing to explore a potential business combination of the two companies.

In early May 2015, Mr. Slovin met with the chairman of the Sirona board of directors and updated the other directors of Sirona on his discussions with Mr. Wise regarding a potential business combination between Sirona and DENTSPLY. During this time, Mr. Slovin also had discussions with the members of the board of directors regarding a potential acquisition of Party D.

On May 20, 2015, the DENTSPLY board of directors held a regularly scheduled meeting attended by senior management of DENTSPLY and received an overview regarding a possible business combination transaction with Sirona. At the request of the DENTSPLY board of directors, representatives of both Skadden and Moelis, each of which has extensive experience in transactions of this type, were also present for the meeting. Mr. Wise briefed the DENTSPLY board of directors on his meetings and discussions with Mr. Slovin and Sirona’s interest in a potential transaction with DENTSPLY, and discussed the merits and possible risks of a potential transaction with Sirona. Mr. Wise also discussed with the DENTSPLY board of directors possible prospective governance structures for a combined company whereby representatives of both companies would fill management positions and serve on the board of directors of the combined company. DENTSPLY management reviewed with the DENTSPLY board of directors preliminary financial information regarding Sirona based on Sirona’s public filings and other publicly available information regarding Sirona. Representatives of Moelis provided the DENTSPLY board of directors with a description of the process for a potential business combination as a “merger of equals” with Sirona. Following this discussion, the DENTSPLY board of directors and representatives of Moelis reviewed the strategic rationale for a potential transaction with Sirona and various preliminary valuation scenarios, taking into consideration possible synergies. The DENTSPLY board of directors discussed a potential business combination with Sirona and its desired process for evaluating any such potential transaction, and directed senior management and Moelis to prepare additional financial information with respect to a potential business combination with Sirona. Also at the meeting, representatives of Moelis confirmed that no conflicts existed in connection with its retention by DENTSPLY to provide services with respect to a potential transaction with Sirona. Representatives of Moelis were then excused from the meeting and the DENTSPLY board of directors discussed and approved the retention of Moelis as financial advisor in connection with the potential transaction. Subsequently, an engagement letter between DENTSPLY and Moelis was entered into and executed on July 15, 2015.

On May 22 and May 29, 2015, Messrs. Wise and Slovin had telephone conversations to discuss the potential business combination of the two companies and to express their continued interest in a possible business combination of the two companies. During these conversations, Messrs. Wise and Slovin discussed operations and governance matters pertaining to a possible combination of the two companies. Mr. Wise communicated to Mr. Slovin the DENTSPLY board of directors’ preliminary interest in considering a potential business combination transaction with Sirona.

In late May 2015, the Sirona senior management team and Party D’s advisors discussed certain key terms on which Sirona would be willing to acquire Party D. Party D’s advisors subsequently requested certain improvements to the key economic terms of the acquisition, which improvements were outside of the range approved by the Sirona board of directors and Sirona management believed were not supported by the financial and other diligence information provided by Party D. Sirona senior management determined that Sirona and Party D were unlikely to reach agreement on the key economic terms for the potential acquisition of Party D and terminated discussions with Party D.

On June 3, 2015, Messrs. Wise and Slovin had a telephone call to further discuss a potential business combination of the two companies. During this conversation, Messrs. Wise and Slovin discussed entering into a confidentiality agreement between DENTSPLY and Sirona to facilitate the companies’ continuing preliminary exploratory discussions and reciprocal due diligence.

Between June 4, 2015 and June 9, 2015, DENTSPLY, Sirona and their respective counsel negotiated the terms of a mutual confidentiality agreement. On June 10, 2015, DENTSPLY and Sirona entered into a mutual confidentiality agreement that included customary standstill and non-solicitation provisions. Following the execution of the confidentiality agreement, Messrs. Wise and Slovin held telephone conversations to discuss a potential timeline and logistical matters for conducting preliminary due diligence meetings and discussions.

On June 30 and July 1, 2015, representatives of DENTSPLY management and Sirona management held meetings in New York City to share additional information regarding their respective businesses and to continue to explore the strategic and operational rationale for a combination of the two companies. Representatives of DENTSPLY’s and Sirona’s respective financial advisors also attended these meetings. During these meetings, members of DENTSPLY’s management and Sirona’s management presented information concerning their respective internal management structure, business strategy, product portfolio, product pipeline, financial information and financial guidance. Preliminary discussions were also held regarding potential synergies that might result from the combination of the two companies.

Following the meetings in New York City, Mr. Slovin updated the members of the Sirona board of directors on the due diligence process and other discussions between Sirona and DENTSPLY regarding the potential business combination.

Following the meetings in New York City, representatives of DENTSPLY and Sirona engaged in discussions on multiple occasions concerning due diligence matters, potential transaction structures, treatment of existing debt, potential synergies and governance matters, along with the anticipated timing of entering into a merger agreement.

On July 28, 2015, Messrs. Wise and Slovin had a telephone conversation to confirm that no additional information was needed from one another prior to the respective meetings of the boards of directors of DENTSPLY and Sirona.

On July 28 and July 29, 2015, the DENTSPLY board of directors held a regularly scheduled meeting, during which they discussed the status of the potential transaction. Representatives of each of Moelis and Skadden also participated in certain portions of the meeting. DENTSPLY management provided the board of directors with an overview of the potential transaction, including strategic implications for DENTSPLY, anticipated synergies, valuation matters, DENTSPLY’s assessment of the financial implications of the potential transaction and the potential governance structure of the combined company. The board of directors authorized Mr. Wise to propose a six-to-five member split of the board of directors of the combined company with six members designated by DENTSPLY and five members designated by Sirona, with the initial designees of each party to be determined between signing of the merger agreement and closing of the merger; the potential roles of a chief executive officer of the combined company and an executive chairman of the combined company described below; York, Pennsylvania as the global headquarters of the combined company and one of Sirona’s European offices as the international headquarters of the combined company. Mr. Wise proposed, and the DENTSPLY board of directors agreed to, an approach whereby Mr. Slovin would serve as the chief executive officer and Mr. Wise would serve as the executive chairman of the combined company (including the scope of responsibilities of the executive chairman). In this regard, the DENTSPLY board of directors asked Mr. Wise to arrange an opportunity for the DENTSPLY directors to meet with Mr. Slovin and discuss with him his views on the operations of a combined company. Representatives of Moelis reviewed preliminary financial information regarding DENTSPLY and Sirona and discussed valuation methodologies with the board of directors. At the end of the meeting, the DENTSPLY board of directors authorized DENTSPLY management to continue to engage and negotiate with Sirona, and specifically to continue discussions with Sirona on the proposals regarding governance and other matters as discussed at the meeting.

On July 30, 2015, Mr. Wise and Mr. Slovin spoke by telephone to discuss the potential proportionate post-closing ownership of the combined company, the anticipated synergies, the complementary products and services of the two companies, the location of the global headquarters and the international headquarters of the combined company, the potential roles of the chief executive officer of the combined company and the executive chairman of the combined company, other senior positions in the combined company and options to fill them, the structure of the potential business combination, and the composition of the board of directors of the combined company. During this conversation, Mr. Wise presented for the first time to Mr. Slovin a governance structure whereby Mr. Slovin would serve as chief executive officer and Mr. Wise would serve as executive chairman of the combined company with specified roles and responsibilities to be mutually agreed upon by the parties, and conveyed to Mr. Slovin the request of the DENTSPLY board of directors to meet with Mr. Slovin and discuss with him his views on the operations of a combined company.

On July 31, 2015, the Sirona board of directors held a special telephonic meeting at which Mr. Slovin provided an update on his discussions with Mr. Wise, and the Sirona board of directors and Sirona senior management discussed the proposals made by Mr. Wise on behalf of the DENTSPLY board of directors, including the proposals on the governance structure of the combined company and that Messrs. Wise and Slovin would serve as executive chairman and chief executive officer of the combined company, respectively. The Sirona board of directors determined to devote a significant portion of the next regularly scheduled board meeting to discuss the potential business combination with DENTSPLY in further detail.

On August 3 and August 4, 2015, the Sirona board of directors held a regularly scheduled meeting in New York City. Representatives of each of Latham and Jefferies also participated in the meeting. At this meeting, Mr. Slovin and Sirona senior management reviewed with the Sirona board of directors the strategic rationale for a potential transaction with DENTSPLY and provided an update regarding the due diligence efforts that had been completed to date and the discussions with DENTSPLY senior management, including the potential post-closing ownership of the combined company that would be determined generally utilizing an “at-market” valuation and exchange ratio based on a negotiated valuation period, the anticipated synergies, the complementary products and services of the two companies, the location of the global headquarters and the international headquarters of the combined company, the potential roles of the chief executive officer of the combined company and the executive chairman of the combined company, other senior positions in the combined company and options to fill them, the structure of the potential business combination, and the composition of the board of directors of the combined company. Jefferies reviewed with the Sirona board of directors certain preliminary financial perspectives relating to DENTSPLY and the proposed transaction. Representatives of Latham reviewed with the Sirona board of directors its fiduciary duties when considering the proposed transaction. The Sirona board of directors determined that Sirona senior management, together with Sirona’s legal and financial advisors, should continue discussions and negotiations with DENTSPLY and provided guidance with respect to such negotiations, including with respect to proposals regarding Mr. Slovin serving as the chief executive officer of the combined company and the proposed post-closing ownership split of approximately 58/42, and that Sirona should propose that Sirona’s designees be appointed to, and serve specific roles on, the committees of the board of directors of the combined company, that Sirona would have the right to appoint the lead director, and that certain supermajority approval protections would be implemented for a period of at least three years following the closing of the potential transaction with respect to certain governance features of the combined company.

On August 5, 2015, Messrs. Wise and Slovin met in New York City to discuss governance and commercial aspects of the potential business combination. During such meeting, Mr. Slovin provided Mr. Wise with an update on the response from Sirona’s board of directors regarding the potential business combination of the two companies, including that if Sirona accepted a six-to-five member board split, Sirona would require certain prescribed roles for the Sirona directors on the committees of the board of directors of the combined company, that Sirona would have the right to appoint the lead director, and certain supermajority approval protections would be implemented for a period of at least three years following the closing of the potential transaction with respect to certain governance features of the combined company.

On August 7, 2015, the DENTSPLY board of directors commenced holding weekly update calls concerning the potential transaction. Mr. Wise provided an overview of Sirona’s most recent earnings announcement and financial performance. Mr. Wise then provided an updated overview of his discussion with Mr. Slovin regarding key aspects of the proposed business combination transaction with Sirona, including the proposed post-closing ownership of the combined company, company leadership and governance of the combined company.

During telephone conversations on August 7 and August 9, 2015, Messrs. Wise and Slovin continued to discuss the structure of the potential transaction, as well as the roles of chief executive officer and executive chairman of the combined company, and governance features.

On August 10, 2015, Latham distributed a draft merger agreement to Skadden. Over the next several weeks, DENTSPLY, Sirona and each company’s respective representatives conducted further due diligence review of each other’s businesses, which included review of materials made available in electronic datarooms created by each company.

On August 11, 2015, in accordance with the DENTSPLY board of directors’ request, Mr. Wise introduced Mr. Slovin to six of DENTSPLY’s independent directors in person at a meeting in New York City and one DENTSPLY director who participated in the introductory meeting via telephone. Following the introductory meeting, Messrs. Wise and Slovin, along with the DENTSPLY directors present, attended a dinner in New York City. Mr. Slovin discussed with the DENTSPLY directors his views on the operations of a combined company.

Following this meeting, Mr. Slovin updated the members of the Sirona board of directors on the meeting with the DENTSPLY directors and the due diligence process, and the directors provided guidance to Mr. Slovin regarding the ongoing negotiations.

From August 10, 2015 to September 15, 2015, DENTSPLY’s and Sirona’s respective managements and advisors engaged in further due diligence. During this period, the parties exchanged multiple drafts of the merger agreement and negotiated the terms and conditions of the merger agreement including, in particular, the structure of the transaction, the corporate governance structure of the combined company, the conditions to the consummation of the merger, the circumstances in which DENTSPLY and Sirona could consider unsolicited acquisition proposals made by third parties as well as the terms upon which DENTSPLY and Sirona might be required to pay a fee upon termination of the merger agreement and the amount of any such termination fee, the commitments to achieve satisfaction of conditions to closing, the remedies available to either party in the event of termination or breach of the merger agreement, the definition of material adverse effect, and qualifications to representations and warranties. Furthermore, in connection with the proposed business combination of the two companies, representatives of DENTSPLY and Skadden and representatives of Sirona and Latham exchanged drafts of and negotiated specific changes to the DENTSPLY amended and restated certificate of incorporation, the by-laws of DENTSPLY and DENTSPLY’s corporate governance guidelines/policies, setting forth the post-closing governance structure and features of the combined company.

On August 19 and August 20, 2015, several representatives of DENTSPLY and Sirona met in New York City to engage in further due diligence. Representatives of DENTSPLY’s and Sirona’s respective financial advisors also attended these meetings. During these meetings, each party provided additional information concerning their respective companies’ internal management structure, business strategy, product portfolio, product pipeline, financial information and financial guidance.

On August 20 and August 21, 2015, Messrs. Wise and Slovin met in New York City to discuss the preliminary results of the due diligence meetings previously held by DENTSPLY management and Sirona management. The parties also discussed the potential corporate structure of the proposed business combination of the two companies and certain key issues in the most recent draft of the merger agreement concerning alternative structures regarding the surviving company, governance features relating to the survival period for the post-closing board supermajority approval requirements, board committee composition, and combined company leadership and governance.

On August 21, 2015, the Sirona board of directors held a telephonic meeting to receive an update from Sirona’s management and legal and financial advisors on the status of discussions with DENTSPLY and its advisors regarding a potential business combination. The Sirona board of directors discussed the preliminary results of the due diligence process, the strategic rationale for the proposed transaction, potential synergies, Mr. Slovin’s meeting with the DENTSPLY directors, and key transaction terms under discussion between the parties, including the roles and responsibilities for the chief executive officer and executive chairman of the board for the combined company, the lead director position, committee composition and other corporate governance features of the combined company. The Sirona board of directors also discussed the status of the draft definitive documents that had been exchanged between the parties and open issues. The Sirona board of directors also requested that Mr. Slovin arrange a meeting among Mr. Wise and certain of the Sirona directors to discuss Mr. Wise’s views on the operations, strategy and governance of the combined company. The Sirona board of directors also determined to meet on at least a weekly basis to discuss the potential business combination.

On each of August 28, September 1 and September 5, 2015, the Sirona board of directors held telephonic meetings to receive an update on the potential business combination from Sirona senior management, Latham and Jefferies. At each of these meetings, the Sirona board of directors discussed the updated results of the due diligence process, the status of the draft definitive documents that had been exchanged between the parties and certain open issues, including termination rights, payment of a termination fee, regulatory approvals, the potential corporate structure of the proposed combination of the two companies and the proposed corporate governance structure of the combined company, the status of the discussions regarding the respective roles and responsibilities of the chief executive officer and the executive chairman of the board of the combined company and the potential impact of alternative proposed transaction structures. The Sirona board of directors also began discussions regarding a process through which the respective compensation committees of the boards of directors of Sirona and DENTSPLY would cooperatively develop compensation principles and arrangements for senior management of the combined company. The Sirona board of directors determined that the Sirona compensation committee should work with Sirona’s outside compensation consultant to develop with DENTSPLY and its compensation committee certain compensation principles and the process by which the parties would establish the compensation arrangements for senior management of the combined company prior to closing.

Messrs. Wise and Slovin spoke by telephone several times between the last week of August 2015 through the second week of September 2015. During these conversations, the parties discussed at-length the potential corporate structure of the proposed combination of the two companies, the respective roles of the chief executive officer and the executive chairman and options to fill other senior positions in the combined company. Also during this time, the respective managements of DENTSPLY and Sirona discussed certain open transaction issues in the most recent drafts of the merger agreement and relating to the potential business combination, including termination rights, payment of a termination fee, regulatory approvals, the potential corporate structure of the proposed combination of the two companies, the proposed corporate governance structure of the combined company and the post-closing transition period during which any changes to the agreed upon corporate governance structure would be subject to supermajority approval requirements and which actions would be subject to the foregoing.

Also during this period, the DENTSPLY compensation consultant conferred with the Sirona compensation consultant in an effort to develop principles with respect to the compensation of the chief executive officer and the executive chairman of the combined company. Throughout early September, the DENTSPLY compensation committee reviewed materials prepared by the DENTSPLY compensation consultant and the Sirona compensation committee reviewed materials prepared by the Sirona compensation consultant. On September 9, 2015, Latham conveyed to Skadden that the chairman of the Sirona compensation committee proposed that (i) the respective compensation consultants jointly advise the Sirona and DENTSPLY compensation committees of their respective proposed compensation peer groups, (ii) the Sirona and DENTSPLY compensation committees agree on target compensation ranges for the chief executive officer and executive chairman positions, (iii) the Sirona and DENTSPLY compensation committees enter into a letter agreement (the “Compensation Principles”) establishing such agreed terms and the process for developing them more fully after execution of the merger agreement and (iv) Sirona and Mr. Slovin enter into an amendment to Mr. Slovin’s existing employment agreement to allow him to terminate his employment for “good reason” following consummation of the merger only in limited circumstances in which his new employment agreement with the combined company did not provide certain benefits. In addition, the chairman of the Sirona compensation committee further proposed a process through which, after execution of the merger agreement, representatives of the Sirona and DENTSPLY compensation committees would finalize the definitive terms of employment of the chief executive officer and the executive chairman of the combined company.

On September 8, 2015, the Sirona board of directors held a telephonic meeting to receive an update on the potential business combination from Sirona senior management, Latham and Jefferies. During this meeting, the Sirona board of directors discussed the updated results of the due diligence process, the status of the draft definitive documents that had been exchanged between the parties and certain open issues, including the proposed legal structure of the transaction and the corporate governance structure of the combined company, including the respective roles of the chief executive officer and the executive chairman. The Sirona board of directors also discussed with Jefferies preliminary perspectives regarding the potential exchange ratio that would be utilized to generally reflect an “at-market” valuation of the parties. The chairman of the Sirona compensation committee and Sirona’s compensation consultant also provided an update to the board regarding the compensation committee’s discussions with the compensation consultant and other advisors, including Latham, and with the DENTSPLY compensation committee regarding the employment arrangements for senior management of the combined company.

On September 8, 2015, the DENTSPLY board of directors held a special telephonic meeting. DENTSPLY’s management and representatives of each of Moelis and Skadden provided the DENTSPLY board of directors information on the status of the proposed transaction, including an update on due diligence and the status of the merger agreement negotiations. During the meeting, the DENTSPLY board of directors reviewed and discussed with DENTSPLY’s management and representatives of Skadden certain key issues raised in the most recent draft of the merger agreement, the corporate structure of the proposed transaction with Sirona, the governance features of the combined company, including the potential role of the executive chairman of the combined company, the compensation process for certain senior management of the combined company, the exchange ratio and termination rights in connection with the merger agreement. During an executive session, the DENTSPLY board of directors further discussed the potential compensation of the chief executive officer and executive chairman of the combined company.

On September 10, 2015, Messrs. Wise and Slovin and certain members of the Sirona board of directors, including the non-executive chairman of the Sirona board of directors, met in New York City to discuss Mr. Wise’s views regarding the potential business combination and the post-closing strategy, operations and governance of the combined company.

Over the next few days, representatives of DENTSPLY management and Sirona management and their respective legal advisors had a number of conference calls to resolve the remaining outstanding issues in the merger agreement and related transaction documents. In addition, during this period, members of the compensation committees of both companies, together with their respective compensation consultants, held conversations pertaining to the Compensation Principles and the process through which, after execution of the merger agreement, representatives of the Sirona and DENTSPLY compensation committees would finalize the definitive terms of employment of the chief executive officer and the executive chairman of the combined company.

On September 10 and 11, 2015, the Sirona board of directors held a meeting with Sirona senior management, Latham and Jefferies in New York City. In advance of the meeting, the Sirona board of directors was provided with, among other things, a near-final draft of the merger agreement and other transaction-related materials. At this meeting, senior management reviewed with the Sirona board of directors the results of the business, financial, accounting and legal due diligence review of DENTSPLY and provided a detailed overview of DENTSPLY’s business and the strategic rationale for the proposed transaction. Representatives of Latham reviewed with the Sirona board of directors its fiduciary duties when considering the proposed transaction and provided a detailed summary of the transaction documents, including the terms and conditions of the merger agreement, and the proposed corporate governance of the combined company, and Jefferies reviewed with the Sirona board of directors certain preliminary financial aspects of the proposed transaction. The chairman of the Sirona compensation committee also provided an update regarding the discussions with the DENTSPLY compensation committee, the Compensation Principles and the process through which, after execution of the merger agreement, representatives of the Sirona and DENTSPLY compensation committees would finalize the definitive terms of employment of the chief executive officer and the executive chairman of the combined company. The Sirona board of directors provided guidance regarding the remaining open issues, including, among other things, the final exchange ratio, the legal structure of the transaction, scope of the parties’ obligations with respect to obtaining regulatory approvals and certain termination provisions.

On September 11, 2015, the DENTSPLY board of directors held a special meeting in Baltimore, Maryland. Members of management and representatives of each of Moelis and Skadden also participated in the meeting. In advance of the meeting, the directors were provided with, among other things, a near-final draft of the merger agreement. Mr. Wise reported that the parties were close to an agreement on significant deal points. The chairman of the DENTSPLY compensation committee informed the board of directors that the parties had agreed to establish a process by which, between the execution date of the merger agreement and the completion of the transaction, representatives of DENTSPLY and Sirona would meet to establish definitive terms of the new compensation arrangements and employment agreements for the chief executive officer and the executive chairman of the combined company. DENTSPLY management reviewed with the DENTSPLY board of directors the expected synergies, proposed capital structure for the combined company, certain terms of the merger agreement, and findings from the due diligence investigation. Representatives of Moelis reviewed with the DENTSPLY board of directors financial aspects of the proposed transaction with Sirona. A representative of DENTSPLY reviewed with the DENTSPLY board of directors certain employee benefits matters in connection with the proposed transaction with Sirona. In addition, representatives of Skadden also provided to the DENTSPLY board of directors a detailed summary of the material terms and conditions of the draft merger agreement, including the scope of the parties’ obligations with respect to obtaining regulatory approvals, and the material terms of the corporate governance documents of the combined company that would become effective upon consummation of the proposed transaction. Mr. Wise then reviewed with the DENTSPLY board of directors certain key issues upon which DENTSPLY and Sirona had agreed, including an estimated range of the exchange ratio based on a 20 and 30-day VWAP, deal structure, “no-shop” provisions and other deal terms, board structure and closing conditions.

On September 12, 2015, the respective chairmen of the DENTSPLY compensation committee and the Sirona compensation committee had a telephone conversation to discuss the Compensation Principles, including the methodology for determining the compensation of the chief executive officer of the combined company and the executive chairman of the combined company. It was agreed that the chairmen of the compensation committees of DENTSPLY and Sirona would memorialize the process by which, between the execution of the merger agreement and the completion of the transaction, representatives of DENTSPLY and Sirona would meet to establish definitive terms of the new compensation arrangements and employment agreements for the chief executive officer and the executive chairman of the combined company.

On September 13, 2015, the DENTSPLY board of directors held a telephonic meeting. Representatives of Moelis and Skadden participated in the meeting. Such representatives together provided the DENTSPLY board of directors with an update on the merger agreement and the status of the remaining open matters, including the final transaction structure, designation of certain additional senior management positions of the combined company, and termination and reimbursement fees.

On September 13, 2015, a telephone conversation occurred between Messrs. Wise and Slovin. During this conversation, Messrs. Wise and Slovin discussed the final terms of the merger agreement, including an exchange ratio of 1.8142, and reviewed the planned communication strategy concerning the initial public announcement of the proposed transaction. Messrs. Wise and Slovin agreed to meet the next day in Las Vegas, Nevada at the CEREC30 event. On September 14, 2015, Messrs. Wise and Slovin met in Las Vegas, Nevada and discussed the initial public announcement of the proposed transaction.

On September 15, 2015, the DENTSPLY board of directors held a special telephonic meeting with DENTSPLY’s senior management and representatives of each of Skadden and Moelis participating via telephone for certain portions of the meeting. All of the directors were present by telephone. Before the DENTSPLY board of directors convened, the directors received various materials relating to their review of the proposed transaction, including a copy of the final draft of the merger agreement, draft proposed resolutions approving the transaction and a presentation by representatives of Moelis. Representatives of Skadden reviewed the changes that had been made to the draft merger agreement since the draft that had been distributed to the DENTSPLY board of directors in advance of the September 11, 2015 meeting. Following the presentation by the representatives of Skadden, a representative of DENTSPLY provided an update to the DENTSPLY board of directors on certain human resources and employee benefits issues. Also at this meeting, representatives of Moelis reviewed with the DENTSPLY board of directors Moelis’ financial analysis of the exchange ratio and delivered to the board an oral opinion, which was confirmed by delivery of a written opinion, dated September 15, 2015, addressed to DENTSPLY’s board of directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the exchange ratio in the merger was fair from a financial point of view to DENTSPLY. The full text of the written opinion of Moelis, which sets forth the assumptions and limitations, matters considered and procedures followed with respect to its opinion, is attached to this joint proxy statement/prospectus as Annex B. A discussion ensued regarding the proposed transaction with Sirona. In the course of its deliberations, the DENTSPLY board of directors considered a number of factors, including those described more fully below under “— DENTSPLY’s Reasons for the Merger; Recommendation of the DENTSPLY Board of Directors.” Following these presentations and discussions, an executive session of the DENTSPLY board of directors occurred to discuss further the proposed transaction with Sirona. After the executive session, the other meeting participants rejoined the meeting and a representative of Skadden reviewed resolutions approving the merger, the merger agreement and the related matters with the DENTSPLY board of directors. The DENTSPLY board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of DENTSPLY and its stockholders and authorized the appropriate officers of DENTSPLY to execute and deliver the merger agreement and related documents. In addition, the DENTSPLY board of directors authorized the definitive memorialization of the process established by the chairmen of the compensation committees of DENTSPLY and Sirona pursuant to which between the execution of the merger agreement and the consummation of the transaction representatives of DENTSPLY and representatives of Sirona would meet to establish definitive terms of the new compensation arrangements and employment agreements for the chief executive officer and the executive chairman of the combined company.

On September 15, 2015, the compensation committee of the Sirona board of directors held a telephonic meeting with Latham and Sirona’s compensation consultant to review and approve the final Compensation Principles and the proposed amendment to Mr. Slovin’s existing employment agreement to allow him to terminate his employment for “good reason” following consummation of the merger only in limited circumstances in which his new employment agreement with the combined company did not provide certain benefits. Following the discussion, the compensation committee resolved to recommend to the Sirona board of directors the approval of the Compensation Principles and the proposed amendment.

Also on September 15, 2015 the Sirona board of directors held a telephonic meeting with senior management, Jefferies, Latham and Sirona’s compensation consultant. All of the directors were present by telephone. In advance of the meeting, the directors were provided with, among other things, final versions of the merger agreement, including a marked version showing all of the changes to the draft that was distributed to the board at the September 11, 2015 meeting, and the other definitive documents, including the Compensation Principles and the proposed amendment to Mr. Slovin’s employment agreement, draft proposed resolutions approving the transaction and materials prepared by Jefferies. The chairman of the Sirona compensation committee and Sirona’s compensation consultant reviewed the final Compensation Principles and the proposed amendment to Mr. Slovin’s employment agreement and discussed with the Sirona board of directors the recommendation of the compensation committee that the board of directors approve the Compensation Principles and such proposed amendment. Representatives of Latham reviewed the changes to the merger agreement compared to the draft distributed to the board in advance of the September 11, 2015 meeting and the other final transaction documents. At this meeting, Jefferies reviewed with the Sirona board of directors its financial analysis of the exchange ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated September 15, 2015, to the Sirona board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to holders of Sirona common stock. A discussion ensued regarding the proposed transaction with DENTSPLY. In the course of its deliberations, the Sirona board of directors considered a number of factors, including those described more fully below under “— Sirona’s Reasons for the Merger; Recommendation of the Sirona Board of Directors.” Following these discussions, representatives of Latham reviewed resolutions approving the merger, the merger agreement, the Compensation Principles, the amendment to Mr. Slovin’s employment agreement, and the related matters that had been previously distributed to the Sirona board of directors. The Sirona board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Sirona and its stockholders and authorized the appropriate officers of Sirona to execute and deliver the merger agreement, the Compensation Principles, the amendment to Mr. Slovin’s employment agreement and related documents.

On September 15, 2015, following the approvals of the DENTSPLY board of directors and the Sirona board of directors, DENTSPLY and Sirona executed the merger agreement. DENTSPLY and Sirona then issued a joint press release announcing the execution of the merger agreement.

DENTSPLY’s Reasons for the Merger; Recommendation of the DENTSPLY Board of Directors

In reaching its decision to approve the merger agreement and recommend approval of the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and the adoption of DENTSPLY’s amended and restated certificate of incorporation, the DENTSPLY board of directors consulted with DENTSPLY’s management, as well as with DENTSPLY’s legal and financial advisors, and also considered a number of factors that the DENTSPLY board of directors viewed as supporting its decisions, including, but not limited to, the following:

•	that the combined company will be able to benefit customers and patients through enhanced R&D capabilities, with over 600 scientists and R&D staff, and a deeper product development pipeline by bringing together expertise in digital technologies and materials science to accelerate the development of new, better, safer and more efficient dental solutions and procedures;

•	the belief that the merger will create the world’s largest manufacturer of professional dental products and technologies, providing better service to customers on a global basis with the industry’s largest sales and service infrastructure, supported by leading distributors;
•	that the combined company will create a larger, more globally diversified company than either DENTSPLY or Sirona on its own, with a broader product offering across consumables, specialties and equipment, than that offered by DENTSPLY alone, providing complementary offerings and end-to-end solutions to enhance efficiency and patient care;
•	that the combined company will be better positioned to capitalize on key industry trends, including the accelerating adoption of digital technologies, the consolidation of dental practices, increased focus on dentist productivity and efficiency to serve a wider and larger set of patients, and the growing demand for dentistry in developed and developing markets;
•	that the product lines and geographic scopes of DENTSPLY and Sirona are generally complementary, and do not present areas of significant overlap;
•	that at the time the DENTSPLY board of directors approved the merger, the transaction was estimated to achieve $125 million or more in annual pre-tax synergies by the third year following completion of the merger, in part from operational cost savings and in part from an acceleration in revenue opportunities by serving existing customers with a broader array of products and access to broader, complementary customer base;
•	that at the time the DENTSPLY board of directors approved the merger, the transaction was anticipated to result in a company with net revenue of approximately $3.8 billion, adjusted EBITDA of more than $900 million, on a pro forma basis for the last twelve months ended June 30, 2015, and significant free cash flow, excluding the incremental benefit of synergies, which could be available to invest in future growth and return capital to stockholders;
•	that DENTSPLY expects the combined company to have an increased market capitalization, improved access to capital and a strengthened balance sheet, providing incremental benefits to stockholders;
•	that the senior management team of the combined company comprising Mr. Wise as executive chairman; Mr. Slovin as chief executive officer; Mr. Clark and Mr. Mosch, each from DENTSPLY, as president and chief operating officer, technologies, and president and chief operating officer, dental and healthcare consumables, respectively; and Mr. Michel, from Sirona, as executive vice president and chief financial officer, together have over 75 years of combined experience in the industry; and
•	the opinion of Moelis, dated September 15, 2015, addressed to DENTSPLY’s board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio in the merger to DENTSPLY, as more fully described below under the section “Opinion of DENTSPLY’s Financial Advisor — Opinion of Moelis & Company LLC.”

In addition to considering the factors described above, the DENTSPLY board of directors also considered the following factors:

•	its knowledge of DENTSPLY’s business, operations, financial condition, earnings and prospects, as well as its assessment, of Sirona’s business, operations, financial condition, earnings and prospects, taking into account the results of DENTSPLY’s due diligence review of Sirona;
•	the fact that the exchange ratio of 1.8142 shares of DENTSPLY common stock for each share of Sirona common stock is fixed and will not fluctuate based upon changes in the market price of DENTSPLY common stock or Sirona common stock between the date of the merger agreement and the date of completion of the merger;
•	the current and prospective climate in the industry in which DENTSPLY and Sirona operate, including a changing demographic driving demand for specialties, prosthetics, restorative and aesthetic dentistry and the potential for further consolidation;

•	the fact that DENTSPLY stockholders will hold approximately 58% of the common stock of the combined company upon completion of the merger, and will, therefore, have the opportunity to participate in the further performance of the combined company;
•	the fact that the initial composition of the combined company’s board of directors will be comprised of eleven directors, including six representatives from DENTSPLY’s board of directors and five representatives from Sirona’s board of directors;
•	the fact that directors and senior executives of DENTSPLY and Sirona who have an in-depth knowledge of their respective entity and its businesses will have substantial representation on the board of directors and on the senior management team, respectively, of the combined company; and
•	the terms and conditions of the merger agreement, including the degree of mutuality and symmetry of representations, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the merger, the circumstances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances and the likelihood of completing the merger on the anticipated schedule.

The DENTSPLY board of directors weighed the foregoing against a number of risks and potentially negative factors, including:

•	the restrictions on the conduct of DENTSPLY’s business during the period between execution of the merger agreement and the consummation of the merger;
•	the potential effect of the merger on DENTSPLY’s overall business, including its relationships with customers, employees, suppliers and regulators;
•	the challenges inherent in combining the businesses, operations and workforces of two businesses of the size, geographic diversity and complexity of DENTSPLY and Sirona, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time, (iii) the impact on DENTSPLY’s ability to obtain synergies from previously announced and ongoing restructuring programs; and (iv) difficulties in assimilating employees;
•	the risk of not being able to realize all of the anticipated operational and revenue synergies between DENTSPLY and Sirona and the risk that other anticipated benefits to the combined company might not be realized;
•	the risk that the transaction and subsequent integration of the two businesses, may preclude other business development opportunities;
•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of DENTSPLY and Sirona and the transaction expenses arising from the merger;
•	the risk that governmental entities may oppose or refuse to approve the merger or impose conditions on DENTSPLY and/or Sirona prior to approving the merger that may adversely impact the ability of the combined company to realize synergies that are projected to occur in connection with the merger;
•	the risk that, despite the combined efforts of DENTSPLY and Sirona prior to the consummation of the merger, the combined company may lose key personnel;
•	the risk that the merger may not be completed despite the combined efforts of DENTSPLY and Sirona or that completion may be unduly delayed, even if the requisite approval is obtained from DENTSPLY’s stockholders and Sirona’s stockholders;
•	the fact that DENTSPLY is obligated to pay Sirona a termination fee of $280 million in certain circumstances as summarized under “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 121;

•	the fact that DENTSPLY is obligated to reimburse Sirona for certain fees and expenses up to $15 million under certain circumstances as summarized under “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 121;
•	the risk that the terms of the merger agreement, although reciprocal, including provisions relating to the payment of a termination fee under specified circumstances, may have the effect of discouraging other parties that would otherwise be interested in a transaction with DENTSPLY from proposing such a transaction; and
•	the risks of the type and nature described under the heading “Risk Factors,” and the matters described under the heading “Special Note Regarding Forward-Looking Statements.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the DENTSPLY board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that DENTSPLY stockholders vote “FOR” the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, “FOR” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger and “FOR” the proposal to approve any motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation. In addition, although the DENTSPLY board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors, individual members of the DENTSPLY board of directors may have assigned different weights to different factors. The DENTSPLY board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, DENTSPLY’s management and outside legal and financial advisors.

The DENTSPLY board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of DENTSPLY and its stockholders. The DENTSPLY board of directors unanimously recommends that DENTSPLY stockholders vote “FOR” the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger, “FOR” the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between DENTSPLY and its named executive officers relating to the merger, “FOR” the proposal to approve the Plan and “FOR” the proposal to approve any motion to adjourn the DENTSPLY special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation.

Opinion of DENTSPLY’s Financial Advisor

Opinion of Moelis & Company LLC

At the meeting of DENTSPLY’s board of directors on September 15, 2015 to evaluate and approve the merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated September 15, 2015, addressed to DENTSPLY’s board of directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the exchange ratio in the merger was fair from a financial point of view to DENTSPLY.

The full text of Moelis’ written opinion dated September 15, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Stockholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of DENTSPLY’s board of directors (in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness to DENTSPLY, from a financial point of view, of the exchange ratio and does not address DENTSPLY’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to DENTSPLY. Moelis’ opinion does not constitute a recommendation to any DENTSPLY stockholder as to how such stockholder should vote or act with respect to the merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain internal information relating to the business, earnings, cash flow, net debt and prospects of DENTSPLY furnished to Moelis by DENTSPLY, including financial forecasts provided to or discussed with Moelis by the management of DENTSPLY;
•	reviewed certain internal information relating to the business, earnings, cash flow, net debt and prospects of Sirona furnished to Moelis by DENTSPLY, including financial forecasts provided to or discussed with Moelis by the management of DENTSPLY;
•	reviewed certain information received from management of DENTSPLY relating to revenue synergies, cost synergies and related expenses expected to result from the merger (the “Expected Synergies”) and certain other pro forma financial effects of the merger;
•	conducted discussions with members of the senior managements and representatives of DENTSPLY and Sirona concerning the publicly available and internal information described in the foregoing, as well as the businesses and prospects of DENTSPLY and Sirona generally;
•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;
•	reviewed a draft dated September 14, 2015 of the merger agreement;
•	participated in certain discussions and negotiations among representatives of DENTSPLY, Sirona and their advisors;
•	reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to DENTSPLY and Sirona; and
•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and, with the consent of the DENTSPLY board of directors, Moelis relied on such information being complete and accurate in all material respects. In addition, with the consent of the DENTSPLY board of directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of DENTSPLY or Sirona, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial forecasts relating to DENTSPLY and Sirona, Expected Synergies and other pro forma financial effects referred to above, Moelis assumed, at the direction of the DENTSPLY board of directors, that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of DENTSPLY, and, in the case of the Expected Synergies, of DENTSPLY and Sirona, as to the future performance of DENTSPLY and Sirona, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. Moelis also assumed, at the direction of the DENTSPLY board of directors, that the future financial results (including Expected Synergies) reflected in such forecasts and other information would be achieved at the times and in the amounts projected. In addition, at the direction of the DENTSPLY board of directors, Moelis relied on the assessments of managements of DENTSPLY and Sirona as to the integration of their respective businesses.

Moelis’ opinion did not address DENTSPLY’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to DENTSPLY and did not constitute a recommendation to any stockholder of

DENTSPLY as to how such stockholder should vote or act with respect to the merger or any other matter. At the direction of the DENTSPLY board of directors, Moelis was not asked to, and Moelis did not, offer any opinion as to any terms of the merger agreement or any aspect or implication of the merger, except for the exchange ratio to the extent expressly specified in Moelis’ opinion. Moelis’ opinion relates to the relative values of DENTSPLY and Sirona. With the consent of the DENTSPLY board of directors, Moelis expressed no opinion as to what the value of DENTSPLY common stock actually will be when issued pursuant to the merger or the prices at which DENTSPLY common stock or Sirona common stock may trade at any time. Moelis is not a tax, legal, regulatory or accounting expert and Moelis assumed and relied upon, without independent verification, the assessments of DENTSPLY and DENTSPLY’s other advisors with respect to tax, legal, regulatory and accounting matters. In rendering its opinion, Moelis assumed, with the consent of the DENTSPLY board of directors, that the final executed form of the merger agreement would not differ in any material respect from the draft that Moelis reviewed, that the merger would be consummated in accordance with its terms and that the parties to the merger agreement would comply with all the material terms of the merger agreement. Moelis also assumed, with the consent of the DENTSPLY board of directors, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on DENTSPLY, Sirona or the merger. In addition, representatives of DENTSPLY advised Moelis, and Moelis assumed, with the consent of the DENTSPLY board of directors, that the merger would qualify as a reorganization for federal income tax purposes.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion.

Moelis’ opinion was for the use and benefit of the DENTSPLY board of directors (in its capacity as such) in its evaluation of the merger and, except as expressly set forth in Moelis’ engagement letter with DENTSPLY regarding the merger, may not be disclosed without Moelis’ prior written consent. Moelis’ opinion did not address the fairness of the merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of DENTSPLY, other than the fairness of the exchange ratio from a financial point of view to DENTSPLY. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise. Moelis’ opinion was approved by a Moelis fairness opinion committee.

The following is a summary of the material financial analyses presented by Moelis to the board of directors of DENTSPLY at its meeting held on September 15, 2015, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For purposes of its analyses, Moelis reviewed a number of financial metrics for each of DENTSPLY, Sirona and certain selected companies, including:

•	Enterprise Value, calculated as market value of the relevant company’s diluted common equity based on its closing stock price on September 14, 2015 (or at the announced transaction equity price, as the case may be), plus preferred stock, plus, as of the relevant company’s most recently reported quarter end, short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests;
•	EBITDA, defined as earnings before interest, taxes, depreciation and amortization;
•	Adjusted EBITDA, defined as EBITDA, adjusted for certain non-recurring items;
•	EPS, defined as earnings per share; and

•	Non-GAAP EPS, defined as EPS after adding back after-tax transaction-related amortization and other non-recurring items.

Unless the context indicates otherwise, (i) forward-looking financial data relating to DENTSPLY were based on the DENTSPLY projections, as provided by management of DENTSPLY, as described below in the section entitled “— Certain Financial Projections Utilized by the DENTSPLY Board of Directors and DENTSPLY’s Financial Advisor,” (ii) forward-looking financial data for Sirona were based on the Adjusted Sirona projections, as provided by management of DENTSPLY, as described below in the section entitled “— Certain Financial Projections Utilized by the DENTSPLY Board of Directors and DENTSPLY’s Financial Advisor,” (iii) stock-based compensation for each of DENTSPLY and Sirona was treated as a cash expense in the discounted cash flow (“DCF”) analyses, (iv) net debt amounts were based on most recently published quarter end financial information, which, in the case of each of DENTSPLY and Sirona, was as of June 30, 2015, (v) per share amounts were calculated based on diluted shares outstanding as of September 11, 2015 using the treasury stock method, (vi) estimated EBITDA information for each of DENTSPLY and Sirona was Adjusted EBITDA, and (vii) estimated EPS information for each of DENTSPLY and Sirona was Non-GAAP EPS. For purposes of certain analyses described below, the “implied per share merger consideration” refers to the implied per share value of the merger consideration of $97.28 based on the exchange ratio of 1.8142 shares of DENTSPLY common stock per share of Sirona common stock and the closing price of DENTSPLY common stock as of September 14, 2015 of $53.62.

Financial Analyses

Selected Public Companies Analysis

DENTSPLY.  Moelis reviewed certain financial and stock market information of selected public companies with enterprise values greater than $1 billion that primarily manufacture or distribute dental products. Moelis reviewed, among other things, (i) enterprise values of the selected companies as a multiple of estimated EBITDA for calendar years 2015 and 2016 (“CY 2015E” and “CY 2016E”), (ii) price to earnings ratios (“P/E”) of the selected companies for CY 2015E and CY 2016E and (iii) the compound annual growth rate (“CAGR”) estimated for CY 2015-CY 2017 for each of revenues and EPS. Financial data for the selected companies was based on publicly available consensus research analysts’ estimates, public filings and other publicly available information as of September 14, 2015. The list of selected companies, listed in order of equity value, related multiples and the high, median, mean and low multiples for such selected companies, as well as the corresponding multiples of DENTSPLY and Sirona based on financial forecasts and other information and data provided by DENTSPLY’s management, were as follows:

Selected Companies (listed in order of equity value)	EV/EBITDA		P/E		CY 2015E-CY 2017E CAGR
	CY 2015E	CY 2016E	CY 2015E	CY 2016E	Revenue	EPS
Henry Schein, Inc.	13.6x	12.5x	22.9x	20.5x	5.7%	11.3%
DENTSPLY(1)	14.1x	13.4x	20.7x	19.2x	3.6%	9.0%
Sirona	14.9x	13.8x	24.1x	22.0x	8.1%	NA (2)
Straumann Holding AG	21.8x	18.7x	31.2x	26.3x	8.4%	15.8%
Patterson Companies, Inc.	12.5x	11.4x	19.4x	17.4x	5.1%	10.4%
Align Technology Inc.	22.1x	16.9x	35.1x	27.2x	15.9%	28.1%
High	22.1x	18.7x	35.1x	27.2x	15.9%	28.1%
Median	14.5x	13.6x	23.5x	21.3x	6.9%	11.3%
Mean	16.5x	14.5x	25.6x	22.1x	7.8%	14.9%
Low	12.5x	11.4x	19.4x	17.4x	3.6%	9.0%
DENTSPLY (Management)	14.6x	13.9x	20.7x	19.1x	4.1%	9.7%
Sirona (DENTSPLY case)	15.6x	14.4x	23.9x	22.2x	8.6%	7.9%

(1)	Certain research analysts’ estimates double counted certain depreciation and amortization expense add backs, resulting in an artificially high EBITDA.
(2)	NA Refers to Not Available.

From its review of the above data, Moelis applied ranges of selected multiples derived from the selected companies to DENTSPLY of (i) 13.0x to 14.0x in the case of CY 2015E EBITDA, (ii) 12.5x to 13.5x in the case of CY 2016E EBITDA, (iii) 19.0x to 21.0x in the case of CY 2015E P/E and (iv) 17.5x to 19.5x in the case of CY 2016E P/E. In selecting these ranges, Moelis considered a number of factors relating to the businesses, operations and prospects of each of DENTSPLY, Sirona and the selected public companies, including, but not limited to, projected revenue growth rate, projected EPS growth rate, margin profile, product mix and breadth, go-to-market model, competitive dynamic, and exchange listing. This analysis indicated the following implied per share reference ranges for DENTSPLY, as compared to the September 14, 2015 closing price of DENTSPLY common stock:

Implied Per Share Reference Ranges Based on:				DENTSPLY Common Stock on September 14, 2015
CY 2015E EBITDA	CY 2016E EBITDA	CY 2015E P/E	CY 2016E P/E
$47.27 – $51.32	$47.57 – $51.81	$49.23 – $54.41	$49.23 – $54.86	$53.62

Sirona.  From its review of the above data, Moelis applied ranges of selected multiples derived from the selected companies to Sirona of (i) 14.0x to 15.0x in the case of CY 2015E EBITDA, (ii) 13.0x to 14.0x in the case of CY 2016E EBITDA, (iii) 21.5x to 23.5x in the case of CY 2015E P/E and (iv) 19.5x to 21.5x in the case of CY 2016E P/E. Moelis selected these ranges for the reasons described above under “Selected Public Companies Analysis — DENTSPLY”. This analysis indicated the following implied per share reference ranges for Sirona, as compared to the implied per share merger consideration:

Implied Per Share Reference Ranges Based on:				Implied Per Share Merger Consideration
CY 2015E EBITDA	CY 2016E EBITDA	CY 2015E P/E	CY 2016E P/E
$89.08 – $94.96	$89.45 – $95.81	$88.12 – $96.32	$86.05 – $94.88	$97.28

Discounted Cash Flow Analyses

DENTSPLY.  Moelis performed a DCF analysis of DENTSPLY (the “DENTSPLY DCF”) on a standalone basis using financial forecasts and other information and data provided by DENTSPLY’s management to calculate the present value of the estimated unlevered future free cash flows projected to be generated by DENTSPLY, as described below in the section entitled “— Certain Financial Projections Utilized by the DENTSPLY Board of Directors and DENTSPLY’s Financial Advisor — DENTSPLY projections. The projected cash flows were discounted to December 31, 2015 at DENTSPLY’s estimated weighted average cost of capital (“WACC”), taking into consideration certain trading statistics of certain of the selected publicly traded companies listed above, which resulted in a range of discount rates of 8.00% to 10.00%. With the consent of DENTSPLY, net debt was estimated to be $840 million as of December 31, 2015. The range of discount rates was applied to each of (i) DENTSPLY’s estimated after-tax unlevered free cash flows for CY 2016E through CY 2019E, and (ii) estimated terminal values derived by applying a range of multiples of 12.0x to 14.0x to DENTSPLY’s projected terminal year EBITDA. At the direction of DENTSPLY, projected terminal year EBITDA assumed the same revenue growth rate as projected for CY 2019E from CY 2018E and the same increase in EBITDA margin as projected for CY 2019E from CY 2018E. This analysis indicated the following implied per share reference range for DENTSPLY, as compared to the closing price of DENTSPLY common stock on September 14, 2015:

Implied Per Share Reference Range	DENTSPLY Common Stock on September 14, 2015
$52.21 – $64.47	$53.62

Sirona.  Moelis performed a DCF analysis of Sirona (the “Sirona DCF”) on a standalone basis using financial forecasts and other information and data provided by DENTSPLY’s management to calculate the present value of the estimated unlevered future free cash flows projected to be generated by DENTSPLY, as described below in the section entitled “— Certain Financial Projections Utilized by the DENTSPLY Board of Directors and DENTSPLY’s Financial Advisor — Adjusted Sirona projections.” The projected cash flows were discounted to December 31, 2015 at Sirona’s estimated WACC, taking into consideration certain trading statistics of certain of the selected publicly traded companies listed above, which resulted in a range of discount rates of 8.00% to 10.00%. With the consent of DENTSPLY, net debt was estimated to be $(427) million as of December 31, 2015. The range of discount rates was applied to each of (i) Sirona’s estimated after-tax unlevered free cash flows for CY 2016E through CY 2019E, and (ii) estimated terminal values derived by applying a range of multiples of 13.0x to 15.0x to Sirona’s projected terminal year EBITDA. At the direction of DENTSPLY, projected terminal year EBITDA assumed the same revenue growth rate as projected for CY 2019E from CY 2018E and the same increase in EBITDA margin as projected for CY 2019E from CY 2018E. This analysis indicated the following implied per share reference range for Sirona, as compared to the implied per share merger consideration:

Implied Per Share Reference Range	Implied Per Share Merger Consideration
$101.04 – $120.59	$97.28

Exchange Ratio Reference Ranges.  Moelis compared (i) the low end of each of the CY 2015E-CY 2016E P/E and CY 2015E-CY 2016E EBITDA reference ranges implied by its selected public companies analysis for DENTSPLY, and the low end of the DCF reference ranges implied by the DENTSPLY DCF to (ii) the high end of such respective reference ranges for Sirona and (iii) the high end of such reference ranges for DENTSPLY to (iv) the low end of such respective reference ranges of Sirona. This analysis indicated the following ranges of theoretical implied exchange ratios in the merger:

Theoretical Implied Exchange Ratio Reference Ranges
DCF	1.5671x	2.3095x
CY 2015E P/E	1.6195x	1.9564x
CY 2016E P/E	1.5686x	1.9272x
CY 2015E EBITDA	1.7358x	2.0090x
CY 2016E EBITDA	1.7266x	2.0142x

Has/Gets Analyses.  In addition to the DENTSPLY DCF and the Sirona DCF above, Moelis also performed a has/gets analysis to calculate the theoretical change in value for holders of DENTSPLY common stock and Sirona common stock based on their pro forma ownership of DENTSPLY SIRONA as compared to their 100% ownership in DENTSPLY and Sirona, respectively, each as a standalone company, based on the DCF analyses described above under “— Discounted Cash Flow Analyses.” Moelis calculated estimated theoretical equity values for each of DENTSPLY and Sirona based on the present value of (i) projected unlevered free cash flows for CY 2016E through CY 2019E, and (ii) a projected terminal value at CY 2019E based upon terminal year multiples of projected terminal year EBITDA, discounted back to December 31, 2015. The projected cash flows for both DENTSPLY and Sirona were discounted to December 31, 2015 at both DENTSPLY’s and Sirona’s estimated WACC, as described above in “Financial Analyses — Discounted Cash Flow Analyses.”

For DENTSPLY, a sensitivity reference range of discount rates of 8.00% to 10.00% was applied to each of (i) DENTSPLY’s estimated after-tax unlevered free cash flows for CY 2016E through CY 2019E, and (ii) estimated terminal values derived by applying a range of multiples of 12.0x to 14.0x to DENTSPLY’s projected terminal year EBITDA.

For Sirona, a sensitivity reference range of discount rates of 8.00% to 10.00% was applied to each of (i) Sirona’s estimated after-tax unlevered free cash flows for CY 2016E through CY 2019E, and (ii) estimated terminal values derived by applying a sensitivity reference range of multiples of 13.0x to 15.0x to Sirona’s projected terminal year EBITDA.

Moelis then performed a five year DCF with assumed synergies of $125 million phased in over three years (as well as one-time costs to achieve). Moelis used a blended terminal value EBITDA multiple range of 12.5x to 14.5x for terminal year synergies and a range of discount rates of 8.00% to 10.00%. This analysis resulted in implied reference range values of synergies of $1,185 million to $1,457 million.

These analyses indicated that holders of DENTSPLY common stock would realize an increase in implied reference range DCF value of 5.6% to 17.3% depending upon the DENTSPLY DCF sensitivity reference ranges and an increase in implied reference range DCF value of 7.2% to 15.0% depending upon the Sirona DCF sensitivity reference ranges. In each case, the midpoint of such reference ranges was an increase in value to holders of DENTSPLY common stock of 11.0%, or $918 million, as compared to a midpoint reference range value for holders of Sirona common stock of 6.3%, or $399 million.

Other Information

Moelis also noted for the DENTSPLY board of directors certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

Historical Trading Ratio Analysis.  Moelis reviewed certain historical volume weighted average price (“VWAP”) trading ratios of DENTSPLY common stock and Sirona common stock over certain periods ended September 14, 2015, as compared to the exchange ratio. This review indicated the following exchange ratios and implied premiums/discounts to holders of Sirona common stock as well as the implied ownership percentage of DENTSPLY SIRONA by current holders of DENTSPLY common stock:

	Exchange Ratio	Premium/(Discount) to Sirona Stockholder vs. Current Stock Price	Implied DENTSPLY Stockholder Ownership
Current (as of September 14, 2015)	1.8294x	0.0%	57.9%
Transaction Exchange Ratio	1.8142x	(0.8)%	58.1%
10 Day VWAP	1.8331x	0.2%	57.8%
15 Day VWAP	1.8195x	(0.5)%	58.0%
20 Day VWAP	1.8135x	(0.9)%	58.1%
30 Day VWAP	1.8170x	(0.7)%	58.0%

Contribution Analysis.  Moelis reviewed the following respective estimated contributions by DENTSPLY and Sirona to DENTSPLY SIRONA’s: (1) net income, and (2) EBITDA for each of the projected calendar years ending 2015 through 2017, as well as (3) the midpoint of the DCF values (See “— Discounted Cash Flow Analyses”). Moelis also reviewed the respective estimated contributions to DENTSPLY SIRONA’s aggregate equity value and aggregate Enterprise Value in light of DENTSPLY’s higher aggregate net debt amounts. Projected financial data for each of DENTSPLY and Sirona were based on estimates of DENTSPLY’s management. Such contributions were on a standalone basis and excluded the effects of Expected Synergies.

This analysis indicated relative contributions of DENTSPLY and Sirona to DENTSPLY SIRONA’s projected calendar years 2015 through 2017 net income and EBITDA implied pro forma DENTSPLY stockholder equity ownership in DENTSPLY SIRONA of between 58.6% and 61.6%. The midpoint of the results of each company’s DCF analysis resulted in relative contributions of DENTSPLY and Sirona to DENTSPLY SIRONA’s combined implied DCF value of 57.0% and 43.0%, respectively. The estimated contributions to DENTSPLY SIRONA’s aggregate equity market value and enterprise value by DENTSPLY and Sirona, as implied by the exchange ratio on a diluted basis, each resulted in implied pro forma DENTSPLY stockholder equity ownership in DENTSPLY SIRONA of 58.1%.

Pro Forma Accretion/Dilution Analysis.  Moelis reviewed the potential pro forma effect of the merger on, among other things, each of DENTSPLY’s and Sirona’s EPS for the fiscal years ending December 31, 2016 through December 31, 2018. Estimated financial data for DENTSPLY and Sirona were based on the DENTSPLY projections and the Adjusted Sirona projections, respectively. Moelis assumed a merger closing date of December 31, 2015. This analysis assumed expected synergies phased in over three years as discussed above under “— Has/Gets Analyses” and, in addition, assumed (i) a portion of pro forma excess free cash flow (including synergies) is used to repurchase shares of DENTSPLY SIRONA and (ii) an incremental $500 million is used at closing to repurchase shares of DENTSPLY SIRONA (funded from cash on hand, with assumed foregone interest income of 0.5%) (the “Share Repurchase”). This analysis indicated that the merger would possibly range (i) for DENTSPLY from 2.2% dilutive to 5.4% accretive for CY 2016E through CY 2018E without the Share Repurchase at closing and from 0.7% accretive to 8.4% accretive for CY 2016E through CY 2018E with the Share Repurchase at closing, and (ii) for Sirona from 12.4% accretive to 27.0%

accretive for CY 2016E through CY 2018E without the Share Repurchase at closing and from 15.8% accretive to 30.6% accretive for CY 2016E through CY 2018E with the Share Repurchase at closing.

Illustrative Hypothetical Trading Values Analysis.  Moelis performed an illustrative hypothetical trading value analysis of the price per share of DENTSPLY common stock and Sirona common stock, which was designed to provide an indication of the theoretical value of a company’s equity per share as a function of such company’s estimated future earnings multiples. This analysis was an arithmetic exercise only, illustrating certain hypothetical trading values based on current public market trading multiples applied to certain pro forma EPS estimates. For this analysis, Moelis used the DENTSPLY projections and the Adjusted Sirona projections, respectively, for CY 2016E. Moelis calculated the implied values of DENTSPLY common stock and Sirona common stock by using estimated CY 2016E P/E multiples ranging from 19.1x to 22.2x (representing the then-current P/E ratios for each of DENTSPLY and Sirona, assuming EPS estimates provided by DENTSPLY management), and assumed a range of synergies from $0 to $150 million. In addition, Moelis assumed a $500 million share repurchase at close of the merger. This analysis produced hypothetical trading ranges for (i) DENTSPLY common stock of $51.97 to $71.24, depending upon each of the range of CY 2016E P/E multiples and range of synergies applied and (ii) Sirona common stock of $94.29 to $129.24 depending upon each of the range of CY 2016E P/E multiples and range of synergies applied.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not base its opinion solely on any one factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to DENTSPLY, Sirona or the merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither DENTSPLY, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arms’ length negotiations between DENTSPLY and Sirona and was approved by the DENTSPLY board of directors. Moelis did not recommend any specific consideration to DENTSPLY or its board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger.

Moelis acted as financial advisor to the DENTSPLY board of directors in connection with the merger and received a fee of $2,250,000 for delivery of its opinion. Moelis will receive an additional fee of $19,750,000 for its services, which is contingent upon the consummation of the merger. Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of DENTSPLY or Sirona. Moelis has not received any compensation from DENTSPLY unrelated to the merger. In the future Moelis may provide investment banking and other services to DENTSPLY. In the two-year period prior to the date of its opinion, Moelis has not provided investment banking or other services to Sirona.

The DENTSPLY board of directors selected Moelis as its financial advisor in connection with the merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Sirona’s Reasons for the Merger; Recommendation of the Sirona Board of Directors

In evaluating the merger, the Sirona board of directors consulted with Sirona’s management and legal and financial advisors, and in reaching its decision to approve the merger agreement and recommend its adoption by Sirona stockholders, the Sirona board of directors considered a number of factors and a substantial amount of information, including the following:

•	the merger will result in the world’s largest manufacturer of professional dental products and technologies, with an implied pro forma equity value of approximately $13.3 billion at announcement of the merger, creating a robust platform to develop end-to-end solutions to drive increasing demand for our products, better meet customer needs and improve patient care;
•	the merger will result in a comprehensive dental solutions provider by combining Sirona’s and DENTSPLY’s consumable, equipment and technology businesses, resulting in a combined company that is better positioned to deliver digital technologies and integrated solutions and workflows to enhance efficiency and patient care for general practitioners and specialists and therefore drive sustainable long-term growth;
•	the combined company will be better positioned to capitalize on key industry trends, including the accelerating adoption of digital dentistry and the adoption of single visit dentistry, through a robust clinical education platform and enhanced capabilities to foster the development of new, safer, better and more efficient dental solutions and procedures which will drive additional sales of the combined company’s products;
•	the combined company will be strongly positioned to provide market-leading solutions in every major dental category across consumables, specialties and equipment on a global basis;
•	the combined company will have greater revenue diversification and predictability with equipment expected to represent approximately 30% and consumables expected to represent approximately 70% of revenues on a pro forma basis;
•	the combined company will have the leading R&D platform in the industry with over 600 engineers and scientists, integrating Sirona’s technology platform and DENTSPLY’s consumables and materials science expertise which will drive a broadened product portfolio to support the combined company’s position as a leading innovator in the dental market;
•	the combined company will have an expanded geographic footprint and the merger will result in the industry’s largest and most significant distribution network, largest sales organization and largest service organization;
•	the combined company will have a more diversified customer base within key geographies, with a balanced revenue base across North America, Europe and the rest of the world;
•	the fact that, based on the shares then outstanding, Sirona’s stockholders will own approximately 42% of the combined company following completion of the merger and will continue to participate in potential appreciation in equity value of the combined company;
•	the merger is expected to be accretive to adjusted earnings per share of Sirona within the first year;
•	the combined company is expected to realize approximately $125 million in annual pre-tax synergies by the third year following completion of the merger, driven by revenue synergies from differentiated integrated solutions, a broadened product offering, cross-selling opportunities and cost synergies from manufacturing efficiencies, logistics and purchasing optimization and corporate savings, which synergies would not be achievable without completing the merger;
•	the combined company would have a stronger financial profile that is expected to facilitate faster long-term earnings growth due to a stronger balance sheet, a more flexible capital structure, and robust cash flows that position the combined company for expanded growth reinvestments, increased return of capital to stockholders and an enhanced platform to pursue potential M&A opportunities;

•	the belief that, based on the successful history of collaboration between Sirona and DENTSPLY in numerous product categories, the management teams of Sirona and DENTSPLY will successfully integrate the two businesses and provide a strong foundation for the combined management team to accelerate growth;
•	the structure of the transaction as a merger of equals, including the governance provisions that:
•	Mr. Slovin will serve as the chief executive officer of the combined company and may only be replaced as described in “Governance Matters After the Merger” beginning on page 114;
•	Mr. Wise will serve as executive chairman of the combined company;
•	Mr. Michel will serve as the chief financial officer of the combined company;
•	the combined company’s board of directors would have five directors designated by Sirona and six directors designated by DENTSPLY;
•	the re-nomination of a director or nomination of a director to fill a vacancy on the board of directors may only be effected as described in “Governance Matters After the Merger” beginning on page 114;
•	the lead independent director of the combined company’s board of directors would be a Sirona designee; and
•	the combined company’s board committee assignments would be as described in “Governance Matters After the Merger” beginning on page 114; and
•	the financial presentation and written opinion, dated September 15, 2015, of Jefferies to the Sirona board of directors as to the fairness, from a financial point of view and as of such date, of the exchange ratio provided for in the merger agreement to holders of Sirona common stock, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies as more fully described under the caption “The Merger — Opinion of Sirona’s Financial Advisor.”

In addition to considering the factors described above, the Sirona board of directors also considered the following factors:

•	its knowledge of Sirona’s business, financial condition, results of operations and prospects, as well as DENTSPLY’s business, financial condition, results of operations and prospects, taking into account the results of Sirona’s due diligence review of DENTSPLY;
•	the financial projections prepared by Sirona management for Sirona as a standalone company through 2019, the financial projections prepared by DENTSPLY management for DENTSPLY as a standalone company through 2019, and the pro forma financial projections for the combined company, including the impact of the estimated annual pre-tax synergies for the combined company, in each case, as summarized under “Unaudited Financial Projections” beginning on page 72;
•	that the fixed exchange ratio of 1.8142 shares of DENTSPLY common stock for each share of Sirona common stock, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in DENTSPLY’s stock price prior to completion of the merger;
•	the fact that, based on the shares then outstanding, Sirona stockholders would own approximately 42% of the combined company, and DENTSPLY stockholders would own approximately 58% of the combined company immediately following the effective time of the merger;
•	the review by the Sirona board of directors, in consultation with Sirona’s advisors, of the structure of the merger and terms of the merger agreement, including certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Sirona or DENTSPLY;
•	the limited number and nature of the conditions to the parties’ obligations to complete the merger and the belief of the Sirona board of directors of the likelihood of satisfying such conditions;

•	the fact that, in certain circumstances, the Sirona board of directors has the right under the merger agreement to withdraw its recommendation to Sirona’s stockholders that they adopt the merger agreement as summarized under “The Merger Agreement — Changes in Board Recommendation” beginning on page 112;
•	the fact that Sirona’s stockholders will have an opportunity to vote on the adoption of the merger agreement;
•	the fact that DENTSPLY is obligated to pay Sirona a termination fee of $280 million in certain circumstances as summarized under “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 121;
•	the fact that DENTSPLY is obligated to reimburse Sirona for certain fees and expenses up to $15 million under certain circumstances as summarized under “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 121;
•	the fact that the merger (including the second-step merger, if it occurs) is intended to qualify as a “reorganization” for U.S. federal income tax purposes, with the result that a U.S. holder of Sirona common stock generally would not recognize any gain or loss upon receipt of DENTSPLY common stock solely in exchange for Sirona common stock in the merger, except with respect to cash received in lieu of fractional shares of DENTSPLY common stock;
•	the fact that the Sirona board of directors had considered certain alternatives to the merger, including continuing to operate as an independent public company in its current configuration, pursuing acquisitions as an independent public company and pursuing alternative strategic transactions with strategic or financial buyers; and
•	the likelihood of completing the merger on the anticipated schedule.

The Sirona board of directors also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the merger:

•	the challenges inherent in combining the businesses, operations and workforces of Sirona and DENTSPLY, including: (i) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time and (ii) difficulties in integrating and retaining management and employees, including from the two companies’ respective labor groups;
•	the fact that the designees from the Sirona board of directors will represent less than half of the members of the combined company’s board of directors;
•	the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, the risk of not realizing anticipated synergies and cost savings between Sirona and DENTSPLY and the risk that other anticipated benefits might not be realized;
•	the substantial costs to be incurred in connection with the merger, including the substantial cash and other costs of integrating the businesses of Sirona and DENTSPLY, as well as the transaction expenses arising from the merger;
•	the potential effect of the merger on Sirona’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;
•	the risk that governmental entities may not approve the merger or may impose conditions on Sirona or DENTSPLY in order to gain approval for the merger that may adversely impact the ability of the combined company to realize the anticipated synergies in connection with the merger;
•	the terms of the merger agreement, including generally reciprocal covenants relating to the two companies’ conduct of their respective businesses during the period between the signing of the merger agreement and the completion of the merger;

•	the fact that, in certain circumstances, the DENTSPLY board of directors has the right under the merger agreement to withdraw its recommendation to DENTSPLY’s stockholders that they approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and adopt DENTSPLY’s amended and restated certificate of incorporation as summarized under “The Merger Agreement — Changes in Board Recommendation” beginning on page 112;
•	the fact that Sirona is obligated to pay DENTSPLY a termination fee of $205 million in certain circumstances as summarized under “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 121;
•	the fact that Sirona is obligated to reimburse DENTSPLY for certain fees and expenses up to $15 million under certain circumstances as summarized under “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 121;
•	the absence of appraisal rights for Sirona stockholders;
•	the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond Sirona’s or DENTSPLY’s control and the potential negative impact that may have on Sirona’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates; and
•	the risks of the type and nature described under “Risk Factors,” and the matters described under “Special Note Regarding Forward-Looking Statements.”

The Sirona board of directors also was apprised of certain interests in the merger of Sirona’s directors and executive officers that may be different from, or in addition to, the interests of Sirona stockholders generally as discussed in “— Interests of Sirona Directors and Executive Officers in the Merger.”

This discussion of the information and factors considered by the Sirona board of directors in reaching its conclusions and recommendation summarizes the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Sirona board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to recommend that Sirona stockholders vote in favor of the proposal to adopt the merger agreement.

The Sirona board of directors conducted an overall review of the factors described above and considered the factors overall to be favorable to and to support its determination. In considering the factors described above, individual members of the Sirona board of directors may have given differing weights to different factors.

The Sirona board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Sirona and its stockholders. The Sirona board of directors unanimously recommends that Sirona stockholders vote “FOR” the proposal to adopt the merger agreement.

Opinion of Sirona’s Financial Advisor

Opinion of Jefferies LLC

Sirona has retained Jefferies as its financial advisor in connection with the merger. In connection with this engagement, Sirona requested that Jefferies evaluate the fairness, from a financial point of view, to holders of Sirona common stock of the exchange ratio provided for in the merger agreement. At a meeting of the Sirona board of directors held on September 15, 2015, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated September 15, 2015, to the Sirona board of directors to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the exchange ratio provided for in merger agreement was fair, from a financial point of view, to holders of Sirona common stock.

The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies. This opinion is included as Annex C and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Sirona board of directors (in its capacity as such) in connection with its evaluation of the merger and did not address any aspect of the merger (other than the exchange ratio from a financial point of view) or any other matter. The opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Sirona, nor did it address the underlying business decision by Sirona to engage in the merger. Jefferies’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed an execution version, provided to Jefferies on September 15, 2015, of the merger agreement;
•	reviewed certain publicly available financial and other information about Sirona and DENTSPLY;
•	reviewed certain information furnished to Jefferies by the respective managements of Sirona and DENTSPLY relating to the businesses, operations and prospects of Sirona and DENTSPLY, including financial forecasts and estimates relating to Sirona and DENTSPLY prepared by the respective managements of Sirona and DENTSPLY;
•	reviewed certain estimates of, and related information prepared by, the managements of Sirona and DENTSPLY as to the cost savings and revenue enhancements potentially resulting from the merger (the “synergies”);
•	held discussions with members of the senior managements of Sirona and DENTSPLY concerning the matters described in the second through fourth bullet points above;
•	reviewed the stock trading price history and implied trading multiples for Sirona and DENTSPLY and compared them with those of certain publicly traded companies or businesses that Jefferies deemed relevant in evaluating Sirona and DENTSPLY;
•	compared the relative contributions of Sirona and DENTSPLY to certain financial metrics of the pro forma combined company;
•	considered the potential pro forma financial effects of the merger relative to Sirona on a standalone basis and on DENTSPLY, in each case after taking into account potential synergies, utilizing financial forecasts and estimates relating to Sirona and DENTSPLY prepared by the respective managements of Sirona and DENTSPLY; and
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

For purposes of its opinion, Jefferies did not rely upon a comparison of the financial terms of the merger with publicly available financial terms of certain other transactions given, in Jefferies’ view, the limited relevance of such transactions in the context of the merger. In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Sirona or DENTSPLY or that was publicly available to Jefferies (including, without limitation, the information described above) or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the managements of Sirona and DENTSPLY that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading in any respect meaningful to Jefferies’ analyses or opinion. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of Sirona, DENTSPLY or any other entity and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and assumed, that the financial forecasts and estimates relating to Sirona and DENTSPLY and the potential synergies that Jefferies was directed to utilize in its analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of Sirona and DENTSPLY, as the case may be, as to the future financial performance of Sirona, DENTSPLY, such potential synergies and the other matters covered thereby. With respect to exchange rates reflected in such financial forecasts and estimates utilized by such managements when converting local currencies to United States dollars, Jefferies assumed that such exchange rates were reasonable for purposes of its analyses and that any currency or exchange rate fluctuations would not be meaningful in any respect to its analyses or opinion. Jefferies expressed no opinion as to any such financial forecasts or estimates or the assumptions on which they were based and Jefferies assumed that the financial results reflected in the financial forecasts and estimates utilized in its analyses, including with respect to the potential synergies, would be realized in the amounts and at the times projected. Jefferies relied upon the assessments of the managements of Sirona and DENTSPLY as to, among other things, (i) the potential impact on Sirona and DENTSPLY of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the dental products industry, (ii) the commercialization of Sirona’s and DENTSPLY’s products and product pipeline and the validity of, and risks associated with, Sirona’s and DENTSPLY’s technology and intellectual property, (iii) the potential impact on Sirona’s and DENTSPLY’s businesses of their existing and future relationships, agreements and arrangements with, and the ability of Sirona and DENTSPLY to attract and retain, key employees, customers, distributors and other commercial relationships, and (iv) the ability to integrate the businesses and operations of Sirona and DENTSPLY. At Sirona’s direction, Jefferies assumed that there would not be any developments with respect to any such matters that would affect Sirona, DENTSPLY or the merger (including the contemplated benefits thereof) in any respect meaningful to Jefferies’ analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion.

Jefferies made no independent investigation of any legal, accounting or tax matters affecting Sirona, DENTSPLY or the merger and Jefferies assumed the correctness in all respects meaningful to its analysis and opinion of all legal, accounting and tax advice given to Sirona or the Sirona board of directors, including, without limitation and at the direction of the Sirona board of directors, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement and related documents. Jefferies assumed that the merger (together with the second-step merger, if applicable) would qualify as a “reorganization” for U.S. federal income tax purposes under Section 368(a) of the Code, as contemplated by the merger agreement. Jefferies also assumed, at the direction of the Sirona board of directors, that the final merger agreement, when signed by the parties thereto, would not differ from the execution version of the merger agreement reviewed by Jefferies in any respect meaningful to its analyses or opinion. Jefferies further assumed that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, waivers and releases for the merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Sirona, DENTSPLY or the merger (including the contemplated benefits thereof) in any respect meaningful to its analyses or opinion.

Jefferies’ opinion was provided for the use and benefit of the Sirona board of directors (in its capacity as such) in its evaluation of the merger. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Sirona, nor did it address the underlying business decision by Sirona to engage in the merger or the terms of the merger agreement or the documents referred to therein, the form or structure of the merger or any term, aspect or implication of any agreements or arrangements contemplated by or resulting from the merger. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Sirona or any other party to the merger. Jefferies expressed no view or opinion as to the actual value of DENTSPLY common stock when issued in the merger or the prices at which DENTSPLY common stock or Sirona common stock would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the merger relative to the exchange ratio or otherwise. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness committee.

In connection with rendering its opinion to the Sirona board of directors, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analyses summarized below, no company used as a comparison was identical or directly comparable to Sirona or DENTSPLY. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Sirona or DENTSPLY in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Sirona and DENTSPLY. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the range of the valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Sirona, DENTSPLY or their respective securities.

The exchange ratio provided for in the merger agreement was determined through negotiation between Sirona and DENTSPLY, and the decision by Sirona to enter into the merger agreement was solely that of the Sirona board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the Sirona board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Sirona board of directors or management with respect to the merger or the exchange ratio.

The following is a summary of the material financial analyses provided to the Sirona board of directors and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. For purposes of the financial analyses described below, (i) earnings before interest, taxes, depreciation and amortization, (“EBITDA”) and net income exclude stock-based compensation expense (in the case of EBITDA), historical transaction amortization (in the case of EBITDA of Sirona), tax-adjusted historical transaction amortization (in the case of net income) and certain one-time non-recurring expenses and other costs and adjustments such as the exclusion of gains and losses from foreign exchange revaluation and gains and losses on interest and foreign exchange derivatives (in the case of net income of Sirona), (ii) the term “EPS” means the portion of the applicable company’s net income allocated to each outstanding share of common stock of such company, (iii) enterprise values were calculated as fully-diluted equity values based on closing stock prices on September 14, 2015 plus total debt, preferred stock and non-controlling interests (as applicable) less cash and cash equivalents, (iv) the term “Sirona forecasts” means financial forecasts and estimates relating to Sirona prepared by the management of Sirona as calendarized and references to “DENTSPLY forecasts” means financial forecasts and estimates relating to DENTSPLY prepared by the management of DENTSPLY and (v) “publicly available Wall Street research analysts’ estimates” refers to such estimates that were available to Jefferies. In calculating implied exchange ratio reference ranges as reflected in such analyses, Jefferies (A) divided the low-end of the approximate implied per share equity value reference ranges derived for Sirona from such analyses by the high-end of the approximate implied per share equity value reference ranges derived for DENTSPLY from such analyses in order to calculate the low-end of the implied exchange ratio reference ranges and (B) divided the high-end of the approximate implied per share equity value reference ranges derived for Sirona from such analyses by the low-end of the approximate implied per share equity value reference ranges derived for DENTSPLY from such analyses in order to calculate the high-end of the implied exchange ratio reference ranges.

Selected Public Companies Analyses.  Jefferies performed separate selected public companies analyses of Sirona and DENTSPLY in which Jefferies reviewed publicly available financial, stock market and operating information of Sirona, DENTSPLY and the selected publicly traded companies listed below.

Sirona.  In performing a selected public companies analysis of Sirona, Jefferies reviewed publicly available financial, stock market and operating information of Sirona and the following seven selected companies that Jefferies considered generally relevant, consisting of three selected publicly traded companies in the dental products industry (“Sirona selected dental companies”) and four selected publicly traded companies in the medical technology equipment industry, (the “Sirona selected medical technology equipment companies” and, together with the Sirona selected dental companies, the “Sirona selected companies”):

Sirona Selected Dental Companies	Sirona Selected Medical Technology Equipment Companies
• Align Technology, Inc.	• Cynosure, Inc.
• DENTSPLY International Inc.	• Elekta AB
• Straumann Holding AG	• Hill-Rom Holdings, Inc.
• Intuitive Surgical, Inc.

Jefferies reviewed, among other information, enterprise values as a multiple, to the extent publicly available, of calendar year 2015 through calendar year 2017 estimated EBITDA. Jefferies also reviewed equity values based on closing stock prices on September 14, 2015 as a multiple of calendar year 2015 through calendar year 2017 estimated EPS. Estimated financial data of the Sirona selected companies were based on publicly available Wall Street research analysts’ estimates and other publicly available information. Estimated financial data of Sirona was based on the Sirona forecasts and publicly available Wall Street research analysts’ estimates.

The overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA multiples observed for the Sirona selected companies were 11.4x to 22.3x (with an overall median of 14.1x), 9.8x to 18.9x (with an overall median of 13.4x) and 9.0x to 17.5x (with an overall median of 12.1x), respectively, and the overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EPS multiples observed for the Sirona selected companies were 17.0x to 35.0x (with an overall median of 25.6x), 16.3x to 25.9x (with an overall median of 23.2x) and 14.7x to 23.7x (with an overall median of 18.1x), respectively, with overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA and estimated EPS multiples observed for the Sirona selected dental companies and the Sirona selected medical technology equipment companies as follows:

•	Sirona selected dental companies: overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA multiples of 14.1x to 22.3x (with a mean of 18.1x and a median of 17.9x), 13.4x to 18.9x (with a mean of 15.5x and a median of 14.2x) and 11.6x to 17.5x (with a mean of 13.9x and a median of 12.7x), respectively, and overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EPS multiples of 20.6x to 35.0x (with a mean of 28.3x and median of 29.2x), 19.0x to 25.9x (with a mean of 23.2x and a median of 24.7x) and 17.4x to 23.7x (with a mean of 20.0x and a median of 18.8x), respectively.
•	Sirona selected medical technology equipment companies: overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA multiples of 11.4x to 16.0x (with a mean of 13.4x and a median of 13.1x), 9.8x to 14.5x (with a mean of 11.7x and a median of 11.3x) and 9.0x to 13.3x (with a mean of 10.9x and a median of 10.5x), respectively, and overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EPS multiples of 17.0x to 34.6x (with a mean of 25.1x and median of 24.3x), 16.3x to 24.8x (with a mean of 20.6x and a median of 20.6x) and 14.7x to 21.9x (with a mean of 17.7x and a median of 16.6x), respectively.

Jefferies then applied selected ranges of calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA multiples of 13.0x to 15.0x, 12.5x to 14.5x and 11.0x to 13.0x, respectively, and calendar year 2015, calendar year 2016 and calendar year 2017 estimated EPS multiples of 24.0x to 27.0x, 21.5x to 24.5x and 16.5x to 19.5x, respectively, derived from the Sirona selected companies to corresponding data of Sirona based on the Sirona forecasts. This analysis indicated approximate implied per share equity value reference ranges for Sirona, based on calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA multiples, of $86.74 to $99.17, $91.56 to $105.25 and $88.12 to $103.06, respectively, and, based on calendar year 2015, calendar year 2016 and calendar year 2017 estimated EPS multiples, of $97.95 to $110.20, $95.92 to $109.31 and $81.68 to $96.53, respectively.

DENTSPLY.  In performing a selected public companies analysis of DENTSPLY, Jefferies reviewed publicly available financial, stock market and operating information of DENTSPLY and the following 10 selected companies that Jefferies considered generally relevant, consisting of four selected publicly traded companies in the dental products industry (the “DENTSPLY selected dental companies”) and six selected publicly traded companies in the medical technology consumables industry, (the “DENTSPLY selected medical technology consumables companies” and, together with the DENTSPLY selected dental companies, the “DENTSPLY selected companies”):

DENTSPLY Selected Dental Companies	DENTSPLY Selected Medical Technology Consumables Companies
• Align Technology, Inc.	• AngioDynamics, Inc.
• COLTENE Holding AG	• Becton, Dickinson and Company
• Sirona Dental Systems, Inc.	• Cantel Medical Corp.
• Straumann Holding AG	• C.R. Bard, Inc.
• ICU Medical, Inc.
• Teleflex Incorporated

Jefferies reviewed, among other information, enterprise values as a multiple, to the extent publicly available, of calendar year 2015 through calendar year 2017 estimated EBITDA. Jefferies also reviewed equity values based on closing stock prices on September 14, 2015 as a multiple of calendar year 2015 through calendar year 2017 estimated EPS. Estimated financial data of the DENTSPLY selected companies were based on publicly available Wall Street research analysts’ estimates and other publicly available information. Estimated financial data of DENTSPLY was based on the DENTSPLY forecasts and publicly available Wall Street research analysts’ estimates.

The overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA multiples observed for the DENTSPLY selected companies were 10.4x to 22.3x (with an overall median of 15.6x), 10.0x to 18.9x (with an overall median of 13.9x) and 9.3x to 17.5x (with an overall median of 11.6x), respectively, and the overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EPS multiples observed for the DENTSPLY selected companies were 17.9x to 35.0x (with an overall median of 23.9x), 15.5x to 30.0x (with an overall median of 21.6x) and 14.7x to 27.6x (with an overall median of 18.8x), respectively, with overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA and estimated EPS multiples observed for the DENTSPLY selected dental companies and DENTSPLY selected medical technology consumables companies as follows:

•	DENTSPLY selected dental companies: overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA multiples of 10.4x to 22.3x (with a mean of 16.4x and a median of 16.4x), 10.0x to 18.9x (with a mean of 14.2x and a median of 13.9x) and 9.3x to 17.5x (with a mean of 12.8x and a median of 11.6x), respectively, and overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EPS multiples of 17.9x to 35.0x (with a mean of 26.5x and a median of 26.7x), 15.5x to 25.9x (with a mean of 22.0x and a median of 23.3x) and 14.7x to 23.7x (with a mean of 19.1x and a median of 18.8x), respectively.
•	DENTSPLY selected medical technology consumables companies: overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA multiples of 10.9x to 19.0x (with a mean of 14.8x and a median of 14.6x), 10.2x to 16.2x (with a mean of 13.1x and a median of 13.0x) and 11.3x to 14.8x (with a mean of 13.0x and a median of 13.0x), respectively, and overall low to high calendar year 2015, calendar year 2016 and calendar year 2017 estimated EPS multiples of 18.2x to 33.6x (with a mean of 24.9x and a median of 22.8x), 15.5x to 30.0x (with a mean of 22.2x and a median of 20.3x) and 17.6x to 27.6x (with a mean of 22.6x and a median of 22.6x), respectively.

Jefferies then applied selected ranges of calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA multiples of 14.5x to 16.5x, 13.0x to 15.0x and 10.5x to 12.5x, respectively, and calendar year 2015, calendar year 2016 and calendar year 2017 estimated EPS multiples of 22.5x to 25.5x, 20.0x to 23.0x and 17.5x to 20.5x, respectively, derived from the DENTSPLY selected companies to corresponding data of DENTSPLY based on the DENTSPLY forecasts. This analysis indicated approximate implied per share equity value reference ranges for DENTSPLY, based on calendar year 2015, calendar year 2016 and calendar year 2017 estimated EBITDA multiples, of $55.77 to $64.48, $51.77 to $60.87 and $43.93 to $53.70, respectively, and, based on calendar year 2015, calendar year 2016 and calendar year 2017 estimated EPS multiples, of $58.31 to $66.08, $56.25 to $64.68 and $54.60 to $63.96, respectively.

Utilizing the approximate implied per share equity value reference ranges derived for Sirona and DENTSPLY described above, Jefferies calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:
EBITDA	EPS	Exchange Ratio
1.3453x – 2.3458x	1.2770x – 1.9433x	1.8142x

Jefferies noted that the approximate implied exchange ratio reference ranges described above implied pro forma ownership range for holders of Sirona common stock in the combined company of approximately 34.9% to 48.3% based on the approximate EBITDA implied exchange ratio reference range and approximately 33.7% to 43.6% based on the approximate EPS implied exchange ratio reference range, each as compared to the pro forma ownership by holders of Sirona common stock in the combined company implied by the exchange ratio of approximately 41.93%.

Discounted Cash Flow Analysis.  Jefferies performed separate discounted cash flow analyses of Sirona and DENTSPLY by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that each of Sirona and DENTSPLY was forecasted to generate during the calendar year ending December 31, 2016 through the calendar year ending December 31, 2019 based on the Sirona forecasts and the DENTSPLY forecasts, respectively. Terminal values of each of Sirona and DENTSPLY were calculated by applying to Sirona’s and DENTSPLY’s respective fiscal years ending December 31, 2019 estimated EBITDA a selected range of EBITDA multiples of 12.5x to 14.5x, in the case of Sirona, and 13.0x to 15.0x, in the case of DENTSPLY. The present values (as of December 31, 2015) of the cash flows and terminal values were then calculated using a selected discount rate range of 9.4% to 10.4%, in the case of Sirona, and 8.2% to 9.2%, in the case of DENTSPLY. These analyses indicated approximate implied per share equity value reference range for Sirona and DENTSPLY of $100.17 to $116.25 and $54.99 to $65.04, respectively.

Utilizing the approximate implied per share equity value reference ranges derived for Sirona and DENTSPLY described above, Jefferies calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
1.5402x – 2.1141x	1.8142x

Jefferies noted that the approximate implied exchange ratio reference range described above implied a pro forma ownership range for holders of Sirona common stock in the combined company of approximately 38.0% to 45.7%, as compared to the pro forma ownership by holders of Sirona common stock in the combined company implied by the exchange ratio of approximately 41.93%.

Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including:

Relative Contributions.  Jefferies reviewed the relative contributions of Sirona and DENTSPLY to, among other things, the combined company’s calendar year 2015 and calendar year 2016 estimated EBITDA and net income. Estimated financial data of Sirona was based on the Sirona forecasts and public filings and estimated financial data of DENTSPLY was based on the DENTSPLY forecasts and public filings. This review indicated an overall approximate implied exchange ratio range based on calendar year 2015 and calendar year 2016 estimated EBITDA and net income of 1.5620x to 1.8232x, as compared to the exchange ratio of 1.8142x, and overall relative contributions of Sirona to the combined company’s calendar year 2015 and calendar year 2016 estimated EBITDA (adjusted for net debt) and net income of approximately 38.3% to 42.1%, as compared to the pro forma ownership by holders of Sirona common stock in the combined company implied by the exchange ratio of approximately 41.93%.

Historical Exchange Ratio.  Jefferies observed, among other things, the historical exchange ratios implied by the low and high closing prices of Sirona common stock to DENTSPLY common stock over the 52-week period prior to September 14, 2015, which indicated an overall approximate implied historical exchange ratio range of 1.5350x to 1.9611x, as compared to the exchange ratio of 1.8142x. Jefferies noted that such historical exchange ratio range implied a pro forma ownership range for holders of Sirona common stock in the combined company of approximately 37.9% to 43.9%, as compared to the pro forma ownership by holders of Sirona common stock in the combined company implied by the exchange ratio of approximately 41.93%.

Other

Jefferies also observed, for informational purposes, the following:

•	the potential pro forma financial effects of the proposed merger on the calendar years ending December 31, 2016 and December 31, 2017 estimated EPS of Sirona and DENTSPLY, each on a standalone basis, based on the Sirona forecasts and the DENTSPLY forecasts, both excluding and including potential synergies, 30-day volume-weighted average prices for Sirona common stock and DENTSPLY common stock as of September 14, 2015 of approximately $98.36 per share and approximately $54.14 per share, respectively, and a pro forma ownership by holders of Sirona common stock and DENTSPLY common stock in the combined company implied by the exchange ratio of approximately 41.93% and 58.07%, respectively, which indicated (without taking into account Sirona’s and DENTSPLY’s announced intention to execute a $500 million share buyback after consummation of the merger) that:
•	relative to Sirona’s estimated calendar year 2016 and calendar year 2017 estimated EPS, the proposed merger could be accretive to holders of Sirona common stock by approximately 7.3%, excluding potential synergies, and approximately 11.6%, including potential synergies, in calendar year 2016 and by approximately 7.0%, excluding potential synergies, and approximately 17.3%, including potential synergies, in calendar year 2017; and
•	relative to DENTSPLY’s calendar year 2016 and calendar year 2017 estimated EPS, the proposed merger could be dilutive to holders of DENTSPLY common stock by approximately (6.1%), excluding potential synergies, and approximately (2.4%), including potential synergies, in calendar year 2016 and accretive/(dilutive) to holders of DENTSPLY common stock by approximately (6.4%), excluding potential synergies, and approximately 2.6%, including potential synergies, in calendar year 2017;
•	the illustrative potential value creation for holders of Sirona common stock and DENTSPLY common stock relative to Sirona’s and DENTSPLY’s blended calendar year 2016 estimated price-to-earnings multiples, based on the Sirona forecasts and the DENTSPLY forecasts, including potential synergies, the approximate 30-day volume-weighted average prices for Sirona common stock and DENTSPLY common stock as of September 14, 2015 and the approximate pro forma ownership by holders of Sirona common stock and DENTSPLY common stock in the combined company implied by the exchange ratio, which indicated that the proposed merger could result in a potential value creation relative to the closing prices of Sirona common stock and DENTSPLY common stock on September 14, 2015 of approximately 3.5%; and
•	the illustrative potential value creation for holders of Sirona common stock based on both the per share equity value implied by the closing prices of Sirona common stock and DENTSPLY common stock on September 14, 2015 and the midpoint of the approximate implied per share equity value reference ranges calculated for Sirona and DENTSPLY in the discounted cash flow analyses described above, which indicated that, after taking into account the estimated present value of the potential synergies anticipated by the managements of Sirona and DENTSPLY (net of the cost to achieve such synergies and transaction expenses as estimated by the management of Sirona), the pro forma ownership by holders of Sirona common stock in the combined company implied by the exchange ratio of approximately 41.93% could result in potential value creation relative to the per share equity value implied by the closing price of Sirona common stock of approximately 9.2% and relative to the midpoint of the implied per share equity value reference range calculated for Sirona in such discounted cash flow analyses of approximately 9.4%.

Actual results achieved by Sirona, DENTSPLY and the combined company may vary from forecasted results and variations may be material.

Miscellaneous

Sirona has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $15 million, of which a portion was payable upon delivery of Jefferies’ opinion and approximately $14 million is payable contingent upon consummation of the merger. In addition, Sirona has agreed to reimburse Jefferies for its reasonable expenses, including reasonable fees and expenses of counsel, and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

Jefferies maintains a market in the securities of Sirona and DENTSPLY and, in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Sirona, DENTSPLY and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities. Jefferies and its affiliates in the past have provided and in the future may provide financial advisory and financing services unrelated to the merger to Sirona and certain of its affiliates, including, during the two-year period prior to the date of its opinion, having acted as financial advisor to Sirona in connection with certain potential merger and acquisition transactions in 2014. Although Jefferies and its affiliates did not provide financial advisory or financing services to DENTSPLY during the two-year period prior to the date of its opinion for which Jefferies and its affiliates received compensation, Jefferies and its affiliates may provide such services to DENTSPLY and its affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation.

Jefferies was selected to act as Sirona’s financial advisor in connection with the merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and its industry knowledge and familiarity with Sirona and its business. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Unaudited Financial Forecasts

Certain Financial Projections Utilized by the DENTSPLY Board of Directors and DENTSPLY’s Financial Advisor

DENTSPLY does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, in connection with the DENTSPLY board of directors’ consideration of the proposed merger, certain non-public financial projections regarding DENTSPLY’s anticipated future operations were prepared by DENTSPLY management for the fiscal years 2015 through 2019 (the “DENTSPLY projections”). In the case of Sirona, Sirona management prepared projections for its board of directors (see section entitled “ — Certain Financial Projections Utilized by the Sirona Board of Directors and Sirona’s Financial Advisor”), which were then provided to DENTSPLY. DENTSPLY management adjusted the Sirona projections to take into account Sirona’s historical performance and expected business trends (as adjusted, the “Adjusted Sirona projections”). The DENTSPLY projections and the Adjusted Sirona projections were each independently prepared by DENTSPLY management based on assumptions that DENTSPLY management believed to be reasonable at the time. The DENTSPLY projections and the Adjusted Sirona projections were provided to the DENTSPLY board of directors and to DENTSPLY’s financial advisor for its use in connection with its financial analyses and opinion (see section “The Merger — Opinion of DENTSPLY’s Financial Advisor” beginning on page 52).

The DENTSPLY projections and the Adjusted Sirona projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with published guidelines of the SEC regarding forecasts, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or compliance with GAAP. In addition, neither the DENTSPLY projections nor the Adjusted Sirona projections were prepared with the assistance of, or reviewed, compiled or examined by, an independent auditor. Neither DENTSPLY’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the DENTSPLY projections or the Adjusted Sirona projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The PricewaterhouseCoopers LLP report incorporated by reference into this joint proxy statement/prospectus relates to DENTSPLY’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Although the DENTSPLY projections and the Adjusted Sirona projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by DENTSPLY management that they believed were reasonable at the time the DENTSPLY projections and the Adjusted Sirona projections were prepared, taking into account the relevant information available to DENTSPLY’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the DENTSPLY projections and/or the Adjusted Sirona projections not to be achieved include general economic conditions; changes in the general economic environment or social or political conditions that could affect the businesses; DENTSPLY’s ability to achieve forecasted sales; accuracy of certain accounting estimates; changes in actual or projected cash flows; competitive pressures; the timing, success and market reception for DENTSPLY’s and Sirona’s new and existing products; the possibility of new technologies outdating DENTSPLY’s or Sirona’s products; continued support of DENTSPLY’s and Sirona’s products by influential dental and medical professionals; the effect of future regulatory or legislative actions on DENTSPLY and Sirona or the industries in which they operate; the potential impact of the announcement or consummation of the merger on relationships with customers, suppliers, competitors, management and other employees; the ability to attract new customers and retain existing customers in the manner anticipated; the ability to hire and retain key personnel; reliance on and integration of information technology systems; the potential of international unrest, economic downturn or effects of currencies, tax assessments, tax adjustments, anticipated tax rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs; the risk that the credit ratings of DENTSPLY and Sirona may be different from DENTSPLY’s expectations; exchange rate volatility; the continued strength of the dental and medical device markets; the outcomes of any litigation; and changes in tax laws. Neither the DENTSPLY projections nor the Adjusted Sirona projections take into account any circumstances or events occurring after the date they were prepared. As a result, none of DENTSPLY, Sirona or their respective affiliates, officers, directors or other representatives can provide any assurance that actual results will not differ materially from the financial projections set forth below, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. The financial projections set forth below cover multiple years and such information by its nature becomes less predictive with each successive year. None of DENTSPLY, Sirona or their respective affiliates, officers, directors or other representatives has made or makes any representation to any stockholder or other person regarding DENTSPLY’s or Sirona’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved.

Sales and earnings performance for the dental industry can be volatile. The financial projections set forth below were based on numerous variables and assumptions that are inherently uncertain and are beyond the control of DENTSPLY and Sirona. The DENTSPLY projections and the Adjusted Sirona projections are subject to many risks and uncertainties, including, but not limited to, forecasts of macroeconomic variables including growth domestic product growth, industry performance and market conditions, interest rates and corporate financing activities, competition, general business and financial conditions, anticipated impact of certain business initiatives including operating margin improvement efforts and growth reinvestments, the effective tax rate, and other factors described under “Special Note Regarding Forward-Looking Statements” beginning on page 19, and “Risk Factors” beginning on page 21, all of which are subject to change. The financial projections set forth below also did not give effect to the merger. As a result, actual results may differ materially from those contained in the financial projections.

DENTSPLY has made no representations to Sirona, and Sirona has made no representations to DENTSPLY, in the merger agreement or otherwise, concerning the financial projections or the estimates on which they are based. DENTSPLY and Sirona urge all stockholders to review DENTSPLY’s and Sirona’s most recent SEC filings for a description of DENTSPLY’s and Sirona’s reported financial results.

The DENTSPLY projections and Adjusted Sirona projections include several measures, including Non-GAAP Net Income and Adjusted EBITDA. In the case of the DENTSPLY projections, Non-GAAP Net Income consists of net income adjusted to exclude the net of tax impact of the following: (1) business combination related costs; (2) restructuring, restructuring program related costs and other costs; (3) amortization of purchased intangible assets; (4) credit risk and fair value adjustments; (5) certain fair value adjustments related to an unconsolidated affiliated company; and (6) income tax related adjustments. Adjusted EBITDA is adjusted net income plus interest and other expense, tax expense and depreciation. In the case of the Adjusted Sirona projections, Non-GAAP Net Income consists of net income adjusted to exclude the net of tax impact of the following: (1) historical transaction amortization; (2) one-time non-recurring expenses; and (3) other adjustments such as gains and losses from foreign exchange revaluation and gains and losses on interest and foreign exchange derivatives. Adjusted EBITDA is adjusted net income plus interest, tax expense, depreciation and non-transaction related amortization.

The DENTSPLY projections and the Adjusted Sirona projections, based on the factors discussed above, are presented below:

DENTSPLY Projections

	Fiscal Year Ending December 31,
(in millions of US dollars)	2015E	2016E	2017E	2018E	2019E
Sales (ex. PM)(1)	$2,600	$2,699	$2,815	$2,955	$3,115
Non-GAAP Net Income	$369	$392	$426	$467	$511
Adjusted EBITDA	$599	$626	$674	$729	$785

(1)	DENTSPLY revenue excluding precious metals content.

Sirona Adjusted Projections

	Fiscal Year Ending September 30,
(in millions of US dollars)	2015E	2016E	2017E	2018E	2019E	2020E
Sales	$1,140	$1,238	$1,345	$1,461	$1,588	$1,726
Non-GAAP Net Income	$222	$243	$259	$285	$316	$347
Adjusted EBITDA	$325	$360	$381	$414	$454	$494

DENTSPLY and Sirona calculate certain non-GAAP financial metrics, including non-GAAP Net Income and Adjusted EBITDA using different methodologies. For more information regarding non-GAAP calculations, refer to the respective SEC filings for DENTSPLY and Sirona. Consequently, the financial metrics presented in each company’s prospective financial projections and in sections of this document with respect to the opinions of the financial advisors of DENTSPLY and Sirona may not be directly comparable to one another.

Certain Financial Projections Utilized by the Sirona Board of Directors and Sirona’s Financial Advisor

Sirona does not as a matter of course publicly disclose financial projections or forecasts given, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. The unaudited financial projections concerning DENTSPLY and Sirona set forth below, as well as the synergies estimates and unaudited financial projections for the combined company after completion of the merger set forth below, were made available, except as otherwise described below, to the board of directors of Sirona in its review and evaluation of the proposed merger and to Sirona’s financial advisor for its use in connection with its financial analyses and opinion to the Sirona board of directors described under “The Merger—Opinion of Sirona’s Financial Advisor” beginning on page 63. The summary of these financial projections is not being included in this joint proxy statement/prospectus to influence any stockholder’s voting decision with respect to the merger, but instead because these financial projections were provided to Sirona and its advisors in connection with the proposed merger.

You should note that the financial projections set forth below constitute forward-looking statements. The financial projections set forth below were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither DENTSPLY’s nor Sirona’s independent registered public accountant, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections. The financial projections should not be relied upon as necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the financial projections.

The assumptions and estimates underlying the financial projections are inherently uncertain and, although considered reasonable by Sirona management as of the date of their preparation, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in DENTSPLY’s or Sirona’s, or the combined company’s, respective businesses, financial condition or results of operations, and other risks and uncertainties described under the heading “Risk Factors” beginning on page 21. Accordingly, the financial projections may not necessarily be indicative of the actual future performance of DENTSPLY or Sirona, or the combined company after completion of the merger, and actual results may differ materially from those presented. Inclusion of the financial projections in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results projected in the financial projections will necessarily be achieved. Furthermore, the financial projections may differ from publicized analyst estimates and forecasts and do not take into account any circumstances or events occurring after the date they were prepared. Sirona does not intend to update or revise the financial projections.

The unaudited financial projections, unaudited synergies estimates and unaudited financial projections for the combined company include several measures, including Total Revenue, Adjusted EBITDA and Adjusted Net Income. “Total Revenue” refers to the applicable company’s total revenue, excluding in the case of DENTSPLY, precious metal revenue. “Adjusted EBITDA” and “Adjusted Net Income” refer to the applicable company’s earnings before interest, taxes, depreciation and amortization, in the case of Adjusted EBITDA, and net income, in the case of Adjusted Net Income, excluding stock-based compensation expense (in the case of Adjusted EBITDA), tax-adjusted historical transaction amortization (in the case of Adjusted Net Income of Sirona) and the net of tax impact of business combination related costs, restructuring and restructuring program related costs, amortization of purchased intangible assets, credit risk and fair value adjustments, certain fair value adjustments related to an unconsolidated affiliated company, and income tax related adjustments (in the case of Adjusted Net Income of DENTSPLY), excluding one-time non-recurring expenses (in each case) and including other adjustments (in the case of Adjusted Net Income of Sirona) such as the exclusion of gains and losses from foreign exchange revaluation and gains and losses on interest and foreign exchange derivatives.

DENTSPLY’s management prepared unaudited financial projections for DENTSPLY for the fiscal years ending December 31, 2015 through 2019 for its board of directors (see section entitled “—Certain Financial Projections Utilized by the DENTSPLY Board of Directors and DENTSPLY’s Financial Advisor”), which projections were then provided to Sirona management for its review and evaluation of the merger. Sirona management then made certain adjustments to DENTSPLY management’s projections of Adjusted EBITDA (but not to Adjusted Net Income) to exclude stock-based compensation expense. These financial projections are summarized in the following table:

	For Fiscal Year Ending on December 31,
($ in millions)	2015E	2016E	2017E	2018E	2019E
Total Revenue excl. Precious Metals	$2,600	$2,699	$2,815	$2,955	$3,115
Adjusted EBITDA(1)	$623	$651	$699	$755	$812
Adjusted Net Income	$369	$392	$426	$467	$511

(1)	Adjusted EBITDA excludes stock-based compensation expense.

Sirona’s management prepared unaudited financial projections for Sirona for the fiscal years ending September 30, 2015 through 2020, which were then calendarized to a December 31st year-end for purposes of comparability with DENTSPLY. The Sirona board of directors utilized these financial projections in connection with its review and evaluation of the proposed merger. These calendarized financial projections are summarized in the following table:

	For Calendar Year Ending on December 31,
($ in millions)	2015E	2016E	2017E	2018E	2019E
Total Revenue	$1,200	$1,337	$1,470	$1,617	$1,771
Adjusted EBITDA(1)	$354	$390	$426	$477	$531
Adjusted Net Income	$230	$250	$276	$315	$355

(1)	Adjusted EBITDA excludes stock-based compensation expense.

Sirona’s management prepared unaudited synergies estimates for the combined company after completion of the merger for the fiscal years ending December 31, 2016 through 2018, giving effect to the merger as if it had been consummated as of January 1, 2016. The Sirona board of directors utilized these synergies estimates in connection with its review and evaluation of the merger. These financial projections are summarized in the following table:

	Year 1	Year 2	Year 3
($ in millions)	CY2016E	CY2017E	CY2018E
Potential Total Pre-Tax Income from Synergies(1)	$33	$87	$125

(1)	Excludes one-time costs related to the merger and to achieving synergies, but includes certain incremental ongoing costs to achieve synergies.

Sirona’s management prepared unaudited financial projections for the combined company after completion of the merger for the fiscal years ending December 31, 2016 through 2018. These financial projections combine the financial projections for DENTSPLY and Sirona referenced above, both with and without giving effect to the synergies estimates. The Sirona board of directors utilized the financial projections prepared by Sirona’s management in connection with its review and evaluation of the merger. The unaudited financial projections prepared by Sirona’s management are summarized in the following table:

	For Fiscal Year Ending on December 31,
($ in millions)	2016E	2017E	2018E
Total Revenue (incl. potential additional sales synergies)(1)	$4,073	$4,369	$4,674
Adjusted EBITDA (excl. total pre-tax income synergies)	$1,041	$1,125	$1,232
Adjusted EBITDA (incl. total pre-tax income synergies)	$1,074	$1,212	$1,357
Adjusted Net Income (incl. total pre-tax income synergies)	$667	$768	$877

(1)	DENTSPLY revenue excludes precious metals.

Amended and Restated Certificate of Incorporation of DENTSPLY

The DENTSPLY board of directors has approved, subject to stockholder approval and completion of the merger, an amended and restated certificate of incorporation to (i) change DENTSPLY’s name to “DENTSPLY SIRONA Inc.,” (ii) increase the number of authorized shares of DENTSPLY common stock to 400 million and (iii) provide that, until the third anniversary of the effective date of the merger, the board of directors may amend, alter or repeal the sections of the by-laws relating to (1) Mr. Wise’s service as executive chairman of the board and Mr. Slovin’s service as chief executive officer, (2) the replacement, removal or alteration of responsibilities of the lead independent director and (3) certain other governance matters concerning the combined company only by an affirmative vote of the greater of (a) at least 70% of the entire board of directors and (b) eight directors of the combined company. The form of amended and restated certificate of incorporation is included in this joint proxy statement/prospectus as Annex D. The adoption of the amended and restated certificate of incorporation by DENTSPLY’s stockholders is a condition to completion of the merger. In the event this proposal is approved by DENTSPLY stockholders, but the merger is not completed, the amended and restated certificate of incorporation will not be filed with the Secretary of State of the State of Delaware and will not become effective.

Interests of DENTSPLY Directors and Executive Officers in the Merger

In considering the recommendation of the DENTSPLY board of directors that you vote to approve the issuance of shares of DENTSPLY common stock in connection with the merger and the adoption of DENTSPLY’s amended and restated certificate of incorporation, you should be aware that DENTSPLY’s directors and executive officers have certain financial interests in the merger that may be different from, or in addition to, those of DENTSPLY stockholders generally. The DENTSPLY board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to you that you approve the issuance of shares of DENTSPLY common stock in connection with the merger and the adoption of DENTSPLY’s amended and restated certificate of incorporation. These interests are further described below.

Immediately following the effective time of the merger, the board of directors of the combined company will consist of eleven members, including: (i) six of the directors of DENTSPLY immediately prior to the merger, to be selected by DENTSPLY, of which one will be Mr. Wise and (ii) five of the directors of Sirona immediately prior to the merger, to be selected by Sirona. Furthermore, upon completion of the merger, Mr. Wise will serve as executive chairman of the board of the combined company. Through the third anniversary of the closing of the merger, the board of directors of the combined company may only replace, remove, alter the responsibilities and authorities or grant conflicting responsibilities or authorities of Mr. Wise by the affirmative vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors. Additionally, Christopher T. Clark (the current president and chief financial officer of DENTSPLY) will serve as president and chief operating officer, technologies of the combined company, and James G. Mosch (the current executive vice president and chief operating officer of DENTSPLY) will serve as president and chief operating officer, dental and healthcare consumables of the combined company.

Potential Non-Employee Director Equity Award Vesting

Under the merger agreement, DENTSPLY may act before completion of the merger to accelerate the vesting of equity awards (stock options and RSUs denominated in DENTSPLY common stock) held by some or all of its non-employee directors who will not continue as directors of the combined company after the merger. No such determination has been made at this time, but it is expected that DENTSPLY will accelerate the vesting of awards held immediately before closing by individuals who will not continue as a non-employee director of the combined company immediately following completion of the merger. The following table sets forth the number of stock options and RSUs held by each of the current DENTSPLY non-employee directors as of December 1, 2015 and their value based on a per-share value of DENTSPLY common stock of $53.02, the average per-share closing price over the first five business days following the first public announcement of the merger agreement:

Name	Unvested Stock Options (#)	Unvested Stock Options ($)	Unvested RSUs (#)	Unvested RSUs ($)
Michael C. Alfano	13,101	$53,708	4,383	$232,387
Eric K. Brandt	13,101	$53,708	4,383	$232,387
Paula H. Cholmondeley	13,101	$53,708	4,383	$232,387
Michael J. Coleman	13,101	$53,708	4,383	$232,387
Willie A. Deese	13,101	$53,708	4,383	$232,387
William F. Hecht	13,101	$53,708	4,383	$232,387
Francis J. Lunger	13,101	$53,708	4,383	$232,387
John Miclot	13,101	$53,708	4,383	$232,387
John C. Miles II	13,101	$53,708	4,383	$232,387

Executive Officer Interests

Except as follows, the executive officers of DENTSPLY do not have any interest in the merger that is in addition to their entitlements as employees as determined without regard to the merger. The executive officers of DENTSPLY are entitled to certain severance benefits upon a qualifying termination of employment but, except as described below in regard to the contemplated employment agreement with Mr. Wise, the entitlement to those severance benefits is not affected by the merger.

Retention Incentive Plan

Under the merger agreement, DENTSPLY is permitted to establish a retention incentive plan for some or all of its employees providing for payments, not in excess of $38 million in the aggregate (or, upon the consent of the chief executive officer of Sirona, such consent not to be unreasonably withheld, conditioned or delayed, $45.6 million in the aggregate), by reason of their continued employment following execution of the merger agreement. DENTSPLY has not yet identified all of the individuals who might participate in such a plan, but participants may include executive officers who are not named executive officers. Named executive officers (i.e., those individuals whose compensation is subject to annual meeting proxy disclosure) are not eligible for this program.

Employment Agreement with Mr. Wise

Upon completion of the merger, Mr. Wise, currently a director and the chief executive officer of DENTSPLY, will serve as a director and as executive chairman of the combined company pursuant to the terms of a new employment agreement. The terms of that employment agreement were developed pursuant to the terms of “Compensation Principles” approved by the boards of directors of DENTSPLY and Sirona to provide a framework pursuant to which new compensation arrangements were to be developed and entered into with each of Mr. Wise and Mr. Slovin, currently a director and the president and chief executive officer of Sirona, who will serve as a director and as chief executive officer of the combined company. The Compensation Principles included the following principles and understandings in respect of Mr. Wise: (i) compensation was to be benchmarked against a peer group identified in the Compensation Principles; and (ii) targeted annual total direct compensation was to be between 70-80% of the chief executive officer’s targeted annual total direct compensation, but in any event for the first fiscal year following the merger was not to be less than Mr. Wise’s targeted total annual direct compensation from DENTSPLY in respect of 2015.

In accordance with the Compensation Principles, DENTSPLY and Sirona established a joint working group consisting of three members from each of the Human Resources Committee of the Board of Directors of DENTSPLY and the Compensation Committee of the Board of Directors of Sirona. While the definitive terms of the new employment agreements have not yet been finalized, DENTSPLY and Sirona are in agreement as to the contemplated terms of the agreements for Mr. Wise as described below.

New Wise Employment Agreement

The following is a summary of the contemplated new employment agreement with Mr. Wise.

Mr. Wise’s new employment agreement has an initial three-year term commencing on the effective date of the merger and which will automatically renew for additional twelve month periods, unless earlier terminated, generally, with 90 days’ prior notice. Mr. Wise will receive (i) an annual base salary of $900,000 (which is approximately $75,000 less than his current annual base salary), (ii) an annual bonus opportunity targeted at 120% of his annual base salary (the same target percentage as in effect currently) and (iii) annual long term incentive awards with a grant date fair value of at least $3,920,000 (which is approximately $120,000 more than such value for 2015). In addition, Mr. Wise will be eligible to participate in employee benefit plans and programs available to similarly situated employees.

If Mr. Wise is terminated without “cause,” resigns for “good reason,” or his employment is terminated due to the expiration of the employment agreement term, he is entitled to the following severance benefits (provided that Mr. Wise does not violate the restrictive covenants in his agreement): (i) two times the sum of his (a) annual base salary and (b) target bonus, payable in 24 monthly installments; (ii) pro rata annual bonus based on actual performance, payable in a lump sum; (iii) continued vesting in his equity awards for 24 months following the date of termination; (iv) lump sum payment equal to the value of 24 months of COBRA continuation coverage; (v) 24 months of continuation of life, disability and accidental death and dismemberment benefits at the active employee cost; (vi) 24 months of additional service credit under any pension plan maintained by the combined company or its affiliates; and (vii) with respect to any defined contribution plan in which Mr. Wise participates, a lump sum cash payment equal to the sum of (a) the amount that would have been contributed or credited to such plan on Mr. Wise’s behalf during the 24 month period following his termination and (b) the excess, if any, of his account balance as of his termination date over the portion of such account balance that is nonforfeitable per the terms of the plan.

If Mr. Wise’s employment is terminated without “cause” or he resigns for “good reason” within 24 months following a change in control, Mr. Wise is entitled to the following severance benefits: (i) two and one-half (2½) times the sum of his (a) annual base salary and (b) target bonus, payable in a lump sum; (ii) pro rata annual bonus based on actual performance, payable in a lump sum; (iii) lump sum payment equal to the value of 24 months of COBRA continuation coverage; (iv) 24 months of continuation of life, disability and accidental death and dismemberment benefits at the active employee cost; (v) 30 months of additional service credit under any pension plan maintained by the combined company or its affiliates; and (vi) with respect to any defined contribution plan in which Mr. Wise participates, a lump sum cash payment equal to the sum of (a) the amount that would have been contributed or credited to such plan on Mr. Wise’s behalf during the 30 month period following his termination and (b) the excess, if any, of his account balance as of his termination date over the portion of such account balance that is nonforfeitable per the terms of the plan.

Mr. Wise’s receipt of any severance payments is subject to his signing and not revoking a general release of claims on or before the 50th day following his separation from service. Mr. Wise is also subject to confidentiality and non-disclosure covenants as well as non-competition and non-solicitation covenants for 24 months post-termination. In addition, amounts payable under the employment agreement are subject to the terms of the combined company’s clawback policy. If payments under the agreement would be subject to any “golden parachute” excise tax, the payments will be reduced to an amount that is not subject to such tax if Mr. Wise would retain more benefit on an after-tax basis.

For purposes of the employment agreement, “cause” means, with respect to Mr. Wise, (i) a majority, plus at least one, of the members of the combined company’s board of directors, excluding Mr. Wise, determined that Mr. Wise (a) has committed an act of fraud against the combined company, or (b) has committed an act of malfeasance, recklessness or gross negligence against the combined company that is materially injurious to the combined company or its customers; (ii) he has materially breached the terms of his employment agreement; or (iii) he has been indicted for, or convicted of, or pleads no contest to, a felony or a crime involving moral turpitude. An event or occurrence will not constitute “cause” unless, within 60 days of any director of the combined company knowing of the occurrence of the facts and circumstances underlying such cause event, Mr. Wise has received written notice stating with specificity the applicable facts and circumstances underlying such finding of cause; and he has an opportunity to cure the same (if curable) within 30 days after the receipt of such notice.

“Good reason” means, with respect to Mr. Wise, (i) a reduction in his base salary, other than any reduction which is insignificant or is implemented as part of a formal austerity program approved by the board and applicable to all other senior executive officers, provided such reduction does not reduce his base salary by a percentage greater than the average reduction in compensation of all other senior executive officers; (ii) a reduction in his total target annual compensation opportunity (annual base salary plus target bonus plus grant date value of annual equity awards) below $5,900,000 in the first year of the agreement and the lesser of $5,900,000 or (A) 75% of the total target annual compensation of the chief executive officer for the second year of the agreement or (B) 70% of the total target annual compensation of the chief executive officer for the third year of the agreement; (iii) a material, adverse change in his responsibilities, authority or duties (including as a result of the assignment of duties materially inconsistent with his position); (iv) the combined company’s breach of a material obligation under the employment agreement; (v) certain relocations; and (vi) the combined company electing not to renew the employment agreement. In order for an event or condition to constitute good reason, Mr. Wise must object, in writing, to such event or condition within ninety days and the combined company must not cure the event or condition within thirty days of receiving that written objection; Mr. Wise must then resign his employment within thirty days following the expiration of that cure period.

If Mr. Wise’s employment terminates by reason of death, his estate or beneficiary will be paid a lump sum amount equal to one year of his base salary as then in effect, and a pro rata bonus for the year of termination based on actual performance. In addition, Mr. Wise will be fully vested in all equity awards, with any performance awards vesting at the greater of target or actual performance through the date of termination.

If Mr. Wise’s employment terminates by reason of disability, he will become eligible for a pro rata bonus for the year of termination based on actual performance and will be fully vested in all equity awards, with any performance awards vesting at the greater of target or actual performance through the date of termination.

Benefits Arrangements with the Combined Company

As described under “The Merger Agreement — Employee Benefits Matters,” the merger agreement requires the combined company to honor and to cause its subsidiaries to honor, in accordance with its terms, each Sirona benefit plan, DENTSPLY benefit plan and applicable collective bargaining agreements, agreements with a works council and labor contracts.

Indemnification of DENTSPLY Directors and Officers

DENTSPLY directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

DENTSPLY Stockholder Advisory Vote On Merger-Related Compensation For DENTSPLY’s Named Executive Officers Proposal

DENTSPLY is required, pursuant to Section 14A of the Exchange Act, to include in this joint proxy statement/prospectus a non-binding, advisory vote on certain compensation that may become payable to each of its “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed merger pursuant to arrangements entered into with DENTSPLY.

Golden Parachute Compensation — DENTSPLY

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of DENTSPLY that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the business combination-related compensation payable to DENTSPLY’s named executive officers. The “golden parachute” compensation payable to DENTSPLY’s named executive officers is subject to a non-binding advisory vote of DENTSPLY’s stockholders, as described in this section.

Only Mr. Wise may become entitled to any such compensation as defined in the applicable rules, due to the intention to enter a new employment agreement between him and DENTSPLY that will become effective upon completion of the merger. Mr. Wise is not otherwise entitled to any “golden parachute” compensation under his existing employment agreement and the other compensation and benefit plans under which he is presently covered, as explained above in the section entitled “Interests of DENTSPLY Directors and Executive Officers in the Merger — Executive Officer Interests” beginning on page 77. Because Mr. Wise and DENTSPLY will enter into the new agreement in contemplation of the merger, the table below identifies severance benefits payable under the new agreement as payments and benefits that are based on or that otherwise relate to the merger. Additional information regarding his new agreement is set out in the section entitled “Interests of DENTSPLY Directors and Executive Officers in the Merger — Executive Officer Interests — Employment Agreement with Mr. Wise” beginning on page 78.

The amounts indicated below are estimates of amounts that might become payable to Mr. Wise, subject to execution of a release of claims and compliance with certain noncompetition and other restrictive covenants. The estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by Mr. Wise may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number. The amounts set forth below have been calculated assuming (1) that the merger was completed on December 1, 2015 (which is the latest practicable date prior to the filing of this joint proxy statement/prospectus), (2) that Mr. Wise became entitled to the severance that would have been payable under the terms of his new employment agreement, had it been in effect on such date, and had Mr. Wise experienced a qualifying termination of employment on such date, and (3) a per share price of DENTSPLY common stock of $53.02, the average per-share closing price of DENTSPLY’s common stock over the first five business days following the first public announcement of the merger agreement. No amounts shown in the table below would be paid absent a qualifying termination of employment (i.e., no amounts are payable solely by reason of completion of the merger).

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension/ Non-Qualified Deferred Compensation ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Bret W. Wise	$5,537,280	$6,902,914	—	$3,528	—	—	$12,443,722

(1)	Represents the following: (i) two times the sum of Mr. Wise’s base salary and target bonus that will be in effect upon completion of the merger, payable ratably over the 24 months following termination of employment ($3,960,000); (ii) a pro-rata bonus for the year of termination based on actual performance results, assumed to be at target for purposes of the table above, payable when bonuses are otherwise generally paid to employees ($1,072,500); (iii) the value of retirement benefits that would have accrued had Mr. Wise’s employment continued for an additional 24 months, payable in a lump sum ($463,320); and (iv) a lump sum payment equal to Mr. Wise’s cost of health care benefits for 24 months based on the first month’s COBRA premium, which amount is payable regardless of whether Mr. Wise elects COBRA continuation coverage ($41,460).
(2)	Represents the value of an additional 24 months of service credit for equity award vesting purposes. Under the terms of his new employment agreement, Mr. Wise would be eligible for equity grants with a grant date fair value approximately $120,000 in excess of the value of his 2015 grant value (while his salary and annual target bonus opportunity would be approximately $165,000 less than 2015 values).
(3)	Represents the value of 24 months of continued life, disability and accidental death & dismemberment insurance coverage, subject to Mr. Wise paying the applicable employee cost of such coverage.

DENTSPLY Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, DENTSPLY is seeking stockholder approval of a non-binding advisory proposal to approve the compensation of DENTSPLY’s named executive officers that is based on or otherwise relates to the merger as disclosed above in the section “ — DENTSPLY Stockholder Advisory Vote On Merger-Related Compensation For DENTSPLY’s Named Executive Officers Proposal” beginning on page 80. The non-binding advisory proposal gives DENTSPLY stockholders the opportunity to express their views on the merger-related compensation of DENTSPLY’s named executive officers.

Accordingly, DENTSPLY is requesting that its stockholders adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to DENTSPLY’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘DENTSPLY Stockholder Advisory Vote On Merger-Related Compensation for DENTSPLY’s Named Executive Officers Proposal — Golden Parachute Compensation,’ are hereby APPROVED.”

Vote Required

The vote regarding this non-binding advisory proposal on DENTSPLY merger-related compensation is a vote separate and apart from the vote on the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and the proposal to approve the adoption of DENTSPLY’s amended and restated certificate of incorporation. Accordingly, DENTSPLY’s stockholders may vote to approve the proposal to issue shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and vote to approve the proposal to adopt the DENTSPLY amended and restated certificate of incorporation and vote not to approve the proposal on DENTSPLY merger-related compensation and vice versa. Because the vote regarding the DENTSPLY merger-related compensation is advisory only, it will not be binding on either DENTSPLY or, following completion of the merger, the combined company. Accordingly, if the merger is approved and completed, Mr. Wise will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the DENTSPLY stockholders.

Assuming a quorum is present, approval of the DENTSPLY merger-related compensation requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. As such, abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.

THE DENTSPLY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DENTSPLY STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, SPECIFIC COMPENSATORY ARRANGEMENTS BETWEEN DENTSPLY AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE MERGER.

DENTSPLY Proposal — Approval of the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan

Introduction

On November 30, 2015, the board of directors of DENTSPLY adopted the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan (called the “Plan” in this proposal). The Plan will become effective as of the effective time of the merger subject to approval by the stockholders of DENTSPLY pursuant to this proposal. The Plan will not become effective if it is not approved pursuant to this proposal or if the merger is not consummated.

The Plan provides for both cash-based and equity-based incentive awards. The purposes of the Plan are to provide a vehicle for administering certain equity incentive awards outstanding in respect of the common stock of Sirona (called “Rollover Awards” in this proposal), and to provide an additional incentive to selected officers, employees, and non-employee directors and consultants/advisors of the combined company or its affiliates whose contributions are essential to the growth and success of the business of the combined company and its affiliates, in order to strengthen the commitment of such persons to the combined company and its affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the combined company and its affiliates.

Why Submit the Plan to a Vote of Our Stockholders?

DENTSPLY and Sirona believe that it was appropriate to adopt the Plan in anticipation of the consummation of the merger and the expected need of the combined company to have the ability to grant additional cash-based and equity-based incentive awards upon and following completion of the merger. DENTSPLY is submitting the Plan to a vote of its stockholders in order to comply with NASDAQ rules and to allow the combined company to deduct for federal income tax purposes any “qualified performance-based compensation” that is paid under the Plan, as permitted by Section 162(m) of the Code. Stockholder approval will also allow the combined company to grant incentive stock options within the meaning of Section 422 of the Code (called “ISOs” in this proposal) under the Plan.

Certain Plan Highlights

Some highlights of the Plan include the following:

•	Number of Shares. The maximum number of shares of common stock of the combined company available for issuance under the Plan is 25,000,000, plus the number of shares subject to Rollover Awards and plus the number of shares subject to awards under existing DENTSPLY equity incentive plans that terminate after the effective time of the merger without the issuance of shares (which we refer to as the “Legacy Shares”). Full value awards (i.e., awards other than Rollover Awards and in any event other than stock options and share appreciation rights (called a “SAR” in this proposal)) will count as 3.09 shares for each share made available under the award.
•	Prohibition Against Liberal Share Recycling. The Plan prohibits the regranting of shares exchanged or withheld as payment in connection with any option or SAR or exchanged by a participant or withheld to satisfy tax withholding obligations related to any award, and the full number of shares subject to an SAR will be counted against the Plan reserve even if only the net amount of shares are issued.
•	Minimum Vesting Requirement. The Plan provides that all but 5% of the awards granted under it (excluding Rollover Awards and any awards over Legacy Shares) will provide for a vesting period or performance period of at least one year following the date of grant, provided that awards will vest in full and performance awards will be deemed achieved at the target level, upon a termination of employment due to death or disability, and awards may provide that they will vest upon retirement.
•	Prohibition Against Repricing. The Plan provides that the plan administrator may not reprice or cancel and regrant any award at a lower exercise, base or purchase price or cancel any award with an exercise, base or purchase price in exchange for cash, property or other awards without the approval of the combined company’s stockholders.
•	No Single-Trigger Change in Control Vesting. The Plan provides that where outstanding awards are assumed or substituted for in connection with a change in control, the outstanding awards will not vest upon the occurrence of a change in control and will instead vest only upon a qualifying termination of employment (i.e., a termination by the employer without “cause” or by the participant for “good reason”) within twenty-four (24) months of a change in control. Where the outstanding awards are not so assumed or substituted for, the outstanding awards will vest and performance awards will be deemed achieved at the target level, immediately prior to the occurrence of the change in control.
•	Subject to Clawback. Awards under the Plan will be subject to applicable clawback policies of the combined company.

Rationale for Adoption of the Plan

The Plan is intended to promote the interests of the combined company and its stockholders by providing a broad-based group of employees, non-employee directors and consultants/advisors with incentives to encourage them to enter into and continue in the employ or service of the combined company and to acquire a proprietary interest in the long-term success of the combined company, thereby aligning their interests with those of the combined company’s stockholders.

The adoption of the Plan is intended to permit the grant of awards that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, which generally limits the annual deduction that a public corporation may take for compensation of covered officers — its Chief Executive Officer and its three other most highly compensated executive officers (other than the Chief Financial Officer) who are serving at the end of the year. Under Section 162(m) of the Code, certain compensation, including compensation based on the attainment of performance goals, will not be subject to this limitation if certain requirements are met. Among these requirements is a requirement that the material terms pursuant to which the performance-based compensation is to be paid be disclosed to and approved by the public company’s shareholders. Accordingly, if the Plan is approved by the DENTSPLY stockholders and the other conditions of Section 162(m) of the Code relating to performance-based compensation are satisfied, qualified performance-based compensation paid to covered officers pursuant to the Plan will not fail to be deductible due to the operation of Section 162(m) of the Code.

Description of Plan

The following is a summary of the material features of the Plan. This summary is qualified in its entirety by the full text of the Plan, a copy of which is included as Annex E to this joint proxy statement/prospectus. You are encouraged to read the Plan carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding your vote.

Types of Awards.  The Plan provides for the issuance of options (including both ISOs and nonqualified options (called “NQSOs” in this proposal), which are options that do not qualify as ISOs), SARs, restricted shares, restricted share units (called “RSUs” in this proposal), share bonuses, other share-based awards, cash awards and Rollover Awards to employees and directors of the combined company or its affiliates as well as (provided they are a natural person) any consultant or advisor to the combined company or its affiliates.

Shares Available; Certain Limitations.  The maximum number of common shares of the combined company reserved and available for issuance under the Plan will be equal to 25,000,000 common shares, plus (i) the number of common shares subject to Rollover Awards, which based on currently outstanding awards is not expected to exceed 2,686,409 common shares and (ii) the number of Legacy Shares, if any. The number of common shares reserved for issuance under the Plan will not include any shares available for issuance but not subject to an outstanding award under the existing DENTSPLY and Sirona equity incentive plans as of immediately before the effective time of the merger, and no additional awards will be made under those legacy plans at or after completion of the merger if the Plan is approved by stockholders pursuant to this proposal. Shares issued under the Plan may, in whole or in part, be authorized but unissued shares or shares held in treasury that will have been or may be reacquired by the combined company in the open market, in private transactions or otherwise. All of the shares available for issuance under the Plan may be made subject to ISOs. No fractional shares will be issued or delivered pursuant to the Plan. The plan administrator will determine whether cash, other awards, or other property will be issued or paid in lieu of fractional shares or whether fractional shares or any rights thereto will be forfeited or otherwise eliminated.

The Plan provides for the following limits on grants: (i) no individual will be granted awards under the Plan covering more than 1,000,000 common shares in the aggregate during any calendar year and (ii) no individual will be granted cash awards under the Plan payable in the aggregate in excess of $10,000,000 during any calendar year. Notwithstanding the foregoing sentence, no individual who is a non-employee director will be granted cash or equity awards with an aggregate value in excess of $1,000,000 during any year with cash awards measured by their value upon payment and any other awards measured based on the grant date fair value as determined for the combined company’s financial reporting purposes.

Common shares that are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of common shares to the participant will again be available for an award under the Plan. However, common shares that are exchanged by a participant or withheld as payment in connection with any option or SAR, as well as any common shares exchanged by a participant or withheld to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the Plan, and notwithstanding that a SAR is settled by the delivery of a net number of shares, the full number of shares underlying such SAR (and not just the net number delivered) will no longer be available for subsequent awards under the Plan. Upon the exercise of any award granted in tandem with any other awards, such related awards will be cancelled to the extent of the number of shares as to which the award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for awards under the Plan. If an award is denominated in shares, but settled in cash, the number of common shares previously subject to the award will again be available for grants under the Plan. If an award can be settled only in cash, it will not be counted against the total number of common shares available for grant under the Plan.

Administration.  The Plan will be administered by the board of directors of the combined company, or if the board does not administer the Plan, a committee of the board appointed by the board to administrate the Plan that complies with the applicable requirements of Section 162(m) of the Code, Section 16 of the Exchange Act of 1934 and any other applicable legal or stock exchange listing requirements (the board or such committee being sometimes referred to as the plan administrator). The plan administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan.

Without limiting the foregoing paragraph, the plan administrator will have the authority to (i) select those individuals who will receive awards under the Plan, (ii) determine whether and to what extent awards will be granted to participants, (iii) determine the number of shares to be covered by each award granted under the Plan, (iv) determine the terms and conditions, not inconsistent with the terms of the Plan, of each award granted under the Plan, (v) to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any award agreement relating thereto), (vi) determine the fair market value in accordance with the terms of the Plan, (vii) determine the purpose of leaves of absence which may be granted to a participant without constituting termination of the participant’s employment, (viii) to determine whether a participant is terminated by the surviving corporation for “cause,” (ix) adopt, alter and repeal administrative rules, guidelines and practices governing the Plan, (x) prescribe, amend and rescind rules and regulation relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, and (xi) to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

To the extent permitted by applicable law, the board of directors of the combined company may, by resolution, authorize one or more executive officers of the combined company to do one or both of the following on the same basis as (and as if the executive officer for such purposes were) the plan administrator: (i) designate individuals to receive awards and (ii) determine the size of any such awards. However, the board of directors may not delegate such responsibilities to any executive officer for awards granted to any individual who is an executive officer, a non-employee director or a more than 10% beneficial owner of any class of the combined company’s equity securities. The executive officer must report periodically to the board (or applicable committee thereof) regarding the nature and scope of the awards granted pursuant to the authority delegated.

All decisions made by the plan administrator pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including the combined company and the participants.

Minimum Vesting Period.  Each award granted under the Plan generally will be subject to a vesting period or performance period, as applicable, of at least one year following the date of grant. Notwithstanding the foregoing sentence, awards representing a maximum of five percent (5%) of the common shares initially reserved for issuance under the Plan less the number of common shares attributable (i) to Rollover Awards and (ii) shares under existing DENTSPLY plans may be granted without any such minimum vesting condition. Notwithstanding any provision of the Plan to the contrary, the forfeiture conditions applicable to an award will lapse and such awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be achieved at the target level of performance upon a participant’s termination of employment by reason of death, disability and, except to the extent determined by the plan administrator to be necessary or appropriate in respect of awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, an award agreement may provide that the forfeiture conditions applicable to an award will lapse and such awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be achieved at the level set forth in the award agreement upon a participant’s termination of employment by reason of retirement (termination of employment (i) upon or after attainment of age 65 or (ii) as otherwise provided in an award agreement).

Restricted Shares and RSUs.  Restricted shares and restricted stock units (“RSUs” in this proposal) may be granted under the Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, applicable to the grant of restricted shares and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted shares and RSUs will be forfeited. The rights of restricted share and RSU holders upon a termination of employment or service will be set forth in individual award agreements.

Unless otherwise provided in an applicable award agreement, participants with restricted shares will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such shares. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but may be credited with dividend equivalent rights if the applicable individual award agreement so provides.

Options.  The combined company may issue options under the Plan. The exercise price of all options granted under the Plan will be determined by the plan administrator, but in no event may the exercise price be less than 100% of the fair market value of the related common shares on the date of grant. The fair market value of a share as of any date is generally the closing sale price reported on such date (or if such date is not a trading day, on the last preceding trading date). The maximum term of any option granted under the Plan will be determined by the plan administrator, but may not exceed ten years. Each option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual option agreement.

Options may be exercised in whole or in part by giving written notice of exercise to the combined company specifying the number of whole shares to be purchased, accompanied by payment in full of the aggregate exercise price of the shares so purchased in cash or its equivalent, as determined by the plan administrator. As determined by the plan administrator, in its sole discretion, with respect to any option or category of options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the plan administrator (including the withholding of shares otherwise issuable upon exercise), (ii) in the form of unrestricted shares already owned by the participant which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option is exercised, (iii) any other form of consideration approved by the plan administrator and permitted by applicable law or (iv) any combination of the foregoing.

Share Appreciation Rights.  SARs may be granted under the Plan either alone or in conjunction with all or part of any option granted under the Plan. A free-standing SAR granted under the Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a common share over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a common share over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related common shares on the date of grant. The maximum term of SARs granted under the Plan will be determined by the plan administrator, but may not exceed ten years. The plan administrator may determine to settle the exercise of a SAR in common shares, cash, or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other Share-Based Awards.  Other share-based awards, valued in whole or in part by reference to, or otherwise based on, common shares (including dividend equivalents) may be granted under the Plan. The plan administrator will determine the terms and conditions of such other share-based awards, including the number of common shares to be granted pursuant to such other share-based awards, the manner in which such other share-based awards will be settled (e.g., in common shares, cash or other property), and the conditions to the vesting and payment of such other share-based awards (including the achievement of performance goals).

Share Bonuses and Cash Awards.  Bonuses payable in fully vested common shares and awards that are payable solely in cash may also be granted under the Plan.

Rollover Awards.  Effective as of the effective time of the merger, the combined company will issue Rollover Awards under the Plan in connection with its assumption of certain stock options, restricted stock units and performance-based restricted stock units and any other equity-based awards issued by Sirona and outstanding as of immediately prior to the effective time (as more fully described under “Treatment of Sirona Stock Options, RSUs and Performance Units” beginning on page 101 of this joint proxy statement/prospectus).

Performance Goals.  The vesting of awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code will be based upon one or more of the following business criteria: net sales (with or without precious metal content); sales growth; operating income; margins, gross or operating margins, or cash margins; net earnings or net income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); operating income (before or after taxes); net operating profit (before or after taxes); earnings before or after tax; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital, cash flow return on investment, and cash flow per share (before or after dividends); gross or net margin; net operating profit (before or after taxes); earnings per share (whether on a pre-tax, after-tax, operational or other basis);basic or diluted earnings per share (before or after taxes); share price (including, but not limited to, growth measures, market capitalization and/or total stockholder return); gross profit or gross profit growth; ratio of debt to debt plus equity; credit quality or debt ratings; capital expenditures; expenses or expense levels; expense or cost targets; ratio of operating earnings to revenues or any other operating ratios; revenue, net revenue, net revenue growth or product revenue growth; return measures (including, but not limited to, return on assets, net assets, capital, total capital, tangible capital, invested capital, equity, sales, or total stockholder return); working capital targets; the extent to which business goals are met; measures of economic value added, or economic value-added models or equivalent metrics; objective measures of customer satisfaction; the accomplishment of mergers, acquisitions, dispositions, or similar extraordinary business transactions; price of the combined company’s common shares; management of costs; return on assets, net assets, invested capital, equity, or stockholders’ equity; market share; market penetration, addition of new markets; inventory levels, inventory turn or shrinkage; regulatory compliance; regulatory approval for commercialization of new products; total return to stockholders; debt targets; inventory control; stockholder equity; or implementation, completion or attainment of measurable objectives with respect to recruiting and maintaining personnel.

The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to us or any of our affiliates, or one of our divisions or strategic business units or a division or strategic business unit of any of our affiliates, or may be applied to our performance relative to a market index, a group of other companies or a combination thereof, all as determined by the plan administrator. The business criteria may also be subject to a threshold level of performance below which no payment will be made or vesting occur, levels of performance at which specified payments will be made or vesting occur, and a maximum level of performance above which no additional payment will be made or vesting occur. The business criteria may be determined in accordance with generally accepted accounting principles (to the extent determined by the plan administrator to be desirable) and achievement of the criteria will require certification by the plan administrator. To the extent permitted by Section 162(m) of the Code, the plan administrator will have the authority to make equitable adjustments to the business criteria in recognition of unusual or non-recurring events affecting us or any of our affiliates or our financial statements or the financial statements of any of our affiliates, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, including without limitation one or more of the following: items related to a change in applicable accounting standards; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the combined company during the performance period; items related to the sale or disposition of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments, items related to amortization of acquired intangible assets; items that are outside the scope of the combined company’s core, on-going business activities; items related to acquired in-process research and development; items relating to changes in tax laws; items relating to major licensing or partnership arrangements; items relating to asset impairment charges; items relating to gains or losses for litigation, arbitration and contractual settlements; items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; items relating to foreign exchange or currency transactions and/or fluctuations.

Award Treatment Upon Termination.  Unless otherwise provided in an applicable award agreement, if a participant’s employment with the combined company, a subsidiary or an affiliate terminates (i) as a result of death, disability, or retirement, the participant (or personal representative in the case of death) will be entitled to exercise all or any part of any vested Option or SAR for a period of up to one (1) year from such date of termination, (ii) as a result of cause, the participant will not be entitled to exercise all or any part of any Option or SAR, whether or not then vested, and (iii) for any other reason, the participant will be entitled to exercise all or any part of any vested Option or SAR for a period of up to ninety (90) days from such date of termination. In no event, however, will any Option or SAR be exercisable past the term established in the award agreement. Any vested Option or SAR which is not exercised before the earlier of (i) the dates provided above or other applicable date provided in the award agreement or (ii) its term will expire. Unless otherwise provided in an award agreement, all unvested awards will be forfeited upon termination of employment.

Equitable Adjustments.  In the event of a merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, corporate transaction or event, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), share split, reverse share split, subdivision or consolidation, combination or exchange of shares, or other change in corporate structure affecting the common shares of the combined company, an equitable substitution or proportionate adjustment will be made, at the sole discretion of the plan administrator, in (i) the aggregate number of common shares reserved for issuance under the Plan and the maximum number of common shares or cash that may be subject to awards granted to any participant in any calendar year, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the Plan, and (iii) the kind, number and purchase price of common shares, or the amount of cash or amount or type of property, subject to outstanding restricted shares, RSUs, share bonuses and other share-based awards granted under the Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator, in its sole discretion, may terminate any outstanding award in exchange for payment of cash or other property having an aggregate fair market value equal to the fair market value of the common shares, cash or other property covered by such award, reduced by the aggregate exercise price or base price of the outstanding award (if any). If, however, the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the common shares, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant.

Change in Control Treatment.  In the event that (i) then outstanding awards are assumed or substituted for following a “change in control” (as defined in the Plan) and a participant’s employment or service is terminated by the combined company or any of its successors or affiliates without “cause” or by the participant for “good reason” (as those terms are defined in the Plan) within twenty-four months following the change in control, or (ii) then outstanding awards are not assumed or substituted for in connection with a change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be achieved at the target level of performance. Then outstanding awards will be determined to be assumed or substituted for if, upon the occurrence of a change in control there will be a generally recognized U.S. public market for (i) the common shares, (ii) common stock for which common shares are exchanged, or (iii) the common stock of a successor or acquirer entity, and in any event the awards otherwise remain subject to such terms and conditions that were applicable to the awards prior to the change in control.

Notwithstanding the foregoing, if an outstanding award is not assumed or substituted in connection with a change in control and except as would otherwise result in adverse tax consequences under Section 409A of the Code, the plan administrator may, in its discretion, provide that each outstanding award will, immediately upon the occurrence of the change in control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess (if any) of the consideration paid per common share in the change in control over the exercise or purchase price per common share subject to the award multiplied by (ii) the number of common shares granted under the award. Without limiting the generality of the foregoing, in the event that the consideration paid per common share in the change in control is less than or equal to the exercise or purchase price per common share subject to the award, then the plan administrator may, in its discretion, cancel such award without any consideration upon the occurrence of the change in control.

Tax Withholding.  Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of the minimum amount of applicable taxes required by law to be withheld with respect to any award granted under the Plan (or such other amount that will not cause adverse accounting consequences for the combined company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity). The combined company has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have withheld from delivery common shares, cash or other property, as applicable, or by delivering already owned unrestricted common shares, in each case, having a value equal to the applicable taxes to be withheld and applied to the tax obligations. The combined company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any award.

Amendment and Termination.  The Plan provides the board of directors of the combined company with authority to amend, alter or terminate the Plan at any time, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an outstanding award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Shareholder approval of any such action will be obtained if required to comply with applicable law.

Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a participant by the combined company, nothing contained in the Plan is intended to give any participant any rights that are greater than those of a general creditor of the combined company.

Transfer of Awards.  No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any award or any agreement or commitment to do any of the foregoing by any holder thereof will be valid, except as otherwise expressly provided in the award agreement or with the prior written consent of the plan administrator, which consent may be granted or withheld in the sole discretion of the plan administrator. Any other purported transfer of an award or any economic benefit or interest therein will be null and void ab initio and will not create any obligation or liability of the combined company, and any person purportedly acquiring any award or any economic benefit or interest therein transferred in violation of the plan or an award agreement will not be entitled to be recognized as a holder of any common shares or other property underlying the award. Unless otherwise determined by the plan administrator, an option may be exercised, during the lifetime of the participant holding it, only by the participant or, during any period during which the participant is under a legal disability, by the participant’s guardian or legal representative.

Duration of Plan.  The Plan will terminate on the tenth anniversary of its adoption by the board of directors of DENTSPLY (although awards granted before that time will remain outstanding in accordance with their terms).

Governing Law.  The Plan and all determinations made and actions taken pursuant thereto will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

New Plan Benefits

No awards have been granted, awarded or received under the Plan. The number and type of awards that will be granted under the Plan, or that would have been granted under the Plan in the last fiscal year, are not determinable at this time as the plan administrator will make these determinations in its sole discretion if the Plan is approved and the merger is completed. As of December 1, 2015, the closing per-share price of a share of DENTSPLY common stock on the NASDAQ was $61.97.

U.S. Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of awards under the Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change. The summary discusses only federal income tax laws and does not discuss any state or local or non-U.S. tax laws that may be applicable.

Incentive Stock Options.  In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of common stock are issued to a participant pursuant to the exercise of an ISO, then, generally (i) the participant will not realize ordinary income with respect to the exercise of the option, (ii) upon sale of the underlying shares acquired upon the exercise of an ISO, any amount realized in excess of the exercise price paid for the shares will be taxed to the participant as capital gain and (iii) the combined company will not be entitled to a deduction. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the purchase price generally will, however, constitute an item which increases the participant’s income for purposes of the alternative minimum tax. However, if the participant disposes of the shares acquired on exercise before the later of the second anniversary of the date of grant or one year after the receipt of the shares by the participant (a “disqualifying disposition”), the participant generally would include in ordinary income in the year of the disqualifying disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. If ordinary income is recognized due to a disqualifying disposition, the combined company would generally be entitled to a deduction in the same amount. Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, it will be treated for tax purposes as an NQSO as discussed below.

Nonqualified Stock Options.  In general, no taxable income is realized by a participant upon the grant of an NQSO. Rather, at the time of exercise of the NQSO, the participant will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the common shares purchased over the exercise price. The combined company generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The participant’s tax basis in any common shares received upon exercise of an NQSO will be the fair market value of the common shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Share Appreciation Rights.  A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. The combined company generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any common shares received upon exercise of a SAR will be the fair market value of the common shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Shares.  A participant generally will not be taxed upon the grant of restricted shares, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). The combined company generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such restricted shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. The combined company generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Restricted Stock Units.  In general, the grant of RSUs will not result in income for the participant or in a tax deduction for the combined company. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and the combined company generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards.  With respect to other awards granted under the Plan, including share bonuses, other share-based award and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any common shares or other property received will be ordinary income to the participant, and the combined company generally will be entitled to a tax deduction at the same time and in the same amount.

Stock Authorized for Issuance Under Equity Compensation Plans

The following table provides information about DENTSPLY’s common stock that may be issued under its equity compensation plans at December 31, 2014:

(in thousands, except share price)	Securities to Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price per Share	Securities Available for Future Issuance
Plan Category
Equity compensation plans approved by security holders	8,800.8	$37.50	8,240.2
Total	8,800.8	$37.50	8,240.2

Vote Required

The vote regarding approval of the Plan is a vote separate and apart from the vote on the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and the proposal to approve the adoption of DENTSPLY’s amended and restated certificate of incorporation. Accordingly, DENTSPLY’s stockholders may vote to approve the proposal to issue shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and vote to approve the proposal to adopt the DENTSPLY amended and restated certificate of incorporation and vote not to approve the proposal on the Plan and vice versa. Approval of the Plan is not required to consummate the merger. However, the DENTSPLY board of directors has made the proposed implementation of the Plan contingent upon the consummation of the merger. If the merger is not consummated, then the Plan will not be implemented, even if approved by DENTSPLY’s stockholders.

Assuming a quorum is present, approval of the Plan requires the affirmative vote of holders of a majority of the outstanding shares of DENTSPLY common stock present in person or represented by proxy at the DENTSPLY special meeting and entitled to vote on the proposal. As such, abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS OF DENTSPLY HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE DENTSPLY SIRONA INC. 2016 OMNIBUS INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE DENTSPLY SIRONA INC. 2016 OMNIBUS INCENTIVE PLAN.

Interests of Sirona Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Sirona that you vote for the proposal to adopt the merger agreement, you should be aware that Sirona’s directors and executive officers have certain financial interests in the merger that may be different from, or in addition to, those of Sirona stockholders generally. The board of directors of Sirona was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger as well as in recommending to you that you vote for the proposal to adopt the merger agreement.

Immediately following the effective time of the merger, the board of directors of the combined company will consist of eleven members, including: (i) six of the directors of DENTSPLY immediately prior to the merger, to be selected by DENTSPLY, and (ii) five of the directors of Sirona immediately prior to the merger, to be selected by Sirona, of which one will be Mr. Slovin (a current director and the current president and chief executive officer of Sirona). The lead independent director will be designated by Sirona. Furthermore upon completion of the merger, Mr. Slovin will serve as the chief executive officer of the combined company. Through the third anniversary of the closing of the merger, the board of directors of the combined company may only replace, remove, alter the responsibilities and authorities or grant conflicting responsibilities or authorities of Mr. Slovin or the lead independent director by the affirmative vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors. Additionally, Ulrich Michel (the current executive vice president and chief financial officer of Sirona) will serve as executive vice president and chief financial officer of the combined company.

As described in more detail below, these interests also include accelerated vesting of stock options and RSUs, deemed satisfaction of performance targets at maximum levels for performance units, as well as certain potential employment and severance benefits.

Non-Employee Directors

RSUs and Stock Options.  Sirona’s non-employee directors have historically received an annual grant of RSUs with respect to Sirona common stock, which normally vest in three equal annual installments from the grant date. In connection with the merger, Sirona may take action to fully vest RSUs held by each non-employee director who does not continue as a director of the combined company after the merger, and such RSUs will pay out in shares of the combined company. No such determination has been made at this time, but it is expected that Sirona will accelerate the vesting of RSUs held immediately before closing by individuals who will not continue as non-employee directors of the combined company. Certain of Sirona’s non-employee directors also hold fully vested options to purchase shares of Sirona common stock. See “The Merger Agreement — Treatment of Sirona Stock Options, RSUs and Performance Units” for a description of the impact of the merger on these RSUs and stock options.

Based on a per share price of Sirona common stock of $97.66 (the average per share closing price of Sirona’s common stock over the first five business days following the first public announcement of the merger agreement) and the number of unvested RSUs and stock options held by each director as of December 1, 2015, the table below sets forth the number and value of RSUs held by each director that could immediately vest in connection with the merger and the number and value of the vested stock options each director holds.

Director	Unvested RSUs (#)	Unvested RSUs ($)	Vested Options (#)	Vested Options ($)
David K. Beecken	3,860	$376,968	—	—
William K. Hood	3,860	$376,968	30,000	$2,929,800
Thomas Jetter	3,860	$376,968	—	—
Arthur D. Kowaloff	3,860	$376,968	35,000	$3,418,100
Harry M. Jansen Kraemer, Jr.	3,860	$376,968	75,000	$7,324,500
Timothy P. Sullivan.	3,860	$376,968	—	—

Indemnification of Sirona Directors and Officers

Directors and officers of Sirona also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see “The Merger Agreement — Other Covenants and Agreements.”

Executive Officer Interests

The interests of Sirona’s named executive officers are described and quantified in the narrative and table included under “ — Sirona Stockholder Advisory Vote On Merger-Related Compensation for Sirona’s Named Executive Officers Proposal,” beginning on page 95.

As described under “The Merger Agreement — Employee Benefits Matters,” the merger agreement requires the combined company to honor and to cause its subsidiaries to honor, in accordance with its terms, each Sirona benefit plan, DENTSPLY benefit plan and applicable collective bargaining agreements, agreements with a works council and labor contracts.

Retention Incentive Plan

Under the merger agreement, Sirona is permitted to establish a retention incentive plan for some or all of its employees providing for payments, not in excess of $25 million in the aggregate (or, upon the consent of the chief executive officer of DENTSPLY, such consent not to be unreasonably withheld, conditioned or delayed, $30 million in the aggregate), by reason of their continued employment following execution of the merger agreement. Sirona has not yet identified all of the individuals who might participate in such a plan, but participants may include executive officers who are not named executive officers. Named executive officers are not eligible for this program.

New Slovin Employment Agreement

Upon completion of the merger, Mr. Slovin, currently a director and the president and chief executive officer of Sirona, will serve as a director and as chief executive officer of the combined company pursuant to the terms of a new employment agreement developed pursuant to the Compensation Principles discussed in the section entitled “Interests of the DENTSPLY Directors and Executive Officers in the Merger — Executive Officer Interests — Employment Agreement with Mr. Wise” beginning on page 78. For a description of Mr. Slovin’s current employment agreement with Sirona see “— Sirona Stockholder Advisory Vote On Merger-Related Compensation for Sirona’s Named Executive Officers Proposal,” beginning on page 95.

In accordance with the Compensation Principles with respect to Mr. Slovin: (i) compensation was benchmarked against a peer group identified in the Compensation Principles; (ii) total annual direct compensation (i.e., base salary, annual incentive bonus and long-term incentive value) “at target” for the first fiscal year following the merger is between $6,500,000 and $7,500,000 with the opportunity to earn significantly more or less depending on the performance of the organization; and (iii) an annual incentive bonus for such year “at target” is between 125% and 135% of his base salary. Moreover, in connection with the negotiation of the merger agreement, Mr. Slovin entered into an amendment to his current employment agreement with Sirona pursuant to which he agreed that if he did not enter into the contemplated new employment agreement he could only terminate his employment for good reason following the completion of the merger if the new offered employment agreement (i) does not provide for total annual targeted direct compensation with a value between $6,500,000 and $7,500,000, (ii) contains separation benefits which are less favorable than those under the terms of his current employment agreement, or (iii) provides him with separation benefits that would be less favorable than those offered to the executive chairman of the combined company.

New Slovin Employment Agreement

The following is a summary of the contemplated new employment agreement with Mr. Slovin.

Mr. Slovin’s new employment agreement will have an initial three-year term commencing on the effective date of the merger and will automatically renew for additional twelve month periods, unless earlier terminated, generally, with 90 days’ prior notice. Mr. Slovin will receive (i) an annual base salary of $950,000, (ii) an annual bonus opportunity targeted at 130% of his annual base salary and (iii) annual long term incentive awards with a grant date fair value of at least $4,815,000. In addition, Mr. Slovin will be eligible to participate in employee benefit plans and programs available to similarly situated employees, including DENTSPLY’s Supplemental Executive Retirement Plan.

If Mr. Slovin is terminated without “cause,” resigns for “good reason,” or his employment is terminated due to the expiration of the employment agreement term, he will be entitled to the following severance benefits (provided that Mr. Slovin does not violate the restrictive covenants in his agreement): (i) two times the sum of his (a) annual base salary and (b) target bonus, payable in 24 monthly installments; (ii) pro rata annual bonus based on actual performance, payable in a lump sum; (iii) continued vesting in all time-based equity awards over a period of 24 months following the date of termination, with full vesting in any remaining unvested time based equity awards at the end of such 24 months; (iv) continued vesting for 24 months in performance based equity awards; (v) lump sum payment equal to the value of 24 months of COBRA continuation coverage; (vi) 24 months of continuation of life, disability and accidental death and dismemberment benefits at the active employee cost; (vii) 24 months of additional service credit under any pension plan maintained by the combined company or its affiliates; and (viii) with respect to any defined contribution plan in which Mr. Slovin participates, a lump sum cash payment equal to the sum of (a) the amount that would have been contributed or credited to such plan on Mr. Slovin’s behalf during the 24 month period following his termination and (b) the excess, if any, of his account balance as of his termination date over the portion of such account balance that is nonforfeitable per the terms of the plan.

If Mr. Slovin’s employment is terminated without “cause” or he resigns for “good reason” within 24 months following a change in control, Mr. Slovin will be entitled to the following severance benefits: (i) two and one-half (2½) times the sum of his (a) annual base salary and (b) target bonus, payable in a lump sum; (ii) pro rata annual bonus based on actual performance, payable in a lump sum; (iii) lump sum payment equal to the value of 24 months of COBRA continuation coverage; (iv) 24 months of continuation of life, disability and accidental death and dismemberment benefits at the active employee cost; (v) 30 months of additional service credit under any pension plan maintained by the combined company or its affiliates; and (vi) with respect to any defined contribution plan in which Mr. Slovin participates, a lump sum cash payment equal to the sum of (a) the amount that would have been contributed or credited to such plan on Mr. Slovin’s behalf during the 30 month period following his termination and (b) the excess, if any, of his account balance as of his termination date over the portion of such account balance that is nonforfeitable per the terms of the plan.

Mr. Slovin’s receipt of any severance payments will be subject to his signing and not revoking a general release of claims on or before the 50th day following his separation from service. Mr. Slovin is also subject to confidentiality and non-disclosure covenants as well as non-competition and non-solicitation covenants for 24 months post-termination. In addition, amounts payable under the employment agreement are subject to the terms of the combined company’s clawback policy. If payments under the agreement would be subject to any “golden parachute” excise tax, the payments will be reduced to an amount that is not subject to such tax if Mr. Slovin would retain more benefit on an after-tax basis.

For purposes of the employment agreement, “cause” means, with respect to Mr. Slovin, (i) a majority, plus at least one, of the members of the combined company’s board of directors, excluding Mr. Slovin, determined that Mr. Slovin (a) has committed an act of fraud against the combined company, or (b) has committed an act of malfeasance, recklessness or gross negligence against the combined company that is materially injurious to the combined company or its customers; (ii) he has materially breached the terms of his employment agreement; or (iii) he has been indicted for, or convicted of, or pleads no contest to, a felony or a crime involving moral turpitude. An event or occurrence will not constitute “cause” unless, within 60 days of any director of the combined company knowing of the occurrence of the facts and circumstances underlying such cause event, Mr. Slovin has received written notice stating with specificity the applicable facts and circumstances underlying such finding of cause; and he has an opportunity to cure the same (if curable) within 30 days after the receipt of such notice.

“Good reason” means, with respect to Mr. Slovin, (i) a reduction in his base salary, other than any reduction which is insignificant or is implemented as part of a formal austerity program approved by the board and applicable to all other senior executive officers, provided such reduction does not reduce his base salary by a percentage greater than the average reduction in compensation of all other senior executive officers; (ii) a reduction in his total target annual compensation (annual base salary plus target bonus plus grant date value of annual equity awards) below $6,500,000; (iii) a material, adverse change in his responsibilities, authority or duties (including as a result of the assignment of duties materially inconsistent with his position); (iv) the combined company’s breach of a material obligation under the employment agreement; (v) certain relocations; and (vi) the combined company electing not to renew the employment agreement. In order for an event or condition to constitute good reason, Mr. Slovin must object, in writing, to such event or condition within ninety days and the combined company must not cure the event or condition within thirty days of receiving that written objection; Mr. Slovin must then resign his employment within thirty days following the expiration of that cure period.

If Mr. Slovin’s employment terminates by reason of death, his estate or beneficiary will be entitled a lump sum amount equal to one year of his base salary as then in effect, and a pro rata bonus for the year of termination based on actual performance. In addition, Mr. Slovin will be fully vested in all equity awards, with any performance awards vesting at the greater of target or actual performance through the date of termination.

If Mr. Slovin’s employment terminates by reason of disability, he will become eligible for a pro rata bonus for the year of termination based on actual performance and will be fully vested in all equity awards, with any performance awards vesting at the greater of target or actual performance through the date of termination.

For a description of Mr. Slovin’s current employment agreement with Sirona see “ — Sirona Stockholder Advisory Vote On Merger-Related Compensation for Sirona’s Named Executive Officers Proposal,” beginning on page 94.

Under the new employment arrangement, Mr. Slovin will waive all rights he has to vest automatically in his Sirona stock options and RSUs and the time-vesting component of his performance units upon completion of the merger. Mr. Slovin will retain the right to vest in those stock options, RSUs and performance units to the extent he is terminated without cause or terminates for good reason following the merger.

Employment Agreements

Our other executive officers are entitled to severence or certain notice periods (with pay in lieu of notice) upon certain qualifing terminations of employment, the entitlements to which are not effected by the merger. See “Golden Parachute Compensation — Sirona Employment Agreements” for a description of these agreements for our named executive officers.

Sirona Stockholder Advisory Vote On Merger-Related Compensation For Sirona’s Named Executive Officers Proposal

Sirona is required, pursuant to Section 14A of the Exchange Act, to include in this joint proxy statement/prospectus a non-binding, advisory vote on certain compensation that may become payable to each of its “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed merger pursuant to arrangements entered into with Sirona.

Golden Parachute Compensation — Sirona

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Sirona that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the business combination-related compensation payable to Sirona’s named executive officers. The “golden parachute” compensation payable to Sirona’s named executive officers is subject to a non-binding advisory vote of Sirona’s stockholders, as described in this section.

The amounts set forth below have been calculated assuming (1) that the merger was completed on December 1, 2015, (which is the latest practicable date prior to the filing of this joint proxy statement/prospectus) and, where applicable, that each named executive officer experiences a qualifying termination of employment on such date and (2) a per share price of Sirona common stock of $97.66, the average per-share closing price of Sirona’s common stock over the first five business days following the first public announcement of the merger agreement. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to their terms based upon the completion of continued service with Sirona or the prior achievement of performance goals, in either case, independent of the occurrence of the merger. For further information regarding the consideration to be received in settlement of equity-based awards, see “The Merger Agreement — Treatment of Sirona Stock Options, RSUs and Performance Units,” beginning on page 117.

The amounts indicated below are estimates of amounts that might become payable to the named executive officers, and such estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by any named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Payments — Current Agreements(1)

Executive Officer	Cash(2)		Equity(8)	Perquisites/ Benefits(9)	Total
Jeffrey T. Slovin President and Chief Executive Officer and Director	$3,607,060	(3)	$13,697,490	$68,568	$17,373,118
Ulrich Michel Executive Vice President and Chief Financial Officer	$1,740,998	(4)	$4,711,200	$31,750	$6,483,948
Jonathan Friedman General Counsel and Secretary	$360,706	(5)	$2,138,205	$—	$2,498,911
Walter Petersohn Executive Vice President of Sales	$777,231	(6)	$4,054,116	$27,587	$4,858,934
Ranier Berthan Executive Vice President of Operations	$777,231	(7)	$3,786,037	$18,972	$4,582,240

(1)	Except as described in footnote (8) below, all amounts reflected in the table are attributable to double trigger arrangements (i.e., the amounts are triggered by the change of control that will occur upon completion of the merger and payment is conditioned upon the officer’s termination of employment).
(2)	Amounts reflect cash severance or notice period payments that would be payable under the employment agreements entered into with each of the executive officers, assuming an involuntary termination by Sirona without cause or such officer’s resignation for good reason (see discussion below under “Employment Agreements”).
(3)	Equals the sum of (i) Mr. Slovin’s annual base salary as in effect on December 1, 2015 payable for a period of 24 months ($1,803,530), plus (ii) two times his target bonus for fiscal year 2015/2016 ($1,803,530).
(4)	Equals the sum of (i) Mr. Michel’s annual base salary as in effect on December 1, 2015 payable for a period of 24 months ($1,024,117), plus (ii) two times his target bonus for fiscal year 2015/2016 ($716,881). Mr. Michel is compensated in Euros. All amounts shown for him have been converted to U.S. dollars at an exchange rate of 1.1492, the average exchange rate for Sirona’s fiscal year ended September 30, 2015.
(5)	Represents 12 months of Mr. Friedman’s base salary as of December 1, 2015 payable if Mr. Friedman makes himself available as a full-time consultant to Sirona for the three months after termination of employment.
(6)	Equals the sum of (i) Mr. Petersohn’s annual base salary as in effect on December 1, 2015 payable for a period of 18 months ($457,195), plus (ii) his target bonus for fiscal year 2015/2016 for a period of 18 months ($320,036), which is the applicable notice period under his employment agreement. Payments are subject to Mr. Petersohn’s compliance with the terms of a non-compete. Mr. Petersohn is compensated in Euros. All amounts shown for him have been converted to U.S. dollars at an exchange rate of 1.1492, the average exchange rate for Sirona’s fiscal year ended September 30, 2015.
(7)	Equals the sum of (i) Mr. Berthan’s annual base salary as in effect on December 1, 2015 payable for a period of 18 months ($457,195), plus (ii) his target bonus for fiscal year 2015/2016 for a period of 18 months ($320,036), which is the applicable notice period under his employment agreement. Payments are subject to Mr. Berthan’s compliance with the terms of a non-compete. Mr. Berthan is compensated in Euros. All amounts shown for him have been converted to U.S. dollars at an exchange rate of 1.1492, the average exchange rate for Sirona’s fiscal year ended September 30, 2015.
(8)	Amounts reflect the value of accelerated vesting of stock options, RSUs, and performance units. Pursuant to the terms of his outstanding stock option and RSU agreements Mr. Slovin will vest in full upon completion of the merger. However, under the terms of his new employment arrangement, Mr. Slovin will waive any acceleration of time-based vesting on such awards effective immediately prior to the merger. If he does not enter into a new arrangement and does not waive the acceleration of vesting of his stock options and RSUs, then Mr. Slovin will vest in full in all his stock options and RSUs upon the merger, and such amounts would, therefore, be “single trigger.” His performance units remain subject to double trigger vesting. For Mr. Michel, his stock options will vest in full upon completion of the merger and, therefore, such amounts are “single trigger.” His RSUs and performance units remain subject to double trigger vesting. The vesting for all other executives are double trigger. The following assumes that both the single trigger acceleration and/or a double trigger termination of employment without cause or for good reason within twelve months following the merger, as applicable:

Named Executive Officer	Unvested Options (#)	Unvested Options ($)	Unvested RSUs (#)	Unvested RSUs ($)	Unvested Performance Units (#)	Unvested Performance Units ($)
Jeffrey T. Slovin	83,999	$1,740,683	53,851	$5,259,089	68,582	$6,697,718
Ulrich Michel	41,654	$1,056,177	26,052	2,544,238	11,374	$1,110,785
Jonathan Friedman	10,347	214,498	11,062	1,080,315	8,636	$843,392
Walter Petersohn	21,318	553,102	23,191	2,264,833	12,658	$1,236,180
Rainer Berthan	17,068	480,832	21,186	2,069,025	12,658	$1,236,180
(9)	Amounts reflect (i) an amount that, after payment of taxes, is equal to the cost of continued health coverage under COBRA (EUR values converted to USD at an exchange rate of 1.1492) for Mr. Slovin for 24 months (ii) car allowance for Mr. Michel for 24 months and (iii) Messrs. Petersohn and Berthan for 18 months. Amounts for Mr. Slovin and Mr. Michel do not include tax equalization payments that may become payable upon such benefits. Mr. Slovin is also eligible for a company car, the cost of which is $59,326 (without gross-up for tax equalization payments) for 24 months.

Golden Parachute Payments — New Slovin Employment Agreement

In connection with the merger, Mr. Slovin will enter into a new employment agreement pursuant to which he will serve as the chief executive officer of the combined company. See the description of such new employment agreement above under the heading “New Slovin Employment Agreement” on page 93. The tables below identify the amounts that would be payable by the combined company under the new employment arrangement under two scenarios: first under the terms of his new employment agreement assuming his employment continues, and second if he were to be terminated immediately following completion of the merger.

Golden Parachute Payments — Continued Employment(1)

Named Executive Officer	Cash ($)(2)	Equity ($)(3)	Pension/Non-Qualified Deferred Compensation ($)(4)	Perquisites/Benefits ($)(5)	Tax Reimbursement(6)	Total ($)
Jeffrey T. Slovin President, Chief Executive Officer and Director	$2,185,000	$4,815,000	$255,645	$290,767	$448,422	$7,994,834

(1)	Reflects amounts that are anticipated to be payable in the first year of Mr. Slovin’s new employment agreement, as such they are single trigger, in that such amounts are not dependent upon Mr. Slovin’s termination of employment. The entirety of such amounts are included notwithstanding that Mr. Slovin would have been entitled to payment for continued services under his existing employment agreement. See “Golden Parachute Payments — Severance” table below for the amounts that would be payable if Mr. Slovin’s employment were to terminate following the merger under the terms of his new agreement.
(2)	Reflects total targeted annual cash compensation including an annual base salary of $950,000 and $1,235,000 annual bonus opportunity at target payable under the terms of his new employment agreement for the first year of his employment.
(3)	Reflects grant date fair value of equity awards that are to be granted under Mr. Slovin’s new employment agreement in first year of employment.

(4)	Reflects an estimated contribution to the DENTSPLY Supplemental Executive Retirement Plan (SERP) equal to 11.7% of total annual cash compensation to which Mr. Slovin will be eligible under the terms of his new employment agreement.
(5)	Reflects the estimated amount of perquisites and other benefits to which Mr. Slovin will be entitled under the terms of his new employment agreement based on Sirona’s policies including matching contributions to savings plan, tax advice, car allowance, housing allowance, tuition expenses, based on amounts incurred by Mr. Slovin for fiscal year 2014/2015, but does not include any relocation benefits which can not be estimated at this time.
(6)	Reflects the estimated annual amount of tax equalization and tax-gross ups under Sirona’s current expatriate benefits, to which Mr. Slovin will remain eligible under his new employment agreement.

Golden Parachute Payments — Severance(1)

Named Executive Officer	Cash ($)(2)	Equity ($)(3)	Tax Reimbursement(4)	Total ($)
Jeffrey T. Slovin President, Chief Executive Officer and Director	$6,157,750	$18,512,490	$448,422	$25,118,662

(1)	All amounts reflected in the table are attributable to double trigger arrangements (i.e., the amounts are triggered by a termination of employment following the merger) under the terms of his new agreement.
(2)	Represents the following: (i) two times the sum of Mr. Slovin's base salary and target bonus that will be in effect under the new agreement upon completion of the merger, payable ratably over the 24 months following termination of employment ($4,370,000); (ii) a pro-rata bonus for the year of termination based on actual performance results, assumed to be at target for purposes of the table above, payable when bonuses are otherwise generally paid to employees ($1,235,000); (iii) the value of SERP benefits that would have accrued had Mr. Slovin's employment continued for an additional 24 months, payable in a lump sum ($511,290); and (iv) a lump sum payment equal to Mr. Slovin's cost of health care benefits for 24 months under the DENTSPLY SIRONA Inc. plan based on the first month's COBRA premium, which amount is payable regardless of whether Mr. Slovin elects COBRA continuation coverage ($41,460).
(3)	Amounts reflect the sum of (i) the grant date fair value of the equity which is promised to be granted to Mr. Slovin under the terms of the new employment agreement ($4,815,000), and (ii) the accelerated vesting of vested stock options, RSUs and performance units ($13,697,490), which under the terms of his new employment agreement Mr. Slovin will waive accelerated vesting in connection with the merger. See footnote (9) under “Golden Parachute Payments — Current Agreements” on page 96 for details on the number of such awards.
(4)	Reflects estimated annual tax equalization and tax gross-ups that Mr. Slovin would receive under Sirona’s current expatriate benefits.

Employment Agreements

The following discussion summarizes certain terms of the existing employment agreements between Sirona and its named executive officers.

Mr. Slovin (President and Chief Executive Officer)

Pursuant to his existing employment agreement, Mr. Slovin currently serves as president and chief executive officer of Sirona and throughout his employment, he will serve as a director of Sirona, subject to election by the stockholders. In the event that Sirona terminates Mr. Slovin’s employment agreement without cause, or Mr. Slovin terminates his employment with good reason, in each case, Mr. Slovin will be entitled to receive severance payments, consisting of his base salary in effect at the time of termination, paid for a period of 24 months, a payment of two times the target bonus he would otherwise have received during the year in which termination occurs, and health and welfare benefits for a maximum of 24 months following termination. In addition, Mr. Slovin agreed not to compete with Sirona or solicit or hire any of its current employees or former employees who left employment within the previous six months, during his employment and for a period of twelve months thereafter.

“Cause” is defined in the employment agreement as any of the following events: (i) a majority, plus at least one, of the members of Sirona’s board of directors, excluding Mr. Slovin, determines that (a) Mr. Slovin has committed an act of fraud against Sirona, or (b) Mr. Slovin has committed an act of malfeasance, recklessness or gross negligence against Sirona that is materially injurious to Sirona or its customers, (ii) Mr. Slovin has materially breached the terms of his employment agreement, or (iii) Mr. Slovin is indicted for, or convicted of, or pleads no contest to, a felony or a crime involving moral turpitude. In addition, “good reason” is defined as any of the following events: (i) Sirona reduces the amount of Mr. Slovin’s base salary or bonus opportunity, (ii) Sirona changes Mr. Slovin’s titles or reduces his responsibilities in a manner that is materially inconsistent with the office he holds, (iii) the failure of Mr. Slovin to be a member of either Sirona’s board of directors or Sirona’s executive committee, if any or (iv) Sirona’s election to provide notice to Mr. Slovin of its intention not to renew the employment agreement. If Mr. Slovin desires to resign for good reason, he has agreed to provide Sirona 30 to 90 working days’ notice prior to such resignation, and Sirona shall have the opportunity to cure such conduct.

As noted in the section entitled “Interests of the Sirona Directors and Executive Officers in the Merger — Executive Officer Interests — New Slovin Employment Agreement” beginning on page 93, in connection with the negotiation of the merger agreement Mr. Slovin entered into an amendment to his employment agreement pursuant to which he agreed that if he did not enter into a new employment agreement as discussed in the noted section he could only terminate his employment for good reason following the completion of the merger if the new offered employment agreement does not provide for total annual targeted direct compensation with a value between $6,500,000 and $7,500,000, contains separation benefits which are less favorable than those under the terms of his current employment agreement, or provides him with separation benefits that would be less favorable than those offered to the executive chairman of the combined company.

Mr. Michel (Executive Vice President and Chief Financial Officer)

Pursuant to Mr. Michel’s employment agreement, Sirona must give Mr. Michel at least 90 days’ written notice prior to terminating him without cause. In the event Sirona terminates Mr. Michel’s employment without cause or Mr. Michel resigns for “good reason,” Mr. Michel will be entitled to receive severance payments, consisting of his base salary in effect at the time of termination, paid for a period of 24 months and the bonus at target he would have been eligible for during the period of 24 months and a pro rata bonus for the fiscal year of termination. Mr. Michel’s right to the severance is subject to his execution of a release of claims in the form reasonably acceptable to both parties. If Mr. Michel and Sirona have not agreed upon a release within 60 days of his termination, then Sirona will advance 25% of his severance payment until a mutually agreeable release has been executed. Pursuant to the employment agreement, Mr. Michel agreed not to compete with Sirona or solicit or hire any of its employees who was an employee while Mr. Michel was employed with Sirona, during his employment and for a period of twelve months thereafter. “Cause” is defined as (i) conviction in a final judgment by a court of competent jurisdiction of a felony which involves dishonesty or moral turpitude; (ii) any willful act or omission that constitutes a material breach of the employment agreement or (iii) repeatedly engaging in any conduct in willful violation of any applicable written policy of Sirona’s, which conduct, in the reasonable judgment of Sirona, is materially detrimental to the business operations or reputation of Sirona. Mr. Michel will have “good reason” to terminate if (i) Mr. Michel is demoted from being the chief financial officer, (ii) his duties and responsibilities as chief financial officer are materially and fundamentally diminished, (iii) his base salary or annual target bonus percentage is reduced, (iv) he is required to regularly perform his duties from a location that is not presently one of Sirona’s principal operating facilities, or (v) there is a significant reduction in his other compensation (mainly long term equity compensation) and benefits not similarly applicable to all other executives. Mr. Michel has agreed to provide reasonable notice of not less than three months prior to resigning.

Mr. Berthan (Executive Vice President of Operations)

Mr. Berthan’s employment agreement may be terminated by either Sirona or Mr. Berthan upon fifteen months’ prior notice, with such termination going into effect as of the end of the calendar quarter. Sirona may terminate Mr. Berthan’s employment at any time but will still be obligated to pay his compensation in accordance with the employment contract for the duration of the period.

Mr. Friedman (General Counsel and Corporate Secretary)

Pursuant to the terms of Mr. Friedman’s employment agreement, if he is terminated other than for cause, Mr. Friedman is eligible to receive one year of base salary severance provided that he makes himself available to work as a full-time consultant to Sirona for the first three months following termination of employment.

Mr. Petersohn (Executive Vice President of Sales)

Mr. Petersohn may terminate his employment agreement with a six-month notice period and a 12 month non-compete. Sirona may terminate his employment agreement with a 18-month notice period.

Sirona Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Sirona is seeking stockholder approval of a non-binding advisory proposal to approve the compensation of Sirona’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section “— Sirona Stockholder Advisory Vote On Merger-Related Compensation For Sirona’s Named Executive Officers Proposal” beginning on page 95. The non-binding advisory proposal gives Sirona stockholders the opportunity to express their views on the merger-related compensation of Sirona’s named executive officers.

Accordingly, Sirona is requesting that its stockholders adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Sirona’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Sirona Stockholder Advisory Vote On Merger-Related Compensation for Sirona’s Named Executive Officers Proposal — Golden Parachute Compensation,’ are hereby APPROVED.”

Vote Required

The vote regarding this non-binding advisory proposal on Sirona merger-related compensation is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, Sirona’s stockholders may vote to adopt the merger agreement and vote not to approve the proposal on Sirona merger-related compensation and vice versa. Because the vote regarding the Sirona merger-related compensation is advisory only, it will not be binding on either Sirona or, following completion of the merger, the combined company. Accordingly, if the merger is approved and completed, the Sirona named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Sirona stockholders.

Assuming a quorum is present, approval of the Sirona merger-related compensation requires the affirmative vote of holders of a majority of the outstanding shares of Sirona common stock present in person or represented by proxy at the Sirona special meeting and entitled to vote on the proposal. As such, abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.

THE SIRONA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SIRONA STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, SPECIFIC COMPENSATORY ARRANGEMENTS BETWEEN SIRONA AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE MERGER.

Board of Directors and Management Following the Merger

Immediately following the effective time of the merger, the board of directors of the combined company will consist of eleven members, including: (i) six of the directors of DENTSPLY immediately prior to the merger, to be selected by DENTSPLY, of which one will be Mr. Wise and (ii) five of the directors of Sirona immediately prior to the merger, to be selected by Sirona, of which one will be Mr. Slovin. All other director designees of DENTSPLY and Sirona will qualify as “independent directors” under NASDAQ rules. Upon completion of the merger, one director designated by Sirona will serve as the lead independent director of the combined company. As of the date of this joint proxy statement/prospectus, other than Mr. Wise, in the case of DENTSPLY, and Mr. Slovin, in the case of Sirona, neither DENTSPLY nor Sirona has made a determination as to which directors will be appointed to the board of directors of the combined company.

Upon completion of the merger, Mr. Wise will serve as executive chairman of the board of directors of the combined company and Mr. Slovin will serve as the chief executive officer of the combined company. As explained below in the section entitled “Governance Matters After the Merger” beginning on page 114, through the third anniversary of the effective date of the merger, the board of directors of the combined company may only replace, remove, alter the responsibilities and authorities or grant conflicting responsibilities or authorities of Mr. Wise, Mr. Slovin, or the lead independent director, as applicable, by the affirmative vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors.

The combined company’s management team will include from DENTSPLY, Christopher T. Clark (the current president and chief financial officer of DENTSPLY) as president and chief operating officer, technologies of the combined company, and James G. Mosch (the current executive vice president and chief operating officer of DENTSPLY) as president and chief operating officer, dental and healthcare consumables of the combined company, and from Sirona, Ulrich Michel (the current executive vice president and chief financial officer of Sirona) as executive vice president and chief financial officer of the combined company. As of the date of this joint proxy statement/prospectus, other than Messrs. Wise, Clark and Mosch, in the case of DENTSPLY, and Messrs. Slovin and Ulrich, in the case of Sirona, neither DENTSPLY nor Sirona has made a determination as to which officers will be appointed to the management team of the combined company.

Treatment of DENTSPLY Equity Incentive Awards

The merger will not affect DENTSPLY’s stock options, restricted stock or other equity awards of DENTSPLY. All such awards will remain outstanding subject to the same terms and conditions that are applicable prior to the merger, including a provision that the award provisions may be equitably adjusted by the DENTSPLY board of directors to reflect the circumstances of the merger. However, under the terms of the merger agreement, DENTSPLY may act before completion of the merger to accelerate the vesting of equity awards (stock options and RSUs denominated in DENTSPLY common stock) held by some or all of its non-employee directors who will not continue as directors of the combined company after the merger.

Treatment of Sirona Stock Options, RSUs and Performance Units

Sirona Stock Options.  Upon completion of the merger, each outstanding option to purchase Sirona common stock granted pursuant to the Schick Technologies, Inc. 1996 Stock Option Plan, Sirona Equity Incentive Plan, as amended, and Sirona 2015 Long-Term Incentive Plan will be converted, pursuant to the merger agreement, into a stock option to acquire shares of DENTSPLY common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of shares of DENTSPLY common stock underlying each converted Sirona stock option will be determined by multiplying the number of shares of Sirona common stock subject to such stock option immediately prior to the completion of the merger by the exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Sirona stock option will be determined by dividing the per share exercise price of such stock option by the exchange ratio, and rounding up to the nearest whole cent. Pursuant to the terms of his outstanding stock option agreements, Mr. Slovin will fully vest upon completion of the merger. However, under the terms of his new employment arrangement, Mr. Slovin will waive such acceleration of time-based vesting on such awards effective immediately prior to the merger, but will vest in such awards if his employment is terminated in certain circumstances following the merger. Mr. Michel’s stock options will vest in full upon completion of the merger. Each other employee’s stock options will vest if his or her employment is terminated without cause or if he or she terminates for good reason within twelve months following the completion of the merger.

Sirona RSUs.  Each RSU granted under Sirona’s Equity Incentive Plan will also be converted, pursuant to the merger agreement, into RSUs covering shares of DENTSPLY common stock (rounded down to the nearest share) based on the exchange ratio. All of the terms and restrictions applicable to the Sirona RSUs will apply to the RSUs for DENTSPLY common stock. Pursuant to the terms of his outstanding RSU agreements, Mr. Slovin will fully vest in all RSUs upon completion of the merger. However, under the terms of his new employment arrangement, Mr. Slovin will waive such acceleration of time-based vesting on such awards effective immediately prior to the merger. Each other employee’s RSUs will vest if his or her employment is terminated without cause or if he or she terminates for good reason within twelve months following the merger.

Sirona Performance Units.  Sirona has granted performance units, which are normally earned over a three-year performance period based upon predetermined performance goals. Upon completion of the merger, for each performance period that is still open, the performance goals for the performance units will be deemed satisfied at the maximum level, resulting in each employee, including Mr. Slovin and Mr. Michel, being deemed to earn 200% of the targeted number of granted units, pursuant to the terms of the applicable plan. Pursuant to the terms of the merger agreement, the performance units will convert into RSUs covering DENTSPLY common stock (rounded down to the nearest share) based on the exchange ratio. However, the RSUs covering shares of DENTSPLY generally will become deliverable only at the end of the regular three year performance period, subject to continued employment by the participant. Upon termination of employment under certain circumstances following the merger, the outstanding performance units will be accelerated and paid in full.

Sirona Other Awards.  Currently, there are no other stock based awards outstanding (other than Sirona stock options, Sirona RSUs and performance units). If additional stock based awards are granted prior to the completion of the merger, then such Sirona stock based awards would be converted into shares of DENTSPLY common stock or other compensatory awards denominated in shares of DENTSPLY common stock subject to risk of forfeiture to, or right of repurchase by, DENTSPLY with the same terms and conditions as applicable under such Sirona stock based awards, except to the extent otherwise required by the terms of such Sirona stock based awards or pursuant to any Sirona benefit plan or employment agreement. Each Sirona stock based award would generally be converted into a number of shares of DENTSPLY common stock at the exchange ratio.

Regulatory Clearances Required for the Merger

Under the HSR Act, DENTSPLY and Sirona must file notifications with the FTC and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the merger. On October 21, 2015, each of DENTSPLY and Sirona filed its notification under the HSR Act. The waiting period under the HSR Act expired as of November 21, 2015.

DENTSPLY and Sirona each conduct business in Member States of the European Union. The contemplated transaction has a “Community” dimension and falls within the scope of the EC Merger Regulation 139/2004. As a result, DENTSPLY and Sirona are required to make a merger notification to the European Commission. DENTSPLY and Sirona will file this merger notification with the European Commission as promptly as reasonably practicable, which the parties expect to be by the end of 2015. The European Commission review process determines whether the proposed merger is compatible with the European common market. A merger that does not significantly impede effective competition in the common market (or in a substantial part of it) is compatible with the common market and allowed to proceed. A preliminary Phase I investigation of 25 working days (which may be extended in certain circumstances) will commence once the formal merger notification is filed. If, following the preliminary Phase I investigation, the European Commission determines that the merger does not significantly impede effective competition in the common market (or in a substantial part of it), it will be declared compatible with the common market. If, following the preliminary Phase I investigation of 25 working days (which may be extended in certain circumstances), the European Commission determines that it needs to examine the merger more closely because the merger raises serious doubts as to its compatibility with the common market, the European Commission will initiate a Phase II investigation. If the European Commission initiates a Phase II investigation, the European Commission must issue a final decision as to whether or not the merger is compatible with the common market no later than 90 working days after the initiation of the Phase II investigation (although this period may be extended in certain circumstances). DENTSPLY and Sirona are working toward obtaining the required European Commission clearance as soon as possible.

In addition to the antitrust related filings and clearances discussed above, DENTSPLY and Sirona must obtain approvals from certain other foreign regulatory authorities, except where the failure to obtain any such approval will not reasonably be expected to have a material adverse effect on either DENTSPLY or Sirona. The parties anticipate submitting the required international merger filings by the end of 2015.

DENTSPLY and Sirona cannot assure you that the FTC, the Antitrust Division, competition authorities outside the United States or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. Under the terms of the merger agreement, each of DENTSPLY and Sirona is required to commit to any divestitures or other arrangements with respect to its assets or conduct of business if that divestiture or arrangement is a condition to obtain any clearance or approval from any governmental entity in order to complete the merger and would not have an effect on any material assets or businesses of either company, or otherwise modify any material business practice or contractual relationship of either company. No additional stockholder approval is expected to be required or sought for any decision by DENTSPLY or Sirona to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Exchange of Shares in the Merger

Prior to the dissemination of this joint proxy statement/prospectus, DENTSPLY will have appointed an exchange agent, reasonably acceptable to Sirona, to handle the exchange of shares of Sirona common stock for shares of DENTSPLY common stock in the merger. At the effective time of the merger, shares of Sirona common stock will be converted into the right to receive shares of DENTSPLY common stock without the need for any action by the holders of Sirona common stock.

As promptly as practicable (but in no event later than three business days) after the effective time of the merger, DENTSPLY will cause the exchange agent to mail a letter of transmittal to each holder of record of Sirona common stock (as of immediately prior to the effective time of the merger) specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Sirona common stock will pass, only upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering shares of Sirona common stock held in book-entry form in exchange for shares of DENTSPLY common stock.

After the effective time of the merger, shares of Sirona common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Sirona common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of DENTSPLY common stock and any dividends or other distributions to which the holders of shares of DENTSPLY common stock are entitled with a record date after the effective time of the merger. With respect to such shares of DENTSPLY common stock deliverable upon the surrender of Sirona common stock, until holders of such Sirona common stock have surrendered such Sirona common stock to the exchange agent for exchange, those holders will not receive dividends or other distributions with respect to such shares of DENTSPLY common stock with a record date after the effective time of the merger.

DENTSPLY will not issue fractional shares of DENTSPLY common stock pursuant to the merger agreement. Instead, each Sirona stockholder who otherwise would have been entitled to receive a fraction of a share of DENTSPLY common stock will be entitled to receive a cash payment in lieu thereof representing that stockholder’s proportionate interest in the proceeds from the sale by the exchange agent of DENTSPLY common stock equal to the excess of (i) the aggregate number of shares of DENTSPLY common stock to be delivered by DENTSPLY in the merger over (ii) the aggregate number of whole shares of DENTSPLY common stock to be distributed to the holders of Sirona common stock in the merger (such proceeds, the “common shares trust”). The sale of the excess shares by the exchange agent will be executed on the NASDAQ and will be executed in round lots to the extent practicable. The portion of the common shares trust to which each holder of Sirona common stock will be entitled, if any, will be determined by multiplying the amount of the aggregate proceeds comprising the common shares trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Sirona common stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Sirona common stock would otherwise be entitled.

DENTSPLY stockholders need not take any action with respect to their stock certificates.

Dividend Policy

At the close of business on the record date, 140,035,386 shares of DENTSPLY common stock were outstanding. DENTSPLY currently pays quarterly cash dividends on shares of its common stock and is permitted to continue doing so under the merger agreement in an amount not to exceed $0.0725 per share per quarter. DENTSPLY paid cash dividends of $0.0625 and $0.06625 per share of DENTSPLY common stock in each quarter of 2013 and 2014, respectively, and $0.0725 in the first three quarters of 2015. Sirona has not paid any dividends to holders of its common stock in the last three years and does not anticipate paying any cash dividends prior to completion of the merger. Upon completion of the merger, any future determination regarding dividend or distribution payments will be at the discretion of the combined company’s board of directors, subject to applicable limitations under Delaware law.

Listing of DENTSPLY Common Stock

It is a condition to the completion of the merger that the shares of DENTSPLY common stock to be issued to Sirona stockholders pursuant to the merger be authorized for listing, and DENTSPLY and Sirona have agreed to use their reasonable best efforts to cause such shares to be listed, on the NASDAQ (or such other stock exchange as DENTSPLY and Sirona may mutually agree upon) under the symbol “XRAY,” subject to official notice of issuance.

De-Listing and Deregistration of Sirona Stock

Upon completion of the merger, the Sirona common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

Under Delaware law, holders of DENTSPLY common stock and Sirona common stock are not entitled to appraisal rights in connection with the merger. See the section entitled “No Appraisal Rights” beginning on page 153.

Litigation Related to the Merger

On September 30, 2015, Ellyn A. Geisel, a purported stockholder of Sirona, filed a Verified Complaint for Breach of Fiduciary Duty as a purported class action in the Court of Chancery of the State of Delaware, styled Geisel v. DENTSPLY International Inc. et al., C.A. No. 11556-CB (the “Geisel Action”), against the Sirona board of directors, DENTSPLY and Merger Sub. The complaint in the Giesel Action alleges that the Sirona board of directors breached its fiduciary duties owed to stockholders of Sirona in connection with the Sirona board of directors’ approval of the Proposed Transaction. The complaint in the Giesel Action also asserts claims against DENTSPLY and Merger Sub for allegedly aiding and abetting the Sirona board of directors’ breach of fiduciary duties. The Giesel Action seeks, among other things, a preliminary and permanent injunction enjoining the Proposed Transaction from closing and an award of attorneys’ fees and costs. On October 1, 2015, Clark Brown, a purported stockholder of Sirona, filed a Verified Class Action Complaint as a purported class action in the Court of Chancery of the State of Delaware, styled Brown v. Beecken et al., C.A. No. 11560-CB (the “Brown Action”), against the Sirona board of directors, DENTSPLY, and Merger Sub. The Brown Action asserts similar claims as asserted in the Giesel Action and seeks similar relief.

The Sirona board of directors, DENTSPLY and Merger Sub believe that the claims in the complaints are entirely without merit and intend to defend these actions vigorously.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of DENTSPLY and Sirona are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. DENTSPLY and Sirona stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including the adoption of the merger agreement, the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation, as applicable.

The merger agreement is included as Annex A in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about DENTSPLY or Sirona. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;
•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and
•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 184.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at the effective time of the merger, Merger Sub, a Delaware corporation and wholly owned subsidiary of DENTSPLY, will merge with and into Sirona. Sirona will be the surviving corporation in the merger and will become a wholly owned subsidiary of DENTSPLY. At the effective time of the merger, each outstanding share of Sirona common stock (other than shares owned by Sirona, DENTSPLY or Merger Sub, which will be canceled and retired and cease to exist) will be converted into the right to receive 1.8142 shares of DENTSPLY common stock (the “exchange ratio”).

DENTSPLY will not issue fractional shares of DENTSPLY common stock pursuant to the merger agreement. Instead, each Sirona stockholder who otherwise would have been entitled to receive a fraction of a share of DENTSPLY common stock will be entitled to receive a cash payment in lieu thereof representing that stockholder’s proportionate interest in the proceeds from the sale by the exchange agent of DENTSPLY common stock equal to the excess of (i) the aggregate number of shares of DENTSPLY common stock to be delivered by DENTSPLY in the merger over (ii) the aggregate number of whole shares of DENTSPLY common stock to be distributed to the holders of Sirona common stock in the merger (such proceeds, the “common shares trust”). The sale of the excess shares by the exchange agent will be executed on the NASDAQ and will be executed in round lots to the extent practicable. The portion of the common shares trust to which each holder of Sirona common stock will be entitled, if any, will be determined by multiplying the amount of the aggregate proceeds comprising the common shares trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Sirona common stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Sirona common stock would otherwise be entitled.

If, from the date of the merger agreement until the effective time, the number of outstanding shares of DENTSPLY common stock or Sirona common stock changes into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution is declared with a record date within the period between the date of the merger agreement and the effective time of the merger, then the exchange ratio will be equitably adjusted to provide the holders of Sirona common stock the same economic effect as contemplated by the merger agreement prior to such event.

The merger agreement also provides that if, prior to five business days before the reasonably anticipated closing date of the merger, DENTSPLY and Sirona mutually determine that certain conditions to the closing of the merger related to receipt of a tax opinion by each of DENTSPLY and Sirona from their respective tax counsel cannot be satisfied and have not been waived, then DENTSPLY and Sirona may mutually agree to alter the structure of the transactions contemplated by the merger agreement by completing a second-step merger of Sirona immediately following the merger of Merger Sub with and into Sirona. In this second-step merger, Sirona (as the surviving corporation of the merger between Merger Sub and Sirona) would merge with and into a Delaware limited liability company wholly owned by DENTSPLY that is disregarded as an entity separate from its owner for U.S. federal income tax purposes. Unless otherwise consented to in writing by DENTSPLY and Sirona prior to the consummation of the merger, the second-step merger would have no effect on the exchange ratio or the other terms and conditions of the merger.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place within three business days after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as the parties agree and specify in the certificate of merger. DENTSPLY’s amended and restated certificate of incorporation will be filed with the certificate of merger and will become effective at the same time as the merger.

Exchange of Shares in the Merger

Prior to the dissemination of this joint proxy statement/prospectus, DENTSPLY will have appointed an exchange agent, reasonably acceptable to Sirona, to handle the exchange of shares of Sirona common stock for shares of DENTSPLY common stock in the merger. At the effective time of the merger, shares of Sirona common stock will be converted into the right to receive shares of DENTSPLY common stock without the need for any action by the holders of Sirona common stock.

As promptly as practicable (but in no event later than three business days) after the effective time of the merger, DENTSPLY will cause the exchange agent to mail a letter of transmittal to each holder of record of Sirona common stock (as of immediately prior to the effective time of the merger) specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Sirona common stock will pass, only upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering shares of Sirona common stock held in book-entry form in exchange for shares of DENTSPLY common stock.

After the effective time of the merger, shares of Sirona common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Sirona common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of DENTSPLY common stock and any dividends or other distributions to which the holders of shares of DENTSPLY common stock are entitled with a record date after the effective time of the merger. With respect to such shares of DENTSPLY common stock deliverable upon the surrender of Sirona common stock, until holders of such Sirona common stock have surrendered such Sirona common stock to the exchange agent for exchange, those holders will not receive dividends or other distributions with respect to such shares of DENTSPLY common stock with a record date after the effective time of the merger.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. Each of DENTSPLY and Sirona has made representations and warranties regarding, among other things:

•	corporate organization, standing and corporate power;
•	capital structure;
•	ownership of subsidiaries;
•	authority with respect to the execution and delivery of the merger agreement and the due and valid execution and delivery and enforceability of the merger agreement;
•	absence of conflicts with, or violations of, organizational documents, applicable law and other contracts;
•	required regulatory filings and consents and approvals of governmental entities;
•	certain SEC filings and the financial statements contained in those filings;
•	controls and procedures for required disclosures of financial and non-financial information in certain reports filed with the SEC;
•	absence of undisclosed liabilities (other than certain specified exceptions);
•	absence of certain changes and events from July 1, 2015 to the date of execution of the merger agreement;
•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;
•	absence of certain legal proceedings;
•	compliance with applicable laws, including the Foreign Corrupt Practices Act and other anti-corruption laws;
•	possession of, and compliance with, applicable permits;
•	benefits matters and ERISA compliance;
•	collective bargaining agreements and other employee and labor matters;
•	environmental matters;
•	real property;
•	tax matters;
•	material contracts and the absence of breaches of material contracts;
•	intellectual property;
•	compliance with applicable health care laws and permits;
•	brokerage or other finders’ fees that may be payable in connection with the merger;
•	opinions from financial advisors;
•	inapplicability of takeover statutes to the merger; and
•	insurance.

The merger agreement also contains certain representations and warranties of DENTSPLY with respect to its wholly owned subsidiary, Merger Sub, including, without limitation, corporate organization, lack of prior business activities, capitalization and authority with respect to the execution and delivery of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). Under the merger agreement, a “material adverse effect” means, with respect to a party, any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole, except that none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a “material adverse effect”:

•	any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions;
•	any change of law or GAAP or interpretation thereof;
•	any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof;
•	any changes generally affecting the industries in which the applicable company and its subsidiaries conduct their businesses;
•	any changes resulting from the execution of the merger agreement or the announcement or pendency of the merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions under the merger agreement;
•	changes in the applicable company’s stock price or the trading volume of the applicable company’s stock or any change in the credit rating of the applicable company (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from the definition of material adverse effect);
•	any changes or effects resulting from any action required to be taken by the terms of the merger agreement;
•	the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from the definition of material adverse effect); or
•	any legal proceeding arising from or relating to the merger.

Any changes of the sort referred to in the first four bullets above may be taken into account in determining whether there has been a material adverse effect if, and only to the extent, such changes have a disproportionate impact on the applicable company and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such company and its subsidiaries conduct their businesses.

The representation and warranties do not survive the effective time of the merger.

Conduct of Business Pending the Effective Time

In the merger agreement, DENTSPLY and Sirona have each agreed that until the effective time of the merger, subject to certain specified exceptions, and unless the other party consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), they and their respective subsidiaries will:

•	conduct their operations in the ordinary course of business consistent with past practice;
•	use commercially reasonable efforts to keep available the services of their current officers, employees and consultants and to preserve the goodwill and current relationships with customers, suppliers and other persons having business relations; and
•	use commercially reasonable efforts to preserve intact their business organization and comply with all applicable law.

In addition, each of DENTSPLY and Sirona has agreed that until the effective time of the merger, it and its respective subsidiaries will not do any of the following without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend or change its organizational documents;
•	issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, the applicable company or any of its subsidiaries, other than: (i) the issuance of shares upon the exercise or settlement of stock options, RSUs or performance units outstanding as of the date of the merger agreement in accordance with their terms, (ii) the issuance of stock options, RSUs or performance units pursuant to the terms of any employment agreement outstanding as of the date of the merger agreement in accordance with their terms, or (iii) in the case of DENTSPLY, in connection with the assumption and conversion of Sirona stock options and RSUs per the terms of the merger agreement;
•	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any of its or its subsidiaries’ property or assets with value in excess of $10 million, except pursuant to existing contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;
•	sell, assign, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any of its material intellectual property, except pursuant to the terms of existing contracts or the licensing of any such intellectual property in the ordinary course of business consistent with past practice, or compromise, settle or agree to settle, or consent to judgment in, any action concerning such intellectual property, except in the ordinary course of business consistent with past practice;
•	declare, set aside, make or pay any dividend or other distribution with respect to capital stock, other than:
•	in the case of DENTSPLY, quarterly cash dividends in an amount not to exceed $0.0725 per share in the ordinary course of business consistent with current practice;
•	in the case of DENTSPLY and Sirona, dividends paid by a wholly owned subsidiary to the applicable company or another wholly owned subsidiary of the applicable company;
•	enter into any agreement with respect to the voting or registration of its capital stock or other equity interests;
•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, any of its capital stock or other equity interests;
•	merge or consolidate itself or any of its subsidiaries with any person or adopt a plan of liquidation or resolutions providing for a liquidation, dissolution, restructuring, recapitalization or other reorganization of itself or any of its subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact;
•	acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any person or any assets thereof with value in excess of $10 million, other than in the ordinary course of business consistent with past practice or pursuant to specified contracts;
•	repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any indebtedness as of the date of the merger agreement, or issue any debt securities or assume, guarantee or endorse the obligations of any person (other than a wholly owned subsidiary) for borrowed money, except for borrowings under existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business;
•	make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned subsidiary) in excess of $10 million in aggregate;

•	terminate, cancel, renew or request or agree to any material change in or waiver under any material contract, or enter into or amend any material contract other than in the ordinary course of business consistent with past practice;
•	make or authorize any capital expenditure in excess of its capital expenditure budget as disclosed to the other party, other than capital expenditures that are not, in the aggregate, in excess of $10 million;
•	except in the ordinary course of business consistent with past practice or to the extent required by (i) applicable law, (ii) the existing terms of any benefit plan or specified arrangement or (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of the merger agreement: (A) increase the compensation or benefits payable to its directors, officers or employees, (B) grant any rights to severance or termination pay or bonus payments to, or enter into any employment or severance agreement with, any director, officer or employee of the applicable company or its subsidiaries, or establish, adopt, enter into or amend any collective bargaining agreement or other contract with any labor union or labor organization, benefit plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by the terms of a collective bargaining agreement in existence as of the date of the merger agreement or in the ordinary course of business consistent with past practice, (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan, or (D) terminate the employment of any officer other than for cause;
•	forgive any loans to directors, officers or employees;
•	waive, release, pay, discharge or satisfy any claims, liabilities or obligations with value in excess of $10 million, except in the ordinary course of business consistent with past practice and in accordance with their terms;
•	except as required by applicable law, among other restrictions, make, change or revoke any material tax election, change any material tax accounting method, settle or compromise any material tax liability, or consent to an extension or a waiver of any limitations period applicable to a material amount of taxes;
•	make any change in accounting policies, principles or practices, except as required by GAAP or by a governmental entity;
•	waive, release, assign, settle or compromise any material claims or rights held by the applicable company or any of its subsidiaries with value in excess of $10 million;
•	compromise, settle or agree to settle any proceeding (including any proceeding relating to the merger agreement or the merger) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $10 million individually or $50 million in the aggregate, without the imposition of equitable relief on, or the admission of wrongdoing by, the applicable company or any of its subsidiaries;
•	take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent the merger (together with the second-step merger, if applicable) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	write up, write down or write off the book value of any assets, in the aggregate, in excess of $10 million, except for depreciation and amortization in accordance with GAAP;
•	convene any annual or special meetings of stockholders other than the applicable company’s special stockholders meeting in connection with the merger and the 2016 annual meeting of stockholders;

•	fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or
•	authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.

No Solicitation of Alternative Proposals

Each of DENTSPLY and Sirona has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, it will not and it will cause its subsidiaries and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce, or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or could reasonably be expected to lead to, any competing proposal (as defined below) or (ii) engage in any discussions or negotiations regarding any competing proposal. Notwithstanding the foregoing, (x) DENTSPLY and Sirona may ascertain facts from a third party making a competing proposal for the sole purpose of the DENTSPLY board of directors or Sirona board of directors informing itself about the terms of the competing proposal and the third party that made it and (y) if, prior to obtaining the approval of the stockholders of DENTSPLY or the stockholders of Sirona, as applicable, and following receipt of a bona fide written competing proposal that the DENTSPLY board of directors or Sirona board of directors, as applicable, determines in good faith (after receiving advice of its financial advisor and outside legal counsel) is or could reasonably be expected to lead to a superior proposal (as defined below) and that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of the merger agreement, the DENTSPLY board of directors or Sirona board of directors, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take any action with respect to such competing proposal would be inconsistent with its fiduciary duties to DENTSPLY’s stockholders or Sirona’s stockholders, as applicable, under applicable law, DENTSPLY or Sirona may, in response to such competing proposal and subject to certain notification requirements under the merger agreement, (A) furnish information with respect to DENTSPLY or Sirona, as applicable, to such third party making such competing proposal, and (B) engage in discussions or negotiations with such third party regarding such competing proposal.

Each of DENTSPLY and Sirona further agreed that, until the effective time of the merger or the termination of the merger agreement, they would not, and would cause their respective subsidiaries and representatives not to, directly or indirectly, (i) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to any competing proposal, (ii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a competing proposal, (iii) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill agreement entered into by the applicable party in respect of or in contemplation of a competing proposal (other than to the extent the DENTSPLY board of directors or Sirona board of directors, as applicable, determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions would be inconsistent with its fiduciary duties under applicable law) or (iv) propose to do any of the foregoing.

A “competing proposal” with respect to a party means any proposal or offer from a third party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving DENTSPLY or Sirona, or any of their respective subsidiaries, (ii) the acquisition by any person of 20% or more of the consolidated assets of DENTSPLY or Sirona, and their respective subsidiaries, as determined on a book-value or fair-market-value basis, (iii) the purchase or acquisition, in any manner, directly or indirectly, by any person of 20% or more of the issued and outstanding shares of DENTSPLY common stock or Sirona common stock or any other equity interests in DENTSPLY or Sirona, (iv) any purchase, acquisition, tender offer or exchange offer that, would result in any person beneficially owning 20% or more of the shares of DENTSPLY common stock or Sirona common stock or any other equity interests of DENTSPLY, Sirona or any of their respective subsidiaries or (v) any combination of the foregoing.

A “superior proposal” with respect to a party means a bona fide written competing proposal (except the references therein to “20%” will be replaced by “80%”) made by a third party which, in the good faith judgment of the DENTSPLY board of directors or Sirona board of directors, as applicable, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the competing proposal, including its financial terms and the third party making such competing proposal, (i) if accepted, is reasonably likely to be consummated, (ii) if consummated, would result in a transaction that is more favorable to DENTSPLY’s stockholders or Sirona’s stockholders, as applicable, from a financial point of view, than the merger and the other transactions contemplated by the merger agreement and (iii) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

The merger agreement requires that DENTSPLY and Sirona, as applicable, promptly, and in any event no later than 24 hours, after such party receives (i) any competing proposal, (ii) any request for non-public information relating to DENTSPLY or Sirona or their respective subsidiaries other than requests for information in the ordinary course of business consistent with past practice and unrelated to a competing proposal or (iii) any inquiry or request for discussions or negotiations regarding any competing proposal, to notify the other party of any of the foregoing occurrences, the identity of the party making such request and a copy of such competing proposal. Each party will keep the other party reasonably informed of the status of any request, inquiry or competing proposal, and any material developments with respect thereto. Without limiting the foregoing, each party will promptly (and in any event within 24 hours) notify the other party if it determines to begin providing information or to engage in discussions or negotiations concerning a competing proposal.

Changes in Board Recommendations

The board of directors of each of DENTSPLY and Sirona has agreed that it will not (i) withhold, withdraw, modify or qualify, in a manner adverse to the other party, the approval, determination of advisability or recommendation by such board with respect to the transactions contemplated by the merger agreement, as applicable, (ii) make, or permit any director or executive officer to make, any public statement in connection with either special meeting by or on behalf of the applicable board that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable or recommend any competing proposal (each, a “DENTSPLY Adverse Recommendation Change” or “Sirona Adverse Recommendation Change,” as applicable).

Notwithstanding the restrictions described above, at any time prior to obtaining the relevant stockholder approval, the board of directors of DENTSPLY or Sirona, as applicable, may, in response to any bona fide written competing proposal, make a DENTSPLY Adverse Recommendation Change or Sirona Adverse Recommendation Change, as applicable, if (i) the DENTSPLY board of directors or Sirona board of directors, as applicable, has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such competing proposal constitutes a superior proposal, (ii) the DENTSPLY board of directors or Sirona board of directors, as applicable, provides the other party five business days prior written notice of its intention to take such action, (iii) during the five business days following such written notice, if requested by the other party, the board of directors effecting the recommendation change and its representatives have negotiated in good faith with the other party regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by the other party in response to such competing proposal and (iv) at the end of the five business day period described in clause (iii), the DENTSPLY board of directors or the Sirona board of directors, as applicable, concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the competing proposal continues to be a superior proposal and, after consultation with its outside legal counsel, that the failure to make a DENTSPLY Adverse Recommendation Change or Sirona Adverse Recommendation Change, as applicable, would be inconsistent with the exercise by the DENTSPLY board of directors or the Sirona board of directors, as applicable, of its fiduciary duties to its stockholders under applicable law. Any material amendment or modification to any competing proposal requires an additional notice under clause (ii) above and the negotiation period described in clause (iii) above will be extended an additional three days from the date of receipt of such additional notice.

In addition, at any time prior to obtaining the relevant stockholder approval, the board of directors of DENTSPLY or Sirona, as applicable, may make a DENTSPLY Adverse Recommendation Change or Sirona Adverse Recommendation Change, as applicable, if (i) such board of directors determines that an intervening event (as defined below) has occurred and is continuing and (ii) such board of directors determines in good faith (after consultation with outside legal counsel) that the failure to make a DENTSPLY Adverse Recommendation Change or a Sirona Adverse Recommendation Change, as applicable, in response to such intervening event would be inconsistent with its fiduciary duties to the applicable party’s stockholders under applicable law; provided that (x) the DENTSPLY board of directors or the Sirona board of directors has given the other party at least five business days prior written notice of its intention to take such action and specifying in reasonable detail the circumstances related to such determination and (y) prior to effecting a DENTSPLY Adverse Recommendation Change or a Sirona Adverse Recommendation Change, the applicable party has negotiated, and has caused its representatives to negotiate, in good faith with the other party during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of the merger agreement, such that the failure to make a DENTSPLY Adverse Recommendation Change or a Sirona Adverse Recommendation Change, as applicable, would not be inconsistent with its fiduciary duties to stockholders under applicable law.

An “intervening event” with respect to a party means any material event, development or change in circumstances that first occurs, arises or becomes known to DENTSPLY or Sirona or its respective board after the date of the merger agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of the date of the merger agreement (or if known or reasonably foreseeable, the probability of magnitude of consequences of which were not known or reasonably foreseeable); provided, however, that in no event will the following events, developments or changes in circumstances constitute an intervening event: (i) the receipt, existence or terms of a competing proposal or any matter relating thereto or consequence thereof, (ii) any change in the price, or change in trading volume, of DENTSPLY common stock or Sirona common stock (provided, however, that the exception to this clause (ii) will not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred), (iii) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided, however, that the exception to this clause (iii) will not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred), and (iv) any action taken by either party pursuant to and in compliance with the affirmative covenants concerning the appropriate actions and efforts relating to the consummation of the merger on the part of each of DENTSPLY and Sirona, respectively, as set forth in the merger agreement, and the consequences of any such action.

If the board of directors of DENTSPLY or Sirona effects a DENTSPLY Adverse Recommendation Change or Sirona Adverse Recommendation Change, as applicable, such board of directors will nonetheless continue to be obligated to hold its stockholders meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders for their vote, as applicable.

Efforts to Obtain Required Stockholder Votes

Under the terms of the merger agreement, DENTSPLY and Sirona agreed that the board of directors of DENTSPLY and the board of directors of Sirona will each call, hold and convene a meeting of its stockholders promptly after the declaration of effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part, by the SEC. DENTSPLY and Sirona also agreed that the board of directors of DENTSPLY and the board of directors of Sirona will each use its reasonable best efforts to call, give notice of, convene and hold its respective stockholder meetings on the same date.

DENTSPLY has agreed to use its reasonable best efforts to obtain stockholder approval for the proposal to approve the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and for the proposal to adopt DENTSPLY’s amended and restated certificate of incorporation. Unless the merger agreement is terminated prior to the date of the DENTSPLY stockholders special meeting, DENTSPLY must submit these proposals to a stockholder vote even if its board of directors no longer recommends the proposals. The DENTSPLY board of directors has approved the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger and DENTSPLY’s amended and restated certificate of incorporation and has adopted resolutions directing that such proposals be submitted to DENTSPLY stockholders for their consideration.

Sirona has also agreed to use its reasonable best efforts to obtain stockholder approval for the proposal to adopt the merger agreement. Unless the merger agreement is terminated prior to the date of the Sirona stockholders special meeting, Sirona must submit the merger agreement to a stockholder vote even if its board of directors no longer recommends adoption of the merger agreement. The board of directors of Sirona has approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable to and in the best interests of Sirona and its stockholders and adopted resolutions directing that the merger agreement be submitted to the Sirona stockholders for their consideration.

Efforts to Complete the Merger

Each party to the merger agreement has agreed to use its reasonable best efforts to take all appropriate actions and to do all things reasonably necessary to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts to accomplish the following:

•	obtain all waivers, permits, consents, approvals, authorizations, qualifications and orders of all governmental entities and parties to contracts with Sirona, DENTSPLY or any of their respective subsidiaries that may be or become necessary for the performance of obligations pursuant to the merger agreement and the consummation of the transactions thereunder;
•	obtain all necessary actions, waivers, consents, approvals and authorizations from governmental entities (including those in connection with the HSR Act, the EU Merger Regulation and the other applicable competition laws), and make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from any governmental entity (including in connection with the HSR Act, the EU Merger Regulation and the other applicable competition laws);
•	defend through litigation and seek to avoid entry of, have vacated or terminated any legal order that has been issued or granted that has the effect of making the merger or related transactions illegal, preventing or otherwise restraining the effective time of the merger or related transactions beyond the outside date in any such jurisdiction; and
•	execute and deliver any additional instruments necessary to consummate the merger and fully to carry out the purposes of the merger agreement.

Each of DENTSPLY and Sirona has agreed to make all filings required under the HSR Act, EU Merger Regulation and other competition laws with respect to the merger as promptly as reasonably practicable.

In connection with the receipt of any necessary approvals or clearances of a governmental entity, neither DENTSPLY nor Sirona will be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of any material assets or businesses, or otherwise modify any material business practice or contractual relationship.

Governance Matters After the Merger

Immediately following the effective time of the merger, the board of directors of the combined company will consist of eleven members, comprised of: (i) six directors of DENTSPLY immediately prior to the merger, to be selected by the DENTSPLY board of directors and (ii) five directors of Sirona immediately prior to the merger, to be selected by the Sirona board of directors. One of Sirona’s director designees will be the chief executive officer of Sirona immediately prior to the merger and one of DENTSPLY’s director designees will be the chief executive officer of DENTSPLY immediately prior to the merger. All other director designees of DENTSPLY and Sirona will qualify as “independent directors” under NASDAQ rules. Upon completion of the merger, one director designated by Sirona will serve as the lead independent director of the combined company.

As of the effective time of the merger, the combined company will cause Bret W. Wise to be appointed as executive chairman of the combined company and Jeffrey T. Slovin to be appointed as chief executive officer of the combined company, and the combined company will appoint such other officers of the combined company as agreed by DENTSPLY and Sirona prior to the effective time of the merger.

Separate Roles: Chief Executive Officer and Executive Chair

DENTSPLY and Sirona each believe that separating the roles of executive chairman and chief executive officer, along with other features of the board of directors discussed below, will provide an optimal structure for corporate governance of the combined company. Moreover, each company’s respective board of directors believes that such a governance structure will benefit the interests of the combined company and stockholders during the post-merger integration process by utilizing the experience, leadership and knowledge of both Mr. Wise and Mr. Slovin.

Mr. Slovin, as chief executive officer, and Mr. Wise, as executive chairman, together bring approximately forty years of experience and proven leadership to the combined company. After the closing, the combined company will benefit from their collective experience, leadership and knowledge of the dental industry and each of the companies. The successful integration of the businesses and corporate cultures of DENTSPLY and Sirona will be a key factor supporting the combined company in the pursuit of the full benefits of the merger. Mr. Slovin and Mr. Wise will work closely together in developing and implementing the integration efforts and achieving the anticipated synergies, while maintaining the best attributes of each company.

As chief executive officer, Mr. Slovin will be the principal executive officer of the combined company and will have the general charge and control over the business, affairs and personnel of the corporation, having authority for the core operational, strategic and organizational aspects of the business. Mr. Slovin will also serve as a director of DENTSPLY SIRONA.

In his capacity as executive chairman, Mr. Wise will lead the DENTSPLY SIRONA board of directors, and will take an active role in matters beyond the board, in partnership with Mr. Slovin. In addition to Mr. Wise’s role supporting the integration efforts, he will work in partnership with the chief executive officer in the development and monitoring of the strategic direction of the combined company; in mentoring senior management as requested by Mr. Slovin; and in providing counsel in Mr. Slovin’s selection of senior management, including the structure of the management team. Mr. Wise will also participate in and collaborate with and provide support to Mr. Slovin in matters concerning industry relationships, investor relations and communications with shareholders and the financial community, as agreed by Mr. Wise and Mr. Slovin.

As such, both DENTSPLY and Sirona believe that the provisions of the merger agreement pursuant to which the leadership structure of the board of directors of the combined company will be comprised of nine “independent directors,” Mr. Wise, as executive chairman, and Mr. Slovin, as a director and the chief executive officer (11 directors in total), will create a governance structure of the combined company that will enhance the ability of the combined company to integrate the combined businesses of DENTSPLY and Sirona and realize the potential benefits of the merger.

Board of Directors

Under the amended and restated by-laws of the combined company, which are attached as Exhibit C to the merger agreement which is included as Annex A to this joint proxy statement/prospectus, the “entire board of directors” means the eleven members of the board of directors of the combined company. In the event, however, that a vacancy on the board of directors is not filled pursuant to the procedures outlined below and the remaining directors determine, by action of a majority of the directors then in office, in the good faith exercise of their fiduciary duties, that immediate action is required to avoid material harm to the combined company, then the “entire board of directors” will mean the remaining directors (even if less than a quorum) or the sole remaining director.

Furthermore, under the amended and restated by-laws of the combined company, for three years following the effective time of the merger:

•	any re-nomination of a director or nomination of an individual to a seat held by an existing director of the combined company will be filled only by the approval of at least a majority of the entire board of directors (even if less than a quorum, or by the sole remaining director) acting solely upon the recommendation of at least a majority of the entire corporate governance and nominating committee;
•	in the event of a deadlock among the members of the corporate governance and nominating committee concerning such re-nomination or nomination, as applicable, or failure of the board of directors of the combined company to approve such recommendation of the entire corporate governance and nominating committee, the incumbent director will be re-nominated if willing to serve;
•	vacancies on the board of directors of the combined company resulting from the cessation of service by, including removal of, any director will be filled only by the approval of at least a majority of the entire board of directors (even if less than a quorum, or by the sole remaining director) acting solely upon the unanimous recommendation of the corporate governance and nominating committee; and
•	the entire board of directors of the combined company may only replace, remove, alter the responsibilities and authorities (as set forth in the corporate governance guidelines/policies of the combined company or the by-laws of the combined company), or grant conflicting responsibilities or authorities of the chairman, the chief executive officer, or the lead independent director, as applicable, by the affirmative vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors.

Required Committees

From the effective date of the merger, the board of directors of the combined company will have the following three board committees (the “required committees”):

•	Audit & Finance Committee: This committee will consist of two directors designated by DENTSPLY and one director designated by Sirona and will be chaired by one such director selected by DENTSPLY.
•	Human Resources Committee: This committee will consist of two directors designated by DENTSPLY and two directors designated by Sirona and will be chaired by an independent director selected by Sirona.
•	Corporate Governance and Nominating Committee: This committee will consist of two directors designated by DENTSPLY and two directors designated by Sirona and will be chaired by an independent director selected by DENTSPLY.

Under the amended and restated by-laws of the combined company, for three years following the effective time of the merger:

•	vacancies in any required committee resulting from the cessation of service by, including removal of, any director or any subsequent director will be filled only by the approval of at least a majority of the entire board of directors (even if less than a quorum, or by a sole remaining director) acting solely upon the unanimous recommendation of the corporate governance and nominating committee;
•	any change to or replacement of the chairman of any required committee will be determined by the board of directors of the combined company from time to time by the affirmative vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors; and
•	each required committee will have the responsibilities set forth in the charter of such required committee as of the effective time of the merger, except as modified from time to time by the affirmative vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors.

Amendments to Governance Provisions

For three years following the effective time of the merger, these governance provisions, including the corporate governance guidelines/policies of the combined company, may be modified, amended or repealed, and any provision or other resolution inconsistent with these governance provisions or the corporate governance guidelines/policies of the combined company may be adopted by the board of directors, only by an affirmative vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors. On the third anniversary of the effective date of the merger, these governance provisions in the amended and restated by-laws of the combined company will automatically terminate and without further action become void and be of no further force and effect.

Employee Benefits Matters

DENTSPLY and Sirona have agreed that following completion of the merger:

•	the combined company will honor and will cause its subsidiaries to honor, in accordance with its terms, each Sirona benefit plan, DENTSPLY benefit plan and applicable collective bargaining agreements, agreements with a works council and labor contracts;
•	subject to obligations under applicable law and applicable collective bargaining agreements, agreements with a works council and labor contracts, (i) reductions in the employee work force shall be made on a fair and equitable basis in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience and qualifications, and any employee whose employment is terminated or job is eliminated by the combined company or its subsidiaries shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the combined company and its subsidiaries for which the employee is eligible and (ii) employees shall be entitled to participate in all job training, career development and educational programs of the combined company and its subsidiaries for which they are eligible, and shall be entitled to fair and equitable consideration in connection with any job opportunities with the combined company and its subsidiaries; and
•	subject to their obligations under applicable law and applicable collective bargaining agreements, agreements with a works council and labor contracts, the combined company will, and will cause its subsidiaries to, give credit under each of their respective employee benefit plans, programs and arrangements to employees for all service prior to the effective time of the merger with Sirona or DENTSPLY or their respective subsidiaries for all purposes for which such service was taken into account or recognized by Sirona or DENTSPLY or their respective subsidiaries, as applicable, but not to the extent crediting such service would result in duplication of benefits.

Treatment of Sirona Stock Options, RSUs and Performance Units

Sirona Stock Options.  Upon completion of the merger, each outstanding option to purchase Sirona common stock granted pursuant to the Sirona stock plans will be converted pursuant to the merger agreement into a stock option to acquire shares of DENTSPLY common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of shares of DENTSPLY common stock underlying each converted Sirona stock option will be determined by multiplying the number of shares of Sirona common stock subject to such stock option immediately prior to the completion of the merger by the exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Sirona stock option will be determined by dividing the per share exercise price of such stock option by the exchange ratio, and rounding up to the nearest whole cent.

Sirona RSUs.  RSUs granted pursuant to the Sirona stock plans will also be converted, pursuant to the merger agreement, into restricted units of DENTSPLY common stock, and all of the terms and restrictions applicable to the Sirona restricted units will apply to the restricted shares of DENTSPLY common stock. The number of shares of DENTSPLY common stock underlying each DENTSPLY restricted stock unit will be determined by multiplying the number of shares of Sirona common stock subject to such stock unit immediately prior to the completion of the merger by the exchange ratio, and rounding down to the nearest whole share.

Sirona Performance Units.  Upon completion of the merger, all outstanding performance units will be deemed to be earned at the maximum level of 200%, pursuant to the terms of the applicable plan, and will be converted into the right to receive DENTSPLY common stock based on the exchange ratio. Vesting of the performance units remains subject to continued employment by the participant through the end of the applicable performance period and they will continue to be paid on the normal payment date at the end of the performance period. However, vesting in the performance units and payment thereon will be accelerated upon the participant’s involuntary termination of employment under certain circumstances following the merger.

Effective immediately after the merger, Sirona shall take all necessary actions necessary to terminate the Sirona stock plans.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between DENTSPLY and Sirona in the preparation of this joint proxy statement/prospectus;
•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;
•	cooperation between DENTSPLY and Sirona in connection with public announcements;
•	obtaining all necessary waivers, consents, amendments or approvals with respect to their respective contracts relating to indebtedness for borrowed money, and to refinance, renew or replace the indebtedness under such contracts on terms mutually agreeable to DENTSPLY and Sirona;
•	cooperation to cause the shares of DENTSPLY common stock to be issued to Sirona stockholders pursuant to the merger, to be listed on the NASDAQ or another mutually agreed upon stock exchange;
•	cooperation between DENTSPLY and Sirona in the defense or settlement of any stockholder litigation relating to the merger;
•	causing any dispositions of Sirona common stock resulting from the merger and any acquisitions of DENTSPLY common stock resulting from the merger by each individual who may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act;
•	the use of each party’s reasonable best efforts to take any action necessary for the merger (together with the second-step merger, if applicable) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and
•	the use of reasonable best efforts, subject to applicable laws, to cooperate in connection with the planning and integration of the business operations of DENTSPLY and Sirona.

Under the merger agreement, following the completion of the merger, the combined company will assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors and officers of Sirona and DENTSPLY. Following completion of the merger, the combined company will also maintain a directors’ and officers’ liability insurance policy for Sirona, DENTSPLY, and each of its current and former directors and officers and employees who are currently covered by the liability insurance coverage currently maintained by Sirona. The policy will be in place for six years after the merger and provide coverage that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Sirona or DENTSPLY, as applicable.

Conditions to Completion of the Merger

Each party’s obligation to consummate the merger is conditioned upon the satisfaction (or waiver by such party) at or prior to the closing of the merger of each of the following:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Sirona common stock entitled to vote thereon;

•	approval of the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger by holders of a majority of the outstanding shares of DENTSPLY common stock present in person or by proxy and entitled to vote thereon;
•	adoption of DENTSPLY’s amended and restated certificate of incorporation by holders of a majority of the outstanding shares of DENTSPLY common stock entitled to vote thereon;
•	authorization of the listing on the NASDAQ of the shares of DENTSPLY common stock to be issued to Sirona stockholders pursuant to the merger, subject to official notice of issuance;
•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;
•	absence of any order, injunction, decree, statute, rule or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement;
•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act having expired or been earlier terminated; and
•	any approvals required to be obtained under any foreign antitrust laws having been obtained, including the approval of the European Commission pursuant to the Council Regulation 139/2004 of the European Union, as amended, and any other antitrust, competition, investment, trade regulation or similar approvals that are required by law having been obtained and any applicable waiting period thereunder (together with any extensions thereof) having expired or been terminated.

In addition, the obligations of each of DENTSPLY and Merger Sub, on the one hand, and Sirona, on the other hand, to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party, other than the representations related to corporate organization, the shares of capital stock issued and outstanding or reserved for issuance, the absence of any outstanding voting equity interests, the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement, the delivery of an opinion from such party’s financial advisor, the sole purpose of and lack of business engagement by Merger Sub (solely in the case of DENTSPLY and Merger Sub), and the non-occurrence of any event or development having a material adverse effect on the other party since July 1, 2015, will be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing date of the merger (other than those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;
•	the representations and warranties of the other party relating to corporate organization, the shares of capital stock issued and outstanding or reserved for issuance, the absence of any outstanding voting equity interests, the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement, the delivery of an opinion from such party’s financial advisor, and the sole purpose of and lack of business engagement by Merger Sub (solely in the case of DENTSPLY and Merger Sub) will be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations or warranties address matters only as of a particular date, which need only be true and correct as of such date);

•	the representation and warranty of the other party relating to the non-occurrence of any event or development having a material adverse effect on the other party since July 1, 2015, will be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger;
•	the other party having performed or complied with, in all material respects, all of its material obligations under the merger agreement at or prior to the closing of the merger;
•	receipt of a certificate executed by an executive officer of the other party certifying as to the satisfaction of the conditions described in the preceding four bullet points;
•	no change, event, development, condition, occurrence or effect will have occurred, arisen or become known since the date of the merger agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party; and
•	receipt of a tax opinion from each party’s tax counsel to the effect that the merger (together with the second-step merger, if applicable) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of DENTSPLY and Sirona;
•	by either DENTSPLY or Sirona:
•	if any law or final and non-appealable order is promulgated, entered, enforced, enacted or issued or deemed applicable to the merger by any governmental entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the transactions contemplated by the merger agreement; except that the right to terminate the merger agreement under the provision described in this bullet will not be available to any party whose failure to perform any of its obligations under the merger agreement is the primary cause of, or resulted in, the enactment or issuance of such law or order;
•	if the transactions contemplated by the merger agreement are not consummated by March 15, 2016, except if, as of March 15, 2016, all the conditions to closing have been satisfied or waived other than the conditions related to the receipt of antitrust approvals, the termination date may be extended by either DENTSPLY or Sirona for up to an aggregate extension of nine months (such date, including any such permitted extension thereof, the “outside date”); provided that the right to terminate the merger agreement under the provision described in this bullet will not be available to any party whose failure to perform any of its obligations under the merger agreement is the primary cause of, or resulted in, the failure of the transactions contemplated by the merger agreement to be consummated by such time;
•	if the DENTSPLY stockholders fail to approve either the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation at the DENTSPLY stockholder meeting; provided that the right to terminate the merger agreement under the provisions described in this bullet will not be available to DENTSPLY if DENTSPLY’s failure to perform any of its obligations under the merger agreement is the primary cause of, or resulted in, the failure to obtain the approval of the DENTSPLY stockholders; or
•	if the Sirona stockholders fail to approve the adoption of the merger agreement at the Sirona stockholder meeting; provided that the right to terminate the merger agreement under the provisions described in this bullet will not be available to Sirona if Sirona’s failure to perform any of its obligations under the merger agreement is the primary cause of, or resulted in, the failure to obtain the approval of the Sirona stockholders;

•	by Sirona:
•	if DENTSPLY has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (i) is incapable of being cured by DENTSPLY by the outside date, or is not cured by DENTSPLY by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from Sirona or (y) the outside date and (ii) would give rise to the failure of certain closing conditions;
•	if DENTSPLY breaches in any material respect any of its obligations described under “— No Solicitation of Alternative Proposals” and “— Changes in Board Recommendation” above; or
•	if the DENTSPLY board of directors makes a DENTSPLY Adverse Recommendation Change;
•	by DENTSPLY:
•	if Sirona has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (i) is incapable of being cured by Sirona by the outside date, or is not cured by Sirona by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from DENTSPLY or (y) the outside date and (ii) would give rise to the failure of certain closing conditions;
•	if Sirona breaches in any material respect any of its obligations described under “— No Solicitation of Alternative Proposals” and “— Changes in Board Recommendation” above; or
•	if the Sirona board of directors makes a Sirona Adverse Recommendation Change.

In the event of a valid termination of the merger agreement, written notice will be given by the terminating party to the other party specifying the provision pursuant to which such termination is made. In the event of a valid termination of the merger agreement, the merger agreement will be terminated and will become void and have no effect, without any liability or obligation on the part of any party, except that certain provisions regarding the termination fee and other general matters will survive such termination and nothing in the merger agreement will relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach by such party of any of its respective representations, warranties, covenants or other agreements set forth in the merger agreement. The termination of the merger agreement will not affect the obligations of the parties contained in the confidentiality agreement between DENTSPLY and Sirona.

Expenses and Termination Fees; Liability for Breach

Each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement, provided, however that the parties will share equally all fees and expenses in relation to the printing and mailing of this joint proxy statement/prospectus, all SEC filing fees relating to the transactions contemplated by the merger agreement and any fees in connection with the approval of the merger pursuant to any antitrust or competition law.

DENTSPLY will be obligated to pay a termination fee of $280 million to Sirona if:

(1)	Sirona terminates the merger agreement because DENTSPLY breaches in any material respect any of its obligations described under “— No Solicitation of Alternative Proposals” and “— Changes in Board Recommendation” above;
(2)	Sirona terminates the merger agreement because the DENTSPLY board of directors makes a DENTSPLY Adverse Recommendation Change; or
(3)	Sirona terminates the merger agreement because (i) (A) the DENTSPLY stockholders fail to approve either the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation at the DENTSPLY stockholder meeting, (B) DENTSPLY has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (1) is incapable of being cured by DENTSPLY by the outside date, or is not cured by

DENTSPLY by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from Sirona or (y) the outside date and (2) would give rise to the failure of certain closing conditions or (C) the transactions contemplated by the merger agreement have not been consummated by the outside date without a vote of the stockholders of DENTSPLY contemplated by this joint proxy statement/prospectus having occurred, and, in any such case a competing proposal has been publicly announced or otherwise communicated to the DENTSPLY board of directors at any time after the date of the merger agreement and prior to the vote of the stockholders of DENTSPLY contemplated by this joint proxy statement/prospectus having occurred, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (ii) if within 12 months after the termination of the merger agreement, DENTSPLY enters into a definitive agreement with respect to or consummates such competing proposal; provided that for purposes of the provision described in this bullet, the term “competing proposal” has the meaning described under “— No Solicitation of Alternative Proposals,” except that all references to 20% therein will be changed to 50%.

DENTSPLY will be obligated to pay to Sirona certain fees and expenses in an amount not to exceed $15 million if:

(1)	Sirona terminates the merger agreement because the DENTSPLY stockholders fail to approve either the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation at the DENTSPLY stockholder meeting (except if, prior to termination, the Sirona stockholders fail to approve the adoption of the merger agreement at the Sirona stockholder meeting); or
(2)	Sirona terminates the merger agreement because DENTSPLY has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (i) is incapable of being cured by DENTSPLY by the outside date, or is not cured by DENTSPLY by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from Sirona or (y) the outside date and (ii) would give rise to the failure of certain closing conditions.

Sirona will be obligated to pay a termination fee of $205 million to DENTSPLY if:

(1)	DENTSPLY terminates the merger agreement because Sirona breaches in any material respect any of its obligations described under “— No Solicitation of Alternative Proposals” and “— Changes in Board Recommendation” above;
(2)	DENTSPLY terminates the merger agreement because the Sirona board of directors makes a Sirona Adverse Recommendation Change; or
(3)	DENTSPLY terminates the merger agreement because (i) (A) the Sirona stockholders fail to approve the adoption of the merger agreement at the Sirona stockholder meeting, (B) Sirona has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (1) is incapable of being cured by Sirona by the outside date, or is not cured by Sirona by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from DENTSPLY or (y) the outside date and (2) would give rise to the failure of certain closing conditions or (C) the transactions contemplated by the merger agreement have not been consummated by the outside date without a vote of the stockholders of Sirona contemplated by this joint proxy statement/prospectus having occurred, and, in any such case a competing proposal has been publicly announced or otherwise communicated to the Sirona board of directors at any time after the date of the merger agreement and prior to the vote of the stockholders of Sirona contemplated by this joint proxy statement/prospectus having occurred, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (ii) if within 12 months after the termination of the merger agreement, Sirona enters into a definitive agreement with respect to or consummates such competing proposal; provided that for purposes of the provision described in this bullet, the term “competing proposal” has the meaning described under “— No Solicitation of Alternative Proposals,” except that all references to 20% therein will be changed to 50%.

Sirona will be obligated to pay to DENTSPLY certain fees and expenses in an amount not to exceed $15 million if:

(1)	DENTSPLY terminates the merger agreement because the Sirona stockholders fail to approve the adoption of the merger agreement at the Sirona stockholder meeting (except if, prior to termination, the DENTSPLY stockholders fail to approve either the issuance of shares of DENTSPLY common stock to Sirona stockholders pursuant to the merger or the adoption of DENTSPLY’s amended and restated certificate of incorporation at the DENTSPLY stockholder meeting); or
(2)	DENTSPLY terminates the merger agreement because Sirona has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (i) is incapable of being cured by Sirona by the outside date, or is not cured by Sirona by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from DENTSPLY or (y) the outside date and (ii) would give rise to the failure of certain closing conditions.

Amendments, Extensions and Waivers

The merger agreement may be amended, modified or supplemented by the parties at any time before or after the receipt of the approvals of the DENTSPLY or Sirona stockholders required to consummate the merger.

At any time prior to the effective time of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Notwithstanding the foregoing, after receipt of the approvals by the stockholders of DENTSPLY and/or Sirona required to consummate the merger, there may not be, without further approval of such stockholders, any amendment or waiver for which applicable law requires further stockholder approval.

Parties in Interest

Nothing in the merger agreement, express or implied, confers upon any person other than the parties (and their respective successors and permitted assigns) any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except that for six years from the effective time of the merger, the combined company will indemnify each present (as of the effective time of the merger) and former director and officer of DENTSPLY, Sirona and any of their subsidiaries (in each case, when acting in such capacity) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses incurred in connection with any action pertaining to matters existing or occurring at or prior to the effective time of the merger, including in connection with the merger agreement.

For additional information regarding indemnification of directors and officers, see the section entitled “The Merger — Interests of DENTSPLY Directors and Executive Officers in the Merger — Indemnification of DENTSPLY Directors and Officers” beginning on page 80 and “The Merger — Interests of Sirona Directors and Executive Officers in the Merger — Indemnification of Sirona Directors and Officers” beginning on page 92.

Specific Performance

DENTSPLY and Sirona have agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. To that end, the parties agreed that each will be entitled to seek an injunction or injunctions to prevent actual or threatened breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement. The parties further agreed not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further agreed that no other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy relating to specific performance, and each party irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Sirona common stock that exchange their shares of Sirona common stock for shares of DENTSPLY common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders (as defined below) of shares of Sirona common stock who hold such shares as a capital asset within the meaning of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Sirona common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Sirona common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights or holders who actually or constructively own more than 5% of Sirona common stock). U.S. holders of Sirona common stock described in the foregoing sentence and non-U.S. holders of Sirona common stock should consult their own tax advisers as to the tax consequences of the merger with respect to their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Sirona common stock that is for U.S. federal income tax purposes (1) a citizen or individual resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Sirona common stock, the tax treatment of an owner of such entity or arrangement generally will depend on the status of the owner and the activities of the entity or arrangement. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Sirona common stock, and any owners of such entity or arrangement, should consult their own tax advisers regarding the tax consequences of the merger to their specific circumstances.

Consequences of the Merger

DENTSPLY and Sirona intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. For this purpose, the merger includes the merger of Merger Sub with and into Sirona and the second-step merger, if it occurs, as part of one integrated transaction for U.S. federal income tax purposes. It is a condition to the obligation of DENTSPLY to complete the merger that DENTSPLY receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to DENTSPLY, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Sirona to complete the merger that Sirona receive an opinion from Latham & Watkins LLP, special counsel to Sirona, dated the closing date of the merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representations, warranties and covenants contained in representation letters, dated as of the closing date of the merger, provided by DENTSPLY and Sirona and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”) or any court. DENTSPLY and Sirona have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which those opinions are based are inconsistent with the actual facts, including the facts existing at the effective time of the merger and thereafter, as applicable, the U.S. federal income tax consequences of the merger could be materially different from those described below. Based on and subject to the foregoing, provided that, in accordance with the opinions described above, the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to U.S. holders that exchange Sirona common stock for DENTSPLY common stock and cash in lieu of fractional shares in the merger will be as follows:

Upon exchanging your Sirona common stock for DENTSPLY common stock, you generally will not recognize gain or loss, except with respect to cash received in lieu of fractional shares of DENTSPLY common stock (as discussed below). The aggregate tax basis of the DENTSPLY common stock that you receive in the merger (including any fractional shares deemed received and exchanged for cash, as discussed below) will equal your aggregate adjusted tax basis in the shares of Sirona common stock you surrender in the merger. Your holding period for the shares of DENTSPLY common stock that you receive in the merger (including any fractional share deemed received and exchanged for cash, as discussed below) will include your holding period for the shares of Sirona common stock that you surrender in the merger. If you acquired different blocks of Sirona common stock at different times or at different prices, the DENTSPLY common stock you receive will be allocated pro rata to each block of Sirona common stock you surrender and the basis and holding period of each block of DENTSPLY common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Sirona common stock exchanged for such DENTSPLY common stock.

If you receive cash in lieu of a fractional share of DENTSPLY common stock, you will be treated as having received such fractional share of DENTSPLY common stock pursuant to the merger and then as having sold such fractional share of DENTSPLY common stock for cash. As a result, you generally will recognize capital gain or loss equal to the difference between the amount of cash received for such fractional share and your basis in your fractional share of DENTSPLY common stock as set forth above. Such capital gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for such fractional share (as described above) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

This discussion of U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. Holders of Sirona common stock should consult their own tax advisers with respect to the application of U.S. federal income tax laws to their particular situations, as well as the applicability and effect of the alternative minimum tax and any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

ACCOUNTING TREATMENT

DENTSPLY prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with DENTSPLY being considered the acquirer of Sirona for accounting purposes. This means that DENTSPLY will allocate the purchase price to the fair value of Sirona’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of DENTSPLY and Sirona after giving effect to the merger, and the merger-related pro forma adjustments as described in the notes below.

The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of DENTSPLY and Sirona, giving effect to the merger as if it had been consummated on September 30, 2015. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 combine the historical consolidated statements of operations of DENTSPLY and Sirona, giving effect to the merger as if it had been consummated on January 1, 2014, the beginning of the earliest period presented. The historical consolidated financial statements of Sirona have been adjusted to reflect certain reclassifications in order to conform with DENTSPLY’s financial statement presentation.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) with DENTSPLY considered the acquirer of Sirona for accounting purposes. Accordingly, consideration given by DENTSPLY to complete the merger will be allocated to the assets and liabilities of Sirona based upon their estimated fair values as of the date of completion of the merger. As of the date of this proxy statement/prospectus, DENTSPLY has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Sirona assets to be acquired and the liabilities to be assumed and the related allocations of merger consideration, nor has it identified all adjustments necessary to conform Sirona’s accounting policies to DENTSPLY’s accounting policies. A final determination of the fair value of Sirona’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Sirona that exist as of the date of completion of the merger and, therefore, cannot be made prior to the completion of the transaction. Additionally, the value of the per share consideration to be given by DENTSPLY to complete the merger will be determined based on the trading price of DENTSPLY’s common stock at the time of the completion of the merger. Accordingly, the pro forma merger consideration allocation and adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma merger consideration allocation and adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial statements presented below. DENTSPLY estimated the fair value of Sirona’s assets and liabilities based on discussions with Sirona’s management, preliminary valuation studies, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information with each other. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations until the allocation of merger consideration is finalized. There can be no assurance that such finalization will not result in material changes.

These unaudited pro forma combined financial statements have been developed from and should be read in conjunction with (1) the unaudited interim consolidated financial statements of DENTSPLY for the quarterly period ended September 30, 2015 and the unaudited interim consolidated financial statements of Sirona for the quarterly period ended June 30, 2015 contained in their respective Quarterly Reports on Form 10-Q, (2) the audited consolidated financial statements of DENTSPLY contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as revised with respect to the consolidated financial statements insofar as it relates to the effects of business segment reclassifications and the change in accounting for debt issuance costs as contained in DENTSPLY’s Form 8-K filed on October 28, 2015, and (3) the audited consolidated financial statements of Sirona contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, all of which are incorporated by reference into this proxy statement/prospectus. The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of DENTSPLY SIRONA would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Pro forma adjustments are included only to the extent they are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results. DENTSPLY SIRONA expects to incur significant costs associated with integrating the operations of DENTSPLY and Sirona. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

At September 30, 2015

(in millions of US dollars)	Historical		Reclassifications(1)	Acquisition Adjustments(2)		Pro Forma Combined
	DENTSPLY	Sirona
Assets
Current Assets:
Cash and cash equivalents	$236.4	$517.8	$—	$—		$754.2
Restricted cash	—	0.6	(0.6)	—		—
Accounts and notes receivables – trade, net	429.8	154.9	—	(0.1)	a	584.6
Inventories, net	361.3	129.4	—	50.6	c	541.3
Deferred tax assets	—	26.0	(26.0)	—		—
Prepaid expenses and other current assets, net	180.6	33.7	40.8	(0.2)	a	254.9
Income tax receivable	—	14.2	(14.2)	—		—
Total Current Assets	1,208.1	876.6	—	50.3		2,135.0
Property, plant, and equipment, net	555.2	208.3	—	13.7	c	777.2
Restricted cash	—	0.5	(0.5)	—		—
Identifiable intangible assets, net	600.4	216.8	—	2,258.6	b	3,075.8
Goodwill, net	1,984.3	585.9	—	3,523.6	d	6,093.8
Other noncurrent assets, net	54.2	3.3	11.4	—		68.9
Deferred tax assets	—	10.9	(10.9)	—		—
Total Assets	$4,402.2	$1,902.3	$—	$5,846.2		$12,150.7
Liabilities and Equity
Current Liabilities:
Accounts payable	$137.5	$65.3	$—	$(0.1)	a	$202.7
Accrued liabilities	309.1	191.2	—	47.6	a, e	547.9
Income taxes payable	33.6	14.8	0.7	(9.1)	e	40.0
Deferred tax liabilities	—	0.7	(0.7)	—		—
Notes payable and current portion of long-term debt	453.2	23.1	—	—		476.3
Total Current Liabilities	933.4	295.1	—	38.4		1,266.9
Long-term debt	701.9	57.1	—	—		759.0
Deferred income taxes	152.9	100.5	—	748.0	f	1,001.4
Other noncurrent liabilities	332.5	21.5	87.2	—	i	441.2
Pension related provisions	—	62.4	(62.4)	—		—
Deferred income	—	24.8	(24.8)	—		—
Total Liabilities	2,120.7	561.4	—	784.6		3,468.5
Equity
Preferred stock	—	—	—	—		—
Common stock	1.6	0.6	—	0.4	g, h	2.6
Capital in excess of par value	232.0	702.6	—	5,714.6	g, h	6,649.2
Retained earnings	3,542.7	946.1	—	(966.3)	e, h	3,522.5
Accumulated other comprehensive loss	(587.5)	(179.1)	—	179.1	h	(587.5)
Treasury stock, at cost	(908.7)	(132.0)	—	132.0	h	(908.7)
Total DENTSPLY International Equity	2,280.1	1,338.2	—	5,059.8		8,678.1
Noncontrolling interests	1.4	2.7	—	—		4.1
Total Equity	2,281.5	1,340.9	—	5,059.8		8,682.2
Total Liabilities and Equity	$4,402.2	$1,902.3	$—	$5,846.2		$12,150.7

(1)	See Note 2 to the unaudited pro forma combined financial statements.
(2)	See Note 3 to the unaudited pro forma combined financial statements.

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2015

(in millions of US dollars, except per share data)	Historical		Reclassifications(2)	Acquisition Adjustments(3)		Pro Forma Combined
	DENTSPLY	Sirona(1)
Net Sales	$2,003.2	$856.4	$—	$(2.0)	a	$2,857.6
Cost of products sold	860.7	375.1	17.2	(1.0)	a, b, e	1,252.0
Gross Profit	1,142.5	481.3	(17.2)	(1.0)		1,605.6
Selling, general and administrative expenses	809.5	253.9	17.2	60.7	b, f, g	1,141.3
Research and development expense	—	41.9	(41.9)	—		—
Net other operating (income) loss	—	(7.7)	7.7	—		—
Restructuring and other costs	50.9	—	—	—		50.9
Operating income	282.1	193.2	(0.2)	(61.7)		413.4
Other income and expenses			—	—
(Gain) loss on foreign currency transactions	—	6.4	(6.4)	—		—
(Gain) loss on derivative instruments	—	(1.7)	1.7	—		—
Interest (income) expense, net	—	2.7	(2.7)	—		—
Interest expense	30.1	—	3.3	—		33.4
Interest income	(1.8)	—	(0.6)	—		(2.4)
Other expense (income), net	(3.6)	(0.6)	4.5	—		1.5
Income before income taxes	257.4	185.2	—	(61.7)		380.9
Provision for income taxes	63.2	42.6	—	(21.3)	c	84.5
Equity in net (loss) income of unconsolidated affiliated company	(1.7)	—	—	—		(1.7)
Net Income	192.5	142.6	—	(40.4)		294.7
Less: Net Income attributable to noncontrolling interests	(0.1)	1.8	—	—		1.7
Net income attributable to DENTSPLY International	$192.6	$140.8	$—	$(40.4)		$293.0
Earnings per common share:
Basic	$1.38	$2.53			d	$1.21
Diluted	$1.35	$2.50			d	$1.19
Weighted average common shares outstanding:
Basic	140.0	55.6				241.4
Diluted	142.5	56.4				245.3

(1)	Sirona's statement of operations for the nine months ended June 30, 2015.
(2)	See Note 2 to the unaudited pro forma combined financial statements.
(3)	See Note 4 to the unaudited pro forma combined financial statements.

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS – (continued)

For the Year Ended December 31, 2014

(in millions of US dollars, except per share data)	Historical		Reclassifications(2)	Acquisition Adjustments(3)		Pro Forma Combined
	DENTSPLY	Sirona(1)
Net Sales	$2,922.6	$1,171.1	$—	$(3.9)	a	$4,089.8
Cost of products sold	1,322.8	529.4	23.5	(2.5)	a, b, e	1,873.2
Gross Profit	1,599.8	641.7	(23.5)	(1.4)		2,216.6
Selling, general and administrative expenses	1,143.1	350.9	31.1	91.6	b, f	1,616.7
Research and development expense	—	64.6	(64.6)	—		—
Net other operating (income) loss	—	(11.9)	11.9	—		—
Restructuring and other costs	11.1	—	—	—		11.1
Operating income	445.6	238.1	(1.9)	(93.0)		588.8
Other income and expenses			—	—
(Gain) loss on foreign currency transactions	—	0.3	(0.3)	—		—
(Gain) loss on derivative instruments	—	2.5	(2.5)	—		—
Interest (income) expense, net	—	2.9	(2.9)	—		—
Interest expense	46.9	—	3.9	—		50.8
Interest income	(5.6)	—	(1.0)	—		(6.6)
Other expense (income), net	(0.1)	2.0	0.9	—		2.8
Income before income taxes	404.4	230.4	—	(93.0)		541.8
Provision for income taxes	81.1	53.0	—	(30.6)	c	103.5
Equity in net (loss) income of unconsolidated affiliated company	(0.4)	—	—	—		(0.4)
Net Income	322.9	177.4	—	(62.4)		437.9
Less: Net Income attributable to noncontrolling interests	0.0	1.7	—	—		1.7
Net income attributable to DENTSPLY International	$322.9	$175.7	$—	$(62.4)		$436.2
Earnings per common share:
Basic	$2.28	$3.18			d	$1.79
Diluted	$2.24	$3.13			d	$1.76
Weighted average common shares outstanding:
Basic	141.7	55.3				243.1
Diluted	144.2	56.2				247.3

(1)	Sirona's statement of operations for the fiscal year ended September 30, 2014.
(2)	See Note 2 to the unaudited pro forma combined financial statements.
(3)	See Note 4 to the unaudited pro forma combined financial statements.

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

Under the terms of the merger agreement, at the effective time (as defined in the merger agreement), (a) Sirona will become a wholly owned subsidiary of DENTSPLY; (b) each outstanding share of Sirona common stock will be converted into the right to receive 1.8142 shares of DENTSPLY common stock; and (c) Sirona stock options and equity awards will convert into stock options and equity awards with respect to DENTSPLY common stock based on the exchange ratio. For further information regarding the treatment of Sirona stock options and equity awards, see “The Merger Agreement — Treatment of Sirona Stock Options, RSUs and Performance Units” in this joint proxy statement/prospectus.

The unaudited pro forma combined financial statements were prepared in accordance with ASC 805 Business Combinations, using the acquisition method of accounting with DENTSPLY considered to be the acquirer of Sirona for accounting purposes.

The unaudited pro forma combined financial statements present the pro forma combined financial position and results of operations of the merged company, DENTSPLY SIRONA, based upon the historical financial statements of DENTSPLY and Sirona, after giving effect to the merger and adjustments described in these notes. The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not intended to reflect the financial position and results of operations which would have actually resulted had the merger been reflected on the dates indicated. Further, the unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The unaudited pro forma combined balance sheet gives effect to the merger as if it had been consummated on September 30, 2015 and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The unaudited pro forma combined statements of operations give effect to the merger as if it had been consummated on January 1, 2014, the beginning of the earliest period presented.

The unaudited pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the merger consideration to identifiable net assets acquired and the excess merger consideration to goodwill. The merger consideration allocation in these unaudited pro forma combined financial statements is based upon aggregate merger consideration of approximately $6.4 billion. This amount was calculated as described below in accordance with the merger agreement, based on the outstanding shares of Sirona common stock at December 2, 2015, the exchange ratio of 1.8142 shares of DENTSPLY common stock for each Sirona share and a price per DENTSPLY common share of $62.44, which represents the closing price of DENTSPLY shares of common stock on December 2, 2015. The actual number of shares of DENTSPLY common stock issued to Sirona stockholders pursuant to the merger will be based upon the actual number of Sirona shares outstanding at the effective time of the merger, and the valuation of those shares will be based on the trading price of DENTSPLY’s common stock at the effective time of the merger. The merger consideration also includes a portion of the estimated fair value of DENTSPLY stock options and equity awards to be issued at the effective time of the merger in exchange for similar securities of Sirona. Sirona stock options outstanding at the effective time of the merger will be assumed by DENTSPLY and modified to provide for the purchase of DENTSPLY common stock. Sirona equity awards outstanding at the effective time of the merger will be converted into equity awards of DENTSPLY common stock, after giving effect to the exchange ratio of 1.8142 DENTSPLY shares for each outstanding Sirona share. Vested Sirona stock options and equity awards are considered part of the merger consideration. Accordingly, the merger consideration includes an estimated fair value of stock options and equity awards to be issued by DENTSPLY of approximately $89.5 million. For further information regarding the treatment of Sirona stock options and equity awards, see “The Merger Agreement — Treatment of Sirona Stock Options, RSUs and Performance Units” in this proxy statement/prospectus.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation  – (continued)

The preliminary merger consideration is calculated as follows:

(in millions of US dollars, except per share data)
Assumed oustanding shares of Sirona common stock to be exchanged	55.9
Exchange ratio	1.8142
Assumed shares of DENTSPLY common stock to be issued	101.4
Price per share	$62.44
Fair value of DENTSPLY shares issued	$6,331.4
Fair value of DENTSPLY options and RSUs issued in exchange for Sirona options and RSUs	$89.5
Preliminary estimated aggregate merger consideration	$6,420.9

The table below shows a range of total consideration amounts based on hypothetical per share prices of DENTSPLY common stock:

Price per share of DENTSPLY common stock	$56.44	$59.44	$62.44	$65.44	$68.44
Total consideration (in millions of US dollars)	$5,812.5	$6,116.7	$6,420.9	$6,725.1	$7,029.3

The total consideration amounts are calculated based on approximately 55.9 million shares of Sirona common stock outstanding as of December 2, 2015 and the exchange ratio described above. Each three dollar increase (decrease) in the per share price of DENTSPLY common stock will result in a $304.2 million increase (decrease) in the total consideration for the transaction, substantially all of which DENTSPLY expects would be recorded as an increase (decrease) in the amount of goodwill recorded in the transaction. The outstanding number of shares of Sirona common stock will change prior to the closing of the merger due to transactions in the ordinary course of business, including the vesting of outstanding Sirona equity awards. These changes are not expected to have a material impact on the unaudited pro forma financial statements.

The table below represents a preliminary allocation of the total consideration to Sirona’s tangible and intangible assets and liabilities based on DENTSPLY management’s preliminary estimate of their respective fair values:

(in millions of US dollars)
Cash and cash equivalents	$517.8
Accounts receivable, net	154.9
Inventories, net	180.0
Other current assets	74.5
Property, plant and equipment	222.0
Goodwill	4,109.5
Intangible assets	2,475.4
Other noncurrent assets	14.7
Current liabilities	(290.5)
Long term debt, including current portion	(80.2)
Noncurrent deferred income tax liabilities	(848.5)
Other noncurrent liabilities	(108.7)
Allocated Aggregate Merger Consideration	$6,420.9

Upon completion of the fair value assessment after the merger, it is anticipated that the ultimate allocation of merger consideration will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities, which may be material, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 2. Reclassification Adjustments

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by DENTSPLY. Certain balances from the consolidated financial statements of Sirona were reclassified to conform presentation to that of DENTSPLY:

The following reclassifications were made to the unaudited pro forma combined balance sheet as of September 30, 2015 (in millions of US dollars):

	Increase/(Decrease)
Account Description	Reclass Restricted Cash	Reclass Deferred Taxes	Reclass Income Tax Receivable	Reclass Pension Liability	Reclass Deferred Income	Total
Restricted cash	$(0.6)	$—	$—	$—	$—	$(0.6)
Deferred tax assets	—	(26.0)	—	—	—	(26.0)
Prepaid expenses and other current assets, net	0.6	26.0	14.2	—	—	40.8
Income tax receivable	—	—	(14.2)	—	—	(14.2)
Noncurrent restricted cash	(0.5)	—	—	—	—	(0.5)
Other noncurrent assets, net	0.5	10.9	—	—	—	11.4
Deferred tax assets	—	(10.9)	—	—	—	(10.9)
Income taxes payable	—	0.7	—	—	—	0.7
Deferred tax liabilities	—	(0.7)	—	—	—	(0.7)
Other noncurrent liabilities	—	—	—	62.4	24.8	87.2
Pension related provisions	—	—	—	(62.4)	—	(62.4)
Deferred income	—	—	—	—	(24.8)	(24.8)

The following reclassifications were made to the unaudited pro forma combined statement of operations for the nine months ended September 30, 2015 (in millions of US dollars):

	Increase/(Decrease)
Account Description	Reclass R&D Expense	Reclass Warranty Expense	Reclass Other Operating Income	Reclass FX Related Gains and Losses	Reclass Interest Income and Expense	Total
Cost of products sold	$—	$17.2	$—	$—	$—	$17.2
Selling, general and administrative expenses	41.9	(17.2)	(7.5)	—	—	17.2
Research and development expense	(41.9)	—	—	—	—	(41.9)
Net other operating (income) loss	—	—	7.7	—	—	7.7
(Gain) loss on foreign currency transactions	—	—	—	(6.4)	—	(6.4)
(Gain) loss on derivative instruments	—	—	—	1.7	—	1.7
Interest (income) expense, net	—	—	—	—	(2.7)	(2.7)
Interest expense	—	—	—	—	3.3	3.3
Interest income	—	—	—	—	(0.6)	(0.6)
Other expense (income), net	—	—	(0.2)	4.7	—	4.5

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 2. Reclassification Adjustments  – (continued)

The following reclassifications were made to the unaudited pro forma combined statement of operations for the year ended December 31, 2014 (in millions of US dollars):

	Increase/(Decrease)
Account Description	Reclass R&D Expense	Reclass Warranty Expense	Reclass Other Operating Income	Reclass FX Related Gains and Losses	Reclass Interest Income and Expense	Total
Cost of products sold	$—	$23.5	$—	$—	$—	$23.5
Selling, general and administrative expenses	64.6	(23.5)	(10.0)	—	—	31.1
Research and development expense	(64.6)	—	—	—	—	(64.6)
Net other operating (income) loss	—	—	11.9	—	—	11.9
(Gain) loss on foreign currency transactions	—	—	—	(0.3)	—	(0.3)
(Gain) loss on derivative instruments	—	—	—	(2.5)	—	(2.5)
Interest (income) expense, net	—	—	—	—	(2.9)	(2.9)
Interest expense	—	—	—	—	3.9	3.9
Interest income	—	—	—	—	(1.0)	(1.0)
Other expense (income), net	—	—	(1.9)	2.8	—	0.9

Further review may identify additional intercompany transactions, reclassifications, or differences in accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial statements.

Note 3. Unaudited Pro Forma Combined Balance Sheet Adjustments

The unaudited pro forma combined balance sheet reflects the following adjustments:

(a)	Intercompany Balances. Adjustments have been made to eliminate trading balances between DENTSPLY and Sirona totaling $0.3 million as of September 30, 2015.
(b)	Intangible Assets. Identifiable intangible assets expected to be acquired consists of the following (in millions of US dollars):

Description	Estimated Value
Developed technology	$1,200.0
Trademark/trade names	800.0
Customer relationships	450.0
In-process research and development	25.4
Total identifiable intangible assets	$2,475.4
Less: book value of Sirona's identifiable intangible assets	(216.8)
Pro forma adjustment	$2,258.6

The fair value estimate for identifiable intangible assets is preliminary and determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination. Acquired intangible assets include both definite-lived assets consisting of customer relationships and developed technology, and indefinite-lived assets consisting of trademarks and trade names. Customer relationships encompass both distributor and direct end-user customers. Acquired technology assets relate to existing patents and trade secrets that protect a number of Sirona products. Management valued customer relationships using the excess from earnings method, and valued developed technology and

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 3. Unaudited Pro Forma Combined Balance Sheet Adjustments  – (continued)

trademarks and trade names using the relief from royalty method. All valuation methods are forms of the income approach supported by observable market data for peer companies.

(c)	Asset Fair Value Step Up. These adjustments represent increases in book value for Sirona’s inventory and property, plant and equipment of $50.6 million and $13.7 million, respectively. The fair value estimate for property, plant and equipment is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The fair value estimate for inventory is preliminary and is related to finished goods and work-in-process inventory only. The estimate was calculated using preliminary analyses of reasonable profit margin and selling costs. The final fair value determination for inventory and property, plant and equipment may differ materially from this preliminary determination.
(d)	Goodwill. Goodwill is calculated as the difference between the fair value of the aggregate merger consideration and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the table in Note 1 reflects the estimated goodwill as a result of the merger of $4.1 billion as of September 30, 2015. The excess of the merger consideration over the estimated fair value of the identifiable net assets acquired is calculated as follows:

(in millions of US dollars)
Aggregate merger consideration	$6,420.9
Less: fair value of net assets acquired	(2,311.4)
Total new goodwill	4,109.5
Less: book value of Sirona's goodwill	(585.9)
Pro forma adjustment	$3,523.6
(e)	Transaction-Related Costs. Adjustments were made to record accrued liabilities of $47.8 million which represent non-recurring, readily determinable and factually supportable estimates of transaction costs that are directly attributable to the merger. The related estimated tax benefit of $9.1 million was recorded as an offset to income taxes payable. The resulting after-tax impact of $38.7 million was recorded as an offset to retained earnings as of September 30, 2015.
(f)	Deferred Tax Impact of Fair Value Adjustments. This adjustment reflects estimates of deferred income tax liabilities resulting from pro forma fair value adjustments for the assets to be acquired based on DENTSPLY’s estimated blended statutory tax rate of 32.2%. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets to be acquired. The incremental deferred tax liabilities were calculated based on the U.S. and foreign statutory rates where fair value adjustments were estimated. This estimate of deferred income taxes is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.
(g)	Common Stock Issuance. An estimated 101.4 million shares of DENTSPLY common stock will be issued to Sirona stockholders as the merger consideration in connection with the merger, based on Sirona shares of common stock outstanding as of December 2, 2015. The value of the merger consideration is estimated to be approximately $6.4 billion based on a per share price of $62.44, which was the closing price on December 2, 2015, and including an estimated fair value of stock options and equity awards to be issued by DENTSPLY of approximately $89.5 million.
(h)	Sirona Stockholders’ Equity. Adjustments have been made to eliminate all Sirona stockholder equity, including common stock, capital in excess of par value, treasury stock, retained earnings, accumulated other comprehensive loss and Sirona’s portion of the estimated after-tax transaction costs as noted in (e) above.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 3. Unaudited Pro Forma Combined Balance Sheet Adjustments  – (continued)

(i)	Pension Liability. The book value of Sirona’s defined pension liability was adjusted to fair value as of September 30, 2015, therefore no adjustment was necessary.

Note 4. Unaudited Pro Forma Combined Statements of Operations Adjustments

The unaudited pro forma combined statements of operations reflects the following adjustments:

(a)	Intercompany trading. Adjustments have been made to eliminate sales and royalties between DENTSPLY and Sirona totaling $3.9 million and $2.0 million for the year ended December 31, 2014 and the nine months ended September 30, 2015, respectively.
(b)	Amortization and depreciation. Adjustments have been made to represent (i) increased amortization related to the fair value of identified intangible assets with definite lives, and (ii) depreciation related to the fair value step up of property, plant and equipment.

The following table shows the pre-tax impact on amortization expense (in millions of US dollars):

Description	Preliminary Fair Value	Estimated Useful Life (years)	Annual Amortization	Amortization for Nine Months
Developed technology	$1,200.0	15	$80.0	$60.0
Trademark/trade names	800.0	Indefinite	—	—
Customer relationships	450.0	12	37.5	28.1
In-process research and development	25.4	N/A	—	—
Total identifiable intangible assets	$2,475.4		$117.5	$88.1
Less: amortization expense recorded by Sirona			(36.1)	(19.1)
Incremental amortization expense			$81.4	$69.0

Incremental depreciation related to the fair value step up of property, plant and equipment was estimated to be $1.4 million and $1.0 million on a pre-tax basis for the year ended December 31, 2014 and the nine months ended September 30, 2015, respectively.

(c)	Provision for income taxes. These adjustments represent the tax effects of the adjustments described in Note 4(b) and 4(f) using the estimated blended statutory tax rate that would apply to these adjustments.
(d)	Earnings per share. The pro forma combined basic and diluted earnings per share for the year ended December 31, 2014 and the nine months ended September 30, 2015 is calculated as follows:

(in millions of US dollars, except per share data)	Year ended December 31, 2014	Nine months ended September 30, 2015
DENTSPLY historic average basic shares	141.7	140.0
Shares issued for Sirona	101.4	101.4
Pro forma historic average basic shares	243.1	241.4
Dilutive effect of securities	4.2	3.9
Pro forma diluted weighted average shares outstanding	247.3	245.3
Pro Forma Net Income	$436.2	$293.0
EPS – Basic	$1.79	$1.21
EPS – Diluted	$1.76	$1.19

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 4. Unaudited Pro Forma Combined Statements of Operations Adjustments  – (continued)

(e)	Inventory revaluation roll off. Although the step up in the fair value of inventory will result in a temporary increase in cost of products sold as the acquired inventory is sold during the first several months following the merger, the unaudited pro forma combined statements of operations does not include related adjustments as there will be no continuing impact to the combined company.
(f)	Stock compensation expense. These adjustments represent the expected change in stock compensation expense related to unvested stock options and equity awards resulting from fair value re-measurement of the awards. For purposes of the unaudited pro forma combined statement of operations, the awards were measured using stock prices and unvested awards as of December 2, 2015. Additional expense of $10.2 million and less expense of $3.4 million were recorded on a pre-tax basis for the year ended December 31, 2014 and the nine months ended September 30, 2015, respectively.
(g)	Transaction costs. This adjustment reflects the elimination of historical acquisition-related transaction costs of $4.9 million incurred in connection with the merger, principally legal and financial advisory fees, due to the non-recurring nature of these expenses. There was no income tax benefit recorded on these expenses and accordingly no pro forma tax adjustment has been recorded on this adjustment.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of DENTSPLY common stock are listed for trading on the NASDAQ Global Select Market under the symbol “XRAY.” Shares of Sirona common stock are listed for trading on the NASDAQ Global Select Market under the symbol “SIRO.” The following table sets forth the closing sales prices per share of DENTSPLY common stock and Sirona common stock, on an actual and equivalent per share basis, on the NASDAQ on the following dates:

•	September 14, 2015, the last full trading day prior to the public announcement of the merger, and
•	December 2, 2015, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	DENTSPLY Common Stock	Sirona Common Stock	Sirona Equivalent Per Share(1)
September 14, 2015	$53.62	$98.09	$97.28
December 2, 2015	$62.44	$111.55	$113.28

(1)	The equivalent per share data for Sirona common stock has been determined by multiplying the market price of one share of DENTSPLY common stock on each of the dates by the exchange ratio of 1.8142.

The following table sets forth, for the periods indicated, the high and low sales prices per share of DENTSPLY common stock and Sirona common stock on the NASDAQ trade reporting system. For current price information, you should consult publicly available sources.

	DENTSPLY		Sirona
	High	Low	High	Low
Calendar Year 2013
Three months ended March 31, 2013	$43.63	$39.36	$73.98	$64.11
Three months ended June 30, 2013	44.21	39.90	75.81	62.48
Three months ended September 30, 2013	45.37	40.81	72.63	64.40
Three months ended December 31, 2013	50.99	42.99	73.94	66.04
Calendar Year 2014
Three months ended March 31, 2014	$49.13	$42.99	$77.31	$67.20
Three months ended June 30, 2014	48.38	43.85	82.84	72.11
Three months ended September 30, 2014	48.54	45.12	84.95	75.16
Three months ended December 31, 2014	56.25	43.83	90.20	74.38
Calendar Year 2015
Three months ended March 31, 2015	$53.85	$49.42	$93.51	$86.29
Three months ended June 30, 2015	53.72	49.81	102.89	87.90
Three months ended September 30, 2015	57.61	50.09	105.37	90.92
Through December 2, 2015	62.56	49.48	111.82	91.32

Dividends

At the close of business on the record date, 140,035,386 shares of DENTSPLY common stock were outstanding. DENTSPLY currently pays quarterly cash dividends on shares of its common stock and is permitted to continue doing so under the merger agreement in an amount not to exceed $0.0725 per share per quarter. DENTSPLY paid cash dividends of $0.0625 and $0.06625 per share of DENTSPLY common stock in each quarter of 2013 and 2014, respectively, and $0.0725 in the first three quarters of 2015. Sirona has not paid any dividends to holders of its common stock in the last three years and does not anticipate paying any cash dividends prior to completion of the merger. Upon completion of the merger, any future determination regarding dividend or distribution payments will be at the discretion of the combined company’s board of directors, subject to applicable limitations under Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF SIRONA

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 1, 2015, certain information regarding the ownership of Sirona common stock by (1) each of Sirona’s named executive officers and directors; (2) all of Sirona’s executive officers and directors as a group; and (3) persons who are beneficial owners of more than five percent of Sirona common stock:

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Generation Investment Management LLP(2)	4,002,423	7.2%
Vanguard Group, Inc.(3)	3,808,622	6.8%
Blackrock Institutional Trust Company, N.A.(4)	3,524,198	6.3%
Neuberger Berman Group LLC(5)	3,413,065	6.1%
T.Rowe Price Associates, Inc.(6)	3,086,796	5.5%
Ruane, Cunniff & Goldfarb, Inc.(7)	2,826,405	5.1%
Jeffrey T. Slovin(8)	480,498	*
Ulrich Michel(9)	59,625	*
Jonathan Friedman(10)	72,975	*
Walter Petersohn(11)	92,744	*
Rainer Berthanf(12)	16,595	*
David K. Beecken(13)	18,255	*
William K. Hoodf(14)	56,588	*
Thomas Jetter(15)	8,922	*
Arthur D. Kowaloff(16)	48,255	*
Harry M. Jansen Kraemer, Jr.(17)	80,190	*
Timothy P. Sullivan(18)	5,190	*
All current executive officers and directors as a group (13 persons)(19)	1,422,701	2.5%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of December 1, 2015 are deemed outstanding for computing the number and the percentages of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	According to a Schedule 13F filed by Generation Investment Management LLP with the SEC for the quarter ended September 30, 2015.
(3)	According to a Schedule 13F filed by Vanguard Group, Inc. with the SEC for the quarter ended September 30, 2015. The address for Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355-2331.
(4)	According to a Schedule 13F filed by BlackRock Institutional Trust Company, N.A. with the SEC for the quarter ended September 30, 2015. The address for BlackRock Institutional Trust Company, N.A. is 400 Howard Street, San Francisco, CA 94105.
(5)	According to a Schedule 13F filed by Neuberger Berman Group LLC with the SEC for the quarter ended September 30, 2015. The address for Neuberger Berman Group LLC is 605 Third Avenue, New York, New York 10158
(6)	According to a Schedule 13 filed by T. Rowe Price Associates, Inc. with the SEC for the quarter ended September 30, 2015.
(7)	According to a Schedule 13F filed by Ruane, Cunniff & Goldfarb, Inc. with the SEC for the quarter ended September 30, 2015. The address for Ruane, Cunniff & Goldfarb, Inc. is 767 Fifth Avenue, New York, New York 10153-0109.

(8)	Includes 10,000 shares purchased on the open market by Mr. Slovin; 168,236 shares issuable upon the exercise of options granted to Mr. Slovin; 270,917 options exercised by Mr. Slovin; 3,422 Restricted Stock Units that vested on December 8, 2011; 4,041 Restricted Stock Units that vested on November 22, 2012; 3,919 Restricted Stock Units that vested on December 8, 2012; 3,597 Restricted Stock Units that vested on December 8, 2013; 7,510 Restricted Stock Units that vested on November 22, 2013; 1,943 Restricted Stock Units that vested on February 20, 2015; 1,285 Restricted Stock Units that vested on November 20, 2015; 1,776 Restricted Stock Units that vested on November 22, 2015; 1,464 Restricted Stock Units that vested on November 25, 2015, and 2,388 Restricted Stock Units that vested on November 26, 2015.
(9)	Includes 48,823 shares issuable upon the exercise of options granted to Mr. Michel; 1,717 Restricted Stock Units that vested on February 14, 2014; 1,700 Restricted Stock Units that vested on February 22, 2014; 1,791 Restricted Stock Units that vested on May 25, 2014; 2,083 Restricted Stock Units that vested on July 29, 2014; 1,718 Restricted Stock Units that vested on February 14, 2015; 1,166 Restricted Stock Units that vested on July 29, 2015; and 627 Restricted Stock Units that vested on November 25, 2015.
(10)	Includes 17,000 shares purchased on the open market by Mr. Friedman; 6,409 shares that will become issuable upon the exercise of options granted to Mr. Friedman; 40,156 options exercised by Mr. Friedman; 814 Restricted Stock Units that vested on December 8, 2011; 873 Restricted Stock Units that vested on November 22, 2012; 797 Restricted Stock Units that vested on December 8, 2012; 652 Restricted Stock Units that vested on December 8, 2013; 1,127 Restricted Stock Units that vested on November 22, 2013; 483 Restricted Stock Units that vested on November 20, 2014; 1,201 Restricted Stock Units that vested on November 22, 2014; 812 Restricted Stock Units that vested on November 20, 2015; 734 Restricted Stock Units that vested on November 22, 2015; 714 Restricted Stock Units that vested on November 25, 2015, and 1,203 Restricted Stock Units that vested on November 26, 2015.
(11)	Includes 1,300 shares purchased on the open market by Mr. Petersohn; 70,069 shares issuable upon the exercise of options granted to Mr. Petersohn; 4,375 shares that will become issuable (in January 2016) upon the exercise of options granted to Mr. Petersohn; 833 Restricted Stock Units vested on January 1, 2012; 2,166 Restricted Stock Units that vested on January 1, 2013; 3,165 Restricted Stock Units that vested on January 1, 2014; 3,488 Restricted Stock Units that vested on January 1, 2015; and 7,348 Restricted Stock Units that will vest on January 1, 2016.
(12)	Includes 9,559 shares issuable upon the exercise of options granted to Mr. Berthan; 2,000 Restricted Stock Units that vested on January 1, 2015; 2,000 Restricted Stock Units that vested on July 2, 2015; and 3,036 Restricted Stock Units that will vest on January 1, 2016.
(13)	Includes 5,000 shares purchased on the open market by Mr. Beecken; 1,667 Restricted Stock Units that vested on May 10, 2011; 1,666 Restricted Stock Units that vested on May 10, 2012; 1,667 Restricted Stock Units that vested on May 10, 2013; 1,000 Restricted Stock Units that vested on June 14, 2012; 999 Restricted Stock Units that vested on June 14, 2013; 1,001 Restricted Stock Units that vested on June 14, 2014; 1,066 Restricted Stock Units that vested on May 8, 2013 and 1,066 Restricted Stock Units that vested on May 8, 2014; 694 Restricted Stock Units that vested on May 14, 2014; 1,068 Restricted Stock Units that vested on May 8, 2015; 667 Restricted Stock Units that vested on May 13, 2015; 694 Restricted Stock Units that vested on May 14, 2015.
(14)	Includes 15,000 shares issuable upon the exercise of stock options granted to Mr. Hood pursuant to the Company’s 1997 Director Stock Option Plan; 15,000 shares issuable upon the exercise of stock options granted to Mr. Hood under the Company’s 2006 Plan; 15,000 options exercised by Mr. Hood; 1,666 Restricted Stock Units that vested on May 10, 2012; and 1,000 Restricted Stock Units that vested on June 14, 2012; 1,667 Restricted Stock Units that vested on May 10, 2013; 999 Restricted Stock Units that vested on June 14, 2013; 1,001 Restricted Stock Units that vested on June 14, 2014; 1,066 Restricted Stock Units that vested on May 8, 2013 and 1,066 Restricted Stock Units that vested on May 8, 2014; 694 Restricted Stock Units that vested on May 14, 2014; 1,068 Restricted Stock Units that vested on May 8, 2015; 667 Restricted Stock Units that vested on May 13, 2015; 694 Restricted Stock Units that vested on May 14, 2015.
(15)	Includes 1,066 Restricted Stock Units that vested on May 8, 2013 and 1,066 Restricted Stock Units that vested on May 8, 2014; 1,667 Restricted Stock Units that vested on May 10, 2013; 999 Restricted Stock Units that vested on June 14, 2013 and 1,001 Restricted Stock Units that vested on June 14,

2014; 694 Restricted Stock Units that vested on May 14, 2014; 1,068 Restricted Stock Units that vested on May 8, 2015; 667 Restricted Stock Units that vested on May 13, 2015; 694 Restricted Stock Units that vested on May 14, 2015.
(16)	Consists of 15,000 shares issuable upon the exercise of stock options granted to Mr. Kowaloff pursuant to the Company’s 1997 Director Stock Option Plan; 20,000 shares issuable upon the exercise of stock options granted to Mr. Kowaloff pursuant to the Company’s 2006 Plan; 1,667 Restricted Stock Units that vested on May 10, 2011; 1,666 Restricted Stock Units that vested on May 10, 2012; 1,667 Restricted Stock Units that vested on May 10, 2013; 1,000 Restricted Stock Units that vested on June 14, 2012; 999 Restricted Stock Units that vested on June 14, 2013; 1,001 Restricted Stock Units that vested on June 14, 2014; 1,066 Restricted Stock Units that vested on May 8, 2013 and 1,066 Restricted Stock Units that vested on May 8, 2014; 694 Restricted Stock Units that vested on May 14, 2014; 1,068 Restricted Stock Units that vested on May 8, 2015; 667 Restricted Stock Units that vested on May 13, 2015; and 694 Restricted Stock Units that vested on May 14, 2015.
(17)	Includes 15,000 shares issuable upon the exercise of stock options granted to Mr. Kraemer pursuant to the Company’s 1997 Director Stock Option Plan; 60,000 shares issuable upon the exercise of stock options granted to Mr. Kraemer under the Company’s 2006 Plan; 1,066 Restricted Stock Units that vested on May 8, 2014; 694 Restricted Stock Units that vested May 14, 2014; 1,001 Restricted Stock Units that vested on June 14, 2014; 1,068 Restricted Stock Units that vested on May 8, 2015; 667 Restricted Stock Units that vested on May 13, 2015; 694 Restricted Stock Units that vested on May 14, 2015.
(18)	Includes 1,066 Restricted Stock Units that vested on May 8, 2014; 694 Restricted Stock Units that vested on May 14, 2014; 1,001 Restricted Stock Units that vested on June 14, 2014; 1,068 Restricted Stock Units that vested on May 8, 2015; 667 Restricted Stock Units that vested on May 13, 2015; 694 Restricted Stock Units that vested on May 14, 2015.
(19)	Includes 461,964 shares issuable upon exercise of options held by current executive officers and directors.

DESCRIPTION OF DENTSPLY SIRONA CAPITAL STOCK

This section of this joint proxy statement/prospectus summarizes the material terms of DENTSPLY SIRONA’s capital stock that will be in effect if the merger is completed. You are encouraged to read the form of DENTSPLY SIRONA’s amended and restated certificate of incorporation, which is included as Annex D to this joint proxy statement/prospectus, and the form of DENTSPLY SIRONA’s second amended and restated by-laws (the “by-laws”), attached as Exhibit C to the merger agreement, which is included as Annex A to this joint proxy statement/prospectus, for greater detail on the provisions that may be important to you. All references within this section to common stock mean the common stock of DENTSPLY SIRONA unless otherwise noted.

Authorized Capital Stock

Subject to the approval of the DENTSPLY stockholders, after giving effect to the amended and restated certificate of incorporation of the combined company, DENTSPLY SIRONA’s authorized capital stock will consist of shares made up of:

•	400,000,000 shares of common stock, par value $0.01 per share; and
•	250,000 shares of preferred stock, par value $1.00 per share, the rights and preferences of which may be established from time to time by the board of directors of DENTSPLY SIRONA.

Description of DENTSPLY SIRONA Common Stock

Voting Rights

After the completion of the merger, each share of DENTSPLY SIRONA common stock outstanding will be entitled to one vote on all matters on which stockholders of the combined company generally are entitled to vote. However, the voting rights of holders of DENTSPLY SIRONA common stock will be restricted to the extent such rights conflict with the rights of holders of any series of DENTSPLY SIRONA preferred stock as may be designated by the board of directors of DENTSPLY SIRONA from time to time.

Generally, the vote of the holders of a majority of the total number of votes of DENTSPLY SIRONA capital stock who are present in person or represented by proxy at a meeting and entitled to vote on a matter will be required in order to approve such matter.

Liquidation Rights

In the event that DENTSPLY SIRONA is liquidated, dissolved or wound up, the holders of DENTSPLY SIRONA common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of DENTSPLY SIRONA’s liabilities and of the prior rights of any outstanding series of DENTSPLY SIRONA preferred stock.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of DENTSPLY SIRONA common stock are entitled to dividends when, as and if declared by the board of directors of DENTSPLY SIRONA out of funds legally available for that purpose.

No Preemptive Rights

The common stock has no preemptive rights or other subscription rights.

No Redemption Rights, Conversion Rights or Sinking Fund

There are no redemption, conversion or sinking fund provisions applicable to the common stock.

Exchange Listing

DENTSPLY SIRONA’s common stock is expected to be listed on the NASDAQ Global Select Market under the symbol “XRAY.”

Blank Check Preferred Stock

DENTSPLY SIRONA’s amended and restated certificate of incorporation permits DENTSPLY SIRONA to issue up to 250,000 shares of DENTSPLY SIRONA preferred stock, par value $1.00 per share, in one or more series with such designations, powers, preferences, rights, qualifications, limitations or restrictions as may be fixed by the DENTSPLY SIRONA board of directors without any further action by DENTSPLY SIRONA stockholders. The ability to authorize undesignated preferred stock will make it possible for the DENTSPLY SIRONA board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that may impede the success of any attempt to acquire DENTSPLY SIRONA. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of DENTSPLY SIRONA.

The issuance of preferred stock may adversely affect the rights of the combined company’s common stockholders by, among other things:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock; or
•	impairing the liquidation rights of the common stock.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock of DENTSPLY SIRONA.

Anti-takeover Provisions

General

Some provisions of Delaware law and DENTSPLY SIRONA’s amended and restated certificate of incorporation and by-laws could discourage or make it more difficult to acquire control of the combined company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Meetings and Elections of Directors

Special Meetings of Stockholders.  DENTSPLY SIRONA’s by-laws will provide that special meetings of stockholders may be called only upon the request of the chairman of the board of directors or the chief executive officer and approved by a resolution adopted by the board of directors and DENTSPLY SIRONA’s amended and restated certificate of incorporation prohibits stockholders from calling special meetings.

Elimination of Stockholder Action by Written Consent.  DENTSPLY SIRONA’s amended and restated certificate of incorporation and its by-laws will provide that holders of DENTSPLY SIRONA common stock cannot act by written consent in lieu of a meeting.

Vacancies.  DENTSPLY SIRONA’s amended and restated certificate of incorporation and by-laws will provide that any vacancy on the board of directors that results from an increase in the number of directors will be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors will be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any vacancies resulting from the cessation of service by, including removal of, any director will be filled only by the approval of at least a majority of the entire board of directors (even if less than a quorum, or by the sole remaining director) acting solely upon the unanimous recommendation of the corporate governance and nominating committee.

No Cumulative Voting

DENTSPLY SIRONA’s amended and restated certificate of incorporation will not grant stockholders the right to vote cumulatively.

Advance Notice Procedure

DENTSPLY SIRONA’s by-laws will provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.

DENTSPLY SIRONA’s by-laws will provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to DENTSPLY SIRONA’s secretary (i) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting or (ii) if the date of the annual meeting is advanced or delayed by more than 25 days from the anniversary date of the preceding year’s annual meeting, not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In addition, any proposed business other than the nomination of persons for election to the combined company’s board of directors must constitute a proper matter for stockholder action.

In the case of nominations for election at an annual meeting, notice must be delivered to DENTSPLY SIRONA’s secretary (i) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting or (ii) if the date of the annual meeting is advanced or delayed by more than 25 days from the anniversary date of the preceding year’s annual meeting, not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In the case of nominations for election at a special meeting of stockholders called for the election of directors, a stockholder may nominate candidates by delivering notice to DENTSPLY SIRONA’s secretary by not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In addition, each such stockholder’s notice must include certain information regarding the stockholder and the director nominee as set forth in DENTSPLY SIRONA’s by-laws.

Amendments to By-laws

DENTSPLY SIRONA’s amended and restated certificate of incorporation will provide that, except for certain governance provisions, DENTSPLY SIRONA’s by-laws may be amended, altered or repealed, and new by-laws enacted, by the stockholders of DENTSPLY SIRONA only by a vote of not less than two-thirds in voting power of the outstanding shares of capital stock of DENTSPLY SIRONA entitled to vote at a meeting of stockholders duly called for such purpose.

Removal of Executive Chairman, Chief Executive Officer and Lead Independent Director

DENTSPLY SIRONA’s by-laws will provide that, during the period beginning at the completion of the merger and ending on the third anniversary of the completion of the merger, the board of directors of DENTSPLY SIRONA may only replace, remove, alter the responsibilities and authorities, or grant conflicting responsibilities or authorities of the executive chairman, the chief executive officer, or the lead independent director of DENTSPLY SIRONA, as applicable, by the affirmative vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors.

See “Comparison of Rights of Sirona Stockholders and DENTSPLY SIRONA Stockholders” beginning on page 147 and “Summary — Board of Directors and Management Following the Merger” beginning on page 5 for additional information.

COMPARISON OF RIGHTS OF SIRONA STOCKHOLDERS
AND DENTSPLY SIRONA STOCKHOLDERS

Both DENTSPLY and Sirona are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the Delaware General Corporation Law (the “DGCL”). The combined company (“DENTSPLY SIRONA”) will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Upon completion of the merger, the Sirona stockholders will become stockholders of the combined company. Subject to the approval of the DENTSPLY stockholders, the certificate of incorporation of DENTSPLY will be amended and restated as of the effective time of the merger in the form included as Annex D to this joint proxy statement/prospectus (with such changes as necessary to reflect the applicable provisions based on the actual date of completion of the merger). The current by-laws of DENTSPLY will be amended and restated at the effective time of the merger in the form of amended and restated by-laws of DENTSPLY SIRONA attached as Exhibit C to the merger agreement, which is included as Annex A to this joint proxy statement/prospectus (with such changes as necessary to reflect the applicable provisions based on the actual date of completion of the merger). Subject to the approval of the DENTSPLY stockholders of the proposal to adopt the amended and restated certificate of incorporation, the rights of the former Sirona stockholders and the DENTSPLY stockholders will thereafter be governed by the DGCL and by DENTSPLY SIRONA’s amended and restated certificate of incorporation and DENTSPLY SIRONA’s second amended and restated by-laws (the “by-laws”).

The following description summarizes the expected material differences between the rights of the stockholders of Sirona and DENTSPLY SIRONA, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and by-laws of Sirona and DENTSPLY SIRONA. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 184.

	Rights of Sirona Stockholders	Rights of DENTSPLY SIRONA Stockholders
Authorized Capital	The authorized capital stock of Sirona consists of 95,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.	The authorized capital stock of DENTSPLY SIRONA will consist of 400,000,000 shares of common stock, $0.01 par value per share, and 250,000 shares of preferred stock, $1.00 par value per share.
Outstanding Capital Stock	As of the Sirona record date, Sirona had 55,937,320 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.	As of the DENTSPLY record date, DENTSPLY had 140,035,386 shares of common stock outstanding, and no shares of preferred stock outstanding.

As of the effective time of the merger, upon issuance of DENTSPLY common stock to Sirona stockholders based on the exchange ratio, DENTSPLY SIRONA will have an estimated 242,000,000 shares of common stock outstanding, and no shares of preferred stock outstanding.

Rights of Sirona Stockholders	Rights of DENTSPLY SIRONA Stockholders
Number of Directors	Sirona’s by-laws provide that the number of directors shall be fixed in accordance with Sirona’s certificate of incorporation, but that there shall be not less than four or more than 12 directors. Sirona’s certificate of incorporation provides that the number of directors shall be such number as may be fixed from time to time subject to the right, if any, of holders of preferred stock outstanding to elect additional directors and at any time by a resolution or resolutions adopted by the vote of a majority of the total number of directors which Sirona would have if there were no vacancies on the board of directors at the time of such vote (the “Whole Board”).

There are currently seven positions authorized by the board of directors and seven directors serving on the Sirona board of directors.	DENTSPLY SIRONA’s certificate of incorporation will provide that the number of directors shall be fixed from time to time pursuant to a resolution of the board of directors, but shall not be less than three nor more than 13.

DENTSPLY SIRONA’s by-laws will provide that, as of the effective date of the merger, the DENTSPLY SIRONA board of directors will have 11 members, comprised of: (i) six directors of DENTSPLY immediately prior to the merger, to be selected by the DENTSPLY board of directors and (ii) five directors of Sirona immediately prior to the merger, to be selected by the Sirona board of directors. As of the date of this joint proxy statement/prospectus, it is expected that Mr. Wise (from DENTSPLY) will be the executive chairman of the board of directors of the combined company and Mr. Slovin (from Sirona) will be a director and chief executive officer of the combined company. All other director designees of DENTSPLY and Sirona will qualify as “independent directors” under NASDAQ rules. Upon completion of the merger, one director designated by Sirona will serve as the lead independent director of the combined company.
Election of Directors	Sirona’s by-laws provide that directors are elected by a plurality of the votes cast by the holders of stock entitled to vote thereon.

Pursuant to Sirona’s certificate of incorporation, each director holds office until the next annual meeting of stockholders, except that any director in office at the 2014 annual meeting whose term expires at the 2015 or 2016 annual meeting, or any successor to any such director, shall continue to hold office until the end of the term for which such director was elected or appointed and until such director’s successor shall have been duly elected or qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.	DENTSPLY SIRONA’s by-laws will provide that, subject to certain exceptions, a nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of DENTSPLY SIRONA receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the by-laws of DENTSPLY SIRONA and (ii) such nomination has not been withdrawn by such stockholder on or prior to the 14th day before the date DENTSPLY SIRONA first mails to the stockholders its notice of such meeting.

Rights of Sirona Stockholders	Rights of DENTSPLY SIRONA Stockholders
Each director will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject to such director’s death, resignation, incapacitation or removal.

DENTSPLY SIRONA’s by-laws also will provide that, from the effective date of the merger through the third anniversary of such date, any re-nomination of a director or nomination of an individual to a seat held by an existing director shall be filled only by the approval of at least a majority of the entire board of directors (even if less than a quorum, or by the sole remaining director) acting solely upon the recommendation of at least a majority of the four directors who will serve on the corporate governance and nominating committee of the board of directors. In the event of a deadlock among the members of the corporate governance and nominating committee concerning such re-nomination or nomination, as applicable, or failure of the board of directors to approve such recommendation of the entire corporate governance and nominating committee, the incumbent director shall be re-nominated if willing to serve.
Removal of Directors	Sirona’s certificate of incorporation provides that any director may be removed at any time, with or without cause, by vote of holders of at least 75% of the voting power of all shares of capital stock of Sirona then outstanding and entitled to vote generally for the election of directors, except that any director in office at the 2014 annual meeting whose term expires at the 2015 or 2016 annual meeting and any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any such director may be removed only for cause and only by vote of the holders of at least 75% of the voting power of all shares of capital stock of Sirona then outstanding and entitled to vote in the election of directors.	DENTSPLY SIRONA’s by-laws and corporate governance guidelines will provide that any director may be removed in a manner consistent with the DGCL, subject to the rights of any class or series of stock.

DENTSPLY SIRONA’s by-laws also will provide that, from the effective date of the merger through the third anniversary of such date, the DENTSPLY SIRONA board of directors may only replace, remove, alter the responsibilities and authorities, or grant conflicting responsibilities or authorities of, among others, the chief executive officer, the executive chairman and the lead independent directors of DENTSPLY SIRONA, as applicable, by the vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors.

Rights of Sirona Stockholders	Rights of DENTSPLY SIRONA Stockholders
Vacancies on the Board of Directors	Sirona’s certificate of incorporation provides that vacancies in the board of directors caused by reason of death, resignation, retirement, disqualification, removal or otherwise may be filled for the applicable unexpired term exclusively by a majority vote of the directors then in office (even though they constitute less than a quorum), unless no directors are then in office in which (but only in which) event such vacancies may be filled by the stockholders.	DENTSPLY SIRONA’s by-laws will provide that any vacancy on the board of directors that results from an increase in the number of directors shall be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

DENTSPLY SIRONA’s by-laws also will provide that, from the effective date of the merger through the third anniversary of such date, any vacancies resulting from the cessation of service by, including removal of, any director shall be filled only by the approval of at least a majority of the entire board of directors (even if less than a quorum, or by the sole remaining director) acting solely upon the unanimous recommendation of the corporate governance and nominating committee.
Advance Notice Requirements for Stockholder Nominations and Other Proposals	Sirona’s by-laws provide that nominations of persons for election to the Sirona board of directors and the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Sirona board of directors or (ii) by a stockholder of record who is entitled to vote and who has complied with the advance notice procedures set forth in Sirona’s by-laws.

In general, a Sirona stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify the secretary of Sirona in writing not later than 90 days prior to the scheduled annual meeting, unless less than 90 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, in which case notice by the stockholder must be delivered or received not later than the close of business on the 10th day following the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.	DENTSPLY SIRONA’s by-laws will provide that nominations of persons for election to the DENTSPLY SIRONA board of directors and the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the DENTSPLY SIRONA board of directors or (ii) by a stockholder of record who is entitled to vote and who has complied with the advance notice procedures set forth in DENTSPLY SIRONA’s by-laws.

In general, a DENTSPLY SIRONA stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders will have to notify the secretary of DENTSPLY SIRONA in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, unless the annual meeting is called for a date that is not within 25 days before or after such anniversary date, in which case notice by the stockholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made, whichever first occurs.

Rights of Sirona Stockholders	Rights of DENTSPLY SIRONA Stockholders
The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting, as well as specific information concerning the stockholder submitting the proposal or making the nomination.	The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting, as well as specific information concerning the stockholder submitting the proposal and, in the case a nomination to the board of directors is made, specific information concerning the stockholder and the associated person making the nomination.

In general, a DENTSPLY SIRONA stockholder wishing to nominate a director or raise another proposal at a special meeting of stockholders will have to comply with the same notice requirements, except that such written notice and specific information will have to be received not later than the close of business of the 10th day following the day on which such notice of the date of the scheduled special meeting was mailed or the day on which such public disclosure was made, whichever first occurs.
Notice of Stockholder Meeting	Sirona’s by-laws generally provide that notice of a stockholder meeting must be given to each stockholder permitted to take any action at such meeting not less than 10 days nor more than 60 days before the date of the meeting.

Any notice of a special meeting must include the place, date, hour and purpose for which the meeting is called and be given not more than 65 days nor less than 15 days before the date of the meeting.	DENTSPLY SIRONA’s by-laws will provide that written notice of each stockholder meeting must be given to each stockholder permitted to take any action at, or entitled to notice of, such meeting not less than 10 days nor more than 60 days before the date of the meeting.

Each notice must state the place, date and hour of the meeting and, for special meetings, the purpose(s) for which the meeting was called.
Amendments to the Certificate of Incorporation	Sirona’s certificate of incorporation provides that the provisions in the certificate of incorporation regarding the board of directors, voting requirements, exculpation of directors and the certificate of incorporation’s amendment provision may be amended only by a vote of holders of at least 75% of the voting power of all shares of capital stock of Sirona then outstanding and entitled to vote generally for the election of directors.

Other amendments to Sirona’s certificate of incorporation that are not inconsistent with this restriction are to be made in accordance with the DGCL.	DENTSPLY SIRONA’s certificate of incorporation may be amended in accordance with the manner prescribed by Section 242 of Delaware law, which generally provides that such amendment requires the adoption of the holders of a majority of the outstanding stock entitled to vote thereon.

	Rights of Sirona Stockholders	Rights of DENTSPLY SIRONA Stockholders
Amendments to By-laws	Sirona’s certificate of incorporation provides that Sirona’s by-laws may be amended, modified or repealed and new by-laws may be adopted by Sirona’s stockholders only upon the affirmative vote of holders of at least 75% of the voting power of all shares of capital stock of Sirona then outstanding entitled to vote generally for the election of directors, or a majority of the Whole Board may, except as otherwise provided in the certificate of incorporation, adopt, amend or repeal Sirona’s by-laws.	DENTSPLY SIRONA’s amended and restated certificate of incorporation will provide that, subject to certain governance provisions described below, DENTSPLY SIRONA’s by-laws may be amended, altered or repealed, and new by-laws enacted, only by a vote of not less than two-thirds in voting power of the outstanding shares of capital stock of DENTSPLY SIRONA entitled to vote at a meeting of stockholders duly called for such purpose, or by a vote of not less than a majority of the entire board of directors then in office.

DENTSPLY SIRONA’s by-laws also will provide that, from the effective date of the merger through the third anniversary of such date, the corporate governance provisions of DENTSPLY SIRONA’s by-laws may be modified, amended or repealed by the board of directors, and any by-law provision or other resolution inconsistent with such corporate governance provisions may be adopted by the board of directors, only by a vote of the greater of (i) at least 70% of the entire board of directors and (ii) eight directors.
Special Meeting of Stockholders	Sirona’s certificate of incorporation provides that special meetings may be called only (i) by or at the direction of the board of directors pursuant to a resolution or resolutions adopted by a vote of a majority of the Whole Board, (ii) by or at the direction of a committee of the board of directors which has been expressly authorized by the board of directors pursuant to a resolution or resolutions adopted by the vote of a majority of the Whole Board to call special meetings of stockholders or (iii) by the chief executive officer or president of Sirona.	DENTSPLY SIRONA’s by-laws will provide that special meetings of stockholders may be called only upon the request of the chairman of the board of directors or the chief executive officer and approved by a resolution adopted by the board of directors. DENTSPLY SIRONA’s amended and restated certificate of incorporation prohibits stockholders from calling special meetings.
Forum Selection	Sirona’s by-laws, to the fullest extent permitted by applicable law, designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions unless Sirona consents in writing to the selection of an alternative forum, subject to certain exceptions.	DENTSPLY SIRONA’s by-laws, to the fullest extent permitted by applicable law, will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions unless DENTSPLY SIRONA consents in writing to the selection of an alternative forum, subject to certain exceptions.

NO APPRAISAL RIGHTS

Holders of Sirona common stock who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Sirona’s common stock is listed on the NASDAQ and Sirona stockholders will receive a combination of shares of stock of DENTSPLY, which is listed on the NASDAQ, and cash in lieu of fractional shares.

LEGAL MATTERS

The validity of the shares of DENTSPLY common stock to be issued pursuant to the merger will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for DENTSPLY by Skadden, Arps, Slate, Meagher & Flom LLP and for Sirona by Latham & Watkins LLP.

EXPERTS

DENTSPLY

The financial statements incorporated in this joint proxy statement/prospectus by reference to DENTSPLY’s Current Report on Form 8-K dated October 28, 2015 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of DENTSPLY International Inc. for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Sirona

The consolidated financial statements of Sirona Dental Systems Inc. as of September 30, 2015 and 2014, and for each of the years in the three-year period ended September 30, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

DENTSPLY

DENTSPLY will hold a regular annual meeting in 2016 regardless of whether the merger is completed.

For inclusion in the proxy statement and form of proxy relating to the 2016 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by DENTSPLY no later than December 10, 2015 (or, if DENTSPLY holds its 2016 annual meeting on a date that is not within 25 days of May 20, 2016, received not later than the close of business on the 10th day following the day on which a notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs).

DENTSPLY’s current by-laws require stockholders desiring to bring business before the 2016 annual meeting in a form other than a stockholder proposal in accordance with the preceding paragraph to give written notice to DENTSPLY’s secretary at the principal office of DENTSPLY received no later than December 10, 2015. If DENTSPLY’s 2016 annual meeting is advanced or delayed by more than 25 days from the anniversary date of the preceding year’s annual meeting, written notice must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The written notice must comply with the provisions of DENTSPLY’s by-laws.

Sirona

If the merger is completed on the expected timetable, Sirona will not hold a regular annual meeting in 2016. If, however, the merger is not completed and Sirona holds a regular annual meeting in 2016, in order to be considered for inclusion in the proxy statement and form of proxy for the 2016 annual meeting of stockholders, stockholder proposals must have been submitted in writing and received no later than September 29, 2015 in accordance with the requirements of 14a-8 of the Exchange Act. Stockholders desiring to bring business before the 2016 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice to Sirona’s secretary at Sirona’s principal office received not less than 90 days prior to the date of such meeting; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of such meeting is given to stockholders or made, such notice must be so received not later than the close of business on the 10th day following the day on which notice or public disclosure of the date of such meeting is given or made. The written notice must comply with the provisions of Sirona’s by-laws.

EXECUTIVE AND DIRECTOR COMPENSATION

The following discussion describes the compensation provided to, and the compensation and benefit programs applicable to, DENTSPLY’s nonemployee directors and certain of its executive officers for 2014. This information is required in this joint proxy statement/prospectus because DENTSPLY is asking its stockholders to approve, among other things, DENTSPLY’s adoption of the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan, as described above under “DENTSPLY Proposal — Approval of the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan.” This information should be read in conjunction with the additional information set forth at “The Merger — Interests of DENTSPLY Directors and Executive Officers in the Merger” beginning on page 76.

Following completion of the merger, the combined company may revise the compensation and benefits practices described below. Moreover, as described in the section entitled “The Merger Agreement — Employee Benefits Matters” beginning on page 112, DENTSPLY and Sirona have agreed on certain aspects of the compensation and benefits practices to be maintained by the combined company after the merger.

Compensation Discussion and Analysis (“CD&A”)

Executive Summary

2014 Named Executive Officers

DENTSPLY’s Named Executive Officers (“NEOs”) in 2014 were the following:

Bret W. Wise, Chairman of the Board and Chief Executive Officer
Christopher T. Clark, President and Chief Financial Officer
James G. Mosch, Executive Vice President and Chief Operating Officer
Robert J. Size, Senior Vice President
Albert J. Sterkenburg, Senior Vice President

Roles in Executive Compensation

The Human Resources Committee (the “Committee”) is assisted in its work regarding executive compensation by DENTSPLY’s Corporate Human Resources Department. In addition, with respect to the compensation established for the NEOs in 2014, the Committee engaged an independent compensation consultant, Exequity LLP (“Exequity”), to advise on matters related to the compensation of the Chief Executive Officer (“CEO”) and other executives. The Committee also considers recommendations from the CEO regarding compensation for other executive officers.

Compensation Philosophy and Objectives

The Committee’s compensation philosophy is to provide a compensation package that is designed to satisfy the following principal objectives:

•	to align the interests of management and employees with corporate performance and stockholder interests. This is accomplished by rewarding performance that is directly linked to achievement of DENTSPLY’s business plans, financial objectives and strategic goals, as well as increases in DENTSPLY’s stock price;
•	to tie components of executives’ compensation to DENTSPLY’s performance by providing incentives and rewarding individual, team and collective performance, such as through the execution of actions that contribute to the achievement of DENTSPLY’s strategies and goals, including accomplishments within assigned functional areas and successfully managing their respective organizations;

•	to both attract and retain executives and key contributors with the skills, capabilities and experience necessary for DENTSPLY to achieve its business objectives. This requires that DENTSPLY’s compensation programs be competitive with market compensation practices and performance-based; and
•	to balance risk and reward to motivate and incentivize business performance without encouraging inappropriate risk taking.

In furtherance of the philosophy and objectives discussed above, the compensation program for executive officers in 2014 consisted of the components outlined in the chart below:

COMPENSATION COMPONENTS

Component	Description	Purpose/Benefits
Base Annual Salary	Short-term compensation Fixed cash component	Attract and retain quality management Competitive with the market Recognize executive’s level of responsibility and experience in position
Annual Incentive Plan	Short-term compensation Cash award based on accomplishment of annual objectives related to internal sales growth, adjusted net income and strategic objectives	Motivate and reward performance relative to annual objectives Competitive with market to attract and retain executive management Based on performance of DENTSPLY to align with stockholder interest
Equity Incentive Compensation	Long-term compensation
	Equity incentive awards consisting of stock options and restricted stock units, some of which vest with the passage of time and some of which vest with the passage of time in combination with specific performance objectives	Reward for sustaining long-term performance Align directly with stockholder interest Enhancement of long-term shareholder value Retention
Retirement Benefits; Deferred Compensation Benefits; and Benefits Payable Upon a Change-in-Control Event	Basic economic and retirement benefits	Market competitive Attract and retain quality management Provide basic short and long-term security Support focus on DENTSPLY’s activities and interest during Change-in-Control event

The Committee believes that compensation paid to DENTSPLY’s executive officers should be competitive with the market, be aligned with the performance of DENTSPLY on both a short-term and long-term basis, take into consideration individual performance of the executive, and assist DENTSPLY in attracting and retaining key executives critical to DENTSPLY’s long-term success. DENTSPLY’s executive compensation program balances a level of fixed compensation with incentive compensation that varies with the performance of DENTSPLY and the performance of the individual executive’s areas of responsibility. DENTSPLY’s base pay and benefit programs for executives are intended to provide basic economic security at a level that is competitive with the market for executive management for companies of similar size and scope. The annual incentive compensation programs rewards performance measured against goals and standards established by the Committee, and the long-term incentive compensation is designed to encourage executives to increase stockholder value by focusing on growth in revenue and earnings, generation of cash flow and efficient deployment of capital.

Other objectives of the total compensation program are to provide: the ability for executives to accumulate capital, predominantly in the form of equity in DENTSPLY, in order to align executive interests with those of the stockholders; a competitive level of retirement income; and, in the event of certain circumstances, such as termination of employment in connection with a change-in-control of DENTSPLY, special severance protection to help ensure executive retention during the change-in-control process and to ensure executive focus on serving DENTSPLY and stockholder interests without the distraction of possible job and income loss.

The expected value of equity grants is determined by the Committee or board of directors of DENTSPLY, as applicable, at its first meeting of the year. When granted, stock options are granted with an exercise price equal to the closing price on the day of the grant, and with restricted stock units (“DENTSPLY RSUs”) the recipient is granted a right to a specified number of shares. The grant date in 2014 for equity grants was the third trading day after DENTSPLY filed its Annual Report on Form 10-K for the year ended December 31, 2013, and the number of shares subject to such grants was determined at that time based on the previously established expected values, and the closing stock price or option value on such grant date.

Pay for Performance Review

Pay for performance is an important component of DENTSPLY’s compensation philosophy. DENTSPLY’s compensation approach, which is described in greater detail below, is designed to motivate officers, including the NEOs, to substantially contribute individually and collaboratively to DENTSPLY’s long-term, sustainable growth. The Annual and Equity Incentive components are tied directly to the performance of DENTSPLY and shareholder value. DENTSPLY designs its compensation programs such that there is a correlation between level of position and degree of risk of obtaining target compensation. Based on this principle, a higher percentage of the total compensation of DENTSPLY’s more senior executives with the highest levels of responsibility is variable and subject to performance. The table below shows the percentage of each NEO’s total compensation which is variable.

NEO	Short-Term Incentive Compensation as Percentage of Total 2014 Compensation	Long-Term Incentive Compensation as Percentage of Total 2014 Compensation	Total Incentive Compensation as Percentage of Total 2014 Compensation
Bret W. Wise Chairman of the Board and Chief Executive Officer	18.2%	62.8%	81.0%
Christopher T. Clark President and Chief Financial Officer	17.4%	57.6%	75.0%
James G. Mosch Executive Vice President and Chief Operating Officer	16.8%	56.1%	72.9%
Robert J. Size Senior Vice President	20.2%	45.0%	65.2%
Albert J. Sterkenburg Senior Vice President	27.9%	32.6%	60.5%

Fiscal 2013 Performance

Information regarding DENTSPLY’s performance in 2013 was taken into consideration by the Committee when it established the 2014 base salaries for the NEOs. Once again, DENTSPLY set new records for sales, adjusted earnings, and operating cash flow in 2013. For the year ended December 31, 2013, sales were a record $2.951 billion, or $2.772 billion excluding precious metal content.

The following table reflects DENTSPLY’s growth in fiscal 2013 in sales and earnings relative to fiscal year 2012.

	2012 ($ in millions, except EPS)	2013 ($ in millions, except EPS)	Change (%)
Net Sales	2,928.4	2.950.8	0.8
Net Sales (excluding precious metal content)	2,714.7	2.771.7	2.1
Adjusted Diluted EPS	2.22	2.35	5.9

In this table, DENTSPLY is providing GAAP information for Net Sales and non-GAAP information for the other measures, as it believes that this presentation of non-GAAP information, for purposes of this CD&A, provides a better measure of performance for comparison purposes. For more information regarding non-GAAP information refer to the SEC filings for DENTSPLY.

Relationship between DENTSPLY Performance and CEO Compensation

As part of the review of the CEO’s compensation, the Committee reviews and approves goals and objectives for DENTSPLY which are relevant to the compensation of DENTSPLY’s CEO and evaluates the CEO’s performance with respect to those goals and objectives. The board of directors of DENTSPLY then determines the CEO’s total compensation level based on such evaluation and the other information described in this report. The Committee also reviews and approves compensation and incentive arrangements (including performance-based arrangements and bonus awards under the Annual Incentive Plan) for DENTSPLY’s other NEOs (as well as such other employees of DENTSPLY as the Committee may determine from time to time to be necessary or desirable) and the grant of awards pursuant to DENTSPLY’s Equity Incentive Plan.

The following table illustrates the relationship between DENTSPLY’s performance, based on the performance metrics deemed most important and applied by the Committee, and CEO compensation.

	2012 Annual Incentive Target Achievement & Annual Incentive Comp			2013 Annual Incentive Target Achievement & Annual Incentive Comp			2014 Annual Incentive Target Achievement & Annual Incentive Comp
	At 100%	Achieved	Incentive Comp Earned	At 100%	Achieved	Incentive Comp Paid	At 100%	Achieved	Incentive Comp Paid
Bret W. Wise Chairman & CEO	$910,000	105%	$955,500	$1,034,000	82.6%	$854,300	$1,128,000	97.7%	$1,102,500

Say on Pay Vote in 2014

In 2014 at the Annual Stockholders’ meeting, stockholders of DENTSPLY had the opportunity to vote, on an advisory basis, on DENTSPLY’s executive compensation. Ninety-eight percent (98%) of the stockholders who voted on the matter approved, on an advisory basis, DENTSPLY’s executive compensation. The Committee views this as support of the Committee’s approach to the determination and setting of the compensation of DENTSPLY’s executives.

Determination of Executive Compensation

DENTSPLY’s intention in developing total annual compensation for executives is to be externally competitive and meet DENTSPLY’s compensation objectives. Salary ranges, annual bonus plan targets and equity compensation targets are developed using a “total compensation” perspective which considers all components of compensation.

Review of Pay Relative to Peer Groups

In establishing DENTSPLY’s executive compensation, compensation programs and awards for 2014, the Committee reviewed and considered market data and a report from Exequity on DENTSPLY’s overall executive compensation program. For purposes of market comparison, the Committee considered the levels of current compensation at companies of similar size as DENTSPLY, using a broad compensation survey provided by Towers Watson, and the proxies of a smaller group of companies (collectively the “Peer Group”). With respect to the Towers Watson survey, the Committee tried to identify companies of similar size and complexity to be included. The primary Towers Watson database used in 2013 was comprised of forty-five comparator companies, which are identified below (“Primary Survey Peer Group”). Where insufficient data was available from the Primary Survey Peer Group to make adequate comparisons to certain positions in DENTSPLY’s executive team, the Committee considered a secondary Towers Watson group comprised of an additional two hundred and thirty-six comparator companies with revenues of $1 billion to $5 billion. To complement the Towers Watson survey data, the Committee, with assistance from Exequity, identified a peer group comprised of sixteen organizations intended to be more closely aligned with the size and nature of operations of DENTSPLY’s business, for which a more detailed compensation review was done based on those organizations’ 2013 proxies, which are identified below (“Proxy Peer Group”).

Primary Survey Peer Group

Actavis US (Watson Pharmaceuticals)	General Atomics	W.R. Grace
Allergan	GTECH	Molson Coors Brewing
AMETEK	H.B. Fuller	NewPage
A.O. SMITH	Hanesbrands	Plexus
Biogen Idec	Harman International Industries	Polaris Industries
Brady	Hospira	PolyOne
Celgene	IDEXX Laboratories	Purdue Pharma
Covance	International Flavors & Fragrances	Quintiles
Curtiss-Wright	Invensys Controls	Regal-Beloit
Donaldson Company	J.M. Smucker	Rockwell Collins
EMD Millpore	Leggett and Platt	Shire Pharmaceuticals
Endo Health Solutions	Lexmark International	Sonoco Products
First Solar	Life Technologies Corporation	Spirit AeroSystems
Forest Laboratories	Mary Kay	Tupperware Brands
GAF Materials	Mine Safety Appliances	VWR International

Proxy Peer Group

Becton, Dickinson and Co.	Patterson Companies Inc.	The Cooper Companies, Inc.
CareFusion Corp.	PerkinElmer Inc.	Varian Medical Systems Inc.
C.R. Bard Inc.	ResMed Inc.	Waters Corp.
Edwards Lifesciences Corp.	STERIS Corp.	Zimmer Holdings Inc.
Henry Schein Inc.	St. Jude Medical
Mettler-Toledo International Inc.	Teleflex Inc.

Data from the Peer Groups are considered by the Committee and compared with the compensation of DENTSPLY’s executive officers in evaluating the amount and proportions of base pay, annual incentive pay and long-term compensation, as well as the targeted total compensation value. Exequity also provided a report to the Committee that analyzed the Peer Group data and provided commentary with respect to DENTSPLY’s overall executive compensation program, including executive compensation base pay, the annual and long-term incentive program design, common share usage and burn rates from DENTSPLY’s equity incentive programs.

The analysis by Exequity reflected that in general, the targeted total direct compensation (base salary, annual incentive and annualized expected value of long-term incentives) of DENTSPLY’s executive officers is typically around the 50th percentile of the market, as reflected in the Peer Group data. This, of course, is affected by the performance and experience of each executive officer and the performance of DENTSPLY relative to the performance targets established in the annual incentive plan and can be higher or lower than the expected percentile depending on performance.

The Committee does not consider the overall wealth accumulation of executives in establishing the current level of compensation, except as it relates to meeting DENTSPLY’s stock ownership guidelines for officers, to the extent the prior year’s compensation is considered in the comparative analysis described above, and in recognition that DENTSPLY’s compensation program provides the opportunity over time for executives to build additional wealth.

The Committee also annually reviews the specific components and a comprehensive aggregation of the entire executive compensation pay and programs.

Determination of Annual Base Salaries

In establishing base salaries of DENTSPLY’s executives, the Committee strives to reflect the external market value of a particular role as well as the experiences and qualifications that an individual brings to the role. The primary purpose of DENTSPLY’s base salaries is to pay a fair, market competitive rate in order to attract and retain key executives. Base salary adjustments are generally made annually and have in the past been awarded based on individual performance, level of responsibilities, competitive data from the Peer Group reviews, employee retention efforts, annual salary budget guidelines and DENTSPLY’s overall compensation philosophies discussed above. Base salaries are targeted to a range around the 50th percentile of the base pay paid by the Peer Groups for a comparable role in order to ensure that DENTSPLY is able to compete in the market for outstanding employees without unduly emphasizing fixed compensation, but may be higher or lower based on individual performance and experience level.

The starting point for the Committee in establishing base salaries and annual incentive awards is to review the total annual cash compensation of the executive officers with the total annual cash compensation for comparable positions in the Peer Groups. In determining the total annual cash compensation of the executive officer, the Committee establishes a comparative base salary and what the annual incentive awards for the executive officers would be at the 100% target achievement level (as described in the Annual Incentive section herein), relative to comparable positions reflected in the Peer Groups. Once the Committee establishes the appropriate range for base salaries, the Committee adjusts the base salary of the individual executive officer based on consideration of several factors, including individual performance, DENTSPLY performance, the experience level of the executive, the nature and breadth of the executive’s responsibilities, and the desire to minimize the risk of losing the services of the executive to another company. Total direct compensation in relation to other executives, as well as prior year individual performance and performance of the business lines for which the executive is responsible, are also taken into consideration in determining any adjustment.

The base salaries of the executive officers were reviewed in December 2013 in connection with this review of total compensation. Based on its overall review, at its meeting in December 2013, the Committee and the Independent members of the board of directors of DENTSPLY, with respect to the CEO, approved base salaries for the NEOs for 2014 as follows:

Bret W. Wise, Chairman of the Board and Chief Executive Officer — $940,000
Christopher T. Clark, President and Chief Financial Officer — $618,000
James G. Mosch, Executive Vice President and Chief Operating Officer — $551,100
Robert J. Size, Senior Vice President — $442,800
Albert J. Sterkenburg, Senior Vice President — €328,500

Determination of Annual Incentive Awards

As discussed above in the section on Compensation Philosophy and Objectives, the Committee believes it is important to have a portion of the executive’s total annual cash compensation tied to the annual performance of DENTSPLY and its businesses. It is intended that this component of the total compensation of executives be competitive with the market, but also reward executives for good performance and reduce the targeted compensation opportunity for performance that fails to meet the objectives established by the Committee. The Committee believes this helps to align the compensation and objectives of the executives with DENTSPLY and its stockholders. Target annual incentive awards are determined as a percentage of each executive’s base salary. The Committee, and the independent members of the board of directors of DENTSPLY for the CEO, determines the general performance measures and other terms and conditions of awards for executives covered under DENTSPLY’s annual incentive program, and the weight attributable to each performance goal for the NEOs. For executives below the level of the NEOs, the CEO and other executives establish the performance objectives and weighting based on direction provided in the Annual Incentive Plan.

The Committee annually reviews and establishes targets for annual bonus payouts to be applicable for the performance year. These targets are generally established at the beginning of the performance year in connection with the approval of DENTSPLY’s budget for such year. In establishing the target payouts, the Committee evaluated the compensation levels in the Peer Groups. The Committee established performance targets for the executive officers, which if achieved at the 100% level, would result in annual bonuses that, in combination with base salary, would be competitive in the 50th percentile range with the total annual compensation of comparable positions in the Peer Groups. If DENTSPLY exceeds the targets established by the Committee, the executives are rewarded with higher annual bonuses and if DENTSPLY falls below the targets, the executives’ bonuses are reduced below the 100% target level. The general principle in setting targets and measuring performance is that management is responsible and accountable for the financial results of DENTSPLY. The annual incentive plan, which is largely based on the financial performance of DENTSPLY, provides that the Committee may adjust positively or negatively the net income component of the financial results, based on U.S. GAAP consistently applied, to address the impact of significant or non-recurring unbudgeted income or expenses, that were not considered in the targets set for the year, are not reflective of current operations, or benefit future periods.

As noted earlier, the Committee believes that employees in higher level positions should have a higher proportion of their total compensation delivered through pay-for-performance cash incentives; as a result, their total annual compensation will be more significantly correlated, both upward and downward, to DENTSPLY’s performance. The variability of the cash compensation of DENTSPLY’s executives is closely linked to annual financial results of DENTSPLY, delivering lower-than-market total cash compensation when financial performance is below targets set by the Committee and higher total cash compensation when the results are above such targets. Consistent with this principle, for 2014, the bonus targets for the NEOs ranged from 65% to 120% of base salary depending on the executive’s position, as set forth below.

Name	Target as Percent of Salary
Bret W. Wise, Chairman of the Board and Chief Executive Officer	120%
Christopher T. Clark, President and Chief Financial Officer	85%
James G. Mosch, Executive Vice President and Chief Operating Officer	75%
Robert J. Size, Senior Vice President	70%
Albert J. Sterkenburg, Senior Vice President	65%

As noted above, the actual annual incentive awards are based on an executive’s performance against objectives established by the Committee. Awards may range from no award being earned to 200% of target, although attainment at the maximum award level would be extremely difficult and is not expected. Awards, for the positions of the NEOs over the last three years have ranged from 82.6% to 143.4% of target.

The performance measures established by the Committee for the NEOs at the beginning of 2014, based on the annual budget approved by the board of directors of DENTSPLY, were allocated 85% to financial and 15% to strategic objectives. The financial targets for the NEOs were based on DENTSPLY’s adjusted net income, internal sales growth, and net working capital performance. In the case of operating executives who have responsibility for certain businesses, in addition to the targets for DENTSPLY’s adjusted net income, internal sales growth and net working capital, a portion of their annual target is comprised of the operating income, internal sales growth and net working capital of those businesses. The targets for adjusted net income are set at levels so that minimal levels of achievement must be met in order for any incentive award to be paid. The Committee establishes objectives for adjusted net income, internal sales growth and net working capital which it believes are challenging but fair and consistent with the executive compensation objectives described above. If the objectives are met, it is believed that DENTSPLY’s performance should lead to greater stockholder returns.

The financial targets for 2014 for the NEOs, other than Mr. Sterkenburg, who had direct operating business responsibility, were internal sales growth of 2.7%, with a target zone of 2.2% to 3.2%, and corporate adjusted net income of $306.1 million, net of specific items. DENTSPLY’s target for internal growth of 2.7% was above what the Committee believed was the expected growth for the global dental consumables market in 2014. Fifty percent of Mr. Sterkenburg’s objectives were based on the same objectives as the other NEOs, and the remaining amount of Mr. Sterkenburg’s target incentives were based on the internal sales growth and income from operations of the businesses for which he had responsibility. The components of Mr. Sterkenburg’s annual incentive compensation related to operating activities is not material and DENTSPLY believes it would be competitively harmful to disclose the operating business objectives as that would enable competitors to identify what the financial targets and business strategies are for certain specific operating businesses. The targets for the operating segments are set based on the projected budgets for the operating businesses and are meant to be challenging and which, if met, would result in the operating business meeting its strategic objectives and/or outperforming its competition in the market.

The two strategic objectives which comprised 15% of the NEOs’ target relate to the accomplishment of important strategic activities of DENTSPLY. These objectives consisted of two separate areas and relate to organizational development, strategic objectives and improvements in certain businesses considered important by the Committee and the board of directors of DENTSPLY. The first was to provide a strategic plan towards achieving DENTSPLY’s operating margin target including progress against certain elements of the plan. The second objective was to identify a path towards strategic maximization and investment for one defined strategic business unit.

Annual cash incentive awards are determined by multiplying the results for each performance objective (i.e., the percentage of that target award payable based on performance) by the target award opportunity for each NEO as described above, and then multiplied by the base salary as of December 31, 2014, the end of the performance period. At its February 2015 meeting, the Committee reviewed the performance of DENTSPLY and its executives with respect to the annual objectives to determine whether the NEOs had met or exceeded the 2014 performance goals. As described above, the target adjusted net income used for annual incentive objective purposes is corporate net income, net of specific items consistent with the Annual Incentive Plan. The primary items that were excluded from reported net income for 2014 under this approach were amortization of purchased intangible assets, unbudgeted acquisition, divestitures and restructuring-related items, fair market adjustments to certain derivative contracts, and fair value adjustments on DENTSPLY’s investment in DIO Corporation. The Committee reviewed the performance of DENTSPLY relative to the strategic objectives and concluded that management had exceeded the targets on these objectives in the aggregate and awarded 17.5 percent compared to a target of 15 percent. Based on this review, the NEOs were paid bonuses at the percent of target as set forth below:

Bret W. Wise, Chairman of the Board and Chief Executive Officer — 97.7%
Christopher T. Clark, President and Chief Financial Officer — 97.7%
James G. Mosch, Executive Vice President and Chief Operating Officer — 97.7%
Robert J. Size, Senior Vice President — 97.7%
Albert J. Sterkenburg, Senior Vice President — 143.4%

Determination of Equity Incentive Compensation

The third principal component in total compensation for DENTSPLY’s executives in 2014 was the award of equity incentives under DENTSPLY’s Equity Incentive Plan, consisting of stock options, time-based restricted stock units (“DENTSPLY RSUs”), and performance-based restricted stock units (“DENTSPLY PRSUs”).

The Committee believes that equity incentive compensation serves an essential purpose in attracting and retaining senior executives and providing them long-term incentives to maximize shareholder value. DENTSPLY also believe that long-term incentive awards align the interests of the executive officers with those of DENTSPLY’s stockholders. Long-term incentive awards for executive officers generally are made annually, as part of the “total remuneration” approach to executive compensation, under the stockholder-approved DENTSPLY Equity Incentive Plan. The long-term incentive program is designed to reward long-term performance and was comprised of three components in 2014:

•	Stock option awards designed to reward stock price growth;
•	Time-based DENTSPLY RSU awards (except as noted below for certain NEOs who have performance requirements); and
•	DENTSPLY PRSU awards based on accomplishment of a specific one year performance objective.

A stock option becomes valuable only if DENTSPLY’s stock price increases above the option exercise price and the holder of the option remains employed for the period required for the option to vest, and thus, is a significant performance-based compensation component. This provides an incentive for an option holder to remain employed by DENTSPLY and to enhance shareholder value. The Committee believes that equity-based compensation ensures that DENTSPLY’s executive officers have a continuing stake in the long-term success of DENTSPLY and is most closely aligned with the interest of stockholders.

As described in the Executive Summary section of this CD&A, DENTSPLY granted 2014 stock option awards three days after DENTSPLY filed its Annual Report on Form 10-K for the prior fiscal year. Stock options are granted at the closing price on the day of the grant and accordingly, will have value only if the market price of DENTSPLY’s common stock increases after the grant date. Stock option grants vest and become exercisable over three years — one-third on each of the first three anniversaries following grant — and are exercisable for ten years from the grant date, subject to earlier expiration in the event of termination of employment or retirement. Under the terms of DENTSPLY’s Equity Incentive Plan, DENTSPLY RSUs/DENTSPLY PRSUs and unvested stock options are forfeited if the executive voluntarily leaves prior to vesting for stock options, full vesting of DENTSPLY RSUs/DENTSPLY PRSUs or a qualified retirement. Individuals have 90 days upon termination to exercise any vested stock options; after the 90 days, the stock options are forfeited.

The Committee believes that the use of DENTSPLY RSUs and DENTSPLY PRSUs as part of DENTSPLY’s equity compensation program is consistent with current market practices, provides a greater opportunity for executives to build share ownership in DENTSPLY, provides an incentive for executives to remain with DENTSPLY and provides an equity vehicle that allows DENTSPLY to attract, motivate and retain the employee talent considered critical for achieving DENTSPLY’s goals. Currently, DENTSPLY RSUs cliff vest after three (3) years (and, for certain executive officers including the CEO, on the accomplishment of certain performance requirements), and DENTSPLY PRSUs cliff vest after three (3) years, provided that a performance objective is met. With respect to the DENTSPLY PRSUs awarded to the NEOs in 2014, the Committee established a performance requirement based on one year adjusted earnings per share growth. The 2015 DENTSPLY PRSU grant is subject to a three (3) year performance objective with a target of attaining a 20% operating margin in 2017 and includes performance measures each year with year-over-year improvement. For Messrs. Wise, Clark and Mosch, in addition to time-based vesting, the DENTSPLY RSUs included a performance requirement regarding the aggregate net income of DENTSPLY over the three year vesting period.

Guidelines for the size and type of awards are developed based upon, among other factors, the Committee’s review of the Peer Group data, input from Exequity, shares available for grant under the Equity Incentive Plan, the executive’s position in DENTSPLY, his or her contributions to DENTSPLY’s objectives, and total direct compensation, as compared to the Peer Groups. Equity awards comprise a larger portion of the senior executives’ compensation to more closely align the compensation and interests of the senior executives with that of stockholders. The Committee also takes into consideration DENTSPLY’s performance against its business and financial objectives and its strategic plan, and individual performance, as well as the allocation of overall share usage under DENTSPLY’s equity incentive plan.

Equity grants made to the CEO in February 2014 were allocated such that 30% of the annualized expected value of total equity incentive compensation granted in 2014 would consist of stock options, while 20% would consist of DENTSPLY RSUs and 50% would consist of DENTSPLY PRSUs (at maximum performance attainment). For NEOs other than the CEO, the portion of equity compensation in 2014 that consists of DENTSPLY PRSUs was increased, and the portion that consists of DENTSPLY RSUs accordingly decreased. For Mr. Clark and Mr. Mosch, equity grants made in February 2014 were allocated such that 30% of the annualized expected value of total equity incentives granted in 2014 would consist of stock options, while 35% would consist of DENTSPLY RSUs and 35% would consist of DENTSPLY PRSUs (at maximum performance attainment). For Mr. Size and Mr. Sterkenburg, equity grants made in February 2014 were allocated such that 30% of the annualized expected value of total equity incentives granted in 2014 would consist of stock options, while 40% would consist of DENTSPLY RSUs and 30% would consist of DENTSPLY PRSUs (at maximum performance attainment). In 2015, the portion of equity compensation that consists of DENTSPLY PRSUs continued to increase, and the portion that consists of DENTSPLY RSUs accordingly was decreased further for the NEOs other than the CEO. The split between stock options, DENTSPLY RSUs and DENTSPLY PRSUs was based both on comparisons to the market and the overall risk/reward tradeoff. As the Peer Group data varies somewhat by position, the Committee generally targets the equity incentive compensation at or near the median of the Peer Groups at target performance, with an opportunity for incentive compensation to exceed the median if performance is above target. Typically the maximum incentive opportunity (assuming performance exceeds target and meets the maximum targets in the plan) is in the range of the 50th to 65th percentile of the Peer Groups.

The DENTSPLY PRSUs, or the applicable portion thereof, will vest after three years based on the performance of DENTSPLY relative to the applicable performance requirement. The Committee determined that none of the DENTSPLY PRSUs would be earned unless adjusted (non-GAAP) earnings per share growth (“adjusted EPS growth”) was at least 3% in 2014. The actual number of DENTSPLY PRSUs earned was based on the adjusted EPS growth achieved from a threshold of at least 3% adjusted EPS growth (earning 33% of the DENTSPLY PRSUs) to the maximum of 13% or greater adjusted EPS growth (earning 100% of the DENTSPLY PRSUs). DENTSPLY reported adjusted (non-GAAP) earnings per share growth of 6.3% in 2014, which resulted in an attainment under the 2014 DENTSPLY PRSU grant of 51.8%. Accordingly, 51.8% of the 2014 grant will be subject to the full three year vesting requirement, and the remainder, or 48.2% of the DENTSPLY PRSUs granted, were not earned, will not vest under the plan, and have been canceled. For more information regarding non-GAAP information refer to the SEC filings for DENTSPLY.

The 2015 DENTSPLY PRSU grant is subject to a three (3) year performance objective with a target of attaining a 20% operating margin in 2017 and includes performance measures each year with year-over-year improvement in each annual period.

While equity awards under the Equity Incentive Plan generally involve no immediate cash cost, DENTSPLY does recognize expense for such awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), “Compensation — Stock Compensation” (Topic 718), (“ASC Topic 718”).

Post-Termination Arrangements

Termination of Employment

DENTSPLY has entered into employment agreements with all of the NEOs. Each of these employment agreements provides that, upon termination of such individual’s employment with DENTSPLY as a result of the employee’s death, DENTSPLY is obligated to pay the employee’s estate the then current base compensation of the employee for a period of one year following the date of the employee’s death, together with the employee’s pro-rata share of any incentive or bonus payments for the period prior to the employee’s death in the year of such death. Each of the employment agreements also provides that, in the event that the employee’s employment is terminated by DENTSPLY other than in a change of control of DENTSPLY (as defined in the agreements) without cause, or by the employee with good reason, DENTSPLY will be obligated to pay or provide to the employee, over a period of two years subsequent to termination of employment, (i) all compensation at the base salary rate immediately preceding the termination, and (ii) the payments and benefits that the employee would have received under employee benefit plans, programs or other arrangements of DENTSPLY or any of its affiliates in which the employee participated before their termination.

The NEOs are eligible for an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended. DENTSPLY shall pay the Employee an additional gross-up payment such that the net amount retained by the NEO after deduction of any excise tax imposed under section 4999 of the Code and any taxes imposed upon the gross-up payment, shall be equal to the payment. The Committee has determined that this additional gross-up will not be included in any future executive employment agreements.

The amounts that each NEO would receive in the event of a termination described above is set forth in the Potential Payment Upon Termination or Change-in-Control tables set forth below.

Termination following Change-in-Control

The Committee believes executive officers, including all the NEOs, who are terminated or elect to resign for “good reason” (as defined in the employment agreements) in connection with a change-in-control (as defined in the employment agreements) of DENTSPLY should be provided separation benefits. These benefits are intended to ensure that executives focus on serving DENTSPLY and stockholder interests during a change-in-control transaction or activity without the distraction of possible job and income loss.

The proposed merger with Sirona would not result in a change-in-control under the employment agreements.

DENTSPLY’s change-in-control benefits are consistent with the practices of companies with whom DENTSPLY competes for talent, and are intended to assist in retaining executives and recruiting new executives to DENTSPLY. As of the close of a transaction that results in a change-in-control of DENTSPLY, in accordance with DENTSPLY’s Equity Incentive Plan all outstanding equity grants awarded as part of DENTSPLY’s equity incentive compensation program become available to executives, that is, restrictions on all outstanding restricted stock units lapse and all non-exercisable stock options become exercisable. In the event that a termination of employment is made by DENTSPLY without cause or by the employee with good reason within a period of two (2) years after a change-in-control of DENTSPLY, DENTSPLY is required to pay to the NEOs, subject to the requirements of Section 409A(a)(2)(B) of the Internal Revenue Code, the benefits described in the paragraph above and the Potential Payment Upon Termination or Change-in-Control tables below.

Retirement and Other Benefits

DENTSPLY also maintains standard benefits that are consistent with those offered by other major corporations and are generally available to all of DENTSPLY’s full time employees (subject to meeting basic eligibility requirements). The benefits described below are for U.S. employees, however, similar benefits are provided to non-U.S. employees based on local law and benefit programs.

DENTSPLY offers retirement benefits to its U.S. employees through tax-qualified plans, including an employee and employer-funded 401(k) Savings Plan and a discretionary company-funded Employee Stock Ownership Plan (“ESOP”). The Committee allows for the participation of the executive officers in these plans, and the terms governing the retirement benefits under these plans for the executive officers are the same as those available for other eligible employees in the U.S. Similarly situated employees, including DENTSPLY’s executive officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan; the amount of money contributed, and the investments chosen by the participant with regard to those plans providing for participant investment direction. These plans do not involve any guaranteed minimum returns or above-market returns as the investment returns are dependent upon actual investment results. Employees direct their own investments in the 401(k) Savings Plan. The ESOP is a defined contribution plan designed to allow employees, including executive officers, to accumulate retirement accounts through ownership of DENTSPLY stock, and to allow DENTSPLY to make contributions or allocations to those funds.

DENTSPLY’s healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible employees, including the NEOs. DENTSPLY shares the cost of health and welfare benefits with its employees, a cost that is dependent on the level of benefits coverage that each employee elects. DENTSPLY also provides other benefits such as medical, dental and life insurance to each NEO, in a similar fashion to those provided to all other U.S.-based DENTSPLY employees.

DENTSPLY maintains a very limited number of benefit programs that are only available to the NEOs and other senior employees qualifying for eligibility based on salary grade level. Such benefits include a Supplemental Executive Retirement Plan (“SERP”) and the DENTSPLY Supplemental Savings Plan (“DSSP”). The purpose of the SERP is to provide additional retirement benefits for a limited group of management employees, including the NEOs, whom the board of directors of DENTSPLY concluded were not receiving competitive retirement benefits. The Committee annually approves participants in the SERP. Contributions equal to 11.7% of total annual compensation (base salary and any annual incentive awards), reduced by DENTSPLY contributions to the ESOP and 401(k) plans, are allocated to the participant’s accounts. No actual benefits are put aside for participants in the SERP and the participants are general creditors of DENTSPLY for payment of the benefits upon retirement or termination from DENTSPLY. Participants can elect to have these benefits administered as savings with interest or stock unit accounts with dividends, with stock units being distributed in the form of common stock at the time of distribution. Upon retirement or termination for any reason, participants in the SERP are paid the benefits in their account based on an earlier distribution election.

The DSSP is a deferred compensation plan that allows management employees of DENTSPLY to defer a portion of their base salary and annual incentive bonus, for payment at a future time, as elected by the participant. Deferred amounts are not funded by DENTSPLY but are a general obligation of DENTSPLY to administer and pay as set forth in the DSSP. The Plan is administered by T. Rowe Price, the Administrator of DENTSPLY’s retirement plans, and participants have the right to elect investment options for the deferred funds (except that Executive Officers may not defer base salary into DENTSPLY stock because of implications under Section 16 of the Securities Exchange Act), which are tracked by the Administrator.

Executive Stock Ownership Guidelines

Because the Committee believes in further linking the interests of management and the stockholders, DENTSPLY maintains stock ownership guidelines for its executives. The guidelines specify the number of shares that DENTSPLY’s executive management should accumulate and hold within six (6) years of the date of appointment to the executive position. “Stock ownership” is defined to include stock owned by the officer directly, stock owned indirectly through DENTSPLY’s retirement Plans, including SERP and DSSP, and equity awards pursuant to the equity incentive program, other than stock options. Under the current guideline established by the Committee, executives are required to own DENTSPLY common stock equal in value to a multiple of their base salary, as set forth below:

Chief Executive Officer	5X
President and Chief Financial Officer	3X
Executive Vice President and Chief Operating Officer	3X
Senior Vice Presidents	2X
Vice Presidents	1X

All NEOs in their current positions were in compliance with the Stock Ownership Guidelines as of the end of 2014.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that DENTSPLY may deduct in any one year with respect to the NEOs. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Stock option incentive awards generally are performance-based compensation meeting those requirements, and, as such, are believed to be fully deductible. The Committee generally seeks ways to limit the impact of Section 162(m); however, the Committee believes that the tax deduction limitation should not compromise DENTSPLY’s ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. The Committee has established a performance goal for the Chief Executive Officer, Chief Financial Officer and Chief

Operating Officer for the vesting of their DENTSPLY RSUs granted in 2014, regarding the aggregate net income of DENTSPLY over the three year vesting period, consistent with the performance-based requirements established by 162(m).

Hedging and Pledging of DENTSPLY Stock

Short sales of DENTSPLY securities (a sale of securities which are not then owned) and derivative or speculative transactions in DENTSPLY securities are prohibited under DENTSPLY’s insider trading policy. No director, officer or other designated insider is permitted to trade in options, warrants, puts and calls or similar instruments on DENTSPLY securities. In addition, directors, officers, and other designated insiders are prohibited from holding DENTSPLY securities in margin accounts or pledging DENTSPLY securities.

EXECUTIVE COMPENSATION TABLES

Summary Compensation

The following table sets forth the compensation earned by the Named Executive Officers for the fiscal year ended December 31, 2014. The Named Executive Officers are DENTSPLY’s CEO or Principal Executive Officer, CFO or Principal Financial Officer, and three other most highly compensated executive officers.

Summary Compensation Table
For Fiscal Year End December 31, 2014

Name and Principal Position(1)	Fiscal Year	Salary ($)	Stock Awards(7) ($)	Option Awards(8) ($)	Non-Equity Incentive Plan Compensation(9) ($)	All Other Compensation(10) ($)	Total ($)
Bret W. Wise Chairman of the Board and Chief Executive Officer(2)	2014	940,000	2,280,040	1,519,996	1,102,500	209,933	6,052,469
	2013	940,000	2,160,023	1,440,203	854,300	221,760	5,616,286
	2012	910,000	1,532,806	1,524,781	955,500	211,922	5,135,009
Christopher T. Clark President and Chief Financial Officer(3)	2014	618,000	1,081,828	618,527	513,400	118,692	2,950,447
	2013	600,000	1,099,992	549,980	396,600	124,937	2,771,509
	2012	557,200	851,893	678,079	468,000	118,264	2,673,436
James G. Mosch Executive Vice President and Chief Operating Officer(4)	2014	551,100	859,075	490,685	404,000	100,664	2,405,524
	2013	535,000	866,681	433,459	309,400	103,452	2,247,992
	2012	483,500	525,024	417,969	349,400	94,419	1,870,312
Robert J. Size Senior Vice President(5)	2014	442,800	436,800	237,823	303,000	78,319	1,498,742
	2013	402,500	383,349	192,027	226,900	74,599	1,279,375
	2012	376,200	288,904	229,614	235,200	73,160	1,203,078
Albert J. Sterkenburg Senior Vice President(6)	2014	435,273	307,334	167,322	405,857	139,611	1,455,397
	2013	423,917	316,665	158,469	229,572	149,716	1,278,339
	2012	399,710	272,245	216,160	285,452	119,484	1,293,051

(1)	Principal positions are the positions held during 2014.
(2)	Mr. Wise was appointed Chairman of the Board and Chief Executive Officer effective January 1, 2007.
(3)	Mr. Clark was appointed President and Chief Operating Officer effective January 1, 2009 and President and Chief Financial Officer effective April 8, 2013.
(4)	Mr. Mosch was appointed Executive Vice President effective January 1, 2009 and was additionally made Chief Operating Officer effective April 8, 2013.
(5)	Mr. Size was appointed Senior Vice President effective January 1, 2007. Mr. Size was not an NEO in 2012.
(6)	Mr. Sterkenburg was appointed Senior Vice President effective January 1, 2009. Mr. Sterkenburg is located in Germany and is paid in Euros. His salary, non-equity incentive plan compensation and all other compensation amounts have been converted from Euros to US dollars using the average rate of Euros to US dollars for the relevant year.

(7)	Represents the aggregate grant date fair value for DENTSPLY PRSUs at target and DENTSPLY RSUs granted in each respective year. The number of shares that could be granted upon the conversion of DENTSPLY PRSUs upon lapse of restrictions thereon ranges from zero to a maximum of two times the target amount.
(8)	Represents the grant date full fair value of compensation costs of stock options granted during the respective year for financial statement reporting purposes, using the Black-Scholes option pricing model. Assumptions used in the calculation of these amounts are similar to those included in Note 13, Equity, to DENTSPLY’s Consolidated Financial Statements on Form 10-K for the year ended December 31, 2014.
(9)	Amounts shown represent DENTSPLY’s Annual Incentive Plan awards for services provided in 2014, 2013, and 2012 that were paid in cash or deferred under the DSSP in 2015, 2014 and 2013 respectively. Messrs. Clark, Mosch and Size deferred under the DSSP in 2014.
(10)	Amounts shown are described in the All Other Compensation table that follows.

Refer to the CD&A section for a complete description of the components of compensation, along with a description of the material terms and conditions of each component.

For the Named Executive Officers, salary compensation as a percentage of total compensation is as follows: Mr. Wise — 15.5%, Mr. Clark — 20.9%, Mr. Mosch — 22.9%, Mr. Size — 29.5% and Mr. Sterkenburg — 29.9%

Grants of Plan-Based Awards

The following table reflects the terms of compensation plan-based awards granted to Named Executive Officers in 2014:

2014 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Stock Unit Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Stock Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bret W. Wise
Incentive Compensation		—	1,128,000	2,256,000
DENTSPLY RSUs	2/24/2014					22,464	22,464				1,013,351
DENTSPLY PRSUs	2/24/2014				18,532	28,080	56,159				1,266,689
Options	2/24/2014								161,700	45.1100	1,519,996
Christopher T. Clark
Incentive Compensation		—	525,300	1,050,600
DENTSPLY RSUs	2/24/2014					15,988	15,988				721,219
DENTSPLY PRSUs	2/24/2014				5,276	7,994	15,988				360,609
Options	2/24/2014								65,800	45.1100	618,527
James G. Mosch
Incentive Compensation		—	413,325	826,650
DENTSPLY RSUs	2/24/2014					12,696	12,696				572,717
DENTSPLY PRSUs	2/24/2014				4,190	6,348	12,696				286,358
Options	2/24/2014								52,200	45.1100	490,685
Robert J. Size
Incentive Compensation		—	309,960	619,920
DENTSPLY RSUs	2/24/2014							7,042			317,665
DENTSPLY PRSUs					1,743	2,641	5,281				119,136
Options									25,300	45.1100	237,823
Albert J. Sterkenburg
Incentive Compensation(6)		—	282,927	565,854
DENTSPLY RSUs	2/24/2014							4,955			223,520
DENTSPLY PRSUs	2/24/2014				1,226	1,858	3,716				83,814
Options	2/24/2014								17,800	45.1100	167,322

(1)	Amounts shown represent threshold, target and maximum amounts for the 2014 Annual Incentive Plan. The maximum award under the 2014 Annual Incentive Plan is base salary, multiplied by the target incentive compensation percentage, multiplied by 2. The minimum amount payable under the 2014 Annual Incentive Plan is zero. Payments or deferrals made under the Annual Incentive Plan for 2014 are shown in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table. Refer to the CD&A for a description of the performance measures and criteria for payment of Non-equity Incentive Plan Compensation.
(2)	DENTSPLY RSUs are credited with dividend equivalents and upon vesting are included in the stock distributed to recipients.
(3)	The DENTSPLY RSUs granted to Mr. Wise, Mr. Clark and Mr. Mosch are subject to a service condition and performance requirements. The amount in the “Threshold” column shows the number of shares that will be paid out, assuming DENTSPLY achieves the minimum performance levels required for the payment of shares.
(4)	DENTSPLY RSUs and DENTSPLY PRSUs are granted with an exercise price equal to zero.

(5)	The grant date fair value of DENTSPLY RSUs and DENTSPLY PRSUs is the closing stock price on the date of grant. The grant date fair value of Options uses the Black-Scholes option pricing model. Assumptions used in the calculation of these amounts are similar to those included in Note 13, Equity, to DENTSPLY’s Consolidated Financial Statements on Form 10-K for the year ended December 31, 2014.
(6)	Incentive compensation amounts for Mr. Sterkenburg were calculated by multiplying Mr. Sterkenburg’s Euro-denominated target and maximum payouts by the average rate of Euros to US dollar for 2014.

Outstanding Equity Awards at Year End

The following table provides information on the stock option awards and stock awards outstanding as of December 31, 2014 for the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable)(1) (#)	Total Number of Securities Underlying Unexercised Options (#)	Option Exercise Price(2) ($)	Option Expiration Date(3)	Number of Stock Units That Have Not Vested(4) (#)	Market Value of Stock Units That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Stock Units That Have Not Vested(6) (#)	Equity Incentive Plan Awards: Market Value of Stock Units That Have Not Vested(7) ($)
Bret W. Wise	146,900	—	146,900	45.15	12/10/2017	—	—	—	—
	223,650	—	223,650	25.91	12/8/2018	—	—	—	—
	229,900	—	229,900	33.86	12/8/2019	—	—	—	—
	189,200	—	189,200	36.62	2/11/2021	—	—	—	—
	113,333	56,667	170,000	38.74	2/21/2022	—	—	—	—
	51,500	103,000	154,500	40.86	2/25/2023	—	—	—	—
	—	161,700	161,700	45.11	2/24/2024	—	—	—	—
						42,819	2,280,968	93,822	4,997,898
	954,483	321,367	1,275,850			42,819	2,280,968	93,822	4,997,898
Christopher T. Clark	71,100	—	71,100	31.36	12/12/2016	—	—	—	—
	59,300	—	59,300	45.15	12/10/2017	—	—	—	—
	111,800	—	111,800	25.91	12/8/2018	—	—	—	—
	89,700	—	89,700	33.86	12/8/2019	—	—	—	—
	94,700	—	94,700	36.62	2/11/2021	—	—	—	—
	50,400	25,200	75,600	38.74	2/21/2022	—	—	—	—
	19,666	39,334	59,000	40.86	2/25/2023	—	—	—	—
	—	65,800	65,800	45.11	2/24/2024	—	—	—	—
						7,856	418,489	64,008	3,409,706
	496,666	130,334	627,000			7,856	418,489	64,008	3,409,706
James G. Mosch	32,900	—	32,900	31.36	12/12/2016	—	—	—	—
	30,500	—	30,500	45.15	12/10/2017	—	—	—	—
	46,300	—	46,300	25.91	12/8/2018	—	—	—	—
	50,600	—	50,600	33.86	12/8/2019	—	—	—	—
	52,100	—	52,100	36.62	2/11/2021	—	—	—	—
	31,066	15,534	46,600	38.74	2/21/2022	—	—	—	—
	15,500	31,000	46,500	40.86	2/25/2023	—	—	—	—
	—	52,200	52,200	45.11	2/24/2024	—	—	—	—
						33,986	1,810,434	19,044	1,014,474
	258,966	98,734	357,700			33,986	1,810,434	19,044	1,014,474

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable)(1) (#)	Total Number of Securities Underlying Unexercised Options (#)	Option Exercise Price(2) ($)	Option Expiration Date(3)	Number of Stock Units That Have Not Vested(4) (#)	Market Value of Stock Units That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Stock Units That Have Not Vested(6) (#)	Equity Incentive Plan Awards: Market Value of Stock Units That Have Not Vested(7) ($)
Robert J. Size	16,778	—	16,778	27.74	12/13/2015	—	—	—	—
	13,800	—	13,800	28.57	3/22/2016
	32,900	—	32,900	31.36	12/12/2016
	24,900	—	24,900	45.15	12/10/2017	—	—	—	—
	36,000	—	36,000	25.91	12/8/2018	—	—	—	—
	38,000	—	38,000	33.86	12/8/2019	—	—	—	—
	31,900	—	31,900	36.62	2/11/2021	—	—	—	—
	17,066	8,534	25,600	38.74	2/21/2022	—	—	—	—
	6,866	13,734	20,600	40.86	2/25/2023	—	—	—	—
	—	25,300	25,300	45.11	2/24/2024	—	—	—	—
						23,525	1,253,177	2,641	140,686
	218,210	47,568	265,778			23,525	1,253,177	2,641	140,686
Albert J. Sterkenburg	16,900	—	16,900	45.15	12/10/2017
	36,000	—	36,000	25.91	12/8/2018	—	—	—	—
	35,900	—	35,900	33.86	12/8/2019	—	—	—	—
	30,200	—	30,200	36.62	2/11/2021	—	—	—	—
	16,066	8,034	24,100	38.74	2/21/2022	—	—	—	—
	5,666	11,334	17,000	40.86	2/25/2023	—	—	—	—
	—	17,800	17,800	45.11	2/24/2024	—	—	—	—
						19,430	1,035,036	1,858	98,976
	140,732	37,168	177,900			19,430	1,035,036	1,858	98,976

(1)	Options granted become exercisable over a period of three years after the date of grant at the rate of one-third per year, except that they become immediately exercisable upon death, disability or qualified retirement. Options generally expire ten years after the date of grant under these plans. The non-exercisable stock options with the following expiration dates will vest as indicated below:

Expiration Date	Vesting Schedules
2/25/2023	One-third vested February 25, 2015; the remaining one third will vest February 25, 2016.
2/24/2024	One-third vested February 24, 2015; one third will vest February 24, 2016; and one third will vest February 24, 2017.
(2)	DENTSPLY’s stock options are granted at the board of directors of DENTSPLY meeting in February each year, with a grant date that is generally three business days after DENTSPLY’s report of financial results for the prior year, to employees already in the equity incentive program, and to newly hired executive officers at the Committee meeting following the executive officer’s employment date. Prior to 2011, DENTSPLY’s equity grants to employees already in the equity incentive program were made at the December board of directors of DENTSPLY meeting each year. The exercise price reflects the closing price of DENTSPLY common stock on the grant date.
(3)	Stock options generally expire ten years after the grant date.

(4)	Both DENTSPLY RSU and DENTSPLY PRSU grants are cliff vested. Restrictions lapse and the units convert to shares of stock three years after the date of grant, except that they become immediately vested upon death, disability or qualified retirement. The DENTSPLY PRSUs that were granted in 2012 and 2013 are included at the actual amounts based on the respective one year performance attainment. DENTSPLY RSUs have no expiration date. With respect to Mr. Wise, Mr. Clark and Mr. Mosch, vesting of DENTSPLY RSUs is contingent upon the continued profitability of DENTSPLY and these are included in the column “Equity Incentive Plan Awards: Number of Unearned Stock Units That Have Not Vested.” The DENTSPLY RSUs with the following grant dates will vest as indicated below:

Grant Date	Vesting Schedules
2/21/2012	vested on February 21, 2015
2/25/2013	will vest on February 25, 2016
2/24/2014	will vest on February 24, 2017
(5)	The market value represents the number of DENTSPLY RSUs and the actual amount of DENTSPLY PRSUs granted based on 2012 and 2013 attainment, multiplied by the December 31, 2014 stock closing market price of $53.27.
(6)	Includes DENTSPLY RSUs for Messrs. Wise, Clark and Mosch together with DENTSPLY PRSUs for Messrs. Wise, Clark, Mosch, Size and Sterkenburg. Both DENTSPLY RSUs and DENTSPLY PRSUs are subject to cliff vesting. Restrictions lapse and the units convert to shares of stock three years after the date of grant (provided, in the case of the DENTSPLY PRSUs, that a one-year performance objective is met; and provided, in the case of the DENTSPLY RSUs granted to Messrs. Wise, Clark and Mosch that DENTSPLY meets the performance requirement), except that they become immediately vested upon death, disability or qualified retirement. DENTSPLY PRSUs are shown at the target amount for the grant made February 24, 2014 because this table shows awards outstanding at fiscal year-end.
(7)	The market value represents the number of DENTSPLY RSUs and DENTSPLY PRSUs granted (DENTSPLY PRSUs at the target amount), multiplied by December 31, 2014 stock closing market price of $53.27.

All Other Compensation

Name of Executive Officer	ESOP Stock Contribution(1) ($)	401(k) Contribution(2) ($)	SERP Contribution(3) ($)	Perquisites $10,000(4) ($)	Pension Contribution(5) ($)	Total Other Compensation ($)
Bret W. Wise	7,800	7,800	194,333	—	—	209,933
Christopher T. Clark	7,800	7,800	103,092	—	—	118,692
James G. Mosch	7,800	7,800	85,064	—	—	100,664
Robert J. Size	7,800	7,800	62,719	—	—	78,319
Albert J. Sterkenburg	—	—	—	34,831	104,780	139,611

(1)	Represents the allocations to each of the U.S. Named Executive Officers’ DENTSPLY Employee Stock Ownership Plan balances for the year ended December 31, 2014. Pursuant to the terms of the ESOP Plan, non-vested ESOP shares forfeited by terminated employees and dividends earned on the forfeited shares are redistributed to the current ESOP participants, thus reducing DENTSPLY’s contribution requirement. The ESOP is a non-contributory defined contribution plan.
(2)	Represents the non-elective cash contributions by DENTSPLY into a 401(k) savings plan for each of the U.S. Named Executive Officers.
(3)	Represents DENTSPLY credits for the 2014 Plan year to the DENTSPLY U.S. Supplemental Executive Retirement Plan, a non-contributory retirement plan for a select group of management and/or highly compensated employees. Additional information is provided in the Non-Qualified Deferred Compensation section.
(4)	Represents annual cost of DENTSPLY car for business and personal use. Amounts have been converted from Euros to US dollars using the average rate of Euros to US dollars for the relevant year.
(5)	Represents DENTSPLY credits for the 2014 Plan year to the DENTSPLY International German pension program, which is a defined contribution plan. Amounts have been converted from Euros to US dollars using the average rate of Euros to US dollars for the relevant year.

Option Exercises and Stock Vested

The following table sets forth the actual value received by the Named Executive Officers upon exercise of stock options or vesting of stock awards in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bret W. Wise	197,400	4,485,818	44,183	2,044,789
Christopher T. Clark	55,042	1,088,762	22,100	1,022,788
James G. Mosch	55,042	1,294,037	12,160	562,765
Robert J. Size(1)	—	—	7,459	345,203
Albert J. Sterkenburg	23,200	562,797	7,054	326,459

(1)	Mr. Size did not exercise stock options in 2014.

Non-Qualified Deferred Compensation

Supplemental Executive Retirement Plan

Effective January 1, 1999 and amended December 10, 2002 and January 1, 2009, the board of directors of DENTSPLY adopted a Supplemental Executive Retirement Plan. The purpose of the SERP is to provide additional retirement benefits for a limited group of management employees, including the U.S. based Named Executive Officers, whom the board of directors of DENTSPLY concluded were not receiving competitive retirement benefits. Contributions equal to 11.7% of compensation reduced by ESOP contributions are allocated to the participants’ accounts. No actual benefits are put aside for participants and the participants are general creditors of DENTSPLY for payment of the benefits upon retirement or termination from DENTSPLY. Participants can elect to have these benefits administered as savings with interest or stock unit accounts with dividends, with stock units being distributed in the form of DENTSPLY common stock at the time of distribution.

The SERP provides for the possible delay in the distribution of benefits as necessary to comply with applicable administrative or legal requirements. Subject to such provisions, benefits are distributed as set forth below. Upon retirement or termination for any reason, participants in the SERP are paid the benefits in their account based on an earlier election to have their accounts distributed immediately or in annual installments for up to five (5) years.

In the event of a participant’s death before his or her account has been distributed, distribution will be made to the beneficiary selected by the participant within thirty (30) days after the date of death (or, if later, after the proper beneficiary has been identified).

In the event of a Change in Control as defined in the SERP, participants will be given the option to receive the value of their accounts in lump sums no later than sixty (60) days after the Change in Control. Optional distributions received subject to a change in control must represent the entire Supplemental Executive Retirement Accounts and will be subject to five percent (5%) penalty reductions.

All distributions under the SERP are based upon the amount credited to a participant’s account as of the last business day of the month immediately preceding the date of the distribution. The amount of installments payable to a participant electing distribution through installments is determined by dividing the aggregate balance of the participant’s vested account by the remaining number of installments, including the current installment to be paid.

DENTSPLY Supplemental Savings Plan

Effective January 1, 2008, the board of directors adopted the DENTSPLY Supplemental Savings Plan (DSSP). The purpose of the DSSP is to provide select members of the management of DENTSPLY, including all of the U.S. based Named Executive Officers, an opportunity to defer up to 50% of their base salary and

100% of their earned bonuses. Deferred amounts are general obligations of DENTSPLY and participant’s accounts are unfunded. Participants are able to elect to have their deferred compensation (other than individual salary deferrals by Named Executive Officers to DENTSPLY stock) tracked relative to investment options that mirror the investment options under DENTSPLY’s 401(k), including DENTSPLY stock.

Participation is restricted to a select group of management employees, as determined annually by DENTSPLY. DENTSPLY maintains a listing of the eligible employees. Participation in the DSSP is voluntary and participants must elect to enroll each year they are eligible to participate.

DSSP payments are made in accordance with participant or employer election, at a specified time, termination for any reason, an unforeseeable emergency, disability or death. Retirement does not apply for purposes of the DSSP. All payments will be distributed in the form of cash at the time of distribution.

All distributions under the DSSP are based upon the amount credited to a participant’s account as of the last business day of the month immediately preceding the date of the distribution. The amount of installments payable to a participant electing distribution through installments is determined by dividing the aggregate balance of the participant’s account by the remaining number of installments, including the current installment to be paid. It is understood that administrative or legal requirements may lead to a delay between such valuation date and the date of distribution.

The following table sets forth contributions, earnings and year-end balances for 2014, with respect to non-qualified deferred compensation plans for the Named Executive Officers.

Non-Qualified Deferred Compensation

Name	Plan Name	Executive Contributions ($)(1)	Registrant Contributions ($)(2)	Aggregate Earnings ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance ($)(5)
Bret W. Wise	Supplemental Executive Retirement Plan	—	194,333	270,784	(3)	—	2,581,812
	DENTSPLY Supplemental Savings Plan	—	—	41,419	(4)	—	435,921
Christopher T. Clark	Supplemental Executive Retirement Plan	—	103,092	165,078	(3)	—	1,595,904
	DENTSPLY Supplemental Savings Plan	198,300	—	6,436	(4)	—	204,736
James G. Mosch	Supplemental Executive Retirement Plan	—	85,064	125,346	(3)	—	1,207,305
	DENTSPLY Supplemental Savings Plan	154,700	—	4,412	(4)	—	159,112
Robert J. Size	Supplemental Executive Retirement Plan	—	62,719	74,166	(3)	—	710,308
	DENTSPLY Supplemental Savings Plan	195,191	—	21,855	(4)	—	560,971
Albert J. Sterkenburg(6)	Supplemental Executive Retirement Plan	—	—	—		—	—
	DENTSPLY Supplemental Savings Plan	—	—	—		—	—

(1)	Participants in the DSSP can elect to contribute a portion of their salary and/or bonus into this plan. The SERP is fully funded by DENTSPLY; therefore, participants cannot contribute funds to the SERP.
(2)	Amounts represent unfunded credits allocated to participants’ accounts for 2014. They are included in the “All Other Compensation” column in the Summary Compensation Table.
(3)	Participants in the SERP can elect to have these benefits administered as savings with interest or stock unit accounts with dividends, with stock units being distributed in the form of Common Stock at the time of distribution. The amounts represent unfunded interest, depreciation, appreciation, and/or dividend credits allocated to participants’ accounts in 2014. Earnings are calculated using market rates. For this reason, these amounts are not reported in the “All Other Compensation” column in the Summary Compensation Table. Earnings are not reported to the Internal Revenue Service until withdrawn.

(4)	Deferred amounts are general obligations of DENTSPLY and participants’ accounts are unfunded. Participants are able to elect to have their deferred compensation tracked relative to investment options that mirror the investment options under DENTSPLY’s 401(k), including DENTSPLY stock. All payments will be distributed in the form of cash at the time of distribution. The amounts represent unfunded interest, depreciation, appreciation, and/or dividend credits allocated to participants’ accounts in 2014. Earnings are calculated using market rates. For this reason, these amounts are not reported in the “All Other Compensation” column in the Summary Compensation Table.
(5)	The aggregate balance represents each participant’s vested balance at the end of 2014.
(6)	Mr. Sterkenburg is not eligible for the SERP or DSSP since he is not a United States employee.

The table below discloses potential distributions of the SERP for the Named Executive Officers if they are terminated as of December 31, 2014:

Name of Officer	Retirement ($)	Employee Resignation ($)	Termination by Employee with Cause ($)	Termination by DENTSPLY ($)	Termination After Change in Control ($)	Death ($)
Bret W. Wise(1)	2,581,812	2,581,812	3,044,045	3,044,045	3,279,110	2,581,812
Frequency and Duration of Payment	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum
Christopher T. Clark(2)	1,595,904	1,595,904	1,836,413	1,836,413	1,958,283	1,595,904
Frequency and Duration of Payment	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum
James G. Mosch(3)	1,207,305	1,207,305	1,407,168	1,407,168	1,508,610	1,207,305
Frequency and Duration of Payment	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum
Robert J. Size(4)	710,308	710,308	858,041	858,041	858,041	710,308
Frequency and Duration of Payment	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum
Albert J. Sterkenburg(5)	—	—	—	—	—	—

(1)	Mr. Wise’s SERP account balance was $2,581,812 as of December 31, 2014. Mr. Wise would be entitled to additional contributions to the plan for the years 2015 and 2016, if he terminated his employment with DENTSPLY for cause or was terminated by DENTSPLY. Mr. Wise would be entitled to additional contributions to the plan for the years 2015, 2016 and 2017 if there was a change in control of DENTSPLY. Estimated contributions for 2015, 2016 and 2017 are based on Mr. Wise’s base salary and bonus compensation multiplied by 11.7% (combined award for ESOP and SERP) less the ESOP portion (for 2015, the $265,000 maximum salary multiplied by 6%). Mr. Wise has elected to receive his SERP account distribution in a lump sum payment.
(2)	Mr. Clark’s SERP account balance was $1,595,904 as of December 31, 2014. Mr. Clark would be entitled to additional contributions to the plan for the years 2015 and 2016 if he terminated his employment with DENTSPLY for cause or was terminated by DENTSPLY. Mr. Clark would be entitled to additional contributions to the plan for the years 2015, 2016 and 2017, if there was a change in control of DENTSPLY. Estimated contributions for 2015, 2016 and 2017 are based on Mr. Clark’s base salary and bonus compensation multiplied by 11.7% (combined award for ESOP and SERP) less the ESOP portion (for 2015, the $265,000 maximum salary multiplied by 6%). Mr. Clark has elected to receive his SERP account distribution in a lump sum payment.
(3)	Mr. Mosch’s SERP account balance was $1,207,305 as of December 31, 2014. Mr. Mosch would be entitled to additional contributions to the plan for the years 2015 and 2016, if he terminated his employment with DENTSPLY for cause or was terminated by DENTSPLY. Mr. Mosch would be entitled to additional contributions to the plan for the years 2015, 2016 and 2017, if there was a change in control of DENTSPLY. Estimated contributions for 2015, 2016 and 2017 are based on Mr. Mosch’s base salary and bonus compensation multiplied by 11.7% (combined award for ESOP and SERP) less the ESOP portion (for 2015, the $265,000 maximum salary multiplied by 6%). Mr. Mosch has elected to receive his SERP account distribution in a lump sum payment.

(4)	Mr. Size’s SERP account balance was $710,308 as of December 31, 2014. Mr. Size would be entitled to additional contributions to the plan for the years 2015 and 2016 if he terminated his employment with DENTSPLY for cause or was terminated by DENTSPLY. Mr. Size would be entitled to additional contributions to the plan for the years 2015, 2016 and 2017, if there was a change in control of DENTSPLY. Estimated contributions for 2015, 2016 and 2017 are based on Mr. Size’s base salary and bonus compensation multiplied by 11.7% (combined award for ESOP and SERP) less the ESOP portion (for 2015, the $265,000 maximum salary multiplied by 6%). Mr. Size has elected to receive his SERP account distribution in a lump sum payment.
(5)	Mr. Sterkenburg is not eligible for SERP since he is not a United States employee.

Employment Agreements

DENTSPLY has entered into employment agreements with all of the Named Executive Officers. Each of these employment agreements provides that, upon termination of such individual’s employment with DENTSPLY as a result of the employee’s death, DENTSPLY is obligated to pay the employee’s estate the then current base compensation of the employee for a period of one year following the date of the employee’s death, together with the employee’s pro-rata share of any incentive or bonus payments for the period prior to the employee’s death in the year of such death. Each of the employment agreements also provides that, in the event that the employee’s employment is terminated by DENTSPLY without “cause” (as defined in the employment agreements), or, in the case of the US NEOs by the employee with “good reason” (as described in the employment agreements), DENTSPLY shall pay compensation and provide benefits for a period (the “Termination Period”) beginning on the date of the termination notice and ending on the earlier of (i) the second annual anniversary of the date of such termination notice; or (ii) the date on which the employee would attain age 65. During this period, (i) DENTSPLY will be obligated to pay the employee at the rate of salary being paid immediately before the termination, (ii) the employee will be entitled to receive bonus and incentive compensation in accordance with plans approved by the board of directors of DENTSPLY, (iii) the employee shall not be entitled to receive any further grants of stock options or equity incentives under any stock option or similar such plan subsequent to the date of termination notice, but equity grants shall continue to be exercisable, (iv) the employee will be entitled to receive the benefits that would have been accrued by him from participation under any pension, profit sharing, ESOP or similar retirement plan or plans of DENTSPLY or any affiliate, and (v) the employee shall receive continued coverage during the Termination Period under all employee disability, annuity, insurance, or other employee welfare benefit plans, programs or arrangements of DENTSPLY or any affiliate, provided that such coverage shall terminate for any such benefit on the earlier of the following events: (i) the covered person becomes eligible for similar type coverage under another employer’s group plans; (ii) the covered person becomes eligible for Medicare health benefits; or (iii) the covered person fails to pay the premium for such coverage by the due date thereof. The US NEOs’ agreements further provide that in the event of death of the employee during the Termination Period, DENTSPLY shall continue to make payments for a period that is the lesser of the remainder of the Termination Period or twelve (12) months, and shall pay any bonuses due on a pro-rata basis until the date of the employee’s death, to the employee’s designated beneficiary or, if no beneficiary has been effectively designated, then to the employee’s estate.

The employment agreements include a non-competition commitment for periods generally of two (2) or three (3) years following termination of employment, subject to local law and the terms of the relevant agreement, and a commitment against disclosure of DENTSPLY confidential information and non-solicitation of DENTSPLY employees.

DENTSPLY has also entered into employment agreements with certain other members of senior management having terms similar to those described above.

Potential Payments upon Termination or Change in Control

The tables below represent the amount of compensation to each of the Named Executive Officers of DENTSPLY in the event of termination from DENTSPLY under different circumstances. The amount due to each officer upon retirement, resignation, termination by the employee with cause, termination by DENTSPLY without cause, termination following a change in control and in the event of the death of the Named Executive Officer is provided. The amounts assume that the date of termination was December 31, 2014 and include actual amounts earned through that time and estimates of amounts which would have been paid as of such date. The stock price of DENTSPLY was assumed to remain at $53.27 per share, the closing price on December 31, 2014. Actual amounts to be paid may differ and can only be determined in the event of and at the time of the executive officers’ terminations from DENTSPLY.

Payments Made Upon Termination

Each Named Executive Officer would be entitled to receive amounts earned during his employment, regardless of the reason for his separation from DENTSPLY. Those amounts include:

1)	pro-rata share of non-equity incentive compensation would be paid in February of the year following the year in which earned;
2)	vested stock options could be exercised within 90 days of termination;
3)	lump sum distributions would be made for amounts accrued and vested through DENTSPLY’s ESOP and 401(k) Plan;
4)	distributions would be made based upon prior election for amounts accrued and vested through DENTSPLY’s SERP; and
5)	lump sum distributions would be made for unused vacation pay.

Payments Made Upon Retirement

In addition to the items listed above, each Named Executive Officer would be entitled to the following:

1)	Awards with only a time qualification for vesting will fully vest on the date of a qualified retirement (age 65, or age 60 with fifteen years of service) if a qualified retirement occurs no earlier than the one year anniversary of the grant date of the award;
2)	Awards having any performance criteria shall fully vest only upon and when both of the following have occurred: (i) if the qualified retirement occurs no earlier than the one year anniversary of the grant date of the award, and (ii) all of the performance criteria associated with the award are met; and
3)	Options expire the earlier of 5 years from that date or the original expiration date.

Payments Made Upon Termination for Cause by the Executive Officer, or Termination by DENTSPLY without Cause

If a US Named Executive Officer separates from DENTSPLY for good reason, or if DENTSPLY terminates any of the Named Executive Officers without cause, such Named Executive Officer would be entitled for the Termination Period, to the following:

1)	full rate of salary immediately preceding the date of notice of termination, for US NEOs the first six months to be paid in a lump sum at the end of such six month period, and thereafter to be paid bi-weekly;
2)	non-equity incentive compensation in accordance with the Annual Incentive Plan and based on the rate of salary immediately preceding the date of notice of termination, paid in February in the year following the year in which earned;
3)	the employee shall not be entitled to receive any further grants of stock options or equity incentives under any stock option or similar such plan subsequent to the date of termination notice, but equity grants shall continue to be exercisable;

4)	benefits that would have been accrued by him from participation under any pension, profit sharing, Employee Stock Ownership or similar retirement plan or plans of DENTSPLY or any affiliate;
5)	the employee shall receive continued coverage during the Termination Period under all employee disability, annuity, insurance, or other employee welfare benefit plans, programs or arrangements of DENTSPLY or any affiliate, provided that for the US NEOs such coverage shall terminate for any such benefit on the earlier of the following events:
a.	the employee becomes eligible for similar type coverage under another employer’s group plans;
b.	the employee becomes eligible for Medicare health benefits; or
c.	the employee fails to pay the premium for such coverage by the due date thereof.

Payments Made Upon Termination of Employment by the Executive Officer For Cause or DENTSPLY Terminates or Gives Written Notice of Termination to the Employee within Two (2) Years after a Change in Control

If, within two (2) years after a Change in Control (which would not include the proposed merger with Sirona) a US Named Executive Officer terminates employment for good reason, or DENTSPLY terminates or gives written notice of termination of employment to the Named Executive Officer (regardless of whether with or without cause), DENTSPLY shall pay the following amounts to the Named Executive Officer in a single lump sum cash payment:

1)	An amount equal to three (3) times the executive officer’s current annual salary for Mr. Wise, Mr. Clark, and Mr. Mosch and two (2) times current annual salary for Mr. Size and Mr. Sterkenburg;
2)	An amount equal to three (3) times the executive officer’s annual incentive award for Mr. Wise, Mr. Clark, and Mr. Mosch, and two (2) times the annual incentive award for Mr. Size and Mr. Sterkenburg, for the year in which the termination occurs based on the target achievement of 100%; and
3)	An amount equal to the benefits that would have been accrued by the Named Executive Officer for the three (3) year period from the date of termination for Mr. Wise, Mr. Clark, and Mr. Mosch, and two (2) years for Mr. Size and Mr. Sterkenburg, from participation by the employee under any pension, profit sharing, ESOP, SERP or similar retirement plan or plans of DENTSPLY or any affiliate in which the employee participated immediately before the termination, in accordance with the terms of any such plan (or, if not available, in lieu thereof be compensated for such benefits), based on service and compensation the employee would have had during such period.
4)	Continued coverage for a two (2) year period from the date of termination under all employee disability, annuity, insurance, or other employee welfare benefit plans, programs or arrangements of DENTSPLY or any affiliate in which the Named Executive Officer participated immediately before the notice of termination, plus all improvements subsequent thereto (or, if not available or if required in order to comply with Code Section 409A, in lieu thereof be compensated in monthly cash payments for the premium-equivalent amount of such coverage and then be permitted to purchase such coverage, if available, by paying 100% of the premium cost for such coverage on an after-tax basis).

Certain Adjustments in Payments to US Executive Officers

1)	In the event that it is determined that any payment or distribution by DENTSPLY to or for the benefit of the executive officer as described above, whether paid or payable or distributed or distributable pursuant to the terms of the employment agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, DENTSPLY shall pay the executive officer an additional amount (the “Gross-Up Payment”) such that the net amount retained by the executive officer after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.

2)	If the net after-tax benefit to the executive officer of receiving the Gross-Up Payment does not exceed the Safe Harbor Amount (as defined below) by more than 10% (as compared to the net after-tax benefit to the executive officer resulting from elimination of the Gross-Up Payment and reduction of the Payments to the Safe Harbor Amount), then (i) DENTSPLY shall not pay the executive officer the Gross-Up Payment, and (ii) the provisions of paragraph (3) below shall apply. The term “Safe Harbor Amount” means the maximum dollar amount of parachute payments that may be paid to the participant under section 280G of the Code without imposition of an excise tax under section 4999 of the Code.
3)	If DENTSPLY is not required to pay the employee a Gross-Up Payment as a result of the provisions of Paragraph (2) above, DENTSPLY will apply a limitation on the Payment amount as follows: The aggregate present value of the benefits paid to the executive officer (the “Separation Benefits”) shall be reduced (but not below zero) to the “Reduced Amount.” The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of such Separation Benefits without causing any Payment to be subject to the limitation of deduction under section 280G of the Code.

Payments Due Upon Death

If a Named Executive Officer separates from DENTSPLY due to death, the Named Executive Officer’s beneficiaries would be entitled to the following:

1)	salary at the rate immediately preceding the date of death for a period of one year from the date of death;
2)	pro-rata share of non-equity incentive compensation based on the rate of salary immediately preceding the date of death, paid in February of the year following the year in which earned;
3)	all outstanding stock options would vest as of the date of death and would be exercisable until the earlier of the stated expiration date of the option, or one (1) year from the date of death; and
4)	for the US-based NEOs, contributions would be made to the Employee Stock Ownership, 401(k) and Supplemental Executive Retirement Plans for the year of the death and lump sum distributions would be made to the beneficiaries.

The following tables contain estimated potential payments that may be due to a Named Executive Officer should termination or change in control occur. Although the calculations are intended to provide reasonable estimates of potential payments, they are based on assumptions and may not represent the actual amount a Named Executive Officer would receive if a change occurred. The payments listed represent the incremental amounts due to the Named Executive Officer that exceed what the Named Executive Officer would have received without the termination, change in control or death. Not included in these tables are the following payments to which the NEOs are already entitled and have been reported in previous sections of this join proxy statement/prospectus:

•	amounts already earned under the Non-Equity Incentive Compensation Plan
•	the exercise of outstanding vested options (reported in the Outstanding Equity Awards at Fiscal Year End table)
•	amounts have been converted from Euros to US dollars using the average rate of Euros to US dollars for the relevant year

Bret W. Wise

	Termination by Employee with Cause ($)	Termination by DENTSPLY ($)	Termination After Change in Control ($)	Death ($)
Salary	1,880,000	1,880,000	2,820,000	940,000
Non Equity Incentive Compensation Plan	2,256,000	2,256,000	3,384,000	—
Stock Options	2,981,250	2,981,250	3,421,074	3,421,074
Stock Awards & Dividends	4,667,165	4,667,165	7,428,671	7,428,671
Employee Stock Ownership Plan	15,600	15,600	23,400	—
401(k)	15,600	15,600	23,400	—
Supplemental Executive Retirement Plan	462,233	462,233	697,298	—
Medical, Dental, Vision and Personal Accident Insurances	30,434	30,434	30,434	—
Long Term Disability Insurance	1,710	1,710	1,710	—
Basic Life and Accidental Death and Dismemberment Insurance	1,536	1,536	1,536	500,000
Total	12,311,528	12,311,528	17,831,523	12,289,745

Christopher T. Clark

	Termination by Employee with Cause ($)	Termination by DENTSPLY ($)	Termination After Change in Control ($)	Death ($)
Salary	1,236,000	1,236,000	1,854,000	618,000
Non Equity Incentive Compensation Plan	1,050,600	1,050,600	1,575,900	—
Stock Options	1,212,238	1,212,238	1,391,219	1,391,219
Stock Awards & Dividends	2,589,264	2,589,264	3,889,294	3,889,294
Employee Stock Ownership Plan	15,600	15,600	23,400	—
401(k)	15,600	15,600	23,400	—
Supplemental Executive Retirement Plan	240,509	240,509	362,379	—
Medical, Dental, Vision and Personal Accident Insurances	29,266	29,266	29,266	—
Long Term Disability Insurance	1,710	1,710	1,710	—
Basic Life and Accidental Death and Dismemberment Insurance	1,536	1,536	1,536	500,000
Total	6,392,323	6,392,323	9,152,104	6,398,513

James G. Mosch

	Termination by Employee with Cause ($)	Termination by DENTSPLY ($)	Termination After Change in Control ($)	Death ($)
Salary	1,102,200	1,102,200	1,653,300	551,100
Non Equity Incentive Compensation Plan	826,650	826,650	1,239,975	—
Stock Options	894,387	894,387	1,036,371	1,036,371
Stock Awards & Dividends	1,837,197	1,837,197	2,869,561	2,869,561
Employee Stock Ownership Plan	15,600	15,600	23,400	—
401(k)	15,600	15,600	23,400	—
Supplemental Executive Retirement Plan	199,863	199,863	301,305	—
Medical, Dental, Vision and Personal Accident Insurances	29,266	29,266	29,266	—
Long Term Disability Insurance	1,710	1,710	1,710	—
Basic Life and Accidental Death and Dismemberment Insurance	1,536	1,536	1,536	500,000
Total	4,924,009	4,924,009	7,179,824	4,957,032

Robert J. Size

	Termination by Employee with Cause ($)	Termination by DENTSPLY ($)	Termination After Change in Control ($)	Death ($)
Salary	885,600	885,600	885,600	442,800
Non Equity Incentive Compensation Plan	619,920	619,920	619,920	—
Stock Options	432,065	432,065	500,886	500,886
Stock Awards & Dividends	891,299	891,299	1,415,060	1,415,060
Employee Stock Ownership Plan	15,600	15,600	15,600	—
401(k)	15,600	15,600	15,600	—
Supplemental Executive Retirement Plan	147,733	147,733	147,733	—
Medical, Dental, Vision and Personal Accident Insurances	29,222	29,222	29,222	—
Long Term Disability Insurance	1,710	1,710	1,710	—
Basic Life and Accidental Death and Dismemberment Insurance	1,536	1,536	1,536	500,000
Total	3,040,285	3,040,285	3,632,867	2,858,746

Albert J. Sterkenburg

	Termination by Employee with Cause ($)	Termination by DENTSPLY ($)	Termination After Change in Control ($)	Death ($)
Salary	870,545	870,545	870,545	435,273
Non Equity Incentive Compensation Plan	565,854	565,854	565,854	—
Stock Options	354,216	354,216	402,637	402,637
Stock Awards & Dividends	782,865	782,865	1,151,394	1,151,394
Pension Plan	209,561	209,561	209,561	—
Supplemental Executive Retirement Plan	—	—	—	—
Medical, Dental, Vision and Personal Accident Insurances	9,402	9,402	9,402	—
Long Term Disability Insurance	367	367	367	—
Basic Life and Accidental Death and Dismemberment Insurance	777	777	777	530,012
Total	2,793,587	2,793,587	3,210,537	2,519,316

Amounts have been converted from Euros to US dollars using the average rate of Euros to US dollars for the relevant year.

COMPENSATION OF DIRECTORS

The Governance Committee of the board of directors of DENTSPLY is responsible to review comparative market data and recommendations from its compensation consultant with regard to the structure of DENTSPLY’s non-employee director (“Outside Director”) compensation and the amounts paid to DENTSPLY’s Outside Directors. The Outside Director compensation framework is as follows:

Element		Comment
Equity component(1)	$130,000	50 – 50 split between stock options and restricted stock units
Annual cash retainer	$45,000
Audit Committee Chair Fee	$15,000
HR Committee Chair Fee	$15,000
Governance Committee Chair Fee	$10,000
Lead Director Fee	$15,000
Meeting Fees (in person)	$1,500
Meeting Fees (telephone)	$1,000

(1)	Represents the expected annual value of grants to Outside Directors, using the Black-Scholes method of calculation.

Directors are reimbursed for travel and other expenses relating to attendance at board of directors and committee meetings.

Effective January 1, 1997, DENTSPLY established a Directors’ Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan permits Outside Directors to elect to defer receipt of directors’ fees or other compensation for their services as directors. Outside Directors can elect to have their deferred payments administered as a cash with interest account or a stock unit account with dividends. Deferred payments that are administered in a stock unit account are converted into DENTSPLY RSUs at the closing price of DENTSPLY’s common stock on the date of allocation. Distributions to a director under the Deferred Plan will not be made to any Outside Director, and restrictions on DENTSPLY RSUs granted in the Deferred Plan do not lapse, until the Outside Director ceases to be a member of the board of directors of DENTSPLY.

The following table shows the compensation awarded to, earned by or paid to DENTSPLY’s Outside Directors for the year ended December 31, 2014.

2014 Directors Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Dr. Michael C. Alfano	60,500	65,000	65,000	190,500
Eric K. Brandt	60,500	65,000	65,000	190,500
Paula H. Cholmondeley	59,500	65,000	65,000	189,500
Michael J. Coleman	75,500	65,000	65,000	205,500
Willie A. Deese	64,000	65,000	65,000	194,000
William F. Hecht(5)	84,500	65,000	65,000	214,500
Leslie A. Jones(6)	59,500	65,000	65,000	189,500
Francis J. Lunger	79,000	65,000	65,000	209,000
John L. Miclot(7)	63,000	65,000	65,000	193,000
John C. Miles II	64,000	65,000	65,000	194,000

(1)	Mr. Wise is not shown in this table since he was an employee of DENTSPLY as of December 31, 2014. His compensation is shown in the Summary Compensation Table. Mr. Wise receives no compensation for serving as a director.

(2)	Reflects fees for attending board of directors and committee meetings, paid monthly in arrears; annual retainer fees paid quarterly in advance; and fees for serving as a Committee Chair or Lead Director. The fees shown in this column include amounts required or elected to be deferred under the Deferred Plan.
(3)	Reflects the grant date fair value of DENTSPLY RSUs granted on May 21, 2014, which is the closing stock price on the date of grant multiplied by the number of DENTSPLY RSUs granted. The number of unvested DENTSPLY RSUs held by each Outside Director at December 31, 2014 was as follows: Mr. Alfano: (7,047), Mr. Brandt (8,054), Ms. Cholmondeley: (9,637), Mr. Coleman: (8,948), Mr. Deese: (5,561), Mr. Hecht: (9,811), Mr. Jones: (7,574), Mr. Lunger: (4,667), Mr. Miclot: (5,777), Mr. Miles: (9,811).
(4)	Reflects the grant date fair value of stock options granted on May 21, 2014, using the Black-Scholes option pricing model. For additional information regarding the assumptions used in determining these values, see Note 13, Equity, to DENTSPLY’s Consolidated Financial Statements on Form 10-K for the year ended December 31, 2014. The number of outstanding options held by each Outside Director at December 31, 2014 was as follows: Mr. Alfano: (42,516), Mr. Brandt (54,610), Ms. Cholmondeley: (55.804), Mr. Coleman: (70,193), Mr. Deese: (29,700), Mr. Hecht: (61,773), Mr. Jones: (52,193), Mr. Lunger: (43,043), Mr. Miclot: (36,100), Mr. Miles: (50,594).
(5)	Mr. Hecht elected to receive his compensation for 2014 in the form of deferral to stock units. Mr. Hecht was awarded 1,751,290 DENTSPLY RSUs in lieu of fees earned in 2014.
(6)	Mr. Jones elected to receive his compensation for 2014 in the form of deferral to stock units. Mr. Jones was awarded 1,230,060 DENTSPLY RSUs in lieu of fees earned in 2014.
(7)	Mr. Miclot elected to receive his compensation for 2014 in the form of deferral to stock units. Mr. Miclot was awarded 1,305,829 DENTSPLY RSUs in lieu of fees earned in 2014.

OTHER MATTERS

Other Matters Presented at the Special Meetings

As of the date of this joint proxy statement/prospectus, neither the DENTSPLY board of directors nor the Sirona board of directors knows of any matters that will be presented for consideration at either the DENTSPLY special meeting or the Sirona special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either the DENTSPLY special meeting or the Sirona special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

DENTSPLY and Sirona each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including DENTSPLY and Sirona, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult DENTSPLY’s or Sirona’s website for more information about DENTSPLY or Sirona, respectively. DENTSPLY’s website is www.dentsply.com. Sirona’s website is www.sirona.com/en.

DENTSPLY has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of DENTSPLY common stock to be issued to Sirona stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about DENTSPLY and DENTSPLY common stock. The rules and regulations of the SEC allow DENTSPLY and Sirona to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows DENTSPLY and Sirona to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that DENTSPLY has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about DENTSPLY, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as revised with respect to the consolidated financial statements insofar as it relates to the effects of business segment reclassifications and the change in accounting for debt issuance costs as contained in DENTSPLY's Form 8-K filed on October 28, 2015.
•	Annual Report on Form 11-K for the fiscal year ended December 31, 2014.
•	Proxy Statement on Schedule 14A filed April 10, 2015, supplemented on May 11, 2015.
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015.
•	Current Reports on Form 8-K filed on February 18, 2015, May 6, 2015, May 21, 2015, May 26, 2015, July 30, 2015, September 15, 2015, September 16, 2015, October 28, 2015, October 29, 2015, November 13, 2015 and November 23, 2015 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

In addition, DENTSPLY incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the DENTSPLY special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or DENTSPLY will provide you with copies of these documents, without charge, upon written or oral request to:

DENTSPLY International Inc.
221 W. Philadelphia Street
York, Pennsylvania 17401
(717) 845-7511
Attention: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Sirona has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Sirona, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2015.
•	Proxy Statement on Schedule 14A filed January 28, 2015.
•	Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2014, March 31, 2015 and June 30, 2015.
•	Current Reports on Form 8-K filed September 15, 2015, September 16, 2015 and November 23, 2015.

In addition, Sirona incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Sirona special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Sirona will provide you with copies of these documents, without charge, upon written or oral request to:

Sirona Dental Systems, Inc.
30-30 47th Avenue, Suite 500
Long Island City, New York 11101
(718) 937-5765
Attention: Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated         , 2015. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to DENTSPLY stockholders or Sirona stockholders nor the issuance by DENTSPLY of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of DENTSPLY and Sirona made to the other in the merger agreement. Representations and warranties made by DENTSPLY, Sirona and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding DENTSPLY, Sirona or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

DENTSPLY International Inc.,

Sirona Dental Systems, Inc.,

and

Dawkins Merger Sub Inc.

Dated as of September 15, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 15, by and among DENTSPLY International Inc., a Delaware corporation (“DENTSPLY”), Sirona Dental Systems, Inc., a Delaware corporation (“Sirona”), and Dawkins Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DENTSPLY (“Merger Sub”).

RECITALS

WHEREAS, each of DENTSPLY, Sirona and Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article 6, to effect the Merger upon the terms and conditions set forth in this Agreement pursuant to which Merger Sub shall be merged with and into Sirona, with Sirona as the surviving entity in the Merger and becoming a wholly-owned subsidiary of DENTSPLY;

WHEREAS, the Boards of Directors of each of DENTSPLY, Sirona and Merger Sub have each approved and declared advisable this Agreement and the Transactions, including the Merger, and determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the Merger and the Transactions on the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors of DENTSPLY has, subject to Section 5.4, unanimously resolved to recommend the approval of the DENTSPLY Share Issuance and the Amended and Restated DENTSPLY Charter by the DENTSPLY shareholders, and following the execution and delivery of this Agreement, DENTSPLY shall adopt and approve this Agreement and the Merger as the sole shareholder of Merger Sub;

WHEREAS, the Board of Directors of Sirona has, subject to Section 5.4, unanimously resolved to recommend the adoption of this Agreement by the Sirona shareholders;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and that Sirona, Merger Sub and DENTSPLY will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS, DENTSPLY, Sirona and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1
THE MERGER

1.1 The Merger.

(a) At the Effective Time, Merger Sub shall be merged with and into Sirona (the “Merger”) in accordance with the DGCL, and upon the terms and conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and Sirona shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly-owned subsidiary of DENTSPLY. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions.” References herein to “Sirona” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation.

(b) The Merger shall have the effects specified in the DGCL. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Sirona and Merger Sub, all as provided under the DGCL.

1.2 Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, 10022-4834 at 9:00 a.m. local time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article 6 (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as DENTSPLY and Sirona shall agree. The date and time at which the Closing occurs is referred to herein as the “Closing Date.”

1.3 Effective Time.

(a) On the Closing Date, Sirona and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.

(b) The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as Sirona and DENTSPLY shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

1.4 Charters and Bylaws.

(a) Surviving Corporation Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated pursuant to the Merger in its entirety as set forth on Exhibit A, until thereafter changed or amended as provided therein or by applicable Law. The name of the Surviving Corporation immediately after the Effective Time shall be “Sirona Dental Systems, Inc.” At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be reflected as “Sirona Dental Systems, Inc.”) until thereafter changed or amended as provided therein or by applicable Law.

(b) DENTSPLY Certificate of Incorporation and Bylaws; Name.  Subject to the receipt of the DENTSPLY Shareholder Approval, at the Effective Time, the certificate of incorporation of DENTSPLY (as in effect immediately prior to the Effective Time) shall be amended and restated in its entirety as set forth on Exhibit B (the “Amended and Restated DENTSPLY Charter”), until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the DENTSPLY Bylaws shall be amended and restated in their entirety as set forth on Exhibit C and the DENTSPLY Corporate Governance Guidelines/Policies shall be amended and restated in their entirety as set forth on Exhibit D.  As set forth in the Amended and Restated DENTSPLY Charter, the name of DENTSPLY shall be “DENTSPLY SIRONA Inc.”

1.5 Directors and Officers of the Surviving Corporation.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of the Surviving Corporation shall be the directors as set forth in Section 1.5 of the Sirona Disclosure Schedule and (ii) the officers of the Surviving Corporation shall be the officers as set forth in Section 1.5 of the Sirona Disclosure Schedule.

1.6 Directors and Officers of DENTSPLY.

(a) Effective at the Effective Time, unless otherwise agreed by Sirona and DENTSPLY in writing, DENTSPLY shall take all necessary action to cause the size of the DENTSPLY Board to be increased to eleven (11) members, five (5) of which shall be designated by the Board of Directors of Sirona and each of which shall be a director of Sirona immediately prior to the Effective Time, and six (6) of which shall be designated by the Board of Directors of DENTSPLY and each of which shall be a director of DENTSPLY immediately prior to the Effective Time. One of Sirona’s director designees shall be the chief executive officer of Sirona immediately prior to the Effective Time and one of DENTSPLY director designees shall be the chief executive officer of DENTSPLY immediately prior to the Effective Time.

All other director designees shall qualify as an “independent director”, as such term is defined in NASDAQ Equity Rule 5605(a)(2); provided, that at least two of the Sirona designees and two of the DENTSPLY designees shall meet the minimum requirements to serve on Sirona’s audit committee under the NASDAQ Marketplace Rules. Effective at the Effective Time, unless otherwise agreed by Sirona and DENTSPLY in writing, DENTSPLY shall take all necessary action to cause (i) Bret W. Wise to be appointed to act as executive chairman of the DENTSPLY Board, (ii) the directors designated by Sirona and DENTSPLY respectively to be appointed to the DENTSPLY Board, (iii) the audit committee of the DENTSPLY Board to be comprised of two directors designated by DENTSPLY and one director designated by Sirona, with one such director designated by DENTSPLY to act as the chairperson of the audit committee of the DENTSPLY Board, (iv) the compensation committee of the DENTSPLY Board to be comprised of two directors designated by DENTSPLY and two directors designated by Sirona, with one such director designated by Sirona to act as the chairperson of the compensation committee of the DENTSPLY Board, (v) the nominating and corporate governance committee of the DENTSPLY Board to be comprised of two directors designated by DENTSPLY and two directors designated by Sirona, with one such director designated by DENTSPLY to act as the chairperson of the nominating and corporate governance committee of the DENTSPLY Board and (vi) one director designated by Sirona to be appointed as lead independent director.

(b) Effective at the Effective Time, DENTSPLY shall take all necessary action to cause Jeffrey T. Slovin to be appointed as chief executive officer of DENTSPLY and to designate the other officers of DENTSPLY as may be agreed by DENTSPLY and Sirona prior to the Effective Time, such officers to serve from and after the Effective Time until successors are duly elected or appointed and qualified in accordance with applicable Law.

1.7 Headquarters.  At the Effective Time, the global headquarters and related corporate functions for DENTSPLY and its Subsidiaries will be located in York, Pennsylvania, and the international headquarters and related international corporate functions for DENTSPLY and its Subsidiaries will be located in Salzburg, Austria.

1.8 Tax Treatment.  For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and that Sirona, Merger Sub and DENTSPLY will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1 Effect on Capital Stock of Sirona and Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of DENTSPLY, Sirona, Merger Sub or any holder of any shares of Sirona common stock, $0.01 par value per share (“Sirona Common Stock”):

(a) All shares of Sirona Common Stock that are owned by DENTSPLY, Sirona or Merger Sub immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 2.1(a), Section 2.3 and Section 2.6, each share of Sirona Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive that number of validly issued, fully paid and non-assessable shares of DENTSPLY common stock, $0.01 par value per share (“DENTSPLY Common Stock”), equal to the Exchange Ratio. The shares of DENTSPLY Common Stock to be issued upon the conversion of shares of Sirona Common Stock pursuant to this Section 2.1 are referred to collectively as the “Merger Consideration.” For purposes of this Agreement, “Exchange Ratio” means 1.8142.

(c) All of the shares of Sirona Common Stock shall be converted into shares of DENTSPLY Common Stock pursuant to this Section 2.1 and shall cease to be outstanding and shall cease to exist and, as of the Effective Time, each holder of a certificate representing any such shares of Sirona Common Stock (a “Sirona Certificate”) or shares of Sirona Common Stock held in book entry form

(“Sirona Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b), the Merger Consideration, upon surrender of such Sirona Certificate or Sirona Book-Entry Share.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Surviving Corporation.

2.2 Effect on DENTSPLY Common Stock.  At the Effective Time, each share of DENTSPLY Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of DENTSPLY Common Stock owned by Surviving Corporation or any wholly-owned Subsidiary of Surviving Corporation shall be surrendered to DENTSPLY without payment therefor.

2.3 Certain Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of DENTSPLY Common Stock or Sirona Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Sirona Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.4 Fractional Shares.

(a) No fractional shares of DENTSPLY Common Stock shall be issued in the Merger, but in lieu thereof each holder of Sirona Common Stock otherwise entitled to a fractional share of DENTSPLY Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.4, a cash payment in lieu of such fractional share of DENTSPLY Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of DENTSPLY Common Stock equal to the excess of (A) the aggregate number of shares of DENTSPLY Common Stock to be delivered to the Exchange Agent by DENTSPLY pursuant to Section 2.5(a)(i) over (B) the aggregate number of whole shares of DENTSPLY Common Stock to be distributed to the holders of shares of Sirona Common Stock pursuant to Section 2.5(b) (such excess, the “Excess Shares”). Sirona, DENTSPLY and the Merger Sub acknowledge that payment of the cash consideration in lieu of issuing fractional shares of DENTSPLY Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to DENTSPLY that would otherwise be caused by the issuance of fractional shares of DENTSPLY Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Sirona Common Stock that would otherwise receive fractional shares of DENTSPLY Common Stock, shall sell the Excess Shares at then prevailing prices on the NASDAQ in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Sirona Common Stock that would otherwise receive fractional shares of DENTSPLY Common Stock, shall be executed on the NASDAQ and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Sirona Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of Sirona Common Stock that would otherwise receive fractional shares of DENTSPLY Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Sirona Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Sirona Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Sirona Common Stock would otherwise be entitled (the “Fractional Shares Cash Amount”).

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Sirona Common Stock in lieu of any fractional shares of DENTSPLY Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Sirona Common Stock without interest, subject to and in accordance with Section 2.5.

2.5 Exchange of Certificates and Book-Entry Shares.

(a) Prior to the dissemination of the Joint Proxy Statement to the shareholders of Sirona and the shareholders of DENTSPLY, DENTSPLY shall appoint a nationally recognized financial institution reasonably acceptable to Sirona to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, DENTSPLY shall deposit, in trust for the benefit of the holders of Sirona Common Stock, with the Exchange Agent for exchange in accordance with this Article 2, (i) a number of shares of DENTSPLY Common Stock equal to the total shares of DENTSPLY Common Stock issuable pursuant to Section 2.1 and (ii) cash sufficient to make payments of any dividends or other distributions declared or made prior to the Effective Time with a record date after the Effective Time to such holders (collectively, together with the Fractional Shares Cash Amount, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the whole shares of DENTSPLY Common Stock contemplated to be issued pursuant to Section 2.1 and the Fractional Shares Cash Amount out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  As promptly as practicable after the Effective Time (but in no event later than three (3) Business Days thereafter), DENTSPLY shall cause the Exchange Agent to mail to each holder of record of a Sirona Certificate or Sirona Book-Entry Share, in each case which shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Sirona Certificates shall pass, only upon delivery of the Sirona Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as DENTSPLY, Sirona and the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Sirona Certificates or Sirona Book-Entry Shares in exchange for the Merger Consideration, as applicable, and the method of payment of such holder’s Fractional Shares Cash Amount. Upon surrender of Sirona Certificates and Sirona Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Sirona and DENTSPLY, and upon delivery of a letter of transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Sirona Certificates or Sirona Book-Entry Shares, the holder of such Sirona Certificates or Sirona Book-Entry Shares shall be entitled to receive the whole shares of DENTSPLY Common Stock that such holder is entitled to receive pursuant to Section 2.1 and, if applicable, the Fractional Shares Cash Amount for each share of Sirona Common Stock formerly represented by such Sirona Certificates and for each Sirona Book-Entry Share. Any Sirona Certificates and Sirona Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Sirona Certificate is registered, it shall be a condition precedent to payment that the Sirona Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the Merger Consideration, as applicable, to a Person other than the registered holder of the Sirona Certificate so surrendered and shall have established to the satisfaction of Sirona that such Taxes either have been paid or are not required to be paid. Delivery of the Merger Consideration with respect to Sirona Book-Entry Shares shall only be made to the Person in whose name such Sirona Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Sirona Certificate or Sirona Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as provided in this Agreement.

(c) Transfer Books.  At the Effective Time, the stock transfer books of Sirona shall be closed and thereafter there shall be no further registration of transfers of shares of Sirona Common Stock on the records of Sirona. From and after the Effective Time, the holders of Sirona Certificates and Sirona Book-Entry Shares representing shares of Sirona Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Sirona Certificates representing shares of Sirona Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the whole shares of DENTSPLY Common Stock that such holder is entitled to receive pursuant to Section 2.1 and, if applicable, the Fractional Shares Cash Amount as provided in this Agreement.

(d) Termination of Fund; Abandoned Property.  At any time following six months after the Closing Date, DENTSPLY shall be entitled to require the Exchange Agent to deliver to it any shares of DENTSPLY Common Stock or cash remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Sirona Certificates or Sirona Book-Entry Shares, and thereafter such holders shall be entitled to look only to DENTSPLY (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Sirona Certificates or Sirona Book-Entry Shares and compliance with the procedures in Section 2.5. If, prior to six years after the Closing Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Sirona Certificates or Sirona Book-Entry Shares has not complied with the procedures in Section 2.5 to receive the Merger Consideration to which such holder would otherwise be entitled, the Merger Consideration to which such holder would otherwise be entitled in respect of such Sirona Certificates or Sirona Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of DENTSPLY, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of DENTSPLY, the Surviving Corporation or the Exchange Agent, or any Representative or affiliate thereof, shall be liable to any holder of a Sirona Certificate or Sirona Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates.  In the event that any Sirona Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Sirona Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(b); provided, however, that DENTSPLY or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the Merger Consideration, require the owners of such lost, stolen or destroyed Sirona Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against DENTSPLY, the Surviving Corporation or the Exchange Agent with respect to the Sirona Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged DENTSPLY Common Stock.  No dividends or other distributions declared or made after the Effective Time with respect to DENTSPLY Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Sirona Certificate or Sirona Book-Entry Share with respect to the shares of DENTSPLY Common Stock represented thereby, and, if applicable, no portion of the Fractional Shares Cash Amount shall be paid to any such holder pursuant to Section 2.4, unless and until the holder of such Sirona Certificate or Sirona Book-Entry Share shall surrender such Sirona Certificate or Sirona Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Sirona Certificate, there shall be paid by DENTSPLY to the holder of the certificates representing whole shares of DENTSPLY Common Stock issued in exchange therefor, without interest, (i) promptly, the portion of the Fractional Shares Cash Amount, if applicable, payable with respect to a fractional share of DENTSPLY Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of DENTSPLY Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of DENTSPLY Common Stock.

2.6 Sirona Stock Options and Stock-Based Awards.

(a) Treatment of Sirona Stock Options.  As of the Effective Time, each option to acquire shares of Sirona Common Stock (a “Sirona Stock Option”) granted under the Sirona Stock Plans that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by DENTSPLY and shall be converted into an option (a “DENTSPLY Stock Option”) to acquire shares of DENTSPLY Common Stock in accordance with this Section 2.6. Each such DENTSPLY Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Sirona Stock Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Sirona Stock Plan, in any award agreement or in such Sirona Stock Option by reason of this Agreement or the Transactions). As of the Effective Time, each such DENTSPLY Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of DENTSPLY Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Sirona Common Stock subject to such Sirona Stock Option and (ii) the Exchange Ratio, at an exercise price per share of DENTSPLY Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Sirona Common Stock of such Sirona Stock Option by (y) the Exchange Ratio; provided, that the exercise price and the number of shares of DENTSPLY Common Stock subject to the DENTSPLY Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Sirona Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b) Treatment of Sirona Restricted Stock Units.  As of the Effective Time, each restricted stock unit award granted under the applicable Sirona Stock Plan (a “Sirona RSU”) that is outstanding immediately prior to the Effective Time and that is not vested by its terms as of the Effective Time shall be assumed by DENTSPLY and shall be converted into a restricted stock unit award (a “DENTSPLY RSU”) to acquire DENTSPLY Common Stock in accordance with this Section 2.6. Each such DENTSPLY RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Sirona RSU immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Sirona Stock Plan, in any award agreement or in such Sirona RSU by reason of this Agreement or the Transactions). As of the Effective Time, each such DENTSPLY RSU as so assumed and converted shall be a restricted stock unit award for that number of shares of DENTSPLY Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Sirona Common Stock underlying such Sirona RSU multiplied by (ii) the Exchange Ratio. As of the Effective Time, each restricted stock unit award granted under the applicable Sirona Stock Plan that is outstanding immediately prior to the Effective Time and that vests as of the Effective Time in accordance with its terms shall be canceled as of the Effective Time and converted into the right to receive the Merger Consideration in respect of each share of Sirona Common Stock subject thereto as of immediately before the Effective Time.

(c) Not later than the Closing Date, DENTSPLY shall deliver to the holders of Sirona Stock Options and Sirona RSUs any required notices setting forth such holders’ rights pursuant to the relevant Sirona Stock Plan and award documents and stating that such Sirona Stock Options or Sirona RSUs have been assumed by DENTSPLY and shall continue in effect on the same terms and conditions subject, in each case, to the adjustments required by this Section 2.6 after giving effect to the Merger and the terms of the relevant Sirona Stock Plan.

(d) Prior to the Effective Time, Sirona shall take all necessary action for the adjustment of Sirona Stock Options and Sirona RSUs under this Section 2.6. DENTSPLY shall reserve for future issuance a number of shares of DENTSPLY Common Stock at least equal to the number of shares of DENTSPLY Common Stock that will be subject to DENTSPLY Stock Options and DENTSPLY RSUs as a result of the actions contemplated by this Section 2.6. Not later than the Closing Date, DENTSPLY shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the DENTSPLY Common Stock subject to such DENTSPLY Stock Options and DENTSPLY RSUs and shall distribute a prospectus relating to such Form S-8, and DENTSPLY shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such DENTSPLY Stock Options and DENTSPLY RSUs remain outstanding.

(e) Immediately after the Effective Time, Sirona shall take all necessary actions necessary to terminate the Sirona Stock Plans, and no additional equity-based awards shall be issued thereunder.

2.7 Withholding Rights.  Each of DENTSPLY, the Surviving Corporation, Sirona, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of a Sirona Certificate or Sirona Book-Entry Share or any other Person who is entitled to receive the Merger Consideration or Fractional Shares Cash Amount, such amounts as are required to be deducted and withheld under the Code, Treasury Regulations promulgated under the Code or any provisions of applicable state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person(s) in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SIRONA

Except (a) as set forth in the Sirona Disclosure Schedule (subject to Section 8.15) and (b) as otherwise disclosed or identified in the Sirona SEC Documents publicly filed or furnished after September 30, 2013 and prior to the date hereof (other than (i) any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Sirona SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Sirona SEC Document, and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Sirona SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), Sirona hereby represents and warrants to DENTSPLY as follows:

3.1 Corporate Organization.  Each of Sirona and, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Sirona and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect. The copies of the Amended and Restated Certificate of Incorporation, as amended (the “Sirona Charter”), and By-Laws of Sirona (the “Sirona Bylaws”) as most recently filed with the Sirona SEC Documents are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Sirona is not in violation of any of the provisions of the Sirona Charter. True and complete copies of all minute books of Sirona since January 1, 2013 have been made available by Sirona to DENTSPLY, except for such portions of the minutes subject to attorney-client privilege or with respect to the consideration of a possible acquisition or business combination involving Sirona.

3.2 Sirona Capitalization.

(a) The authorized capital stock of Sirona consists of ninety-five million (95,000,000) shares of Sirona Common Stock and five million (5,000,000) shares of preferred stock, par value $0.01 per share (“Sirona Preferred Stock”). As of September 11, 2015, (i) 55,896,586 shares of Sirona Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 2,471,499 shares of Sirona Common Stock were held in the treasury of Sirona or by its Subsidiaries, (iii) 1,480,768 shares of Sirona Common Stock were issuable (and such number was reserved for issuance) upon exercise of Sirona Stock Options granted under a Sirona Stock Plan, Sirona RSUs granted under the Sirona Stock Plans and performance-based stock unit awards (the “Sirona Performance Units”) granted under a Sirona Stock Plan outstanding as of such date and (iv) no shares of Sirona Preferred Stock were issued and outstanding. Except for Sirona Stock Options, Sirona RSUs and Sirona Performance Units to purchase not more than 1,480,768 shares of Sirona Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Sirona or any of its Subsidiaries is a party or by which Sirona or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Sirona or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Sirona or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Sirona or any of its Subsidiaries. Since September 11, 2015, Sirona has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a). Sirona has previously provided DENTSPLY with a true and complete list, as of the date hereof, of the prices at which each outstanding Sirona Stock Option, Sirona RSU and Sirona Performance Unit may be exercised under the applicable Sirona Stock Plan, the number of Sirona Stock Options, Sirona RSUs and Sirona Performance Units outstanding at each such price and the vesting schedule of the Sirona Stock Options, Sirona RSUs and Sirona Performance Units. None of the Sirona Stock Options are “incentive stock options” within the meaning of Section 422 of the Code. All shares of Sirona Common Stock subject to issuance under a Sirona Stock Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of Sirona having the right to vote on any matters on which shareholders of Sirona may vote. Neither Sirona nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Equity Interests of Sirona or any of its Subsidiaries.

(b) Except with respect to Sirona RSUs and Sirona Performance Units, there are no outstanding contractual obligations of Sirona or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Sirona Common Stock or any capital stock of, or other Equity Interests in, Sirona or any of its Subsidiaries.

(c) Section 3.2(c) of the Sirona Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Sirona and the jurisdiction of organization of each such Subsidiary. Except as set forth in Section 3.2(c) of the Sirona Disclosure Schedule, none of Sirona or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock or other Equity Interest in each Subsidiary of Sirona is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Sirona or one or more of its wholly-owned Subsidiaries free and clear of all Liens. There are no outstanding contractual obligations of Sirona or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Sirona (in excess of $5 million) or any other Person, other than guarantees by Sirona of any indebtedness or other obligations of any wholly-owned Subsidiary of Sirona.

3.3 Authority; Execution and Delivery; Enforceability.

(a) Sirona has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Sirona Shareholder Approval, to consummate the Transactions applicable to Sirona. The execution and delivery by Sirona of this Agreement, the performance and compliance by Sirona with each of its obligations herein and the consummation by Sirona of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Sirona, subject to receipt of the Sirona Shareholder Approval, and no other corporate proceedings on the part of Sirona and no shareholder votes are necessary to authorize this Agreement or the consummation by Sirona of the Transactions to which it is a party. Sirona has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by DENTSPLY and Merger Sub of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Board of Directors of Sirona (the “Sirona Board”), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Sirona and its shareholders, (iii) directing that this Agreement be submitted to the shareholders of Sirona for adoption, (iv) recommending that its shareholders adopt this Agreement and (v) declaring that this Agreement is advisable (the “Sirona Recommendation”).

(c) Assuming the accuracy of the representations and warranties in Section 4.21, to the Knowledge of Sirona, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Sirona Common Stock or other Equity Interests of Sirona necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the shares of Sirona Common Stock outstanding and entitled to vote thereon at the Sirona Shareholders Meeting (the “Sirona Shareholder Approval”). No other vote of the holders of Sirona Common Stock or any other Equity Interests of Sirona is necessary to consummate the Transactions.

3.4 No Conflicts.

(a) The execution and delivery of this Agreement by Sirona does not and will not, and the performance of this Agreement by Sirona and the consummation of the Transactions will not, (i) assuming the Sirona Shareholder Approval is obtained, conflict with or violate any provision of the Sirona Charter or the Sirona Bylaws or any equivalent organizational documents of any Subsidiary of Sirona, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Sirona or any of its Subsidiaries or by which any property or asset of Sirona or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Sirona or any of its Subsidiaries pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or delay beyond the Outside Date consummation of the Merger, (B) otherwise prevent or delay beyond the Outside Date performance by Sirona of any of its material obligations under this Agreement or (C) have a Sirona Material Adverse Effect.

(b) The execution and delivery of this Agreement by Sirona do not and will not, and the consummation by Sirona of the Transactions and compliance by Sirona with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law, and the rules and regulations of the NASDAQ, (ii) under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar applicable Laws, (iii) the filing of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or delay beyond the Outside Date consummation of the Merger or other Transactions, (B) otherwise prevent or delay beyond the Outside Date performance by Sirona of any of its material obligations under this Agreement or (C) have a Sirona Material Adverse Effect.

3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Sirona has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Sirona with the SEC under the Securities Act or the Exchange Act since October 1, 2012 (the “Sirona SEC Documents”). None of the Subsidiaries of Sirona is required to make or makes any filings with the SEC.

(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Sirona SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Sirona SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of Sirona included in the Sirona SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Sirona’s accountants with respect thereto (the “Sirona SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Sirona SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in shareholders’ equity of Sirona (on a consolidated basis) as of the respective dates of and for the periods referred to in the Sirona SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Sirona SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Sirona and its Subsidiaries are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Sirona SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. No financial statements of any Person other than Sirona and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Sirona. Except as required by GAAP, Sirona has not, between June 30, 2015 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on June 30, 2015.

(d) Sirona is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e) Sirona has made available to DENTSPLY true and complete copies of all written comment letters from the staff of the SEC received since October 1, 2013 relating to the Sirona SEC Documents and all written responses of Sirona thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system. To the Knowledge of Sirona, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Sirona SEC Documents and none of the Sirona SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations with respect to which Sirona has retained outside counsel, SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of Sirona, pending or threatened, in each case regarding any accounting practices of Sirona.

(f) Sirona has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Sirona’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Sirona in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Sirona’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Sirona’s management has completed an assessment of the effectiveness of Sirona’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Sirona SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Sirona’s management’s most recently completed evaluation of Sirona’s internal control over financial reporting prior to the date hereof, (i) Sirona had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Sirona’s ability to record, process, summarize and report financial information and (ii) Sirona does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Sirona’s internal control over financial reporting.

(g) Sirona and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Sirona’s financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Sirona SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Sirona SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirona Material Adverse Effect.

3.6 Absence of Certain Changes or Events.  Since July 1, 2015 and through the date of this Agreement, (a) Sirona and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Sirona Material Adverse Effect. Since July 1, 2015 and through the date of this Agreement, neither Sirona nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required DENTSPLY’s consent pursuant to, Sections 5.1(e), (m), (n), (p), (r) and (s) had the covenants therein applied since July 1, 2015.

3.7 Information Supplied.  None of the information supplied or to be supplied by Sirona for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by DENTSPLY in connection with the Merger (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of DENTSPLY Common Stock and Sirona Common Stock and at the time of each of the DENTSPLY Shareholders Meeting and Sirona Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Sirona to such portions thereof that relate expressly to DENTSPLY or any of its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of DENTSPLY for inclusion or incorporation by reference therein). The Form S-4 and Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

3.8 Legal Proceedings.  As of the date hereof, there are no Proceedings pending, or to the Knowledge of Sirona, threatened against Sirona or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Sirona, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no Proceedings pending, or to the Knowledge of Sirona, threatened against Sirona or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Sirona, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirona Material Adverse Effect. Neither Sirona nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirona Material Adverse Effect.

3.9 Compliance with Laws.

(a) (i) Sirona and its Subsidiaries are in compliance, and for the past five years have been in compliance, with all Laws and Orders applicable to Sirona or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Sirona or its Subsidiaries), and (ii) neither Sirona nor any of its Subsidiaries has received any written communication during the past five years from a Governmental Entity that alleges that Sirona or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sirona Material Adverse Effect.

(b) Sirona and each of its Subsidiaries (i) are in compliance, and for the past five years have been in compliance, in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and any other applicable Anti-corruption Laws; (ii) during the past five years have not been investigated, to the Knowledge of Sirona, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Sirona or any of its Subsidiaries of the FCPA or any other Anti-corruption Laws and (iii) during the past five years have had an operational and effective FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Sirona and its Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

(c) To the Knowledge of Sirona, none of Sirona or its Subsidiaries has, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way.

(d) To the Knowledge of Sirona, during the past five years, Sirona and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of Sirona or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Sirona and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(e) To the Knowledge of Sirona, during the past five years, none of Sirona or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by the

Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

3.10 Permits.  Sirona and each of its Subsidiaries have all required governmental permits, licenses, franchises, certificates, registrations, approvals, exemptions, clearances, billings and authorizations and similar rights (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Sirona Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, (i) the operation of the business of Sirona and its Subsidiaries as currently conducted is not, and has not been since June 30, 2012, in violation of, nor is Sirona or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Sirona or its Subsidiaries), and (ii) to the Knowledge of Sirona, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit. There are no actions pending or, to the Knowledge of Sirona, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sirona Material Adverse Effect. Since June 30, 2012, neither Sirona nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Sirona, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sirona Material Adverse Effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Sirona Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, Contract, or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of Sirona or any of its Subsidiaries, in each case that is maintained, sponsored or contributed to by Sirona or any of its U.S. ERISA Affiliates, or under which Sirona or any of its Subsidiaries has any material obligation or material liability, whether actual or contingent, including all incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, in each case, which (x) is not sponsored and administered by a Governmental Entity and (y) is not required by Law to be provided (each a “Sirona Benefit Plan”). Neither Sirona, nor to the Knowledge of Sirona, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Sirona Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or the terms of such Sirona Benefit Plan or (ii) adopt any new Sirona Benefit Plan.

(b) With respect to each Sirona Benefit Plan, Sirona has made available to DENTSPLY a current written copy thereof (if any) and, to the extent applicable: (i) any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c) Each Sirona Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Sirona Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Sirona SEC Documents.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect: (i) each Sirona Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Sirona Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Sirona’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Sirona Benefit Plan or the exempt status of any such trust, (ii) to Sirona’s Knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Sirona Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Sirona is threatened, against or with respect to any Sirona Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(e) No Sirona Benefit Plan is a multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) (“Multiemployer Plan”) or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, and during the preceding six (6) years none of Sirona or any ERISA Affiliate thereof has maintained, sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Sirona or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that presents a material risk to Sirona or any ERISA Affiliate thereof of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of Sirona or any of its Subsidiaries has incurred any material withdrawal liability under Section 4201 of ERISA.

(f) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Merger or other Transactions, by any employee, officer or director of Sirona or any of its Subsidiaries who is a “disqualified individual” (within the meaning of Section 280G of the Code) could be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g) Except as required by Law, no Sirona Benefit Plan provides post-employment medical, disability or life insurance benefits to any former director, employee or their respective dependents.

(h) Except for the adjustment and assumption of the Sirona Stock Options and Sirona RSUs in accordance with Section 2.6, neither the execution of this Agreement nor the consummation of the Merger or other Transactions will (i) entitle any employee or director of Sirona or any of its Subsidiaries to a bonus, severance or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger any other material obligation pursuant to any of the Sirona Benefit Plans or (iii) result in any breach or violation of, or default under any Sirona Benefit Plan.

(i) Each Sirona Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Sirona Benefit Plan. There is no agreement, plan, Contract or other arrangement to which Sirona or, to the Knowledge of Sirona, any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, with respect to each Sirona Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of Sirona or any Subsidiary thereof residing outside the United States of America (a “Sirona Foreign Benefit Plan”): (i) all employer and employee contributions to each Sirona Foreign Benefit Plan required by law or by the terms of any Sirona Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Sirona Foreign Benefit Plan, the liability of each insurer for any Sirona Foreign Benefit Plan funded through insurance or the book reserve established for any Sirona Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Sirona Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Sirona Foreign Benefit Plan, and neither the execution of this Agreement nor the consummation of the Merger or other Transactions will cause such assets or insurance obligations to be less than such benefit obligations; and (iii) to the Knowledge of Sirona, each Sirona Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

3.12 Employee and Labor Matters.

(a) Neither Sirona nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement, material agreement with any works council, or material labor contract, no labor union, labor organization, works council, or group of employees of Sirona or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by or otherwise performing services for Sirona or any of its Subsidiaries (the “Sirona Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Sirona, threatened in writing against Sirona or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to any present or former Sirona Business Personnel which is reasonably likely to materially interfere with the business activities of Sirona and its Subsidiaries, taken as a whole. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Sirona, threatened against or affecting Sirona or any Subsidiary which would, individually or in the aggregate, reasonably be expected to have a Sirona Material Adverse Effect.

(b) Neither Sirona nor any of its Subsidiaries are required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Sirona and its Subsidiaries, taken as a whole, or (ii) materially delay or prevent the consummation of the Transactions.

(c) Sirona and its Subsidiaries are and for the past five years have been in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a Sirona Material Adverse Effect.

(d) To the Knowledge of Sirona, no Sirona Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to Sirona or any of its Subsidiaries or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Sirona or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sirona Material Adverse Effect.

(e) Sirona and its Subsidiaries are not delinquent in payments to any current or former Sirona Business Personnel for any services or amounts required to be reimbursed or otherwise paid except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect.

3.13 Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sirona Material Adverse Effect:

(a) Sirona and each of its Subsidiaries (i) have been within the last five (5) years, and are, in compliance with all, and are not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) are in compliance with their respective Environmental Permits.

(b) There are no Environmental Claims pending, nor to the Knowledge of Sirona, threatened against Sirona or any of its Subsidiaries, and none of Sirona or any of its Subsidiaries has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location.

(c) There have been no Releases of Hazardous Materials at any properties that are owned, operated, leased or used by Sirona or any of its Subsidiaries, or to the Knowledge of Sirona, at properties that were formerly owned, operated, leased or used by Sirona or any of its Subsidiaries, that are reasonably likely to cause Sirona or any of its Subsidiaries to incur liability pursuant to applicable Environmental Law.

(d) None of Sirona or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of Sirona is threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.14 Real Property.

(a) Sirona or its Subsidiaries, as the case may be, holds good, valid and marketable fee title to the Sirona Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b) Sirona or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the Sirona Leased Real Property free and clear of all Liens, except for Permitted Liens.

(c) The Sirona Owned Real Property and the Sirona Leased Real Property are referred to collectively herein as the “Sirona Real Property.” The Sirona Real Property constitutes all real property necessary for the conduct of the business of Sirona and its Subsidiaries, taken as a whole, as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, neither Sirona nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Sirona’s Knowledge there are no such Proceedings threatened, affecting any portion of the Sirona Real Property and neither Sirona nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Sirona Real Property. Neither Sirona nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the Sirona Real Property or any material portion thereof. Neither Sirona nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Sirona Real Property or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, each Sirona Real Property and all buildings and improvements located on the Sirona Real Property are in a state of good operating condition, subject to reasonable wear and tear.

3.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Sirona Material Adverse Effect:

(i) all Tax Returns that are required to be filed by or with respect to Sirona or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii) Sirona and its Subsidiaries have paid all Taxes due and owing by any of them (whether or not shown on any Tax Return), have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Sirona SEC Documents for all Taxes payable by Sirona and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and have not received written notice of any deficiencies for any Tax of Sirona or any of its Subsidiaries from any taxing authority for which there are not adequate reserves on the financial statements included in the Sirona SEC Documents;

(iii) Sirona and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; such withheld amounts were either timely paid to the appropriate taxing authority or set aside in accounts for such purpose and were reported to the appropriate taxing authority and to each such employee, independent contractor, creditor, stockholder or other third party, as required under Law;

(iv) neither Sirona nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established;

(v) no claim has ever been made in writing by a taxing authority of a jurisdiction where Sirona or one of its Subsidiaries has not filed Tax Returns that Sirona or such Subsidiary is or may be subject to taxation by that jurisdiction;

(vi) neither Sirona nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(vii) neither Sirona nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger, in the two years prior to the date of this Agreement;

(viii) none of Sirona or any of its Subsidiaries is a party to any written Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than an agreement with Sirona or its Subsidiaries or any customary Tax indemnification provisions in ordinary course commercial agreement or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than Sirona or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(ix) there are no Liens for Taxes upon any property or assets of Sirona or any of its Subsidiaries, except for Taxes not yet due and payable;

(x) neither Sirona nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(xi) Sirona has made available to DENTSPLY or its legal or accounting representative copies of all U.S. federal and state income Tax Returns for Sirona and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2011;

(xii) Sirona is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(xiii) neither Sirona nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iv) has applied for a ruling from a taxing authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending, (v) has, since December 31, 2011, been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority, or (vi) will be required to include any item of income or gain in, or be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), (B) installment sale or open transaction made on or prior to the Closing Date, (C) election under section 108(i) of the Code or (D) prepaid amount received prior to the Closing Date; and

(xiv) neither Sirona nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise.

(b) Neither Sirona nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) It is agreed and understood that no representation or warranty is made by Sirona in respect of Tax matters in any Section of this Agreement other than Section 3.5, Section 3.6, Section 3.7, Section 3.11 and this Section 3.15.

3.16 Material Contracts.

(a) All Contracts required to be filed as exhibits to the Sirona SEC Documents have been so filed in a timely manner. Section 3.16(a) of the Sirona Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which Sirona or any of its Subsidiaries is a party or by which Sirona or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract that materially limits the ability of Sirona or any of its affiliates (including, following the consummation of the Transactions, the Surviving Corporation and its affiliates) to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);

(iii) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv) any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $10 million or (B) that becomes due and payable as a result of the Transactions;

(v) any license, sublicense, option, development or collaboration agreement or other Contract relating to Sirona Material Intellectual Property reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date (excluding license agreements for “shrink-wrap,” “click-wrap” or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business);

(vi) any Contract reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date that provides for any material “most favored nation” provision or equivalent preferential pricing terms or similar obligations to which Sirona or any of its Subsidiaries is subject;

(vii) any Contract with any of Sirona’s top 20 suppliers (including purchasing agreements and group purchasing agreements) (measured by dollar volume of purchases of Sirona during the twelve (12) months ended June 30, 2015);

(viii) any Contract with any of Sirona’s top 20 customers (measured by dollar volume of spending by the customer during the twelve (12) months ended June 30, 2015);

(ix) any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date;

(x) any lease, sublease, occupancy agreement or other Contract with respect to the Sirona Leased Real Property reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date;

(xi) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Sirona or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case in excess of $10 million);

(xii) any acquisition or divestiture agreement (A) entered into since June 30, 2012 with a purchase price in excess of $20 million or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to exceed $10 million (including indemnification obligations) that have not been satisfied in full;

(xiii) any agreement that by its terms limits the payment of dividends or other distributions by Sirona or any of its Subsidiaries;

(xiv) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Sirona or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by Sirona and any of its Subsidiaries in excess of $10 million annually;

(xv) any “single source” supply Contract pursuant to which goods or materials that are material to Sirona or any of its Subsidiaries are supplied to Sirona or such Subsidiary from an exclusive source reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date;

(xvi) any Contract with any Governmental Entity reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date; or

(xvii) any other agreement which would prohibit or delay beyond the Outside Date the consummation of Merger or any other Transaction contemplated by this Agreement.

(b) Sirona has heretofore made available to DENTSPLY true, correct and complete copies of the Contracts set forth in Section 3.16(a).

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16(a) of the Sirona Disclosure Schedule or filed or required to be filed as exhibits to the Sirona

SEC Documents (the “Sirona Material Contracts”) are valid, binding and in full force and effect and are enforceable by Sirona or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Sirona, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Sirona Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Sirona, no other party to any Sirona Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2015, neither Sirona nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Sirona Material Contract, and (iv) neither Sirona nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, change the scope of rights under or fail to renew any Sirona Material Contract.

3.17 Intellectual Property.

(a) With respect to all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Sirona or any of its Subsidiaries (collectively, the “Sirona Registered Intellectual Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, (A) either Sirona or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Proceeding is pending or, to Knowledge of Sirona, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property). Each item of material Sirona Registered Intellectual Property that is registered, filed, issued, or applied for has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property and each such registration, filing, issuance and/or application, to the Knowledge of Sirona, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, each of Sirona and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Sirona and its Subsidiaries in substantially the same manner as presently conducted and currently proposed to be conducted. Neither the execution and delivery of this Agreement by Sirona, nor the performance of this Agreement by Sirona, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Sirona or any of its Subsidiaries in any Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, to the Knowledge of Sirona, neither Sirona nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Neither Sirona nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since June 30, 2012 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Sirona or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect. To the Knowledge of Sirona, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Sirona or any of its Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect. Neither Sirona nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since June 30, 2012 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect.

(d) Sirona and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business (“Sirona Material Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, all Sirona Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Sirona, adequate for protection. To the Knowledge of Sirona, there has been no unauthorized disclosure of any Sirona Material Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, to the Knowledge of Sirona, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Sirona and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Sirona or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Sirona or one of its Subsidiaries. No such Person has asserted, and to the Knowledge of Sirona, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Sirona Material Intellectual Property.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, the IT Assets of Sirona and its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications and as required by Sirona and its Subsidiaries to operate the business of Sirona and its Subsidiaries as presently conducted and have not, since June 30, 2012, materially malfunctioned or failed. Sirona and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. Sirona and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

(f) To the Knowledge of Sirona, no software included in the Sirona Material Intellectual Property, which is distributed to any third party by or on behalf of Sirona or its Subsidiaries (other than software identified as belonging to a third party and subject to a third party paid or public license), or for which Sirona or its Subsidiaries may have plans to distribute to any third party, incorporates or is comprised of or distributed with any publicly available software, or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits Sirona’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.

3.18 Healthcare Compliance Matters.

(a) (i) Sirona and each of its Subsidiaries are in compliance and since June 30, 2012 have been in compliance with all Health Care Laws applicable to Sirona or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Sirona or its Subsidiaries), and (ii) neither Sirona nor any of its Subsidiaries has received any written communication since June 30, 2012 from a Governmental Entity that remains uncured or unresolved and that alleges that Sirona or any of its Subsidiaries is not in compliance with any Health Care Law, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Sirona Material Adverse Effect. Neither Sirona nor, to the Knowledge of Sirona, any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity. Additionally, none of Sirona, its Subsidiaries or any of its respective employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of Sirona, has been convicted of any crime or is subject to a governmental inquiry, investigation, Proceeding, or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

(b) Sirona and each of its Subsidiaries have, maintain and are operating in material compliance with all Permits of the United States Food and Drug Administration (“FDA”) and comparable Governmental Entities which are required for the conduct of their business as currently conducted (collectively, the “FDA Permits”), and all such FDA Permits are valid, subsisting, and in full force and effect, except where the failure to have, maintain or operate in material compliance with the FDA Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect. Sirona and each of its Subsidiaries have fulfilled and performed all of their material obligations with respect to the FDA Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any FDA Permit, except where the failure to so fulfill or perform, or the occurrence of such event, would not result in a Sirona Material Adverse Effect. Sirona and each of its Subsidiaries have operated and currently are in compliance in all material respects with applicable Laws administered or enforced by the FDA and comparable Governmental Entities, except where the failure to so comply would not result in a Sirona Material Adverse Effect. Sirona and each of its Subsidiaries have not received, since June 30, 2012, written notice of any pending or threatened Proceeding (other than FDA audits) from the FDA, any Governmental Entity, any qui-tam relator or applicable foreign Governmental Entity alleging that any operation or activity of Sirona or any of its Subsidiaries is in material violation of any applicable Health Care Law which violation would reasonably be expected to have a material and adverse impact on Sirona and its Subsidiaries, taken as a whole.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a FDA Permit from the FDA or other Governmental Entity relating to Sirona and each of its Subsidiaries, their business and products, when submitted to the FDA or other Governmental Entity were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, since June 30, 2012, Sirona and each of its Subsidiaries have not had any product or manufacturing site (whether owned by Sirona or its Subsidiary(s), or a contract manufacturer for their products) subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the products, or similar correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Law, Permit or such requests or requirements of a Governmental Entity.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, (i) since June 30, 2012, there have been no (A) recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance (“Safety Notices”) with respect to the products of Sirona and its Subsidiaries or (B) to the Knowledge of Sirona, complaints with respect to such products that are currently unresolved and (ii) to the Knowledge of Sirona, there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to such products, (B) a change in labeling of any such products, or (C) a termination or suspension of marketing or testing of any such products.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Sirona or its Subsidiaries or in which Sirona or its Subsidiaries, or any of their products or product candidates have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and (ii) no investigational device exemption filed by or on behalf of Sirona or its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Entity has commenced, or, to the Knowledge of Sirona, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Sirona and its Subsidiaries.

(g) Neither Sirona nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Sirona, threatened investigation in respect of Sirona, its Subsidiaries or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Since June 30, 2012, neither Sirona nor, to the Knowledge of Sirona, any of their officers, employees or agents (within the meaning of the applicable Law) has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar Law. As of the date hereof, no Proceedings that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of Sirona, threatened against Sirona, its Subsidiaries, or any of their officers, employees or agents.

3.19 Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 3.19 of the Sirona Disclosure Schedule, neither Sirona nor any of its Subsidiaries nor any of their respective officers or directors on behalf of Sirona or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.20 Opinion of Financial Advisor.  Jefferies LLC, Sirona’s financial advisor, has delivered to the Sirona Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of the shares of Sirona Common Stock.

3.21 Ownership of DENTSPLY Common Stock.  Neither Sirona nor any of its affiliates or associates is, nor at any time during the last three (3) years has Sirona or any of its affiliates or associates been, an “interested stockholder” of DENTSPLY as defined in Section 203 of the DGCL. Sirona and its Subsidiaries, affiliates and associates do not beneficially own any shares of DENTSPLY Common Stock or other securities of DENTSPLY or any options, warrants or other rights to acquire DENTSPLY Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, DENTSPLY.

3.22 Insurance.  All insurance policies (including policies providing casualty, liability, and workers compensation coverage, but excluding any Sirona Benefit Plans) to which Sirona or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of Sirona, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect, each of Sirona and its Subsidiaries is, and since October 1, 2013 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

3.23 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article 3, neither Sirona nor any of its affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) Sirona or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Sirona or any of its Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts or other information provided by Sirona, any affiliate of Sirona or any Person acting on any of their behalf to DENTSPLY, Merger Sub, any affiliate of DENTSPLY or any Person acting on any of their behalf.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF DENTSPLY AND MERGER SUB

Except (a) as set forth in the DENTSPLY Disclosure Schedule (subject to Section 8.15) and (b) as otherwise disclosed or identified in the DENTSPLY SEC Documents publicly filed or furnished after December 31, 2013 and prior to the date hereof (other than (i) any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the DENTSPLY SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any DENTSPLY SEC Document, and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such DENTSPLY SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), DENTSPLY and Merger Sub hereby represent and warrant to Sirona as follows:

4.1 Corporate Organization.  Each of DENTSPLY and, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, its Subsidiaries, including Merger Sub, is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of DENTSPLY and its Subsidiaries, including Merger Sub, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect. The copies of the certificate of incorporation (the “DENTSPLY Charter”) and bylaws (the “DENTSPLY Bylaws”) of DENTSPLY, as most recently filed with the DENTSPLY SEC Documents, and the certificate of incorporation and bylaws of Merger Sub previously provided to Sirona, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. DENTSPLY is not in violation of any of the provisions of the DENTSPLY Charter or the DENTSPLY Bylaws. True and complete copies of all minute books of DENTSPLY since January 1, 2013 have been made available by DENTSPLY to Sirona, except for such portions of the minutes subject to attorney-client privilege or with respect to the consideration of a possible acquisition or business combination involving DENTSPLY.

4.2 DENTSPLY Capitalization.

(a) The authorized capital stock of DENTSPLY consists of two hundred million (200,000,000) shares of DENTSPLY Common Stock and two hundred fifty thousand (250,000) shares of preferred stock, par value $1.00 per share (“DENTSPLY Preferred Stock”). As of September 11, 2015, (i) 139,813,774 shares of DENTSPLY Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 22,961,694 shares of DENTSPLY Common Stock were held in the treasury of DENTSPLY or by its

Subsidiaries, (iii) 8,752,637 shares of DENTSPLY Common Stock were issuable (and such number was reserved for issuance) upon exercise of DENTSPLY Stock Options and DENTSPLY RSUs outstanding as of such date and (iv) no shares of DENTSPLY Preferred Stock were issued and outstanding. Except for DENTSPLY Stock Options and DENTSPLY RSUs to purchase not more than 8,752,637 shares of DENTSPLY Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which DENTSPLY or any of its Subsidiaries is a party or by which DENTSPLY or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of DENTSPLY or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating DENTSPLY or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, DENTSPLY or any of its Subsidiaries. Since September 11, 2015, DENTSPLY has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 4.2(a). DENTSPLY has previously provided Sirona with a true and complete list, as of the date hereof, of the prices at which each outstanding DENTSPLY Stock Option and DENTSPLY RSU may be exercised under the applicable DENTSPLY Stock Plan, the number of DENTSPLY Stock Options and DENTSPLY RSUs outstanding at each such price and the vesting schedule of the DENTSPLY Stock Options and DENTSPLY RSUs. None of the DENTSPLY Stock Options are “incentive stock options” within the meaning of Section 422 of the Code. All shares of DENTSPLY Common Stock subject to issuance under the applicable DENTSPLY Stock Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of DENTSPLY having the right to vote on any matters on which shareholders of DENTSPLY may vote. Neither DENTSPLY nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Equity Interests of DENTSPLY or any of its Subsidiaries.

(b) Except with respect to DENTSPLY RSUs, there are no outstanding contractual obligations of DENTSPLY or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of DENTSPLY Common Stock or any capital stock of, or other Equity Interests in, DENTSPLY or any of its Subsidiaries.

(c) Section 4.2(c) of the DENTSPLY Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of DENTSPLY and the jurisdiction or organization of each such Subsidiary. Except for Merger Sub and as set forth in Section 4.2(c) of the DENTSPLY Disclosure Schedule, none of DENTSPLY or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of DENTSPLY is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by DENTSPLY or one or more of its wholly-owned Subsidiaries free and clear of all Liens. There are no outstanding contractual obligations of DENTSPLY or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of DENTSPLY (in excess of $5 million) or any other Person, other than guarantees by DENTSPLY of any indebtedness or other obligations of any wholly-owned Subsidiary of DENTSPLY.

4.3 Authority; Execution and Delivery; Enforceability.

(a) Each of DENTSPLY and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the DENTSPLY Shareholder Approval, to consummate the Transactions applicable to such party. The execution and delivery by each of DENTSPLY and Merger Sub of this Agreement, the performance and compliance by DENTSPLY and Merger Sub with each of its obligations herein and the consummation by DENTSPLY and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of DENTSPLY and Merger Sub, subject to the receipt of the DENTSPLY Shareholder Approval and to the adoption of this Agreement by DENTSPLY as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of DENTSPLY and Merger Sub and no other shareholder votes are necessary to authorize this Agreement or the consummation by DENTSPLY and Merger Sub of the Transactions to which it is a party. Each of DENTSPLY and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Sirona of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Board of Directors of DENTSPLY (the “DENTSPLY Board”), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement and the Transactions are fair to, and in the best interests of, DENTSPLY and its shareholders, (iii) directing that the DENTSPLY Share Issuance and the Amended and Restated DENTSPLY Charter be submitted to the shareholders of DENTSPLY for approval, and (iv) recommending that DENTSPLY’s shareholders approve the DENTSPLY Share Issuance and the Amended and Restated DENTSPLY Charter (the “DENTSPLY Recommendation”).

(c) To the Knowledge of DENTSPLY, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Transactions. The only vote of holders of any class or series of DENTSPLY Common Stock or other Equity Interests of DENTSPLY necessary to approve the Transactions is the approval of (i) the DENTSPLY Share Issuance by a majority of the total votes cast on such proposal by holders of the DENTSPLY Common Stock outstanding and entitled to vote thereon and (ii) the Amended and Restated DENTSPLY Charter by the holders of a majority of the DENTSPLY Common Stock outstanding and entitled to vote thereon (together, the “DENTSPLY Shareholder Approval”). No other vote of the holders of DENTSPLY Common Stock or any other Equity Interests of DENTSPLY is necessary to consummate the Transactions.

4.4 No Conflicts.

(a) The execution and delivery of this Agreement by DENTSPLY and Merger Sub does not and will not, and the performance of this Agreement by DENTSPLY and Merger Sub and the consummation of the Transactions will not, (i) assuming the DENTSPLY Shareholder Approval is obtained, conflict with or violate any provision of the DENTSPLY Charter or the DENTSPLY Bylaws or any equivalent organizational documents of any Subsidiary of DENTSPLY, including Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any of DENTSPLY or any of its Subsidiaries, including Merger Sub, or by which any property or asset of DENTSPLY or any of its Subsidiaries, including Merger Sub, is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of DENTSPLY or any of its Subsidiaries, including Merger Sub, pursuant to, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or delay beyond the Outside Date consummation of the Merger, (B) otherwise prevent or delay beyond the Outside Date performance by DENTSPLY of any of its material obligations under this Agreement or (C) have a DENTSPLY Material Adverse Effect.

(b) The execution and delivery of this Agreement by DENTSPLY and Merger Sub does not and will not, and the consummation by DENTSPLY and Merger Sub of the Transactions to which it is a party and compliance by DENTSPLY and Merger Sub with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any

Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NASDAQ (ii) under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar applicable Laws, (iii) the filing of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or delay beyond the Outside Date consummation of the Merger or other Transactions, (B) otherwise prevent or delay beyond the Outside Date performance by DENTSPLY or Merger Sub of any of their respective material obligations under this Agreement or (C) have a DENTSPLY Material Adverse Effect.

4.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) DENTSPLY has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by DENTSPLY with the SEC under the Securities Act or the Exchange Act since January 1, 2013 (the “DENTSPLY SEC Documents”). None of the Subsidiaries of DENTSPLY is required to make or makes any filings with the SEC.

(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each DENTSPLY SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such DENTSPLY SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of DENTSPLY included in the DENTSPLY SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by DENTSPLY’s accountants with respect thereto (the “DENTSPLY SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The DENTSPLY SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in shareholders’ equity of DENTSPLY (on a consolidated basis) as of the respective dates of and for the periods referred to in the DENTSPLY SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim DENTSPLY SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of DENTSPLY and its Subsidiaries are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the DENTSPLY SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. No financial statements of any Person other than DENTSPLY and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of DENTSPLY. Except as required by GAAP, DENTSPLY has not, between June 30, 2015 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on June 30, 2015.

(d) DENTSPLY is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e) DENTSPLY has made available to Sirona true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2013 relating to the DENTSPLY SEC Documents and all written responses of DENTSPLY thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system. To the Knowledge of DENTSPLY, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any DENTSPLY SEC Documents and none of the DENTSPLY SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations with respect to which DENTSPLY has retained outside counsel, SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of DENTSPLY, pending or threatened, in each case regarding any accounting practices of DENTSPLY.

(f) DENTSPLY has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. DENTSPLY’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by DENTSPLY in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to DENTSPLY’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. DENTSPLY’s management has completed an assessment of the effectiveness of DENTSPLY’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable DENTSPLY SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on DENTSPLY’s management’s most recently completed evaluation of DENTSPLY’s internal control over financial reporting prior to the date hereof, (i) DENTSPLY had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect DENTSPLY’s ability to record, process, summarize and report financial information and (ii) DENTSPLY does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in DENTSPLY’s internal control over financial reporting.

(g) DENTSPLY and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in DENTSPLY’s financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the DENTSPLY SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the DENTSPLY SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect.

4.6 Absence of Certain Changes or Events.  Since July 1, 2015 and through the date of this Agreement, (a) DENTSPLY and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a DENTSPLY Material Adverse Effect. Since July 1, 2015 through the date of this Agreement, neither DENTSPLY nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Sirona’s consent pursuant to, Sections 5.2(e), (m), (n), (p), (r) and (s) had the covenants therein applied since July 1, 2015.

4.7 Information Supplied.  None of the information supplied or to be supplied by DENTSPLY or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of DENTSPLY Common Stock and at the time of the DENTSPLY Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by DENTSPLY or Merger Sub to such portions thereof that relate expressly to Sirona and its Subsidiaries or to statements made therein based on information supplied by or on behalf of Sirona for inclusion or incorporation by reference therein). The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

4.8 Legal Proceedings.  As of the date hereof, there are no Proceedings pending, or to the Knowledge of DENTSPLY, threatened against DENTSPLY or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of DENTSPLY, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no Proceedings pending, or to the Knowledge of DENTSPLY, threatened against DENTSPLY or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of DENTSPLY, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect. Neither DENTSPLY nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect.

4.9 Compliance with Laws.

(a) (i) DENTSPLY and its Subsidiaries are in compliance, and for the past five years have been in compliance, with all Laws and Orders applicable to DENTSPLY or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on DENTSPLY or its Subsidiaries), and (ii) neither DENTSPLY nor any of its Subsidiaries has received any written communication during the past five years from a Governmental Entity that alleges that DENTSPLY or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect.

(b) DENTSPLY and each of its Subsidiaries (i) are in compliance, and for the past five years have been in compliance, in all material respects with the FCPA and any other applicable Anti-corruption Laws; (ii) during the past five years have not been investigated, to the Knowledge of DENTSPLY, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by DENTSPLY or any of its Subsidiaries of the FCPA or any other Anti-corruption Laws; and (iii) during the past five years have had an operational and effective FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by DENTSPLY and its Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

(c) To the Knowledge of DENTSPLY, none of DENTSPLY or its Subsidiaries has directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(d) To the Knowledge of DENTSPLY, during the past five years, DENTSPLY and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of DENTSPLY or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and DENTSPLY and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(e) To the Knowledge of DENTSPLY, during the past five years, none of DENTSPLY or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

4.10 Permits.  DENTSPLY and each of its Subsidiaries have all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, (i) the operation of the business of DENTSPLY and its Subsidiaries as currently conducted is not, and has not been since June 30, 2012, in violation of, nor is DENTSPLY or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on DENTSPLY or its Subsidiaries), and (ii) to the Knowledge of DENTSPLY, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit. There are no actions pending or, to the Knowledge of DENTSPLY, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect. Since June 30, 2012, neither DENTSPLY nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of DENTSPLY, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect.

4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the DENTSPLY Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, Contract, or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of DENTSPLY or any of its Subsidiaries, in each case that is maintained, sponsored or contributed to by DENTSPLY or any of its U.S. ERISA Affiliates, or under which DENTSPLY or any of its Subsidiaries has any material obligation or material liability, whether actual or contingent, including all incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, material fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, in each case, which (x) is not sponsored and administered by a Governmental Entity and (y) is not required by Law to be provided (each a “DENTSPLY Benefit Plan”). Neither DENTSPLY, nor to the Knowledge of DENTSPLY, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any DENTSPLY Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or the terms of such DENTSPLY Benefit Plan or (ii) adopt any new DENTSPLY Benefit Plan.

(b) With respect to each DENTSPLY Benefit Plan, DENTSPLY has made available to Sirona a current written copy thereof (if any) and, to the extent applicable: (i) any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c) Each DENTSPLY Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the DENTSPLY Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the DENTSPLY SEC Documents.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect: (i) each DENTSPLY Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any DENTSPLY Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to DENTSPLY’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such DENTSPLY Benefit Plan or the exempt status of any such trust, (ii) to DENTSPLY’s Knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any DENTSPLY Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of DENTSPLY is threatened, against or with respect to any DENTSPLY Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(e) No DENTSPLY Benefit Plan is a Multiemployer Plan or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, and during the preceding six (6) years none of DENTSPLY or any ERISA Affiliate thereof has maintained, sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by DENTSPLY or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that presents a material risk to DENTSPLY or any ERISA Affiliate thereof of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of DENTSPLY or any of its Subsidiaries has incurred any material withdrawal liability under Section 4201 of ERISA.

(f) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Merger and other Transactions, by any employee, officer or director of DENTSPLY or any of its Subsidiaries who is a “disqualified individual” (within the meaning of Section 280G of the Code) could be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g) Except as required by Law, no DENTSPLY Benefit Plan provides post-employment medical, disability or life insurance benefits to any former director, employee or their respective dependents.

(h) Neither the execution of this Agreement nor the consummation of the Merger or the other Transactions will (i) entitle any employee or director of DENTSPLY or its Subsidiaries to a bonus, severance or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger any other material obligation pursuant to any of the DENTSPLY Benefit Plans or (iii) result in any breach or violation of, or default under any DENTSPLY Benefit Plan.

(i) Each DENTSPLY Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such DENTSPLY Benefit Plan. There is no agreement, plan, Contract or other arrangement to which

DENTSPLY or, to the Knowledge of DENTSPLY, any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, with respect to each DENTSPLY Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of DENTSPLY or any Subsidiary thereof residing outside the United States of America (a “DENTSPLY Foreign Benefit Plan”): (i) all employer and employee contributions to each DENTSPLY Foreign Benefit Plan required by law or by the terms of any DENTSPLY Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded DENTSPLY Foreign Benefit Plan, the liability of each insurer for any DENTSPLY Foreign Benefit Plan funded through insurance or the book reserve established for any DENTSPLY Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such DENTSPLY Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such DENTSPLY Foreign Benefit Plan, and neither the execution of this Agreement nor the consummation of the Merger or other Transactions will cause such assets or insurance obligations to be less than such benefit obligations; and (iii) to the Knowledge of DENTSPLY, each DENTSPLY Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

4.12 Employee and Labor Matters.

(a) Neither DENTSPLY nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement, material agreement with any works council, or material labor contract, no labor union, labor organization, works council, or group of employees of DENTSPLY or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by or otherwise performing services for DENTSPLY or any of its Subsidiaries (the “DENTSPLY Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of DENTSPLY, threatened in writing against DENTSPLY or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to any present or former DENTSPLY Business Personnel which is reasonably likely to materially interfere with the business activities of DENTSPLY and its Subsidiaries, taken as a whole. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of DENTSPLY, threatened against or affecting DENTSPLY or any Subsidiary would, individually or in the aggregate, reasonably be expected to have a DENTSPLY Material Adverse Effect.

(b) Neither DENTSPLY nor any of its Subsidiaries are required to provide notice to any work council or similar representative body prior to the execution of this Agreement or consummation of the Transactions, except where failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to DENTSPLY and its Subsidiaries, taken as a whole, or (ii) materially delay or prevent the consummation of the Transactions.

(c) DENTSPLY and its Subsidiaries are and for the past five years have been in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect.

(d) To the Knowledge of DENTSPLY, no DENTSPLY Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to DENTSPLY or any of its Subsidiaries or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for DENTSPLY or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a DENTSPLY Material Adverse Effect.

(e) DENTSPLY and its Subsidiaries are not delinquent in payments to any current or former DENTSPLY Business Personnel for any services or amounts required to be reimbursed or otherwise paid except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect.

4.13 Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect:

(a) DENTSPLY and each of its Subsidiaries (i) have been within the last five (5) years, and are, in compliance with all, and are not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) are in compliance with their respective Environmental Permits.

(b) There are no Environmental Claims pending, nor to the Knowledge of DENTSPLY, threatened against DENTSPLY or any of its Subsidiaries, and none of DENTSPLY or any of its Subsidiaries has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location.

(c) There have been no Releases of Hazardous Materials at any properties that are owned, operated, leased or used by DENTSPLY or any of its Subsidiaries, or to the Knowledge of DENTSPLY, at properties that were formerly owned, operated, leased or used by DENTSPLY or any of its Subsidiaries, that are reasonably likely to cause DENTSPLY or any of its Subsidiaries to incur liability pursuant to applicable Environmental Law.

(d) None of DENTSPLY or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of DENTSPLY is threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

4.14 Real Property.

(a) DENTSPLY or its Subsidiaries, as the case may be, holds good, valid, legal and marketable fee title to the DENTSPLY Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b) DENTSPLY or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the DENTSPLY Leased Real Property free and clear of all Liens, except for Permitted Liens.

(c) The DENTSPLY Owned Real Property and the DENTSPLY Leased Real Property are referred to collectively herein as the “DENTSPLY Real Property.” The DENTSPLY Real Property constitutes all real property necessary for the conduct of the business of DENTSPLY and its Subsidiaries, taken as a whole, as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, neither DENTSPLY nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to DENTSPLY’s Knowledge there are no such Proceedings threatened, affecting any portion of the DENTSPLY Real Property and neither DENTSPLY nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the DENTSPLY Real Property. Neither DENTSPLY nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the material DENTSPLY Real Property or any material portion thereof. Neither DENTSPLY nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material DENTSPLY Real Property or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, each DENTSPLY Real Property and all buildings and improvements located on the DENTSPLY Real Property are in a state of good operating condition, subject to reasonable wear and tear.

4.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a DENTSPLY Material Adverse Effect:

(i) all Tax Returns that are required to be filed by or with respect to DENTSPLY or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii) DENTSPLY and its Subsidiaries have paid all Taxes due and owing by any of them (whether or not shown on any Tax Return), have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the DENTSPLY SEC Documents for all Taxes payable by DENTSPLY and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and have not received written notice of any deficiencies for any Tax of DENTSPLY or any of its Subsidiaries from any taxing authority for which there are not adequate reserves on the financial statements included in the DENTSPLY SEC Documents;

(iii) DENTSPLY and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; such withheld amounts were either timely paid to the appropriate taxing authority or set aside in accounts for such purpose and were reported to the appropriate taxing authority and to each such employee, independent contractor, creditor, stockholder or other third party, as required under Law;

(iv) neither DENTSPLY nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established;

(v) no claim has ever been made in writing by a taxing authority of a jurisdiction where the DENTSPLY or one of its Subsidiaries has not filed Tax Returns that DENTSPLY or such Subsidiary is or may be subject to taxation by that jurisdiction;

(vi) neither DENTSPLY nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(vii) neither DENTSPLY nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger, in the two years prior to the date of this Agreement;

(viii) none of DENTSPLY or any of its Subsidiaries is a party to any written Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than an agreement with DENTSPLY or its Subsidiaries or any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than DENTSPLY or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(ix) there are no Liens for Taxes upon any property or assets of DENTSPLY or any of its Subsidiaries, except for Taxes not yet due and payable;

(x) neither DENTSPLY nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(xi) DENTSPLY has made available to Sirona or its legal or accounting representative copies of all U.S. federal and state income Tax Returns for DENTSPLY and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2011;

(xii) DENTSPLY is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(xiii) neither DENTSPLY nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iv) has applied for a ruling from a taxing authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending, (v) has, since December 31, 2011, been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority, or (vi) will be required to include any item of income or gain in, or be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), (B) installment sale or open transaction made on or prior to the Closing Date, (C) election under section 108(i) of the Code or (D) prepaid amount received prior to the Closing Date; and

(xiv) neither DENTSPLY nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise.

(b) Neither DENTSPLY nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) It is agreed and understood that no representation or warranty is made by DENTSPLY in respect of Tax matters in any Section of this Agreement other than Section 4.5, Section 4.6, Section 4.7, Section 4.11 and this Section 4.15.

4.16 Material Contracts.

(a) All Contracts required to be filed as exhibits to the DENTSPLY SEC Documents have been so filed in a timely manner. Section 4.16(a) of the DENTSPLY Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which DENTSPLY or any of its

Subsidiaries is a party or by which DENTSPLY or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract that materially limits the ability of DENTSPLY or any of its affiliates (including, following the consummation of the Transactions, the Surviving Corporation and its affiliates) to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);

(iii) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv) any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $10 million or (B) that becomes due and payable as a result of the Transactions;

(v) any license, sublicense, option, development or collaboration agreement or other Contract relating to DENTSPLY Material Intellectual Property reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date (excluding license agreements for “shrink-wrap,” “click-wrap” or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business);

(vi) any Contract reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date that provides for any material “most favored nation” provision or equivalent preferential pricing terms or similar obligations to which DENTSPLY or any of its Subsidiaries is subject;

(vii) any distribution Contract with any of DENTSPLY’s top three distributors (measured by dollar volume of spending by the distributor during the twelve (12) months ended June 30, 2015);

(viii) any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date;

(ix) any lease, sublease, occupancy agreement or other Contract with respect to the DENTSPLY Leased Real Property reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date;

(x) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of DENTSPLY or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case in excess of $10 million);

(xi) any acquisition or divestiture agreement (A) entered into since June 30, 2012 with a purchase price in excess of $20 million or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to exceed $10 million (including indemnification obligations) that have not been satisfied in full;

(xii) any agreement that by its terms limits the payment of dividends or other distributions by DENTSPLY or any of its Subsidiaries;

(xiii) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by DENTSPLY or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by DENTSPLY and any of its Subsidiaries in excess of $10 million annually;

(xiv) any “single source” supply contract pursuant to which goods or materials that are material to DENTSPLY or any of its Subsidiaries are supplied to DENTSPLY or such Subsidiary from an exclusive source reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date;

(xv) any Contract with a Governmental Entity reasonably expected to result in payments in excess of $10 million in any twelve (12) month period after the Closing Date; or

(xvi) any other agreement which would prohibit or delay beyond the Outside Date the consummation of Merger or any other Transaction contemplated by this Agreement.

(b) DENTSPLY has heretofore made available to Sirona true, correct and complete copies of the Contracts set forth in Section 4.16(a).

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 4.16(a) of the DENTSPLY Disclosure Schedule or filed or required to be filed as exhibits to the DENTSPLY SEC Documents (the “DENTSPLY Material Contracts”) are valid, binding and in full force and effect and are enforceable by DENTSPLY or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) DENTSPLY, or its applicable Subsidiary, has performed all obligations required to be performed by it under the DENTSPLY Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of DENTSPLY, no other party to any DENTSPLY Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2015, neither DENTSPLY nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any DENTSPLY Material Contract, and (iv) neither DENTSPLY nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any DENTSPLY Material Contract.

4.17 Intellectual Property.

(a) With respect to all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by DENTSPLY or any of its Subsidiaries (collectively, the “DENTSPLY Registered Intellectual Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, (A) either DENTSPLY or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) no Proceeding is pending or, to Knowledge of DENTSPLY, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of Intellectual Property). Each item of material DENTSPLY Registered Intellectual Property that is registered, filed, issued, or applied for has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property and each such registration, filing, issuance and/or application, to the Knowledge of DENTSPLY, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, each of DENTSPLY and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of DENTSPLY and its Subsidiaries in substantially the same manner as presently conducted and currently proposed to be conducted. Neither the execution and delivery of this Agreement by DENTSPLY, nor the performance of this Agreement by DENTSPLY, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of DENTSPLY or any of its Subsidiaries in any Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, to the Knowledge of DENTSPLY, neither DENTSPLY nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Neither DENTSPLY nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since June 30, 2012 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that DENTSPLY or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect. To the Knowledge of DENTSPLY, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by DENTSPLY or any of its Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect. Neither DENTSPLY nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since June 30, 2012 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect.

(d) DENTSPLY and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business (“DENTSPLY Material Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, all DENTSPLY Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of DENTSPLY, adequate for protection. To the Knowledge of DENTSPLY, there has been no unauthorized disclosure of any DENTSPLY Material Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, to the Knowledge of DENTSPLY, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of DENTSPLY and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with DENTSPLY or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in DENTSPLY or one of its Subsidiaries. No such Person has asserted, and to the Knowledge of DENTSPLY, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any DENTSPLY Material Intellectual Property.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, the IT Assets of DENTSPLY and its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications and as required by DENTSPLY and its Subsidiaries to operate the business of DENTSPLY and its Subsidiaries as presently conducted and have not, since June 30, 2012, materially malfunctioned or failed. DENTSPLY and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. DENTSPLY and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

(f) To the Knowledge of DENTSPLY, no software included in the DENTSPLY Material Intellectual Property, which is distributed to any third party by or on behalf of DENTSPLY or its Subsidiaries (other than software identified as belonging to a third party and subject to a third party paid or public license), or for which DENTSPLY or its Subsidiaries may have plans to distribute to any third party, incorporates or is comprised of or distributed with any publicly available software, or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits DENTSPLY’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.

4.18 Healthcare Compliance Matters.

(a) (i) DENTSPLY and each of its Subsidiaries are in compliance and since June 30, 2012 have been in compliance with all Health Care Laws applicable to DENTSPLY or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on DENTSPLY or its Subsidiaries), and (ii) neither DENTSPLY nor any of its Subsidiaries has received any written communication since June 30, 2012 from a Governmental Entity that remains uncured or unresolved and that alleges that DENTSPLY or any of its Subsidiaries is not in compliance with any Health Care Law, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect. Neither DENTSPLY nor, to the Knowledge of DENTSPLY, any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity. Additionally, none of DENTSPLY, its Subsidiaries or any of its respective employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of DENTSPLY, has been convicted of any crime or is subject to a governmental inquiry, investigation, Proceeding, or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

(b) DENTSPLY and each of its Subsidiaries have, maintain and are operating in material compliance with all FDA Permits, and all such FDA Permits are valid, subsisting, and in full force and effect, except where the failure to have, maintain or operate in material compliance with the FDA Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect. DENTSPLY and each of its Subsidiaries have fulfilled and performed all of their material obligations with respect to the FDA Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any FDA Permit, except where the failure to so fulfill or perform, or the occurrence of such event, would not result in a DENTSPLY Material Adverse Effect. DENTSPLY and each of its Subsidiaries have operated and currently are in compliance in all material respects with applicable Laws administered or enforced by the FDA and comparable Governmental Entities, except where the failure to so comply would not result in a DENTSPLY Material Adverse Effect. DENTSPLY and each of its Subsidiaries have not received, since June 30, 2012, written notice of any pending or threatened Proceeding (other than FDA audits) from the FDA, any Governmental Entity, any qui-tam relator or applicable foreign Governmental Entity alleging that any operation or activity of DENTSPLY or any of its Subsidiaries is in material violation of any applicable Health Care Law which violation would reasonably be expected to have a material and adverse impact on DENTSPLY and its Subsidiaries, taken as a whole.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a FDA Permit from the FDA or other

Governmental Entity relating to DENTSPLY and each of its Subsidiaries, their business and products, when submitted to the FDA or other Governmental Entity were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, since June 30, 2012, DENTSPLY and each of its Subsidiaries have not had any product or manufacturing site (whether owned by DENTSPLY or its Subsidiary(s), or a contract manufacturer for their products) subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the products, or similar correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Law, Permit or such requests or requirements of a Governmental Entity.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, (i) since June 30, 2012, there have been no (A) Safety Notices with respect to the products of DENTSPLY and its Subsidiaries or (B) to the Knowledge of DENTSPLY, complaints with respect to such products that are currently unresolved and (ii) to the Knowledge of DENTSPLY, there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to such products, (B) a change in labeling of any such products, or (C) a termination or suspension of marketing or testing of any such products.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by DENTSPLY or its Subsidiaries or in which DENTSPLY or its Subsidiaries, or any of their products or product candidates have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and (ii) no investigational device exemption filed by or on behalf of DENTSPLY or its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Entity has commenced, or, to the Knowledge of DENTSPLY, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of DENTSPLY and its Subsidiaries.

(g) Neither DENTSPLY nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of DENTSPLY, threatened investigation in respect of DENTSPLY, its Subsidiaries or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Since June 30, 2012, neither DENTSPLY nor, to the Knowledge of DENTSPLY, any of their officers, employees or agents (within the meaning of the applicable Law) has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar Law. As of the date hereof, no Proceedings that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of DENTSPLY, threatened against DENTSPLY, its Subsidiaries, or any of their officers, employees or agents.

4.19 Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 4.19 of the DENTSPLY Disclosure Schedule, neither DENTSPLY nor any of its Subsidiaries nor any of their respective officers or directors on behalf of DENTSPLY or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.20 Opinion of Financial Advisor.  Moelis & Company LLC, DENTSPLY’s financial advisor, has delivered to the DENTSPLY Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to DENTSPLY.

4.21 Ownership of Sirona Common Stock.  Neither DENTSPLY nor any of its affiliates or associates is, nor at any time during the last three (3) years has DENTSPLY or any of its affiliates or associates been, an “interested stockholder” of Sirona as defined in Section 203 of the DGCL. DENTSPLY and its Subsidiaries, affiliates and associates do not beneficially own any shares of Sirona Common Stock or other securities of Sirona or any options, warrants or other rights to acquire Sirona Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Sirona.

4.22 Insurance.  All insurance policies (including policies providing casualty, liability and workers compensation coverage, but excluding any DENTSPLY Benefit Plan) to which DENTSPLY or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of DENTSPLY, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect, each of DENTSPLY and its Subsidiaries is, and since December 31, 2013 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

4.23 Merger Sub.  Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by DENTSPLY free and clear of any Liens.

4.24 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article 4, neither DENTSPLY nor any of its affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) DENTSPLY or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to DENTSPLY or any of its Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts or other information provided by DENTSPLY, any affiliate of DENTSPLY or any Person acting on any of their behalf to Sirona, any affiliate of Sirona or any Person acting on any of their behalf.

ARTICLE 5
COVENANTS

5.1 Conduct of Business by Sirona Pending the Effective Time.  Sirona agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Sirona Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, unless DENTSPLY shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Sirona will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of Sirona and each of its Subsidiaries and to preserve the goodwill and current relationships of Sirona and each of its Subsidiaries with customers, suppliers and other Persons with which Sirona or any of its Subsidiaries has business relations, and (iii) use its commercially reasonable efforts to preserve intact its business organization and comply with all applicable Law. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Sirona Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, Sirona shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the

Effective Time, directly or indirectly, take any of the following actions without the prior written consent of DENTSPLY (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, Sirona or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, of Sirona or any of its Subsidiaries, other than (i) the issuance of Sirona Common Stock upon the exercise of Sirona Stock Options, Sirona RSUs or Sirona Performance Units outstanding as of the date hereof in accordance with their terms or (ii) the issuance of any Sirona Stock Options, Sirona RSUs or Sirona Performance Units pursuant to the terms of any employment agreement outstanding as of the date hereof in accordance with its terms;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of Sirona or any of its Subsidiaries with value in excess of $10 million, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d) (i) sell, assign, pledge, grant or acquire, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any material Sirona Registered Intellectual Property or any Sirona Material Intellectual Property, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business consistent with past practice or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Sirona Material Intellectual Property except in the ordinary course of business consistent with past practice;

(e) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly-owned Subsidiary of Sirona to Sirona or another wholly-owned Subsidiary of Sirona) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g) merge or consolidate Sirona or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Sirona or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on Sirona and its Subsidiaries or the Transaction;

(h) acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any Person or any assets thereof in each case with value in excess of $10 million, other than in the ordinary course of business consistent with past practice or pursuant to the Contracts set forth on Section 5.1(h) of the Sirona Disclosure Schedule;

(i) repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of Sirona) for borrowed money, except for borrowings under Sirona’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of Sirona) in excess of $10 million in the aggregate;

(k) terminate, cancel, renew, or request or agree to any material change in or waiver under any Sirona Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Sirona Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(l) make or authorize any capital expenditure in excess of Sirona’s capital expenditure budget as disclosed to DENTSPLY prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $10 million;

(m) except in the ordinary course of business consistent with past practice or to the extent required by (i) applicable Law, (ii) the existing terms of any Sirona Benefit Plan disclosed in Section 3.11(a) of the Sirona Disclosure Schedule or (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement disclosed in Section 3.11(a) of the Sirona Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to directors, officers or employees of Sirona or its Subsidiaries; (B) grant any rights to severance or termination pay or bonus payments to, or enter into any employment or severance agreement with, any director, officer or employee of Sirona or its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining agreement or other Contract with any labor union or labor organization, Sirona Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of Sirona or its Subsidiaries, except to the extent required by the terms of a collective bargaining agreement in existence on the date of this Agreement or in the ordinary course of business consistent with past practice; (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Sirona Benefit Plan; or (D) terminate the employment of any officer of Sirona other than for cause;

(n) forgive any loans to directors, officers or employees of Sirona or its Subsidiaries;

(o) waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $10 million, except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q) waive, release, assign, settle or compromise any claims or rights with value in excess of $10 million held by Sirona or any of its Subsidiaries;

(r) compromise, settle or agree to settle any Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $10 million individually or $50 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Sirona or any of its Subsidiaries;

(s) except as required by applicable Law, make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or undertake any transaction with any non-U.S. Subsidiary of Sirona that would reasonably be expected to have any significant U.S. federal income tax consequences to Sirona or its Subsidiaries (clause (p), clause (t) and this clause (s) being the sole provisions of this Section 5.1 governing Tax matters);

(t) take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(u) write up, write down or write off the book value of any assets, in the aggregate, in excess of $10 million, except for depreciation and amortization in accordance with GAAP consistently applied;

(v) convene any annual or special meeting (or any adjournment thereof) of the shareholders of Sirona, other than the Sirona Shareholders Meeting and the 2016 annual meeting of shareholders (only if such 2016 annual meeting is not otherwise combined with the Sirona Shareholders Meeting);

(w) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

(x) authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

5.2 Conduct of Business by DENTSPLY Pending the Effective Time.  DENTSPLY agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the DENTSPLY Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, unless Sirona shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), DENTSPLY will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of DENTSPLY and each of its Subsidiaries and to preserve the goodwill and current relationships of DENTSPLY and each of its Subsidiaries with customers, suppliers and other Persons with which DENTSPLY or any of its Subsidiaries has business relations, (iii) use its commercially reasonable efforts to preserve intact its business organization and comply with all applicable Laws. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the DENTSPLY Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, DENTSPLY shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Sirona (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, DENTSPLY or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, of DENTSPLY or any of its Subsidiaries, other than (i) the issuance of DENTSPLY Common Stock upon the exercise of DENTSPLY Stock Options or DENTSPLY RSUs outstanding as of the date hereof in accordance with their terms, (ii) the issuance of any DENTSPLY Stock Options or DENTSPLY RSUs pursuant to the terms of any employment agreement outstanding as of the date hereof in accordance with its terms or (iii) in connection with the assumption and conversion of Sirona Stock Options and Sirona RSUs in accordance with the terms of this Agreement;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of DENTSPLY or any of its Subsidiaries with value in excess of $10 million, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d) (i) sell, assign, pledge, grant or acquire, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any material DENTSPLY Registered Intellectual Property or any DENTSPLY Material Intellectual Property, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business consistent with past practice or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any DENTSPLY Material Intellectual Property except in the ordinary course of business consistent with past practice;

(e) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than (i) quarterly cash dividends in an amount not to exceed $0.0725 per share declared and paid by DENTSPLY in the ordinary course of business consistent with current practice and (ii) dividends paid by a wholly-owned Subsidiary of DENTSPLY to DENTSPLY or another wholly-owned Subsidiary of DENTSPLY) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g) merge or consolidate DENTSPLY or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of DENTSPLY or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on DENTSPLY and its Subsidiaries or the Transaction;

(h) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets thereof in each case with value in excess of $10 million, other than in the ordinary course of business consistent with past practice or pursuant to the Contracts set forth on Section 5.2(h) of the DENTSPLY Disclosure Schedule;

(i) repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of DENTSPLY) for borrowed money, except for borrowings under DENTSPLY’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of DENTSPLY) in excess of $10 million in the aggregate;

(k) terminate, cancel, renew, or request or agree to any material change in or waiver under any DENTSPLY Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a DENTSPLY Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(l) make or authorize any capital expenditure in excess of DENTSPLY’s capital expenditure budget as disclosed to Sirona prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $10 million;

(m) except in the ordinary course of business consistent with past practice or to the extent required by (i) applicable Law, (ii) the existing terms of any DENTSPLY Benefit Plan disclosed in Section 4.11(a) of the DENTSPLY Disclosure Schedule or (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement disclosed in Section 4.11(a) of the DENTSPLY Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to directors, officers or employees of DENTSPLY or its Subsidiaries; (B) grant any rights to severance or termination pay or bonus payments to, or enter into any employment or severance agreement with, any director, officer or employee of DENTSPLY or its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining agreement or other Contract with any labor union or labor organization, DENTSPLY Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of DENTSPLY or its Subsidiaries, except to the extent required by the terms of a collective bargaining agreement in existence on the date of this Agreement or in the ordinary course of business consistent with practice; (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any DENTSPLY Benefit Plan; or (D) terminate the employment of any officer of DENTSPLY other than for cause;

(n) forgive any loans to directors, officers or employees of DENTSPLY or its Subsidiaries;

(o) waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $10 million, except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q) waive, release, assign, settle or compromise any claims or rights with value in excess of $10 million held by DENTSPLY or any of its Subsidiaries;

(r) compromise, settle or agree to settle any Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $10 million individually or $50 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, DENTSPLY or any of its Subsidiaries;

(s) except as required by applicable Law, make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund, or undertake any transaction with any non-U.S. Subsidiary of DENTSPLY that would reasonably be expected to have any significant U.S. federal income tax consequences to DENTSPLY or its Subsidiaries (clause (p), clause (t) and this clause (s) being the sole provisions of this Section 5.2 governing Tax matters);

(t) take any action that would, or fail to take any action, the failure of which would, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(u) write up, write down or write off the book value of any assets, in the aggregate, in excess of $10 million, except for depreciation and amortization in accordance with GAAP consistently applied;

(v) convene any annual or special meeting (or any adjournment thereof) of the shareholders of DENTSPLY, other than the DENTSPLY Shareholders Meeting and the 2016 annual meeting of shareholders (only if such 2016 annual meeting is not otherwise combined with the DENTSPLY Shareholders Meeting);

(w) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

(x) authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

5.3 Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings.

(a) As promptly as practicable after the execution of this Agreement, (i) DENTSPLY and Sirona shall jointly prepare and cause to be filed with the SEC, the Joint Proxy Statement to be sent to the shareholders of DENTSPLY and the shareholders of Sirona, as applicable, relating to the DENTSPLY Shareholders Meeting and the Sirona Shareholders Meeting and (ii) DENTSPLY and Sirona shall prepare and DENTSPLY shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of DENTSPLY Common Stock to be issued in the Merger. Each of DENTSPLY and Sirona shall use its reasonable best efforts to have the Form S-4 declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Form S-4, each of DENTSPLY and Sirona shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the issuance of Sirona Common Stock. Each of DENTSPLY and Sirona shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of DENTSPLY and Sirona shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective shareholders. No filing of, or amendment or supplement to, the Form S-4 will be made by DENTSPLY, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by DENTSPLY or Sirona, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to DENTSPLY or Sirona, or any of their respective affiliates, directors or officers, should be discovered by DENTSPLY or Sirona which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of DENTSPLY and the shareholders of Sirona. Each party shall notify the other party promptly of the time when the Form S-4 has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of DENTSPLY Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. In addition, each party agrees to provide the other party and their respective counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after receipt of such comments, and any written or oral responses thereto. Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

(b) Sirona Shareholders Meeting.

(i) Sirona shall, promptly following the date on which the Form S-4 has been filed with the SEC and the parties otherwise mutually determine to be appropriate, establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its shareholders (the “Sirona Shareholders Meeting”) for the purpose of seeking the Sirona Shareholder Approval; provided, however, that Sirona may postpone or adjourn the Sirona Shareholders Meeting (A) with the prior written consent of DENTSPLY; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Sirona Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Sirona’s shareholders prior to the Sirona

Shareholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Sirona Shareholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Sirona Shareholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Sirona Shareholders Meeting without the prior written consent of DENTSPLY. Sirona shall, upon the reasonable request of DENTSPLY, advise DENTSPLY at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Sirona Shareholders Meeting as to the aggregate tally of proxies received by Sirona with respect to the Sirona Shareholder Approval.

(ii) Sirona shall, through the Sirona Board, make the Sirona Recommendation and include such Sirona Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of this Agreement and the Transactions, including the Merger and (B) take all other action necessary or advisable to secure the Sirona Shareholder Approval. Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Sirona Board nor any committee thereof shall (x) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to DENTSPLY, the approval, determination of advisability, or recommendation by the Sirona Board of, this Agreement, the Merger and the other Transactions, (y) make, or permit any director or executive officer to make, any public statement in connection with the Sirona Shareholders Meeting by or on behalf of the Sirona Board or such committee that would reasonably be expected to have the same effect or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as a “Sirona Adverse Recommendation Change”).

(iii) Notwithstanding any Sirona Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the shareholders of Sirona for approval at the Sirona Shareholders Meeting whether or not (x) the Sirona Board shall have effected a Sirona Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Sirona or any of its Representatives.

(c) DENTSPLY Shareholders Meeting.

(i) DENTSPLY shall, as soon as practicable following the date on which the Form S-4 has been filed with the SEC and the parties otherwise mutually determine to be appropriate, establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its shareholders (the “DENTSPLY Shareholders Meeting”) for the purpose of seeking the DENTSPLY Shareholder Approval; provided, however, that DENTSPLY may postpone or adjourn the DENTSPLY Shareholders Meeting (A) with the prior written consent of Sirona; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the DENTSPLY Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by DENTSPLY’s shareholders prior to the DENTSPLY Shareholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite DENTSPLY Shareholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the DENTSPLY Shareholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the DENTSPLY Shareholders Meeting without the prior written consent of Sirona. DENTSPLY shall, upon the reasonable request of Sirona, advise Sirona at least on a daily basis on each of the last seven (7) Business Days prior to the date of the DENTSPLY Shareholders Meeting as to the aggregate tally of proxies received by DENTSPLY with respect to the DENTSPLY Shareholder Approval.

(ii) DENTSPLY shall, through the DENTSPLY Board, make the DENTSPLY Recommendation and include such DENTSPLY Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the approval of the DENTSPLY Share Issuance and the Amended and Restated Charter and (B) take all other action necessary or advisable to secure the DENTSPLY Shareholder Approval. Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the DENTSPLY Board nor any committee thereof shall (x) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Sirona, the approval, determination of advisability, or recommendation by the DENTSPLY Board of, the DENTSPLY Share Issuance and the Amended and Restated DENTSPLY Charter, (y) make, or permit any director or executive officer to make, any public statement in connection with the DENTSPLY Shareholders Meeting by or on behalf of the DENTSPLY Board or such committee that would reasonably be expected to have the same effect or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as a “DENTSPLY Adverse Recommendation Change”).

(iii) Notwithstanding any DENTSPLY Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the DENTSPLY Share Issuance and the Amended and Restated DENTSPLY Charter shall be submitted to the shareholders of DENTSPLY for approval at the DENTSPLY Shareholders Meeting whether or not (x) the DENTSPLY Board shall have effected a DENTSPLY Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to DENTSPLY or any of its Representatives.

(d) Sirona and DENTSPLY will use their respective reasonable best efforts to hold the Sirona Shareholders Meeting and the DENTSPLY Shareholders Meeting on the same date.

5.4 No Solicitation of Transactions.

(a) Each of Sirona and DENTSPLY shall immediately cease, and shall cause its respective Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a Competing Proposal, or any proposal that could reasonably be expected to lead to a Competing Proposal, and shall request to have returned promptly to Sirona or DENTSPLY, as applicable, any confidential information that has been provided in any such discussions or negotiations. From the date hereof until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article 7, each of Sirona and DENTSPLY shall not, and shall cause its respective Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or could reasonably be expected to lead to, any Competing Proposal, or (ii) engage in any discussions or negotiations regarding any Competing Proposal; provided, however, that (x) such party may ascertain facts from the Person making an unsolicited Competing Proposal for the sole purpose of the Sirona Board or the DENTSPLY Board, as applicable, informing itself about the terms of such Competing Proposal and the Person that made it and (y) if, prior to obtaining the Sirona Shareholder Approval (in the case of Sirona) or the DENTSPLY Shareholder Approval (in the case of DENTSPLY) and following the receipt of a bona fide written Competing Proposal made after the date hereof that the Sirona Board or DENTSPLY Board, as applicable, determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or could reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, the Sirona Board or the DENTSPLY Board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal, as applicable, would be inconsistent with its fiduciary duties to Sirona’s shareholders or DENTSPLY’s shareholders, as applicable, under applicable Law, Sirona or DENTSPLY may, in response to such Competing Proposal, as applicable, and subject to compliance with Section 5.4(c), (A) furnish information with respect to Sirona or DENTSPLY, as applicable, to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement, and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal. Except as expressly permitted by this Section 5.4, each of DENTSPLY and Sirona shall not, and shall cause their respective Subsidiaries and Representatives not to, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, directly or indirectly (1) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal; (2) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal; or (3) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent the DENTSPLY Board or the Sirona Board, as applicable, determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (3) would be inconsistent with its fiduciary duties under applicable Law), or (4) propose to do any of the foregoing. For the avoidance of doubt, nothing in this Section 5.4(a) shall relieve any party from its obligations under Section 5.6 ..

(b) Notwithstanding any other provision of this Agreement, including Section 5.3 but subject to compliance with this Section 5.4, prior to receipt of the Sirona Shareholder Approval, the Sirona Board may, or, prior to receipt of the DENTSPLY Shareholder Approval, the DENTSPLY Board may, in response to any bona fide written Competing Proposal that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, effect a Sirona Adverse Recommendation Change or a DENTSPLY Adverse Recommendation Change, as applicable, if and only if (i) the Sirona Board or the DENTSPLY Board, as applicable, concludes in good faith, after consultation with Sirona’s or DENTSPLY’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and (ii) the DENTSPLY Board or the Sirona Board, as applicable, provides the other party five (5) Business Days prior written notice of its intention to take such action (a “Competing Proposal Notice”), which notice shall include the information with respect to such Competing Proposal that is specified in Section 5.4(c), as well as a copy of such Competing Proposal (it being agreed that neither the delivery of such notice by a party nor any public announcement thereof that such party determines it is required to make under applicable Law shall constitute a Sirona Adverse Recommendation Change or a DENTSPLY Adverse Recommendation Change, as applicable, unless and until such party shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Sirona Adverse Recommendation Change or a DENTSPLY Adverse Recommendation Change, as applicable) to publicly announce that it (A) is recommending the Transactions and (B) has determined that such other Competing Proposal (taking into account (x) any modifications or adjustments made to the Transactions agreed to by the other party in writing and (y) any modifications or adjustments made to such other Competing Proposal) is not a Superior Proposal and has publicly rejected such Competing Proposal); (iii) during the five (5) Business Days following such written notice (the “Negotiation Period”), if requested by the other party, the Board of Directors effecting the recommendation change and its Representatives have negotiated in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such Competing Proposal; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Sirona Board or DENTSPLY Board, as applicable, concludes in good faith, after consultation with Sirona’s or DENTSPLY’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which the other party has agreed in writing to make to the terms of the Transactions), that the Competing Proposal continues to be a Superior Proposal and, after consultation with Sirona’s or DENTSPLY’s outside legal counsel, that the failure to make a Sirona Adverse Recommendation Change or DENTSPLY Adverse Recommendation Change, as applicable, would be inconsistent with the exercise by the Sirona Board or DENTSPLY Board of its fiduciary duties to the shareholders of Sirona or shareholders of DENTSPLY under applicable Law. Any material amendment or modification to any Competing Proposal shall require a new Competing Proposal Notice and the Negotiation Period shall be extended by an additional three (3) Business Days from the date of receipt of such new Competing Proposal Notice.

(c) In addition to the obligations of DENTSPLY and Sirona set forth in Section 5.4(a) and Section 5.4(b), DENTSPLY or Sirona shall promptly, and in any event no later than 24 hours, after it receives (i) any Competing Proposal or indication by any Person that is considering making a Competing Proposal, (ii) any request for non-public information relating to DENTSPLY or Sirona or their respective Subsidiaries other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify the other party orally and in writing of any of the foregoing occurrences, the identity of the person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request, inquiry or Competing Proposal), including any modifications thereto. Each party shall keep the other party reasonably informed (orally and in writing) on a current basis (and in any event at the other party’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any request, inquiry or Competing Proposal (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, each party shall promptly (and in any event within 24 hours) notify the other party orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to Section 5.4. Each of DENTSPLY and Sirona agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or concurrent with the time it is provided to any third parties, provide to the other party any non-public information concerning DENTSPLY or Sirona and their respective Subsidiaries that DENTSPLY or Sirona provided to any third party in connection with any Competing Proposal which was not previously provided to the other party.

(d) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the DENTSPLY Shareholder Approval or the Sirona Shareholder Approval, the DENTSPLY Board or the Sirona Board may make a DENTSPLY Adverse Recommendation Change or a Sirona Adverse Recommendation Change, as applicable, if (i) such board determines that an Intervening Event has occurred and is continuing and (ii) such board determines in good faith (after consultation with outside counsel) that the failure to make a DENTSPLY Adverse Recommendation Change or a Sirona Adverse Recommendation Change, as applicable, in response to such Intervening Event would be inconsistent with its fiduciary duties to the applicable party’s shareholders under applicable Law; provided that (x) the DENTSPLY Board or the Sirona Board has given the other party at least five (5) Business Days prior written notice of its intention to take such action and specifying in reasonable detail the circumstances related to such determination and (y) prior to effecting a DENTSPLY Adverse Recommendation Change or a Sirona Adverse Recommendation Change, the applicable party has negotiated, and has caused its Representatives to negotiate, in good faith with the other party during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of this Agreement, such that the failure to make a DENTSPLY Adverse Recommendation Change or a Sirona Adverse Recommendation Change, as applicable, would not be inconsistent with its fiduciary duties to shareholders under applicable Law.

(e) Nothing contained in this Agreement shall prohibit the DENTSPLY Board or the Sirona Board from (i) taking and disclosing to their shareholders, as applicable, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to their shareholders, as applicable, if the Sirona Board or DENTSPLY Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its duties to shareholders under, or would violate, applicable Law; or (iii) making accurate disclosure to their shareholders, as applicable, of factual information regarding the business, financial condition or results of operations of DENTSPLY or Sirona or the fact that a Competing Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a DENTSPLY Adverse Recommendation Change or a Sirona Adverse Recommendation Change, as applicable), so long as (A) any such disclosure includes the DENTSPLY Recommendation or the Sirona Recommendation, as applicable, without any modification or qualification thereof and continues the prior recommendation of the DENTSPLY Board or Sirona Board, as the case may be, and (B) does not contain either an express DENTSPLY Adverse Recommendation Change (without giving effect to clause (y) of the definition thereof) or an express Sirona Adverse Recommendation Change (without giving effect to clause (y) of the definition thereof), as applicable, or any other statements by or on behalf of the Board of Directors of such party which would reasonably be expected to have the same effect as a DENTSPLY Adverse Recommendation Change or a Sirona Adverse Recommendation Change, as applicable.

(f) Any failure of DENTSPLY’s or Sirona’s respective Subsidiaries or its and their respective Representatives to fully comply with this Section 5.4 (as if such Subsidiaries or Representatives were directly subject to this Section 5.4) shall be deemed a breach of this Section 5.4 by DENTSPLY or Sirona, as applicable.

(g) For purposes of this Agreement:

(i) “Competing Proposal” shall mean, other than the Transactions, any proposal or offer from a third party relating to (A) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving DENTSPLY or Sirona, or any of their respective Subsidiaries; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets of DENTSPLY or Sirona, and their respective Subsidiaries, as determined on a book-value or fair-market-value basis; (C) the purchase or acquisition, in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the DENTSPLY Common Stock or the Sirona Common Stock or any other Equity Interests in DENTSPLY or Sirona, (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the shares of DENTSPLY Common Stock or Sirona Common Stock or any other Equity Interests of DENTSPLY, Sirona or any of their respective Subsidiaries or (E) any combination of the foregoing.

(ii) “Intervening Event” means any material event, development or change in circumstances that first occurs, arises or becomes known to DENTSPLY or Sirona or its respective board after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of the date of this Agreement (or if known or reasonably foreseeable, the probability of magnitude of consequences of which were not known or reasonably foreseeable); provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof; (2) any change in the price, or change in trading volume, of DENTSPLY Common Stock or Sirona Common Stock (provided, however, that the exception to this clause (2) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (3) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided, however, that the exception to this clause (3) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); and (4) any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 5.6, and the consequences of any such action.

(iii) “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “80%”) made by a third party which was not solicited by DENTSPLY or Sirona or any of their respective Representatives and which, in the good faith judgment of the DENTSPLY Board or the Sirona Board, as applicable, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, and the third party making such Competing Proposal (A) if accepted, is reasonably likely to be consummated, (B) if consummated, would result in a transaction that is more favorable to DENTSPLY’s shareholders or Sirona’s shareholders, as applicable, from a financial point of view, than the Merger and the other Transactions contemplated hereby (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by the other party (including pursuant to Section 5.4(b))) and (C) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

5.5 Access to Information; Confidentiality.

(a) Upon reasonable notice, each of DENTSPLY and Sirona shall (and shall cause their respective Subsidiaries and Representatives to) afford to the other party and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, Contracts and records and its officers, employees and Representatives and, during such period, each of DENTSPLY and Sirona shall (and shall cause its Subsidiaries and Representatives to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of applicable securities Laws (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) consistent with its obligations under applicable Law, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, none of DENTSPLY or Sirona or any of their respective Subsidiaries or Representatives shall be required to provide access to or disclose information where such information or access would, in the reasonable judgment of such party, (x) breach any agreement with any third party, (y) constitute a waiver of the attorney-client or other privilege held by such party or (z) otherwise violate any applicable Law. In the event any of the restrictions in clauses (x) through (z) of the foregoing sentence shall apply, the parties shall advise the other party of the subject matter of any such information that cannot be disclosed and shall use their reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. Any such information provided pursuant to this Section 5.5 shall be held in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated June 10, 2015 (the “Confidentiality Agreement”), between DENTSPLY and Sirona, which Confidentiality Agreement shall remain in full force and effect.

(b) No investigation by any of the parties or their respective Representatives or information provided, made available or delivered pursuant to this Agreement shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

5.6 Appropriate Action.

(a) Sirona, Merger Sub and DENTSPLY shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated under this Agreement, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all Governmental Entities and parties to Contracts with Sirona, DENTSPLY or any of their respective Subsidiaries that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby. The parties shall cooperate and assist one another in good faith (i) in connection with all actions to be taken pursuant to this Section 5.6(a), including the preparation and making of the filings referred to herein and, if requested, amending or furnishing additional information thereunder, and (ii) in seeking, as promptly as reasonably practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and orders. Upon the terms and subject to the conditions set forth in this Agreement, each party agrees to make any filings required to be made pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar applicable Laws with respect to the Transactions as promptly as reasonably practicable and to supply as promptly as reasonably practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested by such Governmental Entities pursuant to the HSR Act, the EU Merger Regulation or such other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws. All such antitrust filings to be made shall be made in substantial compliance with the requirements of the HSR Act, the EU Merger Regulation and such other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws, as applicable.

(b) In furtherance, and without limiting the generality, of the foregoing, the parties shall use their reasonable best efforts to (i) cooperate with and assist each other in good faith to (A) determine, as promptly as reasonably practicable, which filings are required to be made pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws with respect to the Transactions, (B) provide or cause to be provided as promptly as reasonably practicable to the other party all necessary information and assistance as any Governmental Entity may from time to time require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the Transactions by a Governmental Entity pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws and (C) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required to be submitted under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws, including providing to the other party any information that the other party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Entity in respect of any such filing and (ii) (A) cooperate with and assist each other in good faith to devise and implement a joint strategy for making such filings, including the timing thereof, and for obtaining any related antitrust, competition, fair trade or similar clearances, (B) consult in advance with the other party and in good faith take the other party’s views into account regarding the overall strategic direction of obtaining such antitrust, competition, fair trade or similar clearances and (C) consult with the other party prior to taking any material substantive position in any written submissions or, to the extent practicable, in any discussions with Governmental Entities with respect to such antitrust, competition, fair trade or similar clearances, including any position as to a Divestiture. To the extent permitted by applicable Law, each party shall permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Entities. To the extent permitted by applicable Law, each party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Entity with respect to the Transactions, including promptly notifying the other party of any material communication it receives from any Governmental Entity relating to any review or investigation of the Transactions under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws. To the extent permitted by applicable Law, the parties shall, and shall use their reasonable best efforts to cause their respective affiliates to use their reasonable best efforts to, provide each other with copies of all material correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (1) to remove references concerning the valuation of DENTSPLY and its Subsidiaries or Sirona and its Subsidiaries, as applicable; (2) as necessary to comply with any Contract or Laws; and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Subject to the penultimate sentence of this Section 5.6(c), Sirona and DENTSPLY shall, and shall cause each of their respective Subsidiaries to, take any and all steps necessary to obtain approval of the consummation of the Transactions by any antitrust or competition Governmental Entity, including taking all steps necessary to avoid or eliminate each and every legal impediment under any applicable state, federal, foreign or supranational antitrust, competition, fair trade or similar Law that may be asserted by any antitrust or competition Governmental Entity so as to enable the parties hereto to close the Transactions as promptly as reasonably practicable, and in any event prior to the Outside Date, including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of their Subsidiaries, assets, properties or businesses, the entrance into, or the amendment, modification or termination of, any Contracts or other arrangements, and other remedies in order to obtain such approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Law in any suit or other action, arbitration, or litigation, which could otherwise have the effect of delaying beyond the Outside Date or preventing the consummation of any of the Transactions. In addition, Sirona and DENTSPLY shall, and shall cause each of their respective Subsidiaries to, defend through litigation on the merits so as to enable the parties to close the Transactions as promptly as reasonably practicable (and in any event prior to the Outside Date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition Governmental Entity under applicable antitrust, competition, fair trade or similar Law in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) or other Law that could prevent or delay beyond the Outside Date the Closing from occurring; provided, however, that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their obligations under the terms of this Section 5.6. Sirona and DENTSPLY shall jointly direct and control any such litigation with counsel of their own choosing. Notwithstanding the foregoing or any other provision of this Agreement, neither Sirona nor DENTSPLY nor any of their respective Subsidiaries and affiliates shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any material assets or businesses, or otherwise modify any material business practice or contractual relationship (each, a “Divestiture”). In the event of any conflict between subsections (a), (b) or (c) of this Section 5.6, the provisions of this Section 5.6(c) shall, with respect to the matters addressed in this Section 5.6(c), supersede the provisions of subsection (a) and (b) of this Section 5.6.

(d) Each party shall, and shall cause its respective Subsidiaries to, respond as promptly as reasonably practicable to any inquiries or requests for information and documentary material received from any Governmental Entity in connection with any antitrust or competition matters related to this Agreement and the transactions contemplated hereby.

5.7 Certain Notices.  Each party shall give prompt notice to the other parties if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Sirona and DENTSPLY shall promptly provide, to the extent not publicly available, the other party with copies of all filings made by such party with any Governmental Entity in connection with the Transactions.

5.8 Public Announcements.  Each party agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of DENTSPLY and Sirona (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. DENTSPLY and Sirona agree that the press release announcing the execution and delivery of this Agreement shall be a joint release in the form heretofore agreed by the parties. In addition, subject to the right of the DENTSPLY Board to make a DENTSPLY Adverse Recommendation Change or the Sirona Board to make a Sirona Adverse Recommendation Change, in each case in accordance with and subject to the terms and conditions of Section 5.4, DENTSPLY and Sirona agree to cause their respective directors and officers to refrain from taking any position in any public statement that is (a) contrary to the positions previously taken by Sirona and DENTSPLY with respect to this Agreement and the Transactions, including the Merger, or (b) reasonably likely to have a material adverse impact on the ability of the parties hereto to consummate the Transactions.

5.9 Indemnification.

(a) From and after the Effective Time, DENTSPLY shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) DENTSPLY’s and Sirona’s organizational documents in effect as of the date of this Agreement and (iii) any Contract of DENTSPLY, Sirona or any of their respective Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of DENTSPLY, Sirona and any of their respective Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b) DENTSPLY agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) now existing in favor of an Indemnitee as provided in its certificate of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, DENTSPLY shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of DENTSPLY, Sirona or any of their respective Subsidiaries in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of DENTSPLY, Sirona or any of their respective Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c) For six (6) years from and after the Effective Time, DENTSPLY shall maintain for the benefit of the Indemnitees, a D&O insurance policy that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Sirona, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that DENTSPLY shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid by Sirona prior to the date of this Agreement (it being understood and agreed that, in the event that the requisite coverage is not available for an annual premium less than or equal to 250% of such last annual premium, DENTSPLY shall nevertheless be obligated to provide such coverage as may be obtained for 250% of such last annual premium). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Transactions.

(d) In the event that either DENTSPLY or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, DENTSPLY shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under DENTSPLY’s, Sirona’s or any of their respective Subsidiaries’ organizational documents in effect as of the date of this Agreement or in any Contract of DENTSPLY, Sirona or any of their respective Subsidiaries in effect as of the date of this Agreement. The obligations of DENTSPLY and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to DENTSPLY, Sirona or any of their respective Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10 Financing Matters.  Between the date hereof and the Closing Date, each of Sirona and DENTSPLY shall, and shall cause its Subsidiaries to, use reasonable best efforts (a) to obtain all necessary waivers, consents, amendments or approvals with respect to their respective Contracts relating to indebtedness for borrowed money, to the extent that the consummation of the transactions contemplated by this Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such Contracts relating to indebtedness for borrowed money, (b) to refinance, renew or replace the indebtedness under such Contracts on terms mutually agreeable to Sirona and DENTSPLY, provided that the transactions contemplated by this Agreement would not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any Contract under which such indebtedness is refinanced, renewed or replaced or (c) to the extent that the waivers, consents, amendments or approvals contemplated by clause (a) are not obtained and such indebtedness is not refinanced, renewed or replaced as contemplated by clause (b), to ensure that sufficient cash is available for the prompt payment in full of any indebtedness under any such Contract and termination of any such Contract, in each case at or prior to the Closing Date. In addition, between the date hereof and the Closing Date, each of Sirona and DENTSPLY shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate to develop an optimal global financing structure for DENTSPLY and its Subsidiaries from and after the Closing, and to reasonably cooperate in connection with the arrangement of such financing.

5.11 Stock Exchange Listing.  DENTSPLY and Sirona shall use their reasonable best efforts to cause the shares of DENTSPLY Common Stock to be issued in connection with the Merger (including shares of DENTSPLY Common Stock to be reserved upon exercise of DENTSPLY Stock Options or vesting of DENTSPLY RSUs) to be listed on the NASDAQ (or such other stock exchange as may be mutually agreed upon by DENTSPLY and Sirona), subject to official notice of issuance, prior to the Effective Time.

5.12 Section 16 Matters.  Prior to the Effective Time, DENTSPLY and Sirona shall take all such steps as may be required to cause any dispositions of Sirona Common Stock (including derivative securities with respect to Sirona Common Stock) or acquisitions of DENTSPLY Common Stock (including derivative securities with respect to DENTSPLY Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to DENTSPLY or Sirona, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13 Shareholder Litigation.  Each of DENTSPLY and Sirona shall provide the other party the opportunity to participate in the defense of any litigation brought by shareholders of DENTSPLY or shareholders of Sirona or in the name of DENTSPLY or Sirona against DENTSPLY or Sirona, as applicable, and/or their respective directors relating to the Transactions contemplated by this Agreement, including the Merger; provided, however, that no party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions contemplated by this Agreement, or consent to the same, without the prior written consent of the other party (not be unreasonably withheld, conditioned or delayed).

5.14 Tax Matters.

(a) Notwithstanding anything herein to the contrary, none of Sirona, DENTSPLY or Merger Sub shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Both prior to and following the Effective Time, Sirona and DENTSPLY shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), including (i) reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment and (ii) using its reasonable best efforts to obtain the opinions referred to in Sections 7.02(d) and 7.03(d), and any tax opinions required to be filed with the SEC in connection with the filing of the Form S-4, including by executing customary letters of representation. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of DENTSPLY and Sirona shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any position inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) As soon as reasonably practicable after the date of this Agreement, DENTSPLY shall deliver to Sirona a copy of the proposed form of the DENTSPLY Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “DENTSPLY Tax Opinion Materials”). Sirona shall be entitled to a reasonable amount of time to provide DENTSPLY with written comments on the DENTSPLY Tax Opinion Materials. DENTSPLY shall furnish Sirona with a copy of the final DENTSPLY Tax Opinion Materials.

(c) As soon as reasonably practicable after the date of this Agreement, Sirona shall deliver to DENTSPLY a copy of the proposed form of the Sirona Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “Sirona Tax Opinion Materials”). DENTSPLY shall be entitled to a reasonable amount of time to provide Sirona with written comments on the Sirona Tax Opinion Materials. Sirona shall furnish DENTSPLY with a copy of the final Sirona Tax Opinion Materials.

(d) If following the date of this Agreement and prior to five (5) Business Days before the reasonably anticipated Closing Date DENTSPLY and Sirona determine that the conditions set forth in Section 6.2(d) and Section 6.3(d) cannot be satisfied and have not been waived, the parties hereto may mutually determine to alter the structure of the business combination between DENTSPLY and Sirona contemplated by this Agreement, by consummating a second-step merger of the Surviving Corporation with and into a Delaware limited liability company wholly-owned by DENTSPLY that is disregarded as an entity separate from its owner for U.S. federal income tax purposes in accordance with Delaware Law immediately following the Merger (such second-step merger, the “Second Merger”); provided, however, that (i) such wholly-owned disregarded limited liability company shall become a party to, and shall become bound by, the terms of this Agreement and (ii) any action taken pursuant to this Section 5.14(d) shall not (unless consented to in writing by Sirona and DENTSPLY prior to the Closing) (x) alter or change the Merger Consideration or any other terms set forth in Article 1 or Article 2 or (y) otherwise cause any closing condition set forth in Article 6 not to be capable of being satisfied (unless duly waived by the party entitled to the benefits thereof). If the Second Merger occurs, references to the Merger in the fifth Recital, Section 1.8, Section 3.15(b), Section 4.15(b), Section 5.1(t), Section 5.2(t), Section 5.14, Section 6.2(d) and Section 6.3(d) shall be deemed to be references to the Merger and the Second Merger, taken together as one integrated transaction for U.S. federal income tax purposes.

5.15 Employee Matters.

(a) At and following the Effective Time, DENTSPLY will and will cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to honor all obligations under the Sirona Benefit Plans, DENTSPLY Benefit Plans and applicable collective bargaining agreements, agreements with a works council and labor contracts in accordance with their terms as in effect immediately before the Effective Time; provided, that nothing in this Section 5.15(a) is intended to prevent DENTSPLY from causing them to be enforced in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate them.

(b) At the Effective Time, it shall be the intent of Sirona and DENTSPLY that, subject to obligations under applicable Law and applicable collective bargaining agreements, agreements with a works council and labor contracts, (i) any reductions in the employee work force of DENTSPLY and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall be made on a fair and equitable basis in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience and qualifications, without regard to whether employment prior to the Effective Time was with Sirona and its Subsidiaries or DENTSPLY and its Subsidiaries, and any employee whose employment is terminated or job is eliminated by DENTSPLY or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by DENTSPLY and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) for which the employee is eligible and (ii) employees shall be entitled to participate in all job training, career development and educational programs of DENTSPLY and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) for which they are eligible, and shall be entitled to fair and equitable consideration in connection with any job opportunities with DENTSPLY and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), in each case without regard to whether employment prior to the Effective Time was with Sirona and its Subsidiaries or DENTSPLY and its Subsidiaries.

(c) Subject to their obligations under applicable Law and applicable collective bargaining agreements, agreements with a works council and labor contracts, DENTSPLY will and will cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to give credit under each of their respective employee benefit plans, programs and arrangements to employees for all service prior to the Effective Time with Sirona or DENTSPLY or their respective Subsidiaries, as applicable, or any predecessor employer (to the extent that such credit was given by Sirona or DENTSPLY or any of their respective Subsidiaries, as applicable) for all purposes for which such service was taken into account or recognized by Sirona or DENTSPLY or their respective Subsidiaries, as applicable, but not to the extent crediting such service would result in duplication of benefits.

(d) Without limiting the generality of Section 8.9, this Section 5.15 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 5.15, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.15. Nothing in this Agreement, express or implied, is or shall be construed to establish, amend or modify any Sirona Benefit Plan, DENTSPLY Benefit Plan or other employee or director compensation or benefit plan. The parties to this Agreement acknowledge and agree that the terms set forth in this Section 5.15 shall not create any right in any employee of Sirona, DENTSPLY, the Surviving Corporation or their respective Subsidiaries or any other Person to any continued employment with

Sirona, DENTSPLY, the Surviving Corporation or their respective Subsidiaries or any right to compensation or benefits of any nature or kind whatsoever.

5.16 Cooperation.  Each of DENTSPLY and Sirona will, and will cause each of its respective Subsidiaries and Representatives to, use its reasonable best efforts, subject to applicable Laws, to cooperate with the other party in connection with planning the integration of the business operations of DENTSPLY and Sirona and their respective Subsidiaries.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement.  The obligations of DENTSPLY, Sirona, and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a) Shareholder Approvals.  Sirona shall have obtained the Sirona Shareholder Approval, and DENTSPLY shall have obtained the DENTSPLY Shareholder Approval.

(b) NASDAQ Listing.  The shares of DENTSPLY Common Stock issuable to the shareholders of Sirona pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(c) Statutes and Injunctions.  No Law or Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Merger by any Governmental Entity (whether temporary, preliminary or permanent) which prohibits, restrains or makes illegal the consummation of the Merger and shall continue in effect.

(d) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e) HSR Act; EU Merger Regulation; Other Competition Authority Approvals.  (i) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated; (ii) the approval of the European Commission of the Transactions shall have been obtained pursuant to the EU Merger Regulation (or the approval by those national competition authorities in the European Union that have jurisdiction as a result of a referral of the Transactions under the EU Merger Regulation); (iii) the other antitrust, competition, investment, trade regulation or similar approvals set forth in Section 6.1(e) of the DENTSPLY Disclosure Schedule and Section 6.1(e) of the Sirona Disclosure Schedule shall have been obtained and shall be in effect and, if applicable, the waiting period, together with any extensions thereof, or mandated filings thereunder shall have expired, been terminated or been made, as applicable and (iv) any other antitrust, competition, investment, trade regulation or similar approvals that are required under Law to have been obtained prior to Closing shall have been obtained.

6.2 Conditions to Obligations of DENTSPLY and Merger Sub Under This Agreement.  The obligations of DENTSPLY and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a) The representations and warranties of Sirona set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Sirona Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Sirona Material Adverse Effect; provided, that (i) the representations and warranties set forth in Section 3.1 (Corporation Organization), Section 3.2 (Sirona Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.19 (Broker’s Fees) and Section 3.20 (Opinion of Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) the representation and warranty set forth in clause (b) of the first sentence of Section 3.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date. DENTSPLY shall have received a certificate validly executed and signed on behalf of Sirona by an executive officer of Sirona certifying that this condition has been satisfied.

(b) Sirona shall have performed or complied with all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and DENTSPLY shall have received a certificate validly executed and signed on behalf of Sirona by an executive officer of Sirona certifying that this condition has been satisfied.

(c) No change, event, development, condition, occurrence or effect shall have occurred, arisen or become known since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Sirona Material Adverse Effect.

(d) DENTSPLY shall have (i) received a written tax opinion from Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to DENTSPLY, dated as of the Closing Date, in form and substance reasonably satisfactory to DENTSPLY and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “DENTSPLY Tax Opinion”) and (ii) a copy of the Sirona Tax Opinion. Such counsel shall be entitled to rely upon customary representation letters from each of Sirona and DENTSPLY (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

6.3 Conditions to Obligations of Sirona Under This Agreement.  The obligation of Sirona to consummate the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a) The representations and warranties of DENTSPLY and Merger Sub set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or DENTSPLY Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a DENTSPLY Material Adverse Effect; provided, that (i) the representations and warranties set forth in in Section 4.1 (Corporate Organization), Section 4.2 (DENTSPLY Capitalization), Section 4.3 (Authority; Execution and Delivery; Enforceability), Section 4.19 (Broker’s Fees), Section 4.20 (Opinion of Financial Advisor) and Section 4.23 (Merger Sub) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) the representation and warranty set forth in clause (b) of the first sentence of Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and of such date. Sirona shall have received a certificate validly executed and signed on behalf of DENTSPLY by an executive officer of DENTSPLY certifying that this condition has been satisfied.

(b) DENTSPLY and Merger Sub shall have performed or complied with, as applicable, all of the material covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and Sirona shall have received a certificate validly executed and signed on behalf of DENTSPLY by an executive officer of DENTSPLY certifying that this condition has been satisfied.

(c) No change, event, development, condition, occurrence or effect shall have occurred, arisen or become known since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a DENTSPLY Material Adverse Effect.

(d) Sirona shall have received (i) a written tax opinion from Latham & Watkins LLP, counsel to Sirona, dated as of the Closing Date, in form and substance reasonably satisfactory to Sirona and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Sirona Tax Opinion”) and (ii) a copy of the DENTSPLY Tax Opinion. Such counsel shall be entitled to rely upon customary representation letters from each of Sirona and DENTSPLY (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the DENTSPLY Shareholder Approval or the Sirona Shareholder Approval:

(a) By mutual written consent of DENTSPLY and Sirona;

(b) By either DENTSPLY or Sirona:

(i) if any Law or final and non-appealable Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Merger by any Governmental Entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Merger; provided, that the right to terminate the Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the enactment or issuance of any such Law or Order;

(ii) if the Transactions shall not have been consummated by the six (6) month anniversary of the date of this Agreement whether such date is before or after the date of the DENTSPLY Shareholder Approval and the Sirona Shareholder Approval; provided, that in the event that, as of the six (6) month anniversary of the date of this Agreement, all conditions to Closing set forth in Article 6 have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing) other than the conditions set forth in Section 6.1(e) or Section 6.1(c) (solely with respect to the matters addressed in Section 6.1(e)), the termination date may be extended from time to time by either DENTSPLY or Sirona for up to an aggregate extension of nine (9) months (such date, including any such permitted extensions thereof, the “Outside Date”) and provided, further, that the right to terminate the Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure of the Transactions to be consummated by such time;

(iii) if the DENTSPLY Shareholder Approval shall not have been obtained upon a vote taken thereon at the DENTSPLY Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to DENTSPLY if DENTSPLY’s failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure to obtain the DENTSPLY Shareholder Approval; or

(iv) if the Sirona Shareholder Approval shall not have been obtained upon a vote taken thereon at the Sirona Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Sirona if Sirona’s failure to perform any of its obligations under this Agreement is the primary cause of, or resulted in, the failure to obtain the Sirona Shareholder Approval;

(c) By Sirona:

(i) if DENTSPLY shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by DENTSPLY prior to the Outside Date or otherwise is not cured by the earlier of

(x) twenty (20) Business Days following written notice to DENTSPLY by Sirona of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b);

(ii) if DENTSPLY shall have breached in any material respect any of its obligations under Section 5.4; or

(iii) if the DENTSPLY Board has effected a DENTSPLY Adverse Recommendation Change; or

(d) By DENTSPLY:

(i) if Sirona shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Sirona prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Sirona by DENTSPLY of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b);

(ii) if Sirona shall have breached in any material respect any of its obligations under Section 5.4; or

(iii) if the Sirona Board has effected a Sirona Adverse Recommendation Change.

7.2 Effect of Termination.  In the event of the valid termination of this Agreement by either DENTSPLY or Sirona as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of DENTSPLY, Sirona or Merger Sub, other than this Section 7.2, Section 7.3 and Article 8, which provisions shall survive such termination; provided, that nothing herein shall relieve any party for any liability for Willful Breach or fraud. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

7.3 Termination Fee; Expenses.

(a) Except as otherwise provided in this Section 7.3 and except for (i) the expenses in connection with printing and mailing the Joint Proxy Statement and the Form S-4 required in connection with the actions specified in Section 5.3, (ii) all SEC filing fees relating to the Transactions and (iii) the fees in connection with the approvals required under Section 6.1(e) related to the Transactions (each of which fees and expenses shall be borne, in each case, equally by DENTSPLY and Sirona), all fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses.

(b) DENTSPLY shall pay to Sirona $280 million (the “DENTSPLY Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated pursuant to Section 7.1(c)(ii), or Section 7.1(c)(iii), then DENTSPLY shall pay the entire DENTSPLY Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

(ii) (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iii), (B) pursuant to Section 7.1(c)(i) or (C) pursuant to Section 7.1(b)(ii) without a vote of the shareholders of DENTSPLY contemplated by this Agreement at the DENTSPLY Shareholders Meeting having occurred, and in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the DENTSPLY Board at any time after the date of this Agreement and prior to the date of the taking of the vote of the shareholders of DENTSPLY contemplated by this Agreement at the DENTSPLY Shareholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (y) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or DENTSPLY enters into a definitive agreement in respect of a Competing Proposal, then DENTSPLY shall pay the DENTSPLY Termination Fee (less any Expenses previously paid to Sirona pursuant to Section 7.3(c)) on the second Business Day following the earlier of the date DENTSPLY enters into a definitive agreement in respect of or consummates such transaction; provided, that, solely for purposes of this Section 7.3(b)(ii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 5.4(g)(i), except that all references to 20% shall be changed to 50%.

Any DENTSPLY Termination Fee due under this Section 7.3(b) shall be paid by wire transfer of immediately available funds.

(c) DENTSPLY shall pay to Sirona its Expenses in an amount not to exceed $15 million, if this Agreement is terminated (i) pursuant to Section 7.1(b)(iii) (except if, prior to such termination, the Sirona Shareholder Approval was not obtained upon a vote taken thereon at the Sirona Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof) or (ii) pursuant to Section 7.1(c)(i). Any Expenses of Sirona due under this Section 7.3(c) shall be paid by wire transfer of immediately available funds no later than two Business Days after DENTSPLY’s receipt from Sirona of an itemized statement identifying such Expenses.

(d) Sirona shall pay to DENTSPLY $205 million (the “Sirona Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), then Sirona shall pay the entire Sirona Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

(ii) (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iv), (B) pursuant to Section 7.1(d)(i) or (C) pursuant to Section 7.1(b)(ii) without a vote of the shareholders of Sirona contemplated by this Agreement at the Sirona Shareholders Meeting having occurred, and in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Sirona Board at any time after the date of this Agreement and prior to the date of the taking of the vote of the shareholders of Sirona contemplated by this Agreement at the Sirona Shareholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) or (C), and (y) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or DENTSPLY enters into a definitive agreement in respect of a Competing Proposal, then Sirona shall pay the Sirona Termination Fee (less any Expenses previously paid to DENTSPLY pursuant to Section 7.3(e)) on the second Business Day following the earlier of the date Sirona enters into a definitive agreement in respect of or consummates such transaction; provided, that, solely for purposes of this Section 7.3(d)(ii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 5.4(g)(i), except that all references to 20% shall be changed to 50%.

Any Sirona Termination Fee due under this Section 7.3(d) shall be paid by wire transfer of immediately available funds.

(e) Sirona shall pay to DENTSPLY its Expenses in an amount not to exceed $15 million if this Agreement is terminated (i) pursuant to Section 7.1(b)(iv) (except if, prior to such termination, the DENTSPLY Shareholder Approval was not obtained upon a vote taken thereon at the DENTSPLY Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof) or (ii) pursuant to Section 7.1(d)(i). Any Expenses of DENTSPLY due under this Section 7.3(e) shall be paid by wire transfer of immediately available funds no later than two Business Days after Sirona’s receipt from DENTSPLY of an itemized statement identifying such Expenses.

(f) The parties each agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if a party fails to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Sirona or DENTSPLY, as the case may be, commences a suit that results in a judgment against such party for such amounts, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other party

(including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, in the event that the DENTSPLY Termination Fee or the Sirona Termination Fee is payable and actually paid to DENTSPLY or Sirona in accordance with this Section 7.3, payment of such DENTSPLY Termination Fee or Sirona Termination Fee, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its affiliates against any other party or such other party’s shareholders, directors, officers, affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions contemplated hereby, except in the case of Willful Breach or fraud. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the DENTSPLY Termination Fee or the Sirona Termination Fee, expanding the circumstances in which the DENTSPLY Termination Fee or the Sirona Termination Fee, as applicable, is to be paid or restricting or modifying the other rights of any party hereunder, in the event of the valid termination of this Agreement under circumstances in which the DENTSPLY Termination Fee or the Sirona Termination Fee is payable pursuant to this Section 7.3, it is agreed that each of the DENTSPLY Termination Fee and the Sirona Termination Fee is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration; provided, that no payment of a DENTSPLY Termination Fee or a Sirona Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of any Willful Breach or fraud.

7.4 Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the DENTSPLY Shareholder Approval or the Sirona Shareholder Approval has been obtained; provided, that after the DENTSPLY Shareholder Approval or the Sirona Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of DENTSPLY or shareholders of Sirona without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

7.5 Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the DENTSPLY Shareholder Approval or the Sirona Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of DENTSPLY or shareholders of Sirona, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE 8
GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

8.2 Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Sirona, addressed to it at:

Sirona Dental Systems, Inc.
30-30 47th Avenue, Suite 500
Long Island City, New York 11101
Tel: (718) 482-2011
Fax: (718) 482-2323
Attention: Secretary and General Counsel
Email: jonathan.friedman@sirona.com

with a copy to (for information purposes only):

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Tel: (312) 876-7700
Fax: (312) 993-9767
Attention: Mark D. Gerstein
         Bradley C. Faris
Email: mark.gerstein@lw.com
       bradley.faris@lw.com

If to DENTSPLY or Merger Sub, addressed to it at:

DENTSPLY International Inc.
221 W. Philadelphia St., Suite 60W
York, Pennsylvania 17401
Tel: (717) 845-7511
Fax: (717) 849-4753
Attention: General Counsel
Email: CorporateSecretary@dentsply.com

with a copy to (for information purposes only):

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Tel: (202) 371-7000
Fax: (202) 393-5760
Attention: Michael P. Rogan
          Pankaj K. Sinha
Email: michael.rogan@skadden.com
       pankaj.sinha@skadden.com

8.3 Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to DENTSPLY or Sirona, as applicable, than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any party to this Agreement or otherwise conflicting with the obligations of any party under this Agreement.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Sirona, DENTSPLY or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“associate” has the meaning set forth in Section 203 of the DGCL.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means any date except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York, United States.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied, including all amendments or modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or shares or as trustee or executor, by Contract or otherwise.

“DENTSPLY Disclosure Schedule” means the disclosure schedule delivered by DENTSPLY to Sirona prior to the execution of this Agreement.

“DENTSPLY Leased Real Property” means all real property leased, subleased, or otherwise occupied pursuant to an occupancy agreement by DENTSPLY or any of its Subsidiaries.

“DENTSPLY Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of DENTSPLY and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a DENTSPLY Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP (or, in each case, any authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which DENTSPLY and its Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided, that this clause (v) does not apply in the context of the representations and warranties set forth in Section 4.4), (vi) changes in DENTSPLY’s stock price or the trading volume of DENTSPLY’s stock or any change in the credit rating of DENTSPLY (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or (ix) any

Proceeding arising from or relating to the Merger or the other Transactions; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on DENTSPLY and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which DENTSPLY and its Subsidiaries conduct their businesses.

“DENTSPLY Owned Real Property” means all real property owned or purported to be owned (as reflected in the most recent DENTSPLY SEC Financial Statements) by DENTSPLY or any of its Subsidiaries.

“DENTSPLY Share Issuance” means the issuance of shares of DENTSPLY Common Stock in the Merger pursuant to Section 2.1.

“DENTSPLY Stock Plans” means, together, (i) the DENTSPLY 1998 Stock Option Plan, (ii) the DENTSPLY 2002 Amended and Restated Equity Incentive Plan and (iii) the DENTSPLY 2010 Amended and Restated Equity Incentive Plan.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedules” means the DENTSPLY Disclosure Schedule and the Sirona Disclosure Schedule.

“Environmental Claim” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, or Release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, approval, identification number, license or other authorization required under, or issued pursuant to, an Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with DENTSPLY or Sirona, as applicable, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“EU Merger Regulation” means the requirements of Council Regulation 139/2004 of the European Union, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Joint Proxy Statement or Form S-4, the filing of any required notices under the HSR Act or foreign antitrust, competition, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Merger or the other Transactions.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Official” means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) any public international organization or any department or agency thereof; or (iv) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Health Care Laws” means: (i) the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder; (ii) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (iii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iv) all applicable federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and anti-kickback laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark law (42 U.S.C. § 1395nn), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure Laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.), Laws pertaining to privacy, data protection and information security, and the regulations promulgated pursuant to such statutes; (v) state Laws relating to the manufacture, sale and distribution of dental and medical products; (vi) Medicare (Title XVIII of the Social Security Act) and (vii) Medicaid (Title XIX of the Social Security Act).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all domestic and foreign intellectual property rights, including all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names and other source indicators, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations in connection therewith, (d) works of authorship (whether or not published), and all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, (e) software and all website content (including text, graphics, images, audio, video and data) and (f) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Joint Proxy Statement” means a proxy statement or similar disclosure document or circular relating to the DENTSPLY Shareholders Meeting and the Sirona Shareholders Meeting.

“Knowledge” and “known” means the actual knowledge of the officers of Sirona set forth in Section 8.3(a) of the Sirona Disclosure Schedule or of the officers of DENTSPLY set forth in Section 8.3(a) of the DENTSPLY Disclosure Schedule, as the case may be.

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, writ, injunction, decree, circular, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Other Covered Party” means any political party or party official, or any candidate for political office.

“Permitted Liens” means (i) Liens for current Taxes, or governmental assessments, charges or claims of payment not yet past due or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of DENTSPLY included in the DENTSPLY SEC Documents or Sirona included in the Sirona SEC Documents, as the case may be, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable, (iii) any such matters of record, Liens and other imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate and (iv) restrictions on transfers under applicable securities Laws.

“Person” means an individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sirona Disclosure Schedule” means the disclosure schedule delivered by Sirona to DENTSPLY prior to the execution of this Agreement.

“Sirona Leased Real Property” means all real property leased, subleased, or otherwise occupied pursuant to an occupancy agreement by Sirona or any of its Subsidiaries.

“Sirona Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Sirona and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Sirona Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP (or, in each case, authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Sirona and its Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided, that this clause (v) does not apply in the context of the representations and warranties set forth in Section 3.4), (vi) changes in Sirona’s stock price or the trading volume of Sirona’s stock or any change in the credit rating of Sirona (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or (ix) any Proceeding arising from or relating to the Merger or the other Transactions; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Sirona and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Sirona and its Subsidiaries conduct their businesses.

“Sirona Owned Real Property” means all real property owned or purported to be owned (as reflected in the most recent Sirona SEC Financial Statements) by Sirona or any of its Subsidiaries.

“Sirona Stock Plans” means, together, (i) the Sirona 2015 Long-Term Incentive Plan, (ii) the Sirona 2006 Equity Incentive Plan, (iii) the Schick Technologies 1997 Stock Option Plan for Non-Employee Directors and (iv) the Schick Technologies 1996 Stock Option Plan.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar filing supplied or required to be supplied to any Governmental Entity with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes, of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, severance, alternative minimum, disability, estimated, property, escheat or unclaimed property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, and taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, and other taxes, fees, levies, duties, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

8.4 Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Amended and Restated DENTSPLY Charter”	Section 1.4(b)
“Certificate of Merger”	Section 1.3(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Common Shares Trust”	Section 2.4(b)
“Competing Proposal”	Section 5.4(g)(i)
“Competing Proposal Notice”	Section 5.4(b)
“Confidentiality Agreement”	Section 5.5(a)
“DENTSPLY”	Preamble
“DENTSPLY Adverse Recommendation Change”	Section 5.3(c)(ii)
“DENTSPLY Benefit Plan”	Section 4.11(a)
“DENTSPLY Board”	Section 4.3(b)
“DENTSPLY Business Personnel”	Section 4.12(a)
“DENTSPLY Bylaws”	Section 4.1
“DENTSPLY Charter”	Section 4.1
“DENTSPLY Common Stock”	Section 2.1(b)
“DENTSPLY Foreign Benefit Plan”	Section 4.11(j)
“DENTSPLY Material Contracts”	Section 4.16(c)
“DENTSPLY Material Intellectual Property”	Section 4.17(d)
“DENTSPLY Preferred Stock”	Section 4.2(a)
“DENTSPLY Real Property”	Section 4.14(c)
“DENTSPLY Recommendation”	Section 4.3(b)
“DENTSPLY Registered Intellectual Property”	Section 4.17(a)
“DENTSPLY RSU”	Section 2.6(b)
“DENTSPLY SEC Documents”	Section 4.5(a)
“DENTSPLY SEC Financial Statements”	Section 4.5(c)
“DENTSPLY Shareholder Approval”	Section 4.3(c)
“DENTSPLY Shareholders Meeting”	Section 5.3(c)(i)
“DENTSPLY Stock Option”	Section 2.6(a)
“DENTSPLY Tax Opinion”	Section 6.2(d)
“DENTSPLY Tax Opinion Materials”	Section 5.14(b)
“DENTSPLY Termination Fee”	Section 7.3(b)
“Divestiture”	Section 5.6(c)
“D&O Insurance”	Section 5.9(c)

“Effective Time”	Section 1.3(b)
“Excess Shares”	Section 2.4(a)
“Exchange Agent”	Section 2.5(a)
“Exchange Fund”	Section 2.5(a)
“Exchange Ratio”	Section 2.1(b)
“FCPA”	Section 3.9(b)
“FDA”	Section 3.18(b)
“FDA Permits”	Section 3.18(b)
“Form S-4”	Section 3.7
“Fractional Shares Cash Amount”	Section 2.4(b)
“Indemnitee”	Section 5.9(a)
“Intended Tax Treatment”	Section 5.14(a)
“Intervening Event”	Section 5.4(g)(ii)
“Merger”	Section 1.1(a)
“Merger Consideration”	Section 2.1(b)
“Merger Sub”	Preamble
“Multiemployer Plan”	Section 3.11(e)
“Negotiation Period”	Section 5.4(b)
“OFAC”	Section 3.9(e)
“Outside Date”	Section 7.1(b)(ii)
“Permits”	Section 3.10
“Safety Notices”	Section 3.18(e)
“Sarbanes-Oxley Act”	Section 3.5(d)
“Second Merger”	Section 5.14(d)
“Sirona”	Preamble
“Sirona Adverse Recommendation Change”	Section 5.3(b)(ii)
“Sirona Benefit Plan”	Section 3.11(a)
“Sirona Board”	Section 3.3(b)
“Sirona Book-Entry Shares”	Section 2.1(c)
“Sirona Business Personnel”	Section 3.12(a)
“Sirona Bylaws”	Section 3.1
“Sirona Certificate”	Section 2.1(c)
“Sirona Charter”	Section 3.1
“Sirona Common Stock”	Section 2.1
“Sirona Foreign Benefit Plan”	Section 3.11(j)
“Sirona Material Contract”	Section 3.16(c)
“Sirona Material Intellectual Property”	Section 3.17(d)
“Sirona Performance Units”	Section 3.2(a)
“Sirona Preferred Stock”	Section 3.2(a)
“Sirona Real Property”	Section 3.14(c)
“Sirona Recommendation”	Section 3.3(b)
“Sirona Registered Intellectual Property”	Section 3.17(a)
“Sirona RSU”	Section 2.6(b)

“Sirona SEC Documents”	Section 3.5(a)
“Sirona SEC Financial Statements”	Section 3.5(c)
“Sirona Shareholder Approval”	Section 3.3(c)
“Sirona Shareholders Meeting”	Section 5.3(b)(i)
“Sirona Stock Option”	Section 2.6(a)
“Sirona Tax Opinion”	Section 6.3(d)
“Sirona Tax Opinion Materials”	Section 5.14(c)
“Sirona Termination Fee”	Section 7.3(d)
“Superior Proposal”	Section 5.4(g)(iii)
“Surviving Corporation”	Section 1.1(a)
“Transactions”	Section 1.1(a)

8.5 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.7 Entire Agreement.  This Agreement (together with the Exhibits, the DENTSPLY Disclosure Schedules, the Sirona Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.8 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.9 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 Mutual Drafting; Interpretation.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. In this Agreement, when determining whether an item is “material” to DENTSPLY or its Subsidiary or Sirona or its Subsidiary, the term “material” shall be interpreted to mean, as applicable, “material to the business of DENTSPLY and its Subsidiaries, taken as a whole” or “material to the business of Sirona and its Subsidiaries, taken as a whole.”

8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

8.12 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.13 Delivery by Facsimile or Email.  This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

8.14 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

8.15 Disclosure Schedules.  The parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of parties, (b) the disclosure by the parties of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by any party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of this Agreement reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the parties except as and to the extent provided in this Agreement.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DENTSPLY INTERNATIONAL INC.

By:	/s/ Bret W. Wise Name: Bret W. Wise Title: Chairman and Chief Executive Officer

SIRONA DENTAL SYSTEMS, INC.

By:	/s/ Jeffrey T. Slovin Name: Jeffrey T. Slovin Title: President and Chief Executive Officer

DAWKINS MERGER SUB INC.

By:	/s/ Bret W. Wise Name: Bret W. Wise Title: President

[Signature Page to Merger Agreement]

Exhibit A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIRONA DENTAL SYSTEMS, INC.

FIRST:  The name of the Corporation is Sirona Dental Systems, Inc. (the “Corporation”).

SECOND:  The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, each having a par value of one cent ($0.01) per share.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board of Directors”).
(2)	The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
(3)	The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.
(4)	A director shall not be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL and (iv) for any transaction from which such director derives an improper personal benefit. If the GCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No repeal or modification of this Article FIFTH shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.
(5)	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit B

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF
DENTSPLY INTERNATIONAL INC.

The present name of the corporation is DENTSPLY International Inc. (the “Corporation”). The name under which the Corporation was originally incorporated is Gendex Corporation. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 15, 1983. The Corporation’s Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and it amended and restated the provisions of the Certificate of Incorporation of the Corporation. The date of filing of the Corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was July 11, 2013.

This Second Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

The Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

1.	The name of the corporation is DENTSPLY SIRONA Inc.
2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
3.	The nature and business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware.
4A.	Number of Shares and Classes. The aggregate number of shares of stock which the Corporation shall have authority to issue is Four Hundred Million Two Hundred Fifty Thousand (400,250,000) shares, which shall be divided into two classes as follows:
(1)	Four Hundred Million (400,000,000) shares of Common Stock, par value One Cent ($.01) per share; and
(2)	Two Hundred Fifty Thousand (250,000) shares of Preferred Stock, par value One Dollar ($1.00) per share.
4B.	Preferred Stock. The Corporation’s board of directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions thereof, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to the authority expressly vested in the board of directors hereby.

4C. Common Stock.

(1)	Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation or any series of Preferred Stock designated by the board of directors, all of the voting power of the Corporation shall be vested in the holders of the Common Stock and each holder of the Common Stock shall have one (1) vote for each share of such Common Stock held by him of record on all matters voted upon by the Stockholders.

(2)	Dividends. Subject to the terms of any series of Preferred Stock, the board of directors of the Corporation may declare a dividend on the Common Stock out of the remaining unreserved and unrestricted surplus of the Corporation, and the holders of the Common Stock shall share ratably in such dividend in proportion to the number of shares of such Common Stock held by each.
(3)	Liquidation. Except as otherwise required by any series of Preferred Stock designated by the board of directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of any series of Preferred Stock, the remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock held by each.
5.	The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of a majority of the entire board of directors or such higher vote as may be required by the Corporation’s by-laws; provided, however, that in no event shall the number of directors be less than three (3) nor more than thirteen (13). Any additional director elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, incapacitation or removal from office. Except as otherwise required by law, any newly created directorship shall be filled only by the affirmative vote of a majority of the board of directors then in office or such higher vote as may be required by the Corporation’s by-laws, provided that a quorum is present, and any vacancy occurring in the board of directors shall be filled by a majority of the directors then in office or such higher vote as may be required by the Corporation’s by-laws, even if less than a quorum, or by a sole remaining director.
6.	The Corporation is to have perpetual existence.
7.	Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the Corporation’s by-laws (and notwithstanding the fact that some lesser percentage may be specified by law, this Second Amended and Restated Certificate of Incorporation or the Corporation’s by-laws), the Corporation’s by-laws may be amended, altered or repealed, and new by-laws enacted, only by the affirmative vote of not less than two-thirds ( 2/3) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote at a meeting of stockholders duly called for such purpose, or by a vote of not less than a majority of the entire board of directors then in office; provided that, during the period beginning at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of September 15, 2015, among the Corporation, Sirona Dental Systems, Inc., and Dawkins Merger Sub Inc.) and ending on the third (3rd) anniversary of the Effective Time, the provisions of Article VII of the Corporation’s by-laws may be modified, amended or repealed by the board of directors, and any by-law provision or other resolution inconsistent with Article VII of the Corporation’s by-laws may be adopted by the board of directors, only by an affirmative vote of the greater of (i) at least seventy percent (70%) of the entire board of directors and (ii) eight (8) directors.
8.	Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.
9.	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No repeal or modification of this Section 9 shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.
10.	The stockholders of the Corporation shall have no authority to call a special meeting of the stockholders.
11.	No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation on this [    ] day of [        ], 201[ ].

DENTSPLY SIRONA Inc.

By:	Name: Title:

Exhibit C

[           ], 201[•]

DENTSPLY SIRONA INC.

FORM OF SECOND AMENDED AND RESTATED BY-LAWS

BY-LAWS INDEX

SECOND AMENDED AND RESTATED BY-LAWS

OF

DENTSPLY SIRONA INC.

(formerly DENTSPLY International Inc.)

ARTICLE I

STOCKHOLDERS’ MEETINGS

Section 1. Annual Meetings.  The annual meeting of the stockholders, for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting, shall be held on such date and at such time as shall be designated from time to time by the Board of Directors.

Section 2. Special Meetings.  Except as otherwise required by law and subject to the rights of the holders of any class or series of capital stock having a preference over the common stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only upon the request of the Chairman of the Board or the Chief Executive Officer and approved by a resolution adopted by the Board of Directors.

Section 3. Place of Meeting.  The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting, or for any special meeting called pursuant to Article I, Section 2, above. A waiver of notice signed by all stockholders entitled to vote at a meeting may designate any place, either within or without the State of Delaware, as the place for the holding of such meeting. If no designation is made, or if a special meeting shall be otherwise called, the place of meeting shall be the principal office of the corporation.

Section 4. Notice of Meeting.  Written notice stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting either personally or by mail, by or at the discretion of the Chief Executive Officer or the officer or persons calling the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock record books of the corporation, with postage thereon prepaid.

Section 5. Fixing of Record Date.

(a) For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors of the corporation may fix, in advance, a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty (60) nor less than ten (10) days prior to the date of any proposed meeting of stockholders. In no event shall the stock transfer books be closed. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section, such determination shall be applied to any adjournment thereof.

(b) For the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or in order to make a determination of stockholders for any other lawful purpose, the Board of Directors of the corporation may fix a date as the record date for any such determination of stockholders, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. In no event shall the stock transfer books be closed.

Section 6. Quorum.  A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. Provided that a meeting has been duly convened in accordance herewith, any meeting of the stockholders may be adjourned from time to time without further notice. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. Any meeting (a) at which all of the outstanding shares are present in person or represented by proxy and at which none of such shares attend for the purpose of objecting, at the beginning of the meeting, to the transaction of any business thereat because the meeting was not lawfully called or convened, or (b) at which all of the outstanding stock has waived notice, or (c) for which notice shall have been duly given as provided herein, shall be deemed a properly constituted meeting of the stockholders.

Section 7. Proxies.  At all meetings of stockholders, a stockholder entitled to vote may vote by proxy appointed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. An instrument appointing a proxy shall, unless the contrary is stated thereon, be valid only at the meeting for which it has been given or any adjournment thereof.

Section 8. Voting of Shares.  At each meeting of stockholders, every stockholder entitled to vote thereat shall be entitled to vote in person or by a duly authorized proxy, which proxy may be appointed by an instrument in writing executed by such stockholder or his duly authorized attorney or through electronic means, if applicable, such as the internet. Subject to the provisions of applicable law and the corporation’s Certificate of Incorporation, each holder of common stock shall be entitled to one (1) vote for each share of stock standing registered in his name at the close of business on the day fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of and vote at such meeting. Shares standing in the name of another corporation may be voted by any officer of such corporation or any proxy appointed by any officer of such corporation in the absence of express notice of such corporation given in writing to the Secretary of this corporation in connection with the particular meeting, that such officer has no authority to vote such shares.

Section 9. List of Stockholders.  A complete list of the stockholders entitled to vote at the ensuing meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary, or other officer of the corporation having charge of said stock ledger. Such list shall be open to the examination of any stockholder during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where said meeting is to be held, and the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and shall be subject to the inspection of any stockholder who may be present.

Section 10. Waiver of Notice by Stockholders.  Whenever any notice whatever is required to be given to any stockholder of the corporation under the provisions of these By-Laws or under the provisions of the Certificate of Incorporation or under the provisions of any statute, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the stockholder entitled to such notice, shall be deemed equivalent to the giving of such notice.

Section 11. Advance Notice of Stockholder-Proposed Business at Annual Meetings.  No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual meeting by any stockholder of the corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 11 and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 11.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom, (ii) the name and record address of such stockholder, (iii) as to the stockholder giving the notice and any Stockholder Associated Person, (A) the class, series and number of all shares of stock of the corporation which are owned by such stockholder and by such Stockholder Associated Person, if any, (B) the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, and (C) any derivative positions held or beneficially held by the stockholder and by any such Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the corporation; (iv) as to the stockholder giving the notice and any Stockholder Associated Person covered by clause (iii) of this paragraph, the name and address of such stockholder, as they appear on the corporation’s stock ledger, and current name and address, if different, and of such Stockholder Associated Person; (v) a description of all proxy, contract, arrangement, understanding, or relationship between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at the annual meeting except business brought before the annual meeting in accordance with the procedures set forth in this Section 11; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 11 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

For purposes of this Section 11 and of Section 12 of this Article I, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.

Section 12. Procedure for Nomination of Directors.  Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) subject to Article VII of these By-laws, by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 12.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice and any Stockholder Associated Person, (i) the name and record address of such stockholder, (ii) the class, series and number of all shares of stock of the corporation which are owned by such stockholder and by such Stockholder Associated Person, if any, (iii) the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, (iv) any derivative positions held or beneficially held by the stockholder and by any such Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the corporation, (v) a description of all arrangements or understandings between such stockholder or any such Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (vi) as to the stockholder giving the notice, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (vii) any other information relating to the stockholder giving the notice that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 12. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Section 13. Election of Directors.  Except as provided in Section 8 of Article II of these By-laws, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Article I, Section 12 of these By-laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the fourteenth day before the date the Corporation first mails to the stockholders its notice of such meeting. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee, but only to withhold their vote.

ARTICLE II

BOARD OF DIRECTORS

Section 1. General Powers.  The business and affairs of the corporation shall be managed by its Board of Directors. Except as otherwise provided in and subject to Article VII of these By-laws, the Board of Directors may adopt, amend or repeal by-laws adopted by the Board or by the stockholders.

Section 2. Number of Directors, Tenure and Qualifications.  Except as otherwise provided in and subject to Article VII of these By-laws or fixed pursuant to the Certificate of Incorporation, the number of members of the Board of Directors shall be not less than three (3) nor more than thirteen (13), as determined from time to time by the Board of Directors. The directors need not be stockholders of the corporation. Any additional director elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, incapacitation or removal from office, in the manner provided in these By-laws, including Article VII, and except as otherwise required by law. In the event such election is not held at the annual meeting of stockholders, it shall be held at any adjournment thereof or a special meeting.

Section 3. Regular Meetings.  Regular meetings of the Board of Directors shall be held without any other notice than this By-Law immediately after, and at the same place as, the annual meeting of stockholders, and each adjourned session thereof. The Board of Directors may designate the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than such designation.

Section 4. Special Meetings.  Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer or by members of the Board of Directors constituting no less than three-fourths (¾) of the total number of directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.

Section 5. Notice.  Notice of any special meeting shall be given at least five (5) days previously thereto by written notice delivered or mailed to each director at his last known address, or at least forty-eight (48) hours previously thereto by personal delivery or by facsimile to a telephone number provided to the corporation. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by facsimile, such notice shall be deemed to be delivered when transmitted with receipt confirmed. Whenever any notice whatever is required to be given to any director of the corporation under the provisions of these By-Laws or under the provisions of the Certificate of Incorporation or under the provisions of any statute, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting except where a director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 6. Quorum.  During the Specified Period (as defined in Article VII of these By-Laws), two-thirds ( 2/3rds) of the total number of directors which the corporation would have if there were no vacancies on the Board of Directors of the corporation shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. In the event a quorum is not present at a duly called meeting of the Board of Directors, a majority of the directors present at such duly called meeting may adjourn the meeting and, upon delivery of a notice in accordance with Article II, Section 5 to the director(s), reschedule such meeting for an alternative date, and, at such rescheduled meeting, a majority of the total number of directors shall constitute a quorum.

Section 7. Manner of Acting.  The act of the majority of the directors then in office shall be the act of the Board of Directors, unless the act of a greater number is required by these By-Laws, including Article VII.

Section 8. Vacancies.  Except as otherwise required by law or Article VII of these By-laws, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. The resignation of a director shall be effective upon receipt by the corporation, unless some subsequent time is fixed in the resignation, and then from that time. Acceptance of such resignation by the corporation shall not be required.

Section 9. Compensation.  The Board of Directors, by affirmative vote of a majority of the directors, and irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee.

Section 10. Presumption of Assent.  A director of the corporation who is present at a meeting of the Board of Directors or a committee thereof at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 11. Committees.  Except as otherwise provided in and subject to Article VII of these By-laws, the Board of Directors by resolution may designate one (1) or more committees, each committee to consist of one (1) or more directors elected by the Board of Directors, which to the extent provided in such resolution, as initially adopted, and as thereafter supplemented or amended by further resolution adopted by a like vote, shall have and may exercise, when the Board of Directors is not in session, the powers of the Board of Directors in the management of the business and affairs of the corporation, except action with respect to amendment of the Certificate of Incorporation or By-Laws, adoption of an agreement of merger or consolidation (other than the adoption of a Certificate of Ownership and Merger in accordance with Section 253 of the General Corporation Law of the State of Delaware, as such law may be amended or supplemented), recommendation to the stockholders of the sale, lease or exchange of all or substantially all of the corporation’s property or assets, recommendation to the stockholders of the dissolution or the revocation of a dissolution of the corporation, election of officers or the filling of vacancies on the Board of Directors or on committees created pursuant to this Section or declaration of dividends. Except as otherwise provided in and subject to Article VII of these By-laws, the Board of Directors may elect one (1) or more of its members as alternate members of any such committee who may take the place of any absent or disqualified member or members at any meeting of such committee, upon request by the Chairman of the Board or the Chief Executive Officer or upon request by the chairman of such meeting. Each such committee may fix its own rules governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.

Section 12. Action of the Board by Written Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting of the Board of Directors or any committee thereof if prior to such action a written consent thereto is signed by all members of the Board or of the committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Board or the committee.

Section 13. Conferences.  Members of the Board of Directors or any committee designated by the Board may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 13 shall constitute presence in person at such meeting.

ARTICLE III

OFFICERS

Section 1. Number.  The officers of the corporation shall consist of an Chairman of the Board and a Chief Executive Officer. The Board of Directors may appoint as officers such number of Senior Vice Presidents and Vice Presidents, a Secretary, a Treasurer, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and such other officers as are created by the Board from time to time. The same person may hold two (2) or more of such offices.

Section 2. Election and Term of Office.  Except as otherwise provided in and subject to Article VII of these By-laws, the Chairman of the Board shall be elected by the directors from among their own number; other officers need not be directors. In addition to the powers conferred upon them by these By-Laws, except as otherwise provided in and subject to Article VII of these By-Laws, all officers elected or appointed by the Board of Directors shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors by resolution.

Section 3. Removal.  Except as otherwise provided in and subject to Article VII of these By-laws, any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors, whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment shall not of itself create contract rights.

Section 4. Executive Chairman of the Board.  The Executive Chairman of the Board shall have the duties as set forth in the Corporate Governance Guidelines/Policies of the corporation.

Section 5. Lead Independent Directors.  The Lead Independent Director shall have the duties as set forth in the Corporate Governance Guidelines/Policies of the corporation and such other duties as from time to time may be assigned to him by the Board of Directors.

Section 6. Chief Executive Officer.  The Chief Executive Officer shall be the principal executive officer of the corporation and shall have the general charge of and control over the business, affairs, and personnel of the corporation, subject to the authority of the Board of Directors. The Chief Executive Officer may, together with the Secretary, sign all certificates for shares of the capital stock of the corporation. Except as may be specified by the Board of Directors, the Chief Executive Officer shall have the power to enter into contracts and make commitments on behalf of the corporation and shall have the right to execute deeds, mortgages, bonds, contracts and other instruments necessary or proper to be executed in connection with the corporation’s regular business and may authorize any other officer of the corporation, to sign, execute and acknowledge such documents and instruments in his place and stead.

Section 7. Senior Vice President and Vice Presidents.  Each Senior Vice President or Vice President shall perform such duties and have such authority as from time to time may be assigned to him by the Board of Directors (so long as such duties are, and such authority is, subordinate to the Chief Executive Officer) or the Chief Executive Officer.

Section 8. Secretary and Assistant Secretaries.  The Secretary shall have custody of the seal of the corporation and of all books, records and papers of the corporation, except such as shall be in the charge of the Treasurer or some other person authorized to have custody and be in possession thereof by resolution of the Board of Directors. The Secretary shall record the proceedings of the meetings of the stockholders and of the Board of Directors in books kept by him for that purpose and may, at the direction of the Board of Directors, give any notice required by statute or by these By-Laws of all such meetings. The Secretary shall, together with the Chief Executive Officer, sign certificates for shares of the capital stock of the corporation. Any Assistant Secretaries elected by the Board of Directors, in order of their seniority, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary as aforesaid. The Secretary or any Assistant Secretary may, together with the Chief Executive Officer or any other authorized officer, execute on behalf of the corporation any contract which has been approved by the Board of Directors, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall prescribe.

Section 9. Treasurer and Assistant Treasurer.  The Treasurer shall keep accounts of all moneys of the corporation received and disbursed, and shall deposit all monies and valuables of the corporation in its name and to its credit in such banks and depositories as the Board of Directors shall designate. Any Assistant Treasurers elected by the Board of Directors, in order of their seniority, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall prescribe.

Section 10. Salaries.  The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

Section 11. Representation in Other Companies.  Unless otherwise ordered by the Board of Directors, the Chief Executive Officer or a Vice President designated by the Chief Executive Officer or the Board of Directors shall have full power and authority on behalf of the corporation to attend and to act and to vote at any meetings of security holders of corporations in which the corporation may hold securities, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such securities, and which as the owner thereof the corporation might have possessed and exercised, if present. The Board of Directors by resolution from time to time may confer like powers upon any other person or persons.

ARTICLE IV

STOCK AND TRANSFER OF STOCK

Section 1. Shares of Stock.  The shares of capital stock of the corporation shall be represented by a certificate, unless and until the Board of Directors of the corporation adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of the corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the corporation signed by the Chief Executive Officer and by the Secretary. To the extent that shares are represented by certificates, the certificates shall be in such form as shall be determined by the Board of Directors and shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. With respect to certificated shares of stock, all certificates surrendered to the corporation for transfer shall be canceled and no new certificate or uncertificated shares shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate, a new certificate or uncertificated shares may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors may prescribe.

Section 2. Transfer of Shares.  Stock of the corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws. Transfers of stock shall be made on the books of the corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the corporation shall determine to waive such requirement. Prior to due presentment for registration of transfer of a certificate representing shares of capital stock of the corporation or of proper transfer instructions with respect to uncertificated shares, the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that said endorsements are genuine and effective and in compliance with such other regulations as may be prescribed under the authority of the Board of Directors.

ARTICLE V

INDEMNIFICATION OF DIRECTORS, OFFICERS,
EMPLOYEES AND AGENTS

Section 1. Indemnification Generally.  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or is alleged to have violated the Employee Retirement Income Security Act of 1974, as amended, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Indemnification in Actions By or In the Right Of the Corporation.  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense and settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 3. Success on the Merits; Indemnification Against Expenses.  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or Section 2 of this Article V, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 4. Determination that Indemnification is Proper.  Any indemnification under Section 1 or Section 2 of this Article V, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances under the standard of conduct set forth in such Section 1 or Section 2 of this Article V, as the case may be. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding;

(b) If such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(c) By the stockholders.

Section 5. Insurance; Indemnification Agreements.  The corporation may, but shall not be required to, supplement the right of indemnification under this Article V by any lawful means, including, without limitation by reason of enumeration, (i) the purchase and maintenance of insurance on behalf of any one or more of such indemnitees, whether or not the corporation would be obligated to indemnify such person under this Article V or otherwise, and (ii) individual or group indemnification agreements with any one or more of such indemnities.

Section 6. Advancement of Expenses.  Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as to such amounts.

Section 7. Rights Not Exclusive.  The indemnification and advancement of expenses provided by this Article V shall be not deemed exclusive of any other right to which an indemnified person may be entitled under Section 145 of the General Corporation Law of the State of Delaware (or any successor provision) or otherwise under applicable law, or under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8. Severability.  To the extent that any court of competent jurisdiction shall determine that the indemnification provided under this Article V shall be invalid as applied to a particular claim, issue or matter, the provisions hereof shall be deemed amended to allow indemnification to the maximum extent permitted by law.

Section 9. Modification.  This Article V shall be deemed to be a contract between the corporation and each previous, current or future director, officer, employee or agent. The provisions of this Article V shall be applicable to all actions, claims, suits or proceedings, commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article V shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding which is based in any material respect from any alleged action or failure to act prior to such amendment, modification or repeal.

ARTICLE VI

EXCLUSIVE FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s Certificate of Incorporation or By-Laws (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE VII

CERTAIN GOVERNANCE MATTERS

Section 1. Definitions.  The following definitions shall apply to this Article VII and otherwise as applicable in these By-laws:

(a) “Effective Time” has the meaning specified in the Merger Agreement.

(b) “Entire Board of Directors” shall mean a total of eleven (11) directors; provided, however, that if a vacancy has not been filled pursuant to Article VII, Section 2 below and the remaining directors determine, by action of a majority of the directors then in office, in the good faith exercise of their fiduciary duties, that immediate action is required to avoid material harm to the corporation, then the “Entire Board of Directors” shall mean the remaining directors (even if less than a quorum) or the sole remaining director.

(c) “Entire Corporate Governance and Nominating Committee” shall mean a total of four (4) directors on the Corporate Governance and Nominating Committee.

(d) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 15, 2015, by and among DENTSPLY International Inc., Sirona Dental Systems, Inc., and Dawkins Merger Sub Inc., as amended from time to time.

(e) “Specified Period” shall mean the period beginning at the Effective Time and ending on the third (3rd) anniversary of the Effective Time.

Section 2. Composition of the Board.

(a) Following the Effective Time, the Board shall be comprised of eleven (11) members. The specific composition of the Board as of the Effective Time shall be as set forth in the Merger Agreement. Any re-nomination of a director or nomination of an individual to a seat held by an existing director shall be filled only by the approval of at least a majority of the Entire Board of Directors (even if less than a quorum, or by the sole remaining director) acting solely upon the recommendation of at least a majority of the Entire Corporate Governance and Nominating Committee. In the event of a deadlock among the members of the Corporate Governance and Nominating Committee concerning such re-nomination or nomination, as applicable, or failure of the Board to approve such recommendation of the Entire Corporate Governance and Nominating Committee, the incumbent director shall be re-nominated if willing to serve.

(b) Vacancies resulting from the cessation of service by, including removal of, any director shall be filled only by the approval of at least a majority of the Entire Board of Directors (even if less than a quorum, or by the sole remaining director) acting solely upon the unanimous recommendation of the Corporate Governance and Nominating Committee.

Section 3. Chairman, Chief Executive Officer, Lead Independent Director.  During the Specified Period, the Board may only replace, remove, alter the responsibilities and authorities (as set forth in the Corporate Governance Guidelines/Policies of the corporation or these By-laws), or grant conflicting responsibilities or authorities of the Chairman, the Chief Executive Officer, or the Lead Independent Director, as applicable, by the affirmative vote of the greater of (i) at least seventy percent (70%) of the Entire Board of Directors and (ii) eight (8) directors.

Section 4. Required Committees.

(a) From the Effective Date, the Board shall have the following three committees, in addition to any other committees as determined by the Board from time to time by the affirmative vote of the greater of (i) at least seventy percent (70%) of the Entire Board of Directors and (ii) eight (8) directors: Audit & Finance Committee, Corporate Governance and Nominating Committee, and Human Resources Committee (the “Required Committees”).

(b) Vacancies in any Required Committee resulting from the cessation of service by, including removal of, any director or any subsequent director shall be filled only by the approval of at least a majority of the Entire Board of Directors (even if less than a quorum, or by a sole remaining director) acting solely upon the unanimous recommendation of the Corporate Governance and Nominating Committee.

(c) The chairman of the Required Committees as of the Effective Time shall be as set forth in the Merger Agreement. Any change to or replacement of the chairman of any Required Committee shall be determined by the Board from time to time by the affirmative vote of the greater of (i) at least seventy percent (70%) of the Entire Board of Directors and (ii) eight (8) directors.

(d) Each Required Committee shall have the responsibilities set forth in the charter of such Required Committee as of the Effective Time, except as modified from time to time by the affirmative vote of the greater of (i) at least seventy percent (70%) of the Entire Board of Directors and (ii) eight (8) directors.

Section 5. Amendments.  During the Specified Period, the provisions of this Article VII and the Corporate Governance Guidelines/Policies of the corporation may be modified, amended or repealed by the Board of Directors, and any By-law provision or other resolution inconsistent with this Article VII or the Corporate Governance Guidelines/Policies of the corporation may be adopted by the Board of Directors, only by an affirmative vote of the greater of (i) at least seventy percent (70%) of the Entire Board of Directors and (ii) eight (8) directors. In the event of any inconsistency between any other provision of these By-laws and any provision of this Article VII, the provisions of this Article VII shall control. Following the end of the Specified Period, this Article VII shall automatically and without further action become void and be of no further force and effect.

[Remainder of Page Intentionally Left Blank]

Exhibit D

FORM OF

DENTSPLY SIRONA INC.

CORPORATE GOVERNANCE GUIDELINES/POLICIES

DENTSPLY SIRONA INC.
CORPORATE GOVERNANCE GUIDELINES/POLICIES

The following Corporate Governance Guidelines have been adopted by the Board of Directors of DENTSPLY SIRONA Inc. (the “Company”) to assist the Board in the exercise of its responsibilities. These Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level. These Corporate Governance Guidelines shall be reviewed by the Board, through the Corporate Governance and Nominating Committee (or successor thereof) (the “Governance Committee”), on a periodic basis and are subject to modification from time to time by the Board in accordance with the By-Laws of the Company.

I.	Functions/Responsibilities of the Board of Directors

The Directors oversee and direct the management of the business and affairs of the Company in accordance with the Delaware General Corporation Law and as set forth in the Company’s By-Laws. Directors shall discharge the duties of their positions in good faith, in a manner reasonably believed to be in the best interests of the Company and with such care, skill and diligence, including reasonable inquiry as a person of ordinary prudence would use under similar circumstances. The responsibility of the Board of Directors is to supervise and direct the management of the Company. To that end, the role of the Board of Directors (references to the Board include the Committees of the Board, as applicable) shall include, but not be limited to:

(1)	The selection, appointment and regular evaluation of the performance, and approval of the compensation of, the Chief Executive Officer and, with the advice of the Chief Executive Officer, the principal senior executives;
(2)	The development of plans for succession with respect to the position of Executive Chairman and Chief Executive Officer, and monitoring succession planning for other key executives;
(3)	Oversight of the conduct of the Company’s business and evaluation of whether the business is being properly managed;
(4)	Review and, where appropriate, approval of the Company’s objectives, plans and actions, including its longer term strategic plans;
(5)	Review of the Company’s financial statements;
(6)	Assessment of major risk factors relating to the Company and its performance, and review of measures taken or intended to be taken to address and mitigate such risks; and
(7)	Evaluation of whether appropriate systems and processes are in place to support the effective management of the Company in accordance with applicable legal requirements and the Company’s Code of Business Conduct and Ethics.
II.	Selection/Service of Board Members
A.	Identification. The responsibility for the selection of new Directors resides with the Board and stockholders. The identification, screening and recommendation process has been delegated to the Governance Committee, which reviews candidates for election as Directors, recommends candidates to the Board to fill vacant Board seats and annually recommends a slate of Directors for approval by the Board and election by the stockholders of the Company.
B.	Non-Discrimination. Potential candidates for membership on the Board and Committees of the Board shall not be denied consideration by reason of race, gender, religion, color or ethnicity, nor shall any candidate be approached or selected solely because of any such reason.
C.	Independence. The Board shall be comprised of a majority of independent Directors, and no less than are required by NASDAQ or applicable law. Independence shall be defined as provided by the rules and regulations of NASDAQ and the Securities Exchange Commission (“SEC”) law. The Board, in consultation with the Company’s Secretary, shall undertake an annual review of the independence of all non-employee Directors. In advance of the meeting at which this review occurs, each non-employee

Director shall provide to the Company for presentation to the Board, full information regarding the Director’s business and other relationships with the Company and its affiliates, and with senior management and their affiliates, to enable the Board to evaluate the Director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between Directors, their immediate families and organizations in which they perform a material function, and the Company and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth elsewhere in these Guidelines.

D.	Criteria for the Nomination:
1.	The Governance Committee shall consider for selection as Directors those persons:
a.	who possess strong personal and professional ethics, and high standards of integrity and values;
b.	who have the proven ability and experience to bring informed, thoughtful and well-considered opinions to corporate management and the Board;
c.	who have the competence, maturity and integrity to monitor and evaluate the Company’s management, performance and policies;
d.	who have the willingness, commitment and availability to devote the necessary time and effort required for service on the Board;
e.	who have the capacity to provide additional strength and diversity of view to the Board and its activities;
f.	who have the necessary measure of communication skills and self-confidence to ensure ease of participation in Board discussion;
g.	who hold or have held a senior position with a significant business enterprise or a position of senior leadership in an educational, medical, religious, or other non-profit institution or foundation of significance; and
h.	who meet the requirements of Article VII of the Company’s By-Laws.
2.	Persons who have attained the age of 75 shall not be eligible for election or reelection as a Director.
3.	Any Director who (i) retires from; or (ii) discontinues their active employment with the business or other enterprise with which they were primarily affiliated at the time of their most recent election to the Board; or (iii) incurs a significant change in responsibilities, title or activities since their most recent election to the Board, shall submit their resignation upon the occurrence of any of the aforesaid events. The Governance Committee will review the effects of this change upon the interests of the Company and recommend to the Board whether to accept such resignation. If such resignation is not accepted, it shall be deemed rejected.
4.	It is the responsibility of each Director to advise the Corporate Secretary of any actual or potential conflict of interest, as well as any affiliation with public or privately held enterprises, including for profit and non-profit entities, that may create a potential conflict of interest, embarrassment to the Company or inconsistency with the Company’s policies or values.
E.	Number of Board Seats.
1.	The Company does not have a policy specifying a maximum number of other company boards upon which a Director may sit. However, it is recognized that other activities of Board members, including service on multiple Boards, could affect the ability of a Director to effectively serve on the Company’s Board and therefore, no director shall accept a position on another Board which would result in the Director sitting on more than three (3) Boards, without prior review and approval of the Governance Committee.

2.	Directors are expected to advise the Chairman of the Board and the Chairman of the Governance Committee in advance of accepting any other company directorship or any assignment to the audit committee or compensation committee of the board of directors of any other company.
F.	Size of Board. The By-laws of the Company provide that the size of the Board of Directors shall consist of not more than thirteen (13) Directors. The Board shall determine the number of Directors as deemed appropriate by the Board, subject to the Company’s By-laws.
III.	Term
A.	Normal Terms. Directors shall hold office from the time of their election and qualification and shall serve until the next annual meeting of stockholders and until the election and qualification of their successor or until such Director’s earlier death, resignation, disqualification or removal. Any open Director position in the Board for any reason, including a vacancy resulting from an increase in the specific size of the Board, may be filled by action of the Board of Directors in accordance with the By-Laws of the Company.
B.	Management Director Resignation. A Director who also is an officer of the Company, who either resigns or retires their officer position, shall simultaneously submit their resignation as a Director, acceptance of which shall be at the discretion of the Board.
C.	Term Limits. The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.
D.	Retirement. A Director who attains the age of 75 shall be required to retire from the Board at the next Annual Stockholders’ meeting.
IV.	Stock Ownership of Directors

It is the policy of the Board that all Directors hold an equity interest in the Company. Toward this end, the Board expects that all Directors own, or acquire within five years of first becoming a Director, shares of common stock of the Company (including share units held under the Company’s Board of Directors Deferred Compensation Plan, or any successor plan, and restricted stock units, but not including stock options) having a market value of at least five times the annual retainer paid to Board members. The Board recognizes that exceptions to this policy may be necessary or appropriate in individual cases, and may approve such exceptions from time to time as it deems appropriate.

V.	Board Meetings
A.	Scheduling of Meetings. The Chairman, in consultation with other members of the Board, shall determine the timing and length of the meetings of the Board. The Board expects that five to six meetings per year at appropriate intervals are generally desirable for the performance of the Board’s responsibilities. In addition to regularly scheduled meetings, additional Board meetings may be called upon appropriate notice at any time to address specific needs of the Company. A special meeting of the Board may be called at any time by the Chief Executive Officer, the Chairman or by members of the Board of Directors constituting no less than three-fourths (¾) of the total number of directors then in office. Participation in meetings may be by means of conference telephone with the prior authorization from the Chairman.
B.	Agenda. The Chairman and Chief Executive Officer, in conjunction with the Lead Independent Director, shall establish the agenda for each Board meeting. Each Director shall be entitled to suggest the inclusion of items on the agenda, request the presence of any member of the Company’s senior management, or at any Board meeting raise subjects that are not on the agenda for that meeting. Subject to reasonable exception, Directors shall be advised of significant agenda items and shall be furnished with appropriate supporting materials, including minutes of Board and Committee meetings, in advance of meetings of the Board and Committees of the Board.

C.	Management Presentations. Management shall make presentations to the Board on the performance, operations, strategies and significant activities of the Company.
D.	Executive Sessions. The Board will generally meet in Executive Session at each meeting and in any event, in Executive Sessions of the independent Directors no less than twice a year. Executive Sessions of the independent Directors will be chaired by the Lead Independent Director.
VI.	Attendance
A.	Board Meetings. It is expected that Board Members will make every effort to attend every Board Meeting and meetings of their respective Committees.
B.	Annual Stockholders Meeting. It is expected that Board Members will attend the Annual Stockholders Meeting, except when exceptional circumstances prevent such attendance.
VII.	Chairman of the Board
A.	Subject to and in accordance with the By-laws of the Company, the Chairman of the Board shall be elected by and serve at the pleasure of the Board of Directors. The Board has no policy restricting the Chief Executive Officer from serving as the Chairman.
B.	The Chairman shall schedule board meetings and call meetings.
C.	The Executive Chairman shall be designated the Chairman of the Board until such time as the Board determines otherwise in accordance with Section 3 of Article VII of the By-Laws of the Company (if such provision is applicable at such time).
VIII.	Roles and Responsibilities: Executive Chairman and Chief Executive Officer
A.	The roles and responsibilities of the Executive Chairman and the Chief Executive Officer are set forth in the By-laws of the Company and on Exhibit A to these Corporate Governance Guidelines.
IX.	Lead Independent Director

An independent Director shall act in a lead capacity to perform certain functions (“Lead Independent Director”) as outlined below. Except as otherwise provided in and subject to the By-laws of the Company, for so long as the Chairman of the Board is also an officer or employee of the Company (i.e., an Executive Chairman), or for any other reason is not an independent director, then the independent directors of the Board of Directors shall annually elect one of the independent directors to serve as the Lead Independent Director and shall fill any vacancy in the position of Lead Independent Director, when applicable, at such time and in such manner as the independent directors of the Board of Directors shall determine, provided that the Lead Independent Director may only be selected from among the independent directors.

The Lead Independent Director’s responsibilities are to:

(a)	call for and preside at Executive Sessions of the independent Directors;
(b)	provide the Chairman with input into the agenda for Board meetings, and on other matters as deemed appropriate by the Board, or on behalf of the independent Directors, and recommend the agenda for Executive Sessions of independent Directors, to the extent deemed necessary; and
(c)	be available for consultation with other Directors, and apprise the Chairman and the Chief Executive Officer, as appropriate, of activities of the Board in Executive Sessions of the independent directors.

X.	Board Committees
A.	Generally. Standing and/or temporary committees may be appointed by the Board from time to time. The Board may vest committees with such power and authority as the Board determines appropriate, subject to such limitations as are set forth in the Delaware General Corporation Law and the Company’s Certificate of Incorporation and By-Laws. In general, Committees of the Board focus on issues that may require more in-depth time or attention than could be consistently provided by the full Board. There are currently three standing committees:

Audit & Finance Committee (“Audit Committee”)

Human Resources Committee (“HR Committee”)

Corporate Governance and Nominating Committee (“Governance Committee”)

B.	Charters. Each standing Committee shall have a written charter of responsibilities, duties and authorities, which shall periodically be reviewed by the Board. Each Committee shall report to the full Board with respect to its activities, findings and recommendations.
C.	Advisors. Each Committee shall have full power and authority to retain the services of such advisors and experts, including counsel, as the Committee deems necessary or appropriate with respect to specific matters within its purview.
D.	Committee Assignments. Subject to and in accordance with the By-laws of the Company, the Governance Committee, after consideration of the desires, experience and expertise of individual Directors, shall recommend to the Board the assignment of Directors to Committees, including the designation of Committee Chairs. In acting upon such recommendation and report, the full Board shall give consideration to the following objectives:
•	the target size of each Committee is three or more members, unless circumstances call for an exception;
•	a Committee Chair shall stay on the Committee for one year after stepping down as the Chair;
•	the Audit, Human Resources and Governance Committees shall be composed entirely of independent Directors.
E.	Committee Meetings. Each Committee Chair, in consultation with the Chairman of the Board, Committee members and management of the Company shall establish agendas and set meetings at the frequency and length appropriate and necessary to carry out the Committee’s responsibilities. Any Director who is not a member of a particular Committee may attend any Committee meeting with the concurrence of the Committee Chair or a majority of the members of the Committee.
XI.	Compensation

Directors who are not also officers of the company shall be appropriately compensated for their service on the Board. This compensation shall take into consideration the amount of time required to be devoted to Board activities, the fiduciary responsibility of such positions and the competitiveness of the compensation levels. Compensation is subject to change at the discretion of the Board. The current composition of compensation paid to Outside Directors shall be comprised of an annual Board retainer fee, annual Committee retainer fees, Committee Chair and Lead Independent Director fees, all paid quarterly; and an equity incentive component under the Company’s Equity Incentive Plan(s). The Company has adopted a deferred compensation plan which allows Directors to defer payment of their Board compensation. This plan and Director compensation may be changed from time to time by action of the Board.

XII.	Self-Evaluation by the Board

The Governance Committee will manage a self-assessment process of the Board’s performance as well as follow up on self-assessments performed by the Committees of the Board, the results of which will be discussed with the full Board, including reviewing and recommending to the Board changes identified by the Committees. The Governance Committee will also utilize the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board.

XIII.	Director Education

The Company shall assist the Board by providing appropriate orientation programs for new Directors, which shall be designed both to familiarize new Directors with the full scope of the Company’s businesses and to assist them in developing and maintaining skills necessary or appropriate for the performance of their responsibilities. The Board and the Company’s management shall similarly work together to develop and periodically implement appropriate continuing education programs for Board members.

XIV.	Expenses

Directors shall be reimbursed for ordinary, necessary and reasonable expenses incident to their service on the Board and to their attendance at meetings of the Board, Committees of the Board and the annual stockholders meeting. Requests for reimbursement for expenses over $75.00 must be accompanied by a receipt for such expenses. Directors shall be reimbursed for air travel expenses not exceeding the first-class commercial air travel rate. All such requests are to be forwarded to the Secretary of the Company for processing.

XV.	Capital Expenditures & Acquisitions

Management shall submit to the Board an Annual Capital Expenditure Budget for Board approval at the same time the Annual Operating Budget is submitted.

While the Capital Expenditure Budget will outline anticipated projects, the projects may change at the discretion of management as long as total annual capital expenditures do not exceed the total Annual Budget and subject to the individual expenditure approval levels established by the Board. If management anticipates that expenditures will exceed the amount budgeted, it must obtain Board approval for amounts that exceed the approved budget.

Management authority to approve funding for individual capital expenditures, sale of assets and acquisitions is as follows:

Up to $15 million	Chief Executive Officer, and other executives with the direction of the Chief Executive Officer
Greater than $15 million	Board of Directors
XVI.	Communications
A.	Communications With Management. As the role of the Board is oversight of management and not directing the operations of the Company, in general, Board members should communicate principally with the Chief Executive Officer and other senior management of the Company. Board members should carefully consider any communications with Company employees to ensure it is an appropriate subject for communication.
B.	Communications to Board. All Board members, including their Committee assignments, are identified each year in the Company’s Proxy Statement. Communications which are intended for Board members can be sent to the Company’s Secretary at the Company’s Headquarters for delivery to individual Board members. Mail received will be delivered to the respective Board member to which the communication is addressed. Mail addressed to “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to the Chairman of the Governance Committee. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.
C.	Communications with Third Parties. To help shield directors from general questions from media representatives and others, it is the Company’s policy that directors should respond by indicating that, as a general matter, the Company’s spokesmen are the Chairman or the Chief Executive Officer or their designees and that comments on behalf of the Company would come from such a person. Directors should at all times maintain the confidentiality of sensitive or proprietary Company information.
D.	Director Nominations. The Directors welcome and are willing to consider recommendations from stockholders for Director nominations. Stockholders desiring to make candidate recommendations for the Board may do so by submitting nominations to the Company or the Company’s Governance Committee, in accordance with the Company’s Bylaws and addressed to the Corporate Secretary or to the Chairman of the Governance Committee at the following address: DENTSPLY SIRONA Inc., 221 W. Philadelphia Street, York, Pennsylvania 17405-0872.

THESE GUIDELINES/POLICIES, INCLUDING ANY EXHIBITS ATTACHED HERETO, SHALL BE
SUBJECT TO CHANGE AS REQUIRED BY LAW OR AS DEEMED APPROPRIATE BY THE
BOARD OF DIRECTORS IN ACCORDANCE WITH THE BY-LAWS OF THE COMPANY.

Exhibit A to Corporate Governance Guidelines/Policies

Roles and Responsibilities: Executive Chairman and Chief Executive Officer

The role of the Executive Chairman will require a level of active engagement in the Company to remain informed and knowledgeable of the operations of the Company, including the integration efforts. This engagement cannot undermine the authority of the CEO, but must be developed in concert with the CEO to accomplish the goals of the Company. The CEO will have the general charge and control over the business, affairs and personnel of the Company, having authority and responsibility for the core operational, strategic and organizational aspects of the business.

Subject to the foregoing principles the Roles and Responsibilities of the Executive Chairman shall be as follows:

The Executive Chairman leads the Board of Directors of the Company. The CEO reports to the Board of Directors through and in consultation with the Executive Chairman. The Executive Chairman is an employee of the Company and will take an active role in matters beyond the Board of Directors, in partnership with the CEO. The two executives will develop a supportive and collaborative relationship that will be driven by shared chemistry and strong trust, and utilize the strengths and talents of both executives to advance the strategic priorities of the Company.

The Executive Chairman will support the CEO’s leadership of the company and work in partnership with the CEO: (i) in the development and monitoring of the strategic direction of the Company, (ii) in connection with M&A and capital allocation and financial structure matters and (iii) regarding the integration and synergy achievement of the combined Company, including the Company’s One Initiative efficiency program, while maintaining the best attributes of each Company.

The Executive Chairman will remain knowledgeable of and informed on operational matters, and will provide guidance and input on such matters, provided that the involvement does not undermine the authority of the CEO. The Executive Chairman will work closely with the CEO to merge the talent and cultures of the combined Companies. The Executive Chairman will work together with the CEO and provide counsel in the CEO’s selection of senior management, including the structure of the management team of the Company (segments, etc.). The Executive Chairman will provide mentoring to senior management, as requested by the CEO.

The Executive Chairman will participate in and collaborate with and support the CEO in matters concerning: (i) industry relationships, (ii) investor relations and (iii) communications with shareholders and the financial community, as agreed to by the CEO and Executive Chairman.

The Executive Chairman will (i) oversee meetings of the Board and lead the annual meeting of the Company’s shareholders, (ii) set the Board agenda with regard to all matters within the purview of the Board and develop the Board meeting schedule in concert with the CEO, (iii) attend Committee meetings in the Executive Chairman’s discretion, (iv) facilitate discussions among Board members and foster a collaborative meeting environment, (v) ensure Board members receive accurate, timely and clear information, (vi) oversee a program for Board performance, (vii) lead executive sessions among outside directors, (viii) meet with the CEO one on one to discuss executive session and provide feedback and critique to the CEO and (ix) advise the Board on the CEO succession plan, if relevant.

Annex B

399 Park Avenue 5th Floor New York, New York 10022 T 212.883.3807 F 212.880.4260

September 15, 2015

Board of Directors
DENTSPLY International Inc.
221 W. Philadelphia Street
York, PA 17405

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to DENTSPLY International Inc. (the “Company”) of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Company, Sirona Dental Systems, Inc. (“Sirona”) and Dawkins Merger Sub Inc., a wholly owned subsidiary of the Company (the “Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into Sirona (the “Merger”) and each issued and outstanding share of common stock, par value $0.01 per share (“Sirona Common Stock”), of Sirona will be converted into the right to receive 1.8142 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company.

We have acted as your financial advisor in connection with the Merger and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Merger. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company or Sirona. We have provided investment banking and other services to the Company unrelated to the Merger and currently and in the future may provide such services to the Company.

Our opinion does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Merger, except for the Exchange Ratio to the extent expressly specified herein. Our opinion relates to the relative values of the Company and Sirona. With your consent, we express no opinion as to what the value of Company Common Stock actually will be when issued pursuant to the Merger or the prices at which Company Common Stock or Sirona Common Stock may trade at any time. We are not tax, legal, regulatory or accounting experts and have assumed and relied upon, without independent verification, the assessments of the Company and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Merger will be consummated in accordance with its terms and that the parties to the Agreement will comply with all the material terms of the Agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company, Sirona or the Merger. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Merger will qualify as a reorganization for federal income tax purposes.

B-1

In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the business, earnings, cash flow, net debt and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, net debt and prospects of Sirona furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) reviewed certain information received from management of the Company relating to revenue synergies, cost synergies and related expenses expected to result from the Merger (the “Expected Synergies”) and certain other pro forma financial effects of the Merger; (iv) conducted discussions with members of the senior managements and representatives of the Company and Sirona concerning the information described in clauses (i) - (iii) of this paragraph, as well as the businesses and prospects of the Company and Sirona generally; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) reviewed a draft, dated September 14, 2015, of the Agreement; (vii) participated in certain discussions and negotiations among representatives of the Company, Sirona and their advisors; (viii) reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to the Company and Sirona and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or Sirona, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts relating to the Company and Sirona, Expected Synergies and other pro forma financial effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company, and, in the case of the Expected Synergies, of the Company and Sirona, as to the future performance of the Company and Sirona, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. We also have assumed, at your direction, that the future financial results (including Expected Synergies) reflected in such forecasts and other information will be achieved at the times and in the amounts projected. In addition, at your direction, we have relied on the assessments of managements of the Company and Sirona as to the integration of their respective businesses.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Merger and, except as expressly set forth in our engagement letter with the Company regarding the Merger, may not be disclosed without our prior written consent. This opinion does not address the fairness of the Merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Exchange Ratio from a financial point of view to the Company. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio in the Merger is fair from a financial point of view to the Company.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

B-2

Annex C

[LETTERHEAD OF JEFFERIES LLC]

September 15, 2015

The Board of Directors
Sirona Dental Systems, Inc.
30-30 47th Avenue, Suite 500
Long Island City, New York 11101

The Board of Directors:

We understand that Sirona Dental Systems, Inc., a Delaware corporation (“Sirona”), DENTSPLY International Inc., a Delaware corporation (“DENTSPLY”), and Dawkins Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of DENTSPLY (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will be merged with and into Sirona (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Sirona (“Sirona Common Stock”) will be converted into the right to receive 1.8142 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of DENTSPLY (“DENTSPLY Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to holders of Sirona Common Stock.

In arriving at our opinion, we have, among other things:

(i)	reviewed an execution version, provided to us on September 15, 2015, of the Agreement;
(ii)	reviewed certain publicly available financial and other information about Sirona and DENTSPLY;
(iii)	reviewed certain information furnished to us by the respective managements of Sirona and DENTSPLY relating to the businesses, operations and prospects of Sirona and DENTSPLY, including financial forecasts and estimates relating to Sirona and DENTSPLY prepared by the respective managements of Sirona and DENTSPLY;
(iv)	reviewed certain estimates of, and related information prepared by, the managements of Sirona and DENTSPLY as to the cost savings and revenue enhancements potentially resulting from the Merger (collectively, the “Synergies”);
(v)	held discussions with members of the senior managements of Sirona and DENTSPLY concerning the matters described in clauses (ii) through (iv) above;
(vi)	reviewed the stock trading price history and implied trading multiples for Sirona and DENTSPLY and compared them with those of certain publicly traded companies or businesses that we deemed relevant in evaluating Sirona and DENTSPLY;
(vii)	compared the relative contributions of Sirona and DENTSPLY to certain financial metrics of the pro forma combined company;
(viii)	considered the potential pro forma financial effects of the Merger relative to Sirona on a standalone basis and on DENTSPLY, in each case after taking into account potential Synergies, utilizing financial forecasts and estimates relating to Sirona and DENTSPLY prepared by the respective managements of Sirona and DENTSPLY; and
(ix)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

The Board of Directors
Sirona Dental Systems, Inc.
September 15, 2015

As you are aware, for purposes of our opinion, we have not relied upon a comparison of the financial terms of the Merger with publicly available financial terms of certain other transactions given, in our view, the limited relevance of such transactions in the context of the Merger. In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Sirona and DENTSPLY or that was publicly available to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the managements of Sirona and DENTSPLY that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading in any respect meaningful to our analyses or opinion. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of Sirona, DENTSPLY or any other entity and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the financial forecasts and estimates relating to Sirona and DENTSPLY and the potential Synergies that we have been directed to utilize in our analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of Sirona and DENTSPLY, as the case may be, as to the future financial performance of Sirona, DENTSPLY, such potential Synergies and the other matters covered thereby. With respect to exchange rates reflected in such financial forecasts and estimates utilized by such managements when converting local currencies to United States dollars, we have assumed that such exchange rates are reasonable for purposes of our analyses and that any currency or exchange rate fluctuations will not be meaningful in any respect to our analyses or opinion. We express no opinion as to any such financial forecasts or estimates or the assumptions on which they are based and we have assumed that the financial results reflected in the financial forecasts and estimates utilized in our analyses, including with respect to the potential Synergies, will be realized in the amounts and at the times projected. We have relied upon the assessments of the managements of Sirona and DENTSPLY as to, among other things, (i) the potential impact on Sirona and DENTSPLY of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the dental products industry, (ii) the commercialization of Sirona’s and DENTSPLY’s products and product pipeline and the validity of, and risks associated with, Sirona’s and DENTSPLY’s technology and intellectual property, (iii) the potential impact on Sirona’s and DENTSPLY’s businesses of their existing and future relationships, agreements and arrangements with, and the ability of Sirona and DENTSPLY to attract and retain, key employees, customers, distributors and other commercial relationships, and (iv) the ability to integrate the businesses and operations of Sirona and DENTSPLY. At your direction, we have assumed that there will not be any developments with respect to any such matters that would affect Sirona, DENTSPLY or the Merger (including the contemplated benefits thereof) in any respect meaningful to our analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

The Board of Directors
Sirona Dental Systems, Inc.
September 15, 2015

We have made no independent investigation of any legal, accounting or tax matters affecting Sirona, DENTSPLY or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, accounting and tax advice given to Sirona or the Board of Directors of Sirona (the “Board”), including, without limitation and at the Board’s direction, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreement and related documents. We have assumed that the Merger will qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended, as contemplated by the Agreement. We also have assumed, at the direction of the Board, that the final Agreement, when signed by the parties thereto, will not differ from the execution version of the Agreement reviewed by us in any respect meaningful to our analyses or opinion. We further have assumed that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, waivers and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Sirona, DENTSPLY or the Merger (including the contemplated benefits thereof) in any respect meaningful to our analyses or opinion.

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Merger. Our opinion does not address the relative merits of the Merger or other transactions contemplated by the Agreement as compared to any alternative transaction or opportunity that might be available to Sirona, nor does it address the underlying business decision by Sirona to engage in the Merger or the terms of the Agreement or the documents referred to therein, the form or structure of the Merger or any term, aspect or implication of any agreements or arrangements contemplated by or resulting from the Merger. Our opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Sirona or any other party to the Merger. We express no view or opinion as to the actual value of DENTSPLY Common Stock when issued in the Merger or the prices at which DENTSPLY Common Stock or Sirona Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by Sirona to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. In addition, Sirona has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As you are aware, we and our affiliates in the past have provided and in the future may provide financial advisory and financing services unrelated to the Merger to Sirona and certain of its affiliates, for which services we and our affiliates have received and would expect to receive compensation, including, during the past two years, having acted as financial advisor to Sirona in connection with certain potential merger and acquisition transactions in 2014. Although we and our affiliates have not provided financial advisory or financing services to DENTSPLY during the past two years for which we and our affiliates have received compensation, we and our affiliates may provide such services to DENTSPLY and its affiliates in the future, for which services we and our affiliates would expect to receive compensation. In addition, we maintain a market in the securities of Sirona and DENTSPLY and, in the ordinary course of business, we and our affiliates may trade or hold securities of Sirona, DENTSPLY and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

The Board of Directors
Sirona Dental Systems, Inc.
September 15, 2015

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to holders of Sirona Common Stock.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

Annex D

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF
DENTSPLY INTERNATIONAL INC.

The present name of the corporation is DENTSPLY International Inc. (the “Corporation”). The name under which the Corporation was originally incorporated is Gendex Corporation. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 15, 1983. The Corporation’s Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and it amended and restated the provisions of the Certificate of Incorporation of the Corporation. The date of filing of the Corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was July 11, 2013.

This Second Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

The Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

1.	The name of the corporation is DENTSPLY SIRONA Inc.
2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
3.	The nature and business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware.
4A.	Number of Shares and Classes. The aggregate number of shares of stock which the Corporation shall have authority to issue is Four Hundred Million Two Hundred Fifty Thousand (400,250,000) shares, which shall be divided into two classes as follows:
(1)	Four Hundred Million (400,000,000) shares of Common Stock, par value One Cent ($.01) per share; and
(2)	Two Hundred Fifty Thousand (250,000) shares of Preferred Stock, par value One Dollar ($1.00) per share.
4B.	Preferred Stock. The Corporation’s board of directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions thereof, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to the authority expressly vested in the board of directors hereby.

4C. Common Stock.

(1)	Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation or any series of Preferred Stock designated by the board of directors, all of the voting power of the Corporation shall be vested in the holders of the Common Stock and each holder of the Common Stock shall have one (1) vote for each share of such Common Stock held by him of record on all matters voted upon by the Stockholders.

(2)	Dividends. Subject to the terms of any series of Preferred Stock, the board of directors of the Corporation may declare a dividend on the Common Stock out of the remaining unreserved and unrestricted surplus of the Corporation, and the holders of the Common Stock shall share ratably in such dividend in proportion to the number of shares of such Common Stock held by each.
(3)	Liquidation. Except as otherwise required by any series of Preferred Stock designated by the board of directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of any series of Preferred Stock, the remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock held by each.
5.	The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of a majority of the entire board of directors or such higher vote as may be required by the Corporation’s by-laws; provided, however, that in no event shall the number of directors be less than three (3) nor more than thirteen (13). Any additional director elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, incapacitation or removal from office. Except as otherwise required by law, any newly created directorship shall be filled only by the affirmative vote of a majority of the board of directors then in office or such higher vote as may be required by the Corporation’s by-laws, provided that a quorum is present, and any vacancy occurring in the board of directors shall be filled by a majority of the directors then in office or such higher vote as may be required by the Corporation’s by-laws, even if less than a quorum, or by a sole remaining director.
6.	The Corporation is to have perpetual existence.
7.	Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the Corporation’s by-laws (and notwithstanding the fact that some lesser percentage may be specified by law, this Second Amended and Restated Certificate of Incorporation or the Corporation’s by-laws), the Corporation’s by-laws may be amended, altered or repealed, and new by-laws enacted, only by the affirmative vote of not less than two-thirds ( 2/3) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote at a meeting of stockholders duly called for such purpose, or by a vote of not less than a majority of the entire board of directors then in office; provided that, during the period beginning at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of September 15, 2015, among the Corporation, Sirona Dental Systems, Inc., and Dawkins Merger Sub Inc.) and ending on the third (3rd) anniversary of the Effective Time, the provisions of Article VII of the Corporation’s by-laws may be modified, amended or repealed by the board of directors, and any by-law provision or other resolution inconsistent with Article VII of the Corporation’s by-laws may be adopted by the board of directors, only by an affirmative vote of the greater of (i) at least seventy percent (70%) of the entire board of directors and (ii) eight (8) directors.
8.	Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.
9.	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No repeal or modification of this Section 9 shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.
10.	The stockholders of the Corporation shall have no authority to call a special meeting of the stockholders.
11.	No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation on this [    ] day of [        ], 201[ ].

DENTSPLY SIRONA Inc.

By:	Name: Title:

Annex E

DENTSPLY SIRONA INC.
2016 OMNIBUS INCENTIVE PLAN

Section 1.   Purpose of Plan.

On September 15, 2015, DENTSPLY International Inc. (“Old DENTSPLY”), Sirona Dental Systems Inc. (“Sirona”) and Dawkins Merger Sub Inc. entered into an Agreement and Plan of Merger (as it may be amended, the “Merger Agreement”), pursuant to which Dawkins Merger Sub Inc. will merge with and into Sirona, which will thereupon become a wholly-owned subsidiary of Old DENTSPLY, which will thereupon be renamed DENTSPLY SIRONA Inc. (such merger, the “Merger,” and the effective time of the Merger the “Effective Time”).

The name of this Plan is the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan (the “Plan”). The Plan will be effective as of the Effective Time, subject to approval by the shareholders of Old DENTSPLY. The purposes of the Plan are to provide a vehicle for administering certain equity incentive awards outstanding in respect of the common stock of Sirona, par value $.01 per share which will be assumed in the Merger, and to provide an additional incentive to selected officers, employees, and non-employee directors and consultants/advisors of the Company or its Affiliates whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Share Bonuses, Other Share-Based Awards, Cash Awards or any combination of the foregoing.

Section 2.   Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

“Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Authorized Officer” has the meaning set forth in Section 3(c) hereof.

“Award” means any Option, Share Appreciation Right, Restricted Shares, Restricted Share Unit, Share Bonus, Other Share-Based Award , Cash Award or Rollover Award granted or administered under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

“Base Price” has the meaning set forth in Section 8(b) hereof.

“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award granted pursuant to Section 12 hereof.

“Cause” has the meaning assigned to such term in the Award Agreement or in any individual employment agreement with the Participant or, if any such agreement does not define “Cause,” Cause means the Participant has (i) committed an act of fraud against the Company, (ii) committed an act of malfeasance, recklessness, or gross negligence that is materially injurious to the Company or its customers, (iii) is indicted for, or convicted of, or pleads no contest to, a felony or a crime involving Participant’s moral turpitude, or (iv) breaches any confidentiality, non-competition, non-solicitation or assignment of inventions covenants to which the Participant is a party with the Company or any Affiliates.

“Change in Capitalization” means any (1) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (2) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Shares, or other property), share split, reverse share split, subdivision or consolidation, (3) combination or exchange of shares, or (4) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

“Change in Control” means an event set forth in any one of the following paragraphs shall have occurred following the Effective Time:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (2) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company (or any direct or indirect parent or subsidiary of the Company) with any other company, other than (1) a merger or consolidation which would result in the Beneficial Owners of the voting securities of the Company outstanding immediately prior thereto continuing to own, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, more than 50% of the combined voting power of the voting securities of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof outstanding immediately after such merger or consolidation, (2) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (3) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s, a surviving entity’s or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (y) if all or a portion of an

Award constitutes deferred compensation under Section 409A of the Code and such Award (or portion thereof) is otherwise to be settled, distributed or paid on an accelerated basis due to a Change in Control event that is not a “change in control event” described in Treasury Regulation Section 1.409A-3(i)(5) or successor guidance, if such settlement, distribution or payment would result in additional tax under Section 409A of the Code, such Award (or the portion thereof) shall vest at the time of the Change in Control (provided such accelerated vesting will not result in additional tax under Section 409A of the Code), but settlement, distribution or payment, as the case may be, shall not be accelerated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Committee” means the Human Resources Committee of the Board or such other committee or subcommittee the Board may appoint to administer the Plan. Unless the Board determines otherwise, the Committee shall be composed of at least two individuals who meet the qualifications of (i) an “outside director” within the meaning of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as “performance-based compensation” under Section 162(m) of the Code), (ii) a “non-employee director” within the meaning of Rule 16b-3 and (iii) any other qualifications required by the applicable stock exchange on which the Common Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in a Charter governing operation of the Committee or in the Company’s by-laws, as amended from time to time, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

“Common Shares” means the common shares, par value U.S. $0.01 per share, of the Company.

“Company” means DENTSPLY SIRONA Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

“Covered Employee” has the meaning ascribed to the term “covered employee” set forth in Section 162(m) of the Code.

“Disability” means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

“Effective Date” has the meaning set forth in Section 21 hereof.

“Effective Time” has the meaning set forth in Section 1 hereof.

“Eligible Recipient” means an officer, employee, or non-employee director of the Company or any Affiliate of the Company or any consultant or advisor to the Company or any Affiliate of the Company who is a natural person, in any event who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Share Appreciation Right means an employee, non-employee director or consultant/advisor of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code; and provided, further, that an Eligible Recipient of an ISO means an individual who is an employee of the Company or a Subsidiary thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officer” means an officer of the Company who is subject to the liability provisions of Section 16 of the Exchange Act.

“Exercise Price” means, with respect to any Option, the per Share price at which a holder of such Option may purchase Common Shares issuable upon the exercise of such Option.

“Fair Market Value” of a Common Share or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Common

Share or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date (or if such date is not a trading day, on the last preceding date on which there was a sale of a Common Share or other security on such exchange), or (ii) if the Common Share or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for the Common Share or other security in such over-the-counter market on such day (or, if none, for the last preceding date on which there was a sale of a Common Share or other security in such market).

“Free Standing Right” has the meaning set forth in Section 8(a) hereof.

“Good Reason” in respect of any Change in Control has the meaning assigned to such term in the Award Agreement or in any individual employment or severance agreement with the Participant or, if any such agreement does not define “Good Reason,” means termination of employment as a result of any reduction in the employee’s annual base salary as in effect immediately prior to the Change in Control; provided that the Participant provides written objection thereto within thirty (30) days of such reduction, and the Company does not reverse such reduction (or waives its right to do so) within thirty (30) days of receiving that written objection and the Participant resigning within thirty (30) days following the expiration of that cure period (or waiver, as the case may be).

“ISO” means an incentive stock option within the meaning of Section 422 of the Code.

“Legacy DENTSPLY Shares” has the meaning set forth in Section 4(a) hereof.

“Merger” has the meaning set forth in Section 1 hereof.

“Merger Agreement” has the meaning set forth in Section 1 hereof.

“Old DENTSPLY” has the meaning set forth in Section 1 hereof.

“Option” means an option to purchase Common Shares granted pursuant to Section 7 hereof.

“Other Share-Based Award” means an Award granted pursuant to Section 10 hereof.

“Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 below, to receive grants of Awards, any permitted assigns, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

“Performance Goals” means performance goals based on one or more of the following criteria: net sales (with or without precious metal content); sales growth; operating income; margins, gross or operating margins, or cash margins; net earnings or net income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); operating income (before or after taxes); net operating profit (before or after taxes); earnings before or after tax; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital, cash flow return on investment, and cash flow per share (before or after dividends); gross or net margin; net operating profit (before or after taxes); earnings per share (whether on a pre-tax, after-tax, operational or other basis); basic or diluted earnings per share (before or after taxes); share price (including, but not limited to, growth measures, market capitalization and/or total stockholder return); gross profit or gross profit growth; ratio of debt to debt plus equity; credit quality or debt ratings; capital expenditures; expenses or expense levels; expense or cost targets; ratio of operating earnings to revenues or any other operating ratios; revenue, net revenue, net revenue growth or product revenue growth; return measures (including, but not limited to, return on assets, net assets, capital, total capital, tangible capital, invested capital, equity, sales, or total stockholder return); working capital targets; the extent to which business goals are met; measures of economic value added, or economic value-added models or equivalent metrics; objective measures of customer satisfaction; the accomplishment of mergers, acquisitions, dispositions, or similar extraordinary business transactions; price of the Company’s Common Shares; management of costs; return on assets, net assets, invested capital, equity, or stockholders’ equity; market share; market penetration; addition of new markets; inventory levels, inventory turn or shrinkage; regulatory compliance; regulatory approval for commercialization of new products; total return to stockholders; debt targets; inventory control; stockholder equity; or implementation, completion or attainment of measurable objectives with respect to recruiting and maintaining personnel. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Affiliate thereof, or a division or strategic business unit of the Company or any Affiliate thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing Performance Goals may be determined in accordance with generally accepted accounting principles (to the extent determined by the Administrator to be desirable) and shall be subject to certification by the Administrator; provided, that, to the extent permitted by Section 162(m) of the Code to the extent applicable, the Administrator shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, including, but not limited to, one or more of the following: (i) items related to a change in applicable accounting standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (xx) items relating to foreign exchange or currency transactions and/or fluctuations; or (xxi) any other event determined to be extraordinary or unusual in nature or infrequent in occurrence.

“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares of the Company.

“Plan” has the meaning set forth in Section 1 hereof.

“Prior DENTSPLY Plans” means the (i) 2010 DENTSPLY International Inc. 2010 Equity Incentive Plan, (ii) DENTSPLY International Inc. 2002 Amended and Restated Equity Incentive Plan and (iii) DENTSPLY International Inc. 1998 Stock Option Plan.

“Prior Sirona Plans” means the (i) Sirona Dental Systems, Inc. 2015 Long-Term Incentive Plan, (ii) Sirona Dental Systems, Inc. 2006 Equity Incentive Plan, (iii) Schick Technologies 1997 Stock Option Plan for Non-Employee Directors and (iv) Schick Technologies 1996 Stock Option Plan.

“Public Shares” has the meaning set forth in Section 15(c) hereof.

“Related Right” has the meaning set forth in Section 8(a) hereof.

“Restricted Shares” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period or periods.

“Restricted Share Unit” means the right, granted pursuant to Section 9 hereof, to receive the Fair Market Value of a Common Share or, in the case of an Award denominated in cash, to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

“Retirement” means the termination of a Participant’s employment (i) upon or after attainment of age 65 or (ii) as otherwise provided in an Award Agreement.

“Rollover Award” has the meaning set forth in Section 13 hereof.

“Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

“Sirona” has the meaning set forth in Section 1 hereof.

“Sirona Awards” has the meaning set forth in Section 13 hereof.

“Shares” means Common Shares reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, amalgamation, consolidation or other reorganization) security.

“Share Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8 hereof.

“Share Bonus” means a bonus payable in fully vested Common Shares granted pursuant to Section 11 hereof.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

“Transfer” has the meaning set forth in Section 19 hereof.

Section 3.  Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and as determined, in the sole discretion of the Administrator, desirable to maintain qualification of Awards as performance-based compensation under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Share Bonuses, Other Share-Based Awards, Cash Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Shares or Restricted Share Units and the conditions under which restrictions applicable to such Restricted Shares or Restricted Share Units shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Option and the Base Price of each Share Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards);

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(8) to determine whether a Participant is terminated by the Company for Cause;

(9) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(10) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan; and

(11) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) To the extent permitted by applicable law, the Board may, by resolution, authorize one or more Executive Officers (each, an “Authorized Officer”) to do one or both of the following on the same basis as (and as if the Authorized Officer for such purposes were) the Administrator: (i) designate Eligible Recipients to receive Awards and (ii) determine the size of any such Awards; provided, however, that the Board shall not delegate such responsibilities to any Executive Officer for Awards to an Eligible Recipient who is an Executive Officer, a non-employee director of the Company, a Covered Employee or a more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act. The Authorized Officer(s) shall report periodically to the Board or Committee regarding the nature and scope of the Awards granted by them pursuant to this Section 3(c).

(d) Subject to Section 5 hereof, neither the Board nor the Committee shall have the authority to reprice or cancel and regrant any Award at a lower exercise, base or purchase price or cancel any Award with an exercise, base or purchase price in exchange for cash, property or other Awards without first obtaining the approval of the Company’s shareholders.

(e) Any Award granted hereunder shall provide for a vesting period or performance period, as applicable, of at least one year following the date of grant. Notwithstanding the preceding sentence, Awards representing a maximum of five percent (5%) of the Shares initially reserved for issuance under Section 4(a) hereof less the number attributable to Rollover Awards and less the number of Legacy DENTSPLY Shares may be granted hereunder without any such minimum vesting condition. Notwithstanding the provisions of this Section 3(e), forfeiture conditions applicable to an Award shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at the target level of performance upon a Participant’s termination of employment by reason of death or Disability, and, except to the extent determined by the Administrator to be necessary or appropriate in respect of Awards subject to Section 14 hereof, an Award Agreement may provide that the forfeiture conditions applicable to an Award shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at such level as may be set forth in the Award Agreement upon a Participant’s termination of employment by reason of Retirement.

(f) Unless otherwise provided in an Award Agreement, if a Participant’s employment with the Company, a Subsidiary or an Affiliate terminates (i) as a result of death, Disability or Retirement, the Participant (or personal representative in the case of death) shall be entitled to exercise all or any part of any vested Option or Share Appreciation Right for a period of up to one (1) year from such date of termination, (ii) as a result of Cause, the Participant shall not be entitled to exercise all or any part of any Option or Share Appreciation Right, whether or not then vested, and (iii) for any other reason, the Participant shall be entitled to exercise all or any part of any vested Option or Share Appreciation Right for a period of up to ninety (90) days from such date of termination. In no event, however, shall any Option or Share Appreciation Right be exercisable past the term established in the Award Agreement. Any vested Option or Share Appreciation Right which is not exercised before the earlier of (i) the dates provided above or other applicable date provided in the Award

Agreement or (ii) its term shall expire. Unless otherwise provided in an Award Agreement, all unvested Awards shall be forfeited upon termination of employment.

(g) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee (including an Authorized Officer), shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and any such officer or employee shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4.  Shares Reserved for Issuance; Certain Limitations.

(a) Subject to the other provisions of this Section 4 and adjustment as provided by Section 5 hereof, the maximum number of Common Shares reserved for issuance under the Plan shall be equal to 25,000,000 Common Shares, plus (i) the number of Common Shares subject to awards that are outstanding under the Prior DENTSPLY Plans immediately before the Effective Time and that terminate or otherwise expire without a distribution of Common Shares (“Legacy DENTSPLY Shares”), and (ii) the number of Common Shares subject to Rollover Awards. For the avoidance of doubt, the number of Common Shares reserved for issuance under this Section 4(a) does not include any shares that were available for issuance under the Prior DENTSPLY Plans or Prior Sirona Plans but that were not subject to outstanding awards under such plans immediately before the Effective Time.

(b) Any Common Shares granted as Restricted Shares, Restricted Share Units, a Share Bonus or Other Share-Based Awards (but in any event exclusive of Rollover Awards) shall be counted against the Common Shares reserved pursuant to Section 4(a) hereof as 3.09 Shares for each Share granted, and any Common Shares granted as Options or Share Appreciation Rights shall be counted against the Common Shares reserved pursuant to Section 4(a) hereof as 1.0 Share for each Share granted.

(c) Notwithstanding anything in this Plan to the contrary, and subject to adjustment as provided by Section 5 hereof, from and after such time, if any, as the Plan is subject to Section 162(m) of the Code:

(1) No Eligible Recipient other than a non-employee director of the Company will be granted Awards covering more than 1,000,000 Common Shares in the aggregate during any calendar year.

(2) No Eligible Recipient other than a non-employee director of the Company will be granted Cash Awards payable in the aggregate in excess of $10,000,000 during any calendar year.

(d) No Eligible Recipient who is a non-employee director of the Company will be granted Awards valued at more than $1,000,000 during any calendar year (with Cash Awards measured for this purpose by their value upon payment and any other Awards measured for this purpose at their grant date fair value as determined for the Company’s financial reporting purposes).

(e) All of the Common Shares available for issuance under the Plan may be made subject to an Award that is an ISO.

(f) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares held in treasury that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award (including Rollover Awards) are forfeited, cancelled, exchanged or surrendered or if an Award (including Rollover Awards) otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or Share Appreciation Right under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Share Appreciation Right is settled by the delivery of a net number of Common Shares, the full number of Common Shares underlying such Share

Appreciation Right shall not be available for subsequent Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. In addition, (i) to the extent an Award (including Rollover Awards) is denominated in Common Shares, but paid or settled in cash, the number of Common Shares with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Common Shares underlying Awards that can only be settled in cash shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

Section 5.  Equitable Adjustments.

(a) In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Common Shares reserved for issuance under the Plan and the maximum number of Common Shares or cash that may be subject to Awards granted to any Participant in any calendar year, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Share Appreciation Rights granted under the Plan, and (iii) the kind, number and purchase price of Common Shares, or the amount of cash or amount or type of other property, subject to outstanding Restricted Shares, Restricted Share Units, Share Bonuses and Other Share-Based Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b) Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Common Shares, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the Common Shares, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant.

(c) With respect to ISOs, any adjustment pursuant to this Section 5 shall be made in accordance with the provisions of Section 424(h) of the Code and any regulations or guidance promulgated thereunder. No adjustment pursuant to this Section 5 shall cause any Award which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of Section 409A of the Code.

(d) The determinations made by the Administrator pursuant to this Section 5 shall be final, binding and conclusive.

Section 6.  Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals who qualify as Eligible Recipients.

Section 7.  Options.

(a) General.   Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. No Option granted hereunder shall be an ISO unless it is designated as such in the applicable Award Agreement.

(b) Exercise Price.  The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related Common Shares on the date of grant.

(c) Option Term.  The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(d) Exercisability.  Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals or other performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise.  Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f) Rights as Shareholder.  A Participant shall have no rights to dividends or distributions or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 18 hereof.

(g) Termination of Employment or Service.  Subject to Sections 3(e) and 3(f) hereof, in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, such Options shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(h) Special ISO Provisions.  No ISO shall be granted to any Eligible Recipient if such Eligible Recipient owns, immediately prior to the grant of the ISO, stock representing more than 10% of the voting power or more than 10% of the value of all classes of stock of the Company or a parent or a Subsidiary, unless the purchase price for the stock under such ISO shall be at least 110% of its Fair Market Value at the time such ISO is granted and the ISO, by its terms, shall not be exercisable more than five years from the date it is granted. In determining such stock ownership, the provisions of Section 424(d) of the Code shall be controlling.

Section 8.  Share Appreciation Rights.

(a) General.  Share Appreciation Rights may be granted either alone (“Free Standing Right” or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Base Price.   Each Share Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related Common Shares on the date of grant (such amount, the “Base Price”).

(c) Awards; Rights as Shareholder.  A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Common Shares, if any, subject to a Share Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 18 hereof.

(d) Exercisability.

(1) Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement (which may include, but not be limited to, achievement of pre-established Performance Goals or other performance goals).

(2) Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.

(e) Consideration Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).

(f) Termination of Employment or Service. Subject to Sections 3(e) and 3(f) hereof:

(1) in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement; and

(2) in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

Section 9.  Restricted Shares and Restricted Share Units.

(a) General.  Restricted Shares and Restricted Share Units may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Shares or Restricted Share Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares or Restricted Share Units; the period of time prior to which Restricted Shares or Restricted Share Units become vested and free of restrictions on Transfer (the “Restricted Period”); the Performance Goals or other performance goals (if any) upon whose attainment the Restricted Period shall lapse in part or full; and all other conditions of the Restricted Shares and Restricted Share Units. If the restrictions, performance goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares or Restricted Share Units, in accordance with the terms of the Award Agreement. The provisions of Restricted Shares or Restricted Share Units need not be the same with respect to each Participant.

(b) Awards and Certificates.

(1) Except as otherwise provided below in Section 9(c) hereof, (i) each Participant who is granted an award of Restricted Shares may, in the Company’s sole discretion, be issued a share certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the share certificates, if any, evidencing Restricted Shares be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a share transfer form, endorsed in blank, relating to the Shares covered by such award. Certificates for unrestricted Common Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares.

(2) With respect to Restricted Share Units, at the expiration of the Restricted Period, share certificates in respect of the Common Shares underlying such Restricted Share Units will, in the Company’s sole discretion, be delivered to the Participant, or his legal representative, in a number equal to the number of Common Shares underlying the Restricted Share Units.

(3) Notwithstanding anything in the Plan to the contrary, any Restricted Shares or Restricted Share Units (at the expiration of the Restricted Period) may, in the Company’s sole discretion, be issued in uncertificated form.

(4) Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Share Units, at the expiration of the Restricted Period, Shares shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance shall in any event be made no later than March 15th of the calendar year following the year of vesting or within other such period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c) Restrictions and Conditions.  The Restricted Shares and Restricted Share Units granted pursuant to this Section 9 shall be subject to any restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter. Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares during the Restricted Period, including the right to vote such shares and to receive any dividends declared with respect to such shares. The Participant shall generally not have the rights of a shareholder with respect to Common Shares subject to Restricted Share Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Restricted Period with respect to the number of Common Shares covered by Restricted Share Units may, to the extent set forth in an Award Agreement, be provided to the Participant.

(d) Termination of Employment or Service.  Subject to Section 3(f) hereof, the rights of Participants granted Restricted Shares or Restricted Share Units upon termination of employment or service with the Company and all Affiliates thereof for any reason during the Restricted Period shall be set forth in the Award Agreement.

Section 10.  Other Share-Based Awards.

Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Shares, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Award. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Share-Based Awards shall be granted, the number of Common Shares to be granted pursuant to such Other Share-Based Awards, the manner in which such Other Share-Based Awards shall be settled (e.g., in Common Shares, cash or other property), the conditions to the vesting and/or payment or settlement of such Other Share-Based Awards (which may include, but not be limited to, achievement of pre-established Performance Goals or other performance goals) and all other terms and conditions of such Other Share-Based Awards.

Section 11.  Share Bonuses.

In the event that the Administrator grants a Share Bonus, the Shares constituting such Share Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Share Bonus is payable.

Section 12.  Cash Awards.

The Administrator may grant awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of pre-established Performance Goals or other performance goals.

Section 13.  Rollover Awards

Effective as of the Effective Time, the Company shall issue Awards (the “Rollover Awards”) in connection with the assumption by the Company of certain stock options, restricted stock units and performance-based restricted stock units and any other equity-based awards under the Prior Sirona Plans outstanding as of immediately before the Effective Time (collectively, the “Sirona Awards”). Notwithstanding any other provision of the Plan to the contrary, (i) the exercise price per share and number of Common Shares covered by each Rollover Award shall be determined by the Company in accordance with the formula prescribed in the Merger Agreement, and (ii) the vesting and other terms and conditions of each Rollover Award will be substantially the same as the vesting and other terms and conditions of the corresponding Sirona Award.

Section 14.  Special Provisions Regarding Certain Awards.

The Administrator may make Awards hereunder to Covered Employees (or to individuals whom the Administrator believes may become Covered Employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Code. The exercisability and/or payment of such Awards may, to the extent required to qualify as performance-based compensation under Section 162(m) of the Code, be subject to the achievement of performance criteria based upon one or more Performance Goals and to certification of such achievement in writing by the Committee. The Committee may in its discretion reduce the amount of such Awards that would otherwise become exercisable and/or payable upon achievement of such Performance Goals and the certification in writing of such achievement, but may not increase such amounts. Any such Performance Goals shall be established in writing by the Committee not later than the time period prescribed under Section 162(m) of the Code and the regulations thereunder. Notwithstanding anything set forth in the Plan to contrary, all provisions of such Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be construed in a manner to so comply.

Section 15.  Change in Control Provisions.

(a) If a Change in Control occurs and a Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control, then: (i) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at the target level of performance.

(b) Notwithstanding the foregoing provisions of this Section 15, with respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, then immediately prior to the occurrence of the Change in Control: (i) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at the target level of performance.

(c) For purposes of this Section 15, Awards shall be considered assumed or substituted for if, upon the occurrence of a Change in Control after which there will be a generally recognized U.S. public market for (1) the Common Shares, (2) common stock for which Common Shares are exchanged, or (3) the common stock of a successor or acquirer entity or any direct or indirect parent thereof (such publicly traded stock, “Public Shares”), the then outstanding Awards are assumed, exchanged or substituted for by a successor or acquirer entity or any direct or indirect parent thereof such that following the Change in Control, the Awards relate to such Public Shares and, except as otherwise provided by this Section 15, remain subject to such terms and conditions that were applicable to the Awards prior to the Change in Control.

(d) Notwithstanding any other provision of the Plan, in the event that each outstanding Award is not assumed or substituted in connection with a Change in Control and except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Administrator may, in its discretion, provide that each Award shall, immediately upon the occurrence of the Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess (if any) of the consideration paid per Common Share in the Change in Control over the exercise or purchase price per Common Share subject to the Award multiplied by (ii) the number of Common Shares granted under the Award. Without limiting the generality of the foregoing, in the event that the consideration paid per Common Share in the Change in Control is less than or equal to the exercise or purchase price per Common Share subject to the Award, then the Administrator may, in its discretion, cancel such Award without any consideration upon the occurrence of a Change in Control.

Section 16.  Amendment and Termination.

The Board may amend, alter or terminate the Plan at any time, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s shareholders for any amendment to the Plan that would require such approval in order to satisfy the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as performance-based compensation under Section 162(m) of the Code), any rules of the stock exchange on which the Common Shares are traded or other applicable law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall impair the rights of any Participant without his or her consent.

Section 17.  Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 18.   Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, the minimum amount of any such applicable taxes required by law to be withheld with respect to the Award (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity). The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy the applicable withholding tax requirements related thereto. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy the related taxes to be withheld and applied to the tax obligations; provided, however, that, with the approval of the Administrator (which approval may be granted or withheld in its sole discretion and may but need not be applied on a uniform or consistent basis), a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) delivering already owned unrestricted Common Shares, in each case, having a value equal to the applicable taxes to be withheld and applied to the tax obligations (with any fractional share amounts resulting therefrom settled in cash). Such withheld or already owned and unrestricted Common Shares shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award.

Section 19.  Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof will be valid, except as otherwise expressly provided in an Award Agreement or with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any other purported Transfer of an Award or any economic benefit or interest therein shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the provisions of this Section 18 shall not be entitled to be recognized as a holder of any Common Shares or other property underlying such Award. Unless otherwise determined by the Administrator, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 20.  Continued Employment or Service.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary or Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 21.  Effective Date.

The Board of Directors of Old DENTSPLY adopted the Plan on November 30, 2015 (the “Effective Date”). The Plan will become effective as of the Effective Time subject to prior approval by the shareholders of Old DENTSPLY. The Plan will not become effective if the Merger Agreement is terminated before the Merger is consummated or the shareholders of Old DENTSPLY do not approve the Plan.

Section 22.  Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards granted before such tenth anniversary may extend beyond that date.

Section 23.  Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Shares with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws and Delaware law, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator in its sole discretion. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing Common Shares pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Shares, no such Award shall be granted or payment made or Common Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Shares shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, or regulations thereunder, and the Administrator may require a Participant receiving Common Shares pursuant to the Plan, as a condition precedent to receipt of such Common Shares, to represent to the Company in writing that the Common Shares acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 24.  No Fractional Shares.

No fractional Common Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 25.  Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 26.  Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 27.  Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 28.  Clawback.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement or Company Award Agreement or policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any Award Agreement or policy adopted by the Company pursuant to any such law, government regulation, stock exchange listing requirement or otherwise).

Section 29.  Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from or, to the extent subject thereto, to comply with, Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section409A of the Code from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section409A of the Code.

Section 30.  Governing Law.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or obtained an improper personal benefit. DENTSPLY SIRONA’s amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (which we refer to as Section 145), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

DENTSPLY SIRONA’s amended and restated by-laws will provide that DENTSPLY SIRONA must indemnify DENTSPLY SIRONA’s directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition; provided, that, if and to the extent required by the DGCL, such an advance shall be made only upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified therefor.

For six years following the effective time of the merger, DENTSPLY SIRONA will maintain directors’ and officers’ and fiduciary liability insurance covering claims arising from facts or events that occurred prior to the completion of the merger, and covering each director and officer of DENTSPLY, Sirona or any of their respective subsidiaries who was covered at the effective time of the merger on terms that are substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Sirona, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. However, DENTSPLY SIRONA will not be required to expend in any one year an amount in excess of 250% of the annual premium paid by Sirona at the time the merger agreement was signed. In the event the premium exceeds 250% of the annual premium at the time the merger agreement was signed, DENTSPLY SIRONA will be obligated to obtain an insurance policy with the greatest coverage available for a cost not exceeding 250% of the annual premium at the time the merger agreement was signed. Alternatively, DENTSPLY or Sirona may, prior to completion of the merger, purchase a six year “tail” prepaid insurance policy, which policy provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time, including in respect of the transactions under the merger agreement.

Item 21. Exhibits and Financial Statement Schedules.

The agreements included as exhibits to this joint proxy statement/prospectus contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties’ public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference herein.

DENTSPLY and Sirona acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about DENTSPLY and Sirona may be found elsewhere in this registration statement and DENTSPLY’s and Sirona’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 184.

(a) Exhibits

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of September 15, 2015, by and among DENTSPLY International Inc., Sirona Dental Systems, Inc. and Dawkins Merger Sub Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)
3.1	Amended and Restated Certificate of Incorporation of DENTSPLY International Inc. (incorporated by reference to Exhibit 3.1 to DENTSPLY International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 20, 2014)
3.2	Amended and Restated Bylaws of DENTSPLY International Inc. (incorporated by reference to DENTSPLY International Inc.’s Current Report on Form 8-K filed on May 21, 2015)
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered
8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters
8.2*	Opinion of Latham & Watkins LLP regarding certain U.S. federal income tax matters
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for DENTSPLY International Inc.
23.2*	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, Independent Registered Public Accounting Firm for Sirona Dental Systems, Inc.

Exhibit Number	Description
23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 5.1)
23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 8.1)
23.5*	Consent of Latham & Watkins LLP (to be included in Exhibit 8.2)
24.1**	Power of Attorney
99.1*	Form of Proxy for DENTSPLY International Inc.
99.2*	Form of Proxy for Sirona Dental Systems, Inc.
99.3*	Consent of Moelis & Company LLC
99.4*	Consent of Jefferies LLC
99.5**	Consent of Jeffrey T. Slovin to be named as a director of DENTSPLY SIRONA Inc. upon completion of the merger

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	Filed herewith.
**	Previously filed with registrant’s Registration Statement on Form S-4 (No. 333-207669), which was filed with the Securities and Exchange Commission on October 29, 2015.

Item 22. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

E. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

F. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on this 4th day of December, 2015.

DENTSPLY International Inc.

By:	/s/ Bret W. Wise Name: Bret W. Wise Title: Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Bret W. Wise Bret W. Wise	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 4, 2015
* Christopher T. Clark	President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 4, 2015
* Dr. Michael C. Alfano	Director	December 4, 2015
* Eric K. Brandt	Director	December 4, 2015
* Paula H. Cholmondeley	Director	December 4, 2015
* Michael J. Coleman	Director	December 4, 2015
* Willie A. Deese	Director	December 4, 2015
* William F. Hecht	Director	December 4, 2015
* Francis J. Lunger	Director	December 4, 2015
* John L. Miclot	Director	December 4, 2015
* John C. Miles II	Director	December 4, 2015
*As Attorney-in-fact
By: /s/ Bret W. Wise Bret W. Wise

(a) Exhibits

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of September 15, 2015, by and among DENTSPLY International Inc., Sirona Dental Systems, Inc. and Dawkins Merger Sub Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)
3.1	Amended and Restated Certificate of Incorporation of DENTSPLY International Inc. (incorporated by reference to Exhibit 3.1 to DENTSPLY International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 20, 2014)
3.2	Amended and Restated Bylaws of DENTSPLY International Inc. (incorporated by reference to DENTSPLY International Inc.’s Current Report on Form 8-K filed on May 21, 2015)
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered
8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters
8.2*	Opinion of Latham & Watkins LLP regarding certain U.S. federal income tax matters
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for DENTSPLY International Inc.
23.2*	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, Independent Registered Public Accounting Firm for Sirona Dental Systems, Inc.
23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 5.1)
23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 8.1)
23.5*	Consent of Latham & Watkins LLP (to be included in Exhibit 8.2)
24.1**	Power of Attorney
99.1*	Form of Proxy for DENTSPLY International Inc.
99.2*	Form of Proxy for Sirona Dental Systems, Inc.
99.3*	Consent of Moelis & Company LLC
99.4*	Consent of Jefferies LLC
99.5**	Consent of Jeffrey T. Slovin to be named as a director of DENTSPLY SIRONA Inc. upon completion of the merger

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	Filed herewith.
**	Previously filed with registrant’s Registration Statement on Form S-4 (No. 333-207699), which was filed with the Securities and Exchange Commission on October 29, 2015.